Exhibit 10.2

Execution Version

[Published CUSIP Number:             ]

CREDIT AGREEMENT

Dated as of August 17, 2010

among

GENTIVA HEALTH SERVICES, INC.,

as the Borrower,

BANK OF AMERICA, N.A.,

as Administrative Agent, Swing Line Lender and

L/C Issuer,

The Other Lenders Party Hereto,

BANC OF AMERICA SECURITIES LLC,

GE CAPITAL MARKETS, INC.,

BARCLAYS CAPITAL

and

SUNTRUST ROBINSON HUMPHREY, INC.,

as Joint Lead Arrangers and Joint Book Managers,

GENERAL ELECTRIC CAPITAL CORPORATION,

as Syndication Agent,

and

BARCLAYS BANK PLC,

SUNTRUST BANK

and

FIFTH THIRD BANK

as Co-Documentation Agents

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	ARTICLE V
	REPRESENTATIONS AND WARRANTIES

5.01.	Existence, Qualification and Power	63
5.02.	Authorization; No Contravention	63
5.03.	Governmental Authorization; Other Consents	64
5.04.	Binding Effect	64
5.05.	Financial Statements; No Material Adverse Effect	64
5.06.	Litigation	65
5.07.	No Default	65
5.08.	Ownership of Property; Liens; Investments	65
5.09.	Environmental Compliance	66
5.10.	Insurance	66
5.11.	Taxes	66
5.12.	ERISA Compliance	67
5.13.	Subsidiaries; Equity Interests; Loan Parties	67
5.14.	Margin Regulations; Investment Company Act	67
5.15.	Disclosure	68
5.16.	Compliance with Laws	68
5.17.	Intellectual Property; Licenses, Etc.	68
5.18.	Solvency	68
5.19.	Casualty, Etc.	68
5.20.	Labor Matters	68
5.21.	Collateral Documents	69
5.22.	Reportable Transactions	69
5.23.	Regulation H	69
5.24.	Use of Proceeds	69
5.25.	Senior Debt	69
5.26.	Compliance with Health Care Laws	69
5.27.	HIPAA Compliance	70

	ARTICLE VI
	AFFIRMATIVE COVENANTS

6.01.	Financial Statements	71
6.02.	Certificates; Other Information	72
6.03.	Notices	74
6.04.	Payment of Obligations	74
6.05.	Preservation of Existence, Etc.	74
6.06.	Maintenance of Properties	74
6.07.	Maintenance of Insurance	75
6.08.	Compliance with Health Care Laws	75
6.09.	Books and Records	75
6.10.	Inspection Rights	75
6.11.	Use of Proceeds	76
6.12.	Covenant to Guarantee Obligations and Give Security	76
6.13.	Compliance with Environmental Laws	78
6.14.	Further Assurances	79
6.15.	Compliance with Terms of Leaseholds	79
6.16.	Interest Rate Hedging	79
6.17.	Lien Searches	79
6.18.	Material Contracts	79
6.19.	Designation as Senior Debt	79
6.20.	Maintenance of Debt Ratings	79
6.21	Post Closing Covenants	80

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	ARTICLE VII
	NEGATIVE COVENANTS

7.01.	Liens	80
7.02.	Indebtedness	82
7.03.	Investments	84
7.04.	Fundamental Changes	86
7.05.	Dispositions	87
7.06.	Restricted Payments	87
7.07.	Change in Nature of Business	88
7.08.	Transactions with Affiliates	89
7.09.	Burdensome Agreements	89
7.10.	Use of Proceeds	90
7.11.	Financial Covenants	90
7.12.	Capital Expenditures	90
7.13.	Amendments of Organization Documents	90
7.14.	Accounting Changes	90
7.15.	Prepayments, Etc. of Indebtedness	91
7.16.	Amendment, Etc. of Related Documents and Indebtedness	91
7.17.	Negative Pledge Clauses	91
7.18.	HIPAA Business Associate Agreement	91

	ARTICLE VIII
	EVENTS OF DEFAULT AND REMEDIES

8.01.	Events of Default	91
8.02.	Remedies upon Event of Default	93
8.03.	Application of Funds	94

	ARTICLE IX
	ADMINISTRATIVE AGENT

9.01.	Appointment and Authority	95
9.02.	Rights as a Lender	95
9.03.	Exculpatory Provisions	95
9.04.	Reliance by Administrative Agent	96
9.05.	Delegation of Duties	96
9.06.	Resignation of Administrative Agent	96
9.07.	Non-Reliance on Administrative Agent and Other Lenders	97
9.08.	No Other Duties, Etc.	97
9.09.	Administrative Agent May File Proofs of Claim	97
9.10.	Collateral and Guaranty Matters	98
9.11.	Secured Cash Management Agreements and Secured Hedge Agreements	98

	ARTICLE X
	MISCELLANEOUS

10.01.	Amendments, Etc.	99
10.02.	Notices; Effectiveness; Electronic Communications	100
10.03.	No Waiver; Cumulative Remedies; Enforcement	102
10.04.	Expenses; Indemnity; Damage Waiver	102
10.05.	Payments Set Aside	104
10.06.	Successors and Assigns	104
10.07.	Treatment of Certain Information; Confidentiality	107
10.08.	Right of Setoff	108
10.09.	Interest Rate Limitation	108

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10.10.	Counterparts; Integration; Effectiveness	108
10.11.	Survival of Representations and Warranties	109
10.12.	Severability	109
10.13.	Replacement of Lenders	109
10.14.	Governing Law; Jurisdiction; Etc.	109
10.15.	WAIVER OF JURY TRIAL	110
10.16.	No Advisory or Fiduciary Responsibility	110
10.17.	Electronic Execution of Assignments and Certain Other Documents	111
10.18.	USA PATRIOT Act	111
10.19.	Time of the Essence	111
10.20.	ENTIRE AGREEMENT	111

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SCHEDULES

2.01	Commitments and Applicable Percentages
2.03	Existing Letters of Credit
4.01(a)	Mortgaged Properties
5.05	Supplement to Interim Financial Statements
5.06	Litigation
5.08(b)	Existing Liens
5.08(c)	Owned Real Property
5.08(d)(i)	Leased Real Property (Lessee)
5.08(d)(ii)	Leased Real Property (Lessor)
5.08(e)	Existing Investments
5.11	Taxes
5.12(d)	Pension Plans
5.13	Subsidiaries and Other Equity Investments; Loan Parties
5.16	Compliance with Laws
5.17	Intellectual Property Matters
5.20	Labor Matters
5.26(b)	Health Care Permits
5.26(c)	Program Participation Agreements
5.26(d)	Excluded Entities
5.26(e)	Corporate Integrity Agreements, Settlement Agreements, Plans of Correction, etc.
6.11	Refinancing Indebtedness
6.12	Guarantors
6.21	Post Closing Covenants
7.02	Existing Indebtedness
7.04(g)	Fundamental Changes - Subsidiaries
7.05	Permitted Disposition Entities
7.09	Restrictions
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C-1	Term Note
C-2	Revolving Credit Note
D	Compliance Certificate
E-1	Assignment and Assumption
E-2	Administrative Questionnaire
F	Guaranty
G	Security Agreement
H-1	Perfection Certificate
H-2	Perfection Certificate Supplement
H-3	Mortgage
I-1	Opinion Matters - Counsel to Loan Parties
I-2	Opinion Matters - Local Counsel to Loan Parties
J	Solvency Certificate
K	HIPAA Business Associate Agreement

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CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of August 17, 2010, among Gentiva Health Services, Inc., a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, GENERAL ELECTRIC CAPITAL CORPORATION, as Syndication Agent, and BARCLAYS BANK PLC, SUNTRUST BANK and FIFTH THIRD BANK, as Co-Documentation Agents.

PRELIMINARY STATEMENTS:

GTO Acquisition Corp., a Delaware corporation and a direct wholly-owned subsidiary of the Borrower (the “Merger Sub”), was organized by the Borrower to acquire control of Odyssey HealthCare, Inc., a Delaware corporation (the “Acquired Business”).

Pursuant to the Agreement and Plan of Merger dated May 23, 2010 (the “Merger Agreement”) among the Borrower, the Merger Sub and the Acquired Business, the Borrower and the Merger Sub have agreed to consummate a merger (the “Merger”) with the Acquired Business in which the Merger Sub shall be merged with and into the Acquired Business with the Acquired Business surviving such merger as a wholly-owned subsidiary of the Borrower (the “Surviving Corporation”).

The proceeds of the borrowings hereunder will be used to fund a portion of the Transaction and provide ongoing working capital and for other general corporate purposes of the Borrower and its Subsidiaries.

In furtherance of the foregoing, the Borrower has requested that the lenders provide a term A loan facility in the amount of $200,000,000, a term B loan facility in the amount of $550,000,000 and a revolving credit facility in the amount of $125,000,000, and the Lenders have indicated their willingness to lend and the L/C Issuer has indicated its willingness to issue letters of credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Accepting Term B Lender” has the meaning specified in Section 2.05(b)(x).

“Acquired Business” has the meaning specified in the Preliminary Statements.

“Additional Commitments Effective Date” has the meaning specified in Section 2.14(b).

“Additional Lender” has the meaning specified in Section 2.14(b).

“Additional Revolving Credit Commitments” means the commitments of the Additional Revolving Credit Lenders to make Additional Revolving Credit Loans pursuant to Section 2.14.

“Additional Revolving Credit Lenders” means the Lenders providing the Additional Revolving Credit Commitments.

“Additional Revolving Credit Loans” means any loans made in respect of any Additional Revolving Credit Commitments that shall have been added pursuant to Section 2.14.

“Additional Term B Commitments” means the commitments of the Additional Term B Lenders to make Additional Term B Loans pursuant to Section 2.14.

“Additional Term B Lenders” means the Lenders providing the Additional Term B Loans.

“Additional Term B Loans” means any loans made in respect of any Additional Term B Commitments that shall have been added pursuant to Section 2.14.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means the Administrative Agent, the Collateral Agent (as defined in the Security Agreement), the Syndication Agents and the Co-Documentation Agents; and “Agent” shall mean any of them.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Applicable Percentage” means (a) in respect of the Term A Facility, with respect to any Term A Lender at any time, the percentage (carried out to the ninth decimal place) of the Term A Facility represented by (i) on or prior to the Closing Date such Term A Lender’s Term A Commitment at such time, and (ii) thereafter, the principal amount of such Term A Lender’s Term A Loans at such time, (b) in respect of the Term B Facility, with respect to any Term B Lender at any time, the percentage (carried out to the ninth decimal place) of the Term B Facility represented by (i) on or prior to the Closing Date, such Term B Lender’s Term B Commitment at such time, subject to adjustment as provided in Section 2.16, and (ii) thereafter, the principal amount of such Term B Lenders Term B Loans at such time and (c) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time, subject to adjustment as provided in Section 2.16. If the commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Revolving Credit Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage of such Revolving Credit Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means (a) in respect of the Term B Facility, 4.00% per annum for Base Rate Loans and 5.00% per annum for Eurodollar Rate Loans, and (b) in respect of the Term A Facility and the Revolving Credit Facility (i) from the Closing Date until the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 6.02(b) for the fiscal year ending January 2, 2011, 4.00% per annum for Base Rate Loans and 5.00% per annum for Eurodollar Rate Loans and Letter of Credit Fees and (ii) thereafter, the applicable percentage per annum set forth below determined by reference to the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Applicable Rate

Pricing Level	Consolidated Leverage Ratio	Eurodollar Rate and Letter of Credit Fees	Base Rate
1	> 3.0:1	5.00%	4.00%
2	> 2.0:1 but <3.0:1	4.50%	3.50%
3	<2.0:1	4.00%	3.00%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such section, then Pricing Level 1 shall apply with respect to the Term A Facility and the Revolving Credit Facility, in each case as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.

If at a time when this Agreement is in effect and unpaid Obligations under this Agreement are outstanding (other than Obligations under any (i) Secured Hedge Agreement, (ii) treasury, depositary, credit or debit card, purchase card and cash management services or in connection with any automated clearinghouse transfer of funds, and (iii) indemnities and other contingent obligations not yet due and payable), as a result of any restatement of or other adjustment to the financial statements of Borrower or for any other reason, Borrower or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, Borrower shall immediately and retroactively be obligated to pay to Administrative Agent for the account of the applicable Lenders or L/C Issuer, as the case may be, promptly on demand by Administrative Agent (or, after the occurrence of any Event of Default described in Section 8.01(f) or 8.01(g), automatically and without further action by Administrative Agent, any Lender or L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; provided that non-payment as a result of such inaccuracy shall not in any event be deemed retroactively to be an Event of Default pursuant to Section 8.01(a), and such amount payable shall be calculated without giving effect to any additional interest payable on amounts under Section 2.08(b) if paid promptly on demand.

“Applicable Revolving Credit Percentage” means with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender’s Applicable Percentage in respect of the Revolving Credit Facility at such time.

“Appropriate Lender” means, at any time, (a) with respect to any of the Term A Facility, the Term B Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility or holds a Term A Loan, a Term B Loan or a Revolving Credit Loan, respectively, at such time, (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders and (c) with respect to the Swing Line Sublimit, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.

“Approved Captive Insurance Subsidiary” means Gentiva Insurance Corporation, a New York insurance company, and any other captive insurance subsidiary formed by the Borrower and approved by the Administrative Agent pursuant to Section 6.12(e).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender; provided that neither the Borrower nor any of its Affiliates shall be an Approved Fund.

“Arrangers” means Banc of America Securities LLC, GE Capital Markets, Inc., Barclays Capital and SunTrust Robinson Humphrey, Inc. in their capacity as joint lead arrangers and joint bookrunning managers.

“Assessments” has the meaning specified in Section 5.27(a).

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.

“Audited Financial Statements” means, as applicable, (a) the Borrower’s audited consolidated balance sheet as of January 3, 2010 and the related consolidated statements of income or operations, shareholders’ equity and cash flows, including the notes thereto, each for the three fiscal years ended December 30, 2007, December 28, 2008 and January 3, 2010 and (b) the Acquired Business’ audited consolidated balance sheet as of December 31, 2009 and the related consolidated statements of income or operations, shareholders’ equity and cash flows, including the notes thereto, each for the three fiscal years ended December 31, 2007, December 31, 2008 and December 31, 2009.

“Availability Period” means the period from and including the Closing Date to the earliest of (i) the Maturity Date for the Revolving Credit Facility, (ii) the date of termination of the Revolving Credit Commitments pursuant to Section 2.06, and (iii) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Available Amount” means, at any time, the sum of:

(i) the cumulative portion of Excess Cash Flow for each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2011, that is not required to be applied to prepay or repay Loans pursuant to Section 2.05(b)(i); plus

(ii) the portion of the Net Cash Proceeds from any sale of Equity Interests of the Borrower (or contributions to the capital of the Borrower) that is not required to be applied to prepay Loans pursuant to Section 2.05(b)(iii); minus

(iii) the aggregate amount of Restricted Payments made in reliance on Section 7.06(d); minus

(iv) the aggregate amount of Investments made in reliance on Section 7.03(k) (net of any cash return to the Borrower and its Subsidiaries in respect of such Investments); minus

(v) the aggregate amount of Indebtedness prepaid in reliance on Section 7.15(d);

For the avoidance of doubt, any unused Available Amount in any fiscal year shall be rolled forward to the next succeeding fiscal year.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurodollar Rate plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. Notwithstanding the foregoing, the Base Rate shall not be deemed to be less than 2.75% with respect to the Term Loans.

“Base Rate Loan” means a Revolving Credit Loan, a Term A Loan or a Term B Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing, a Term A Borrowing or a Term B Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person for the acquisition or leasing (pursuant to a Capitalized Lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under GAAP on a balance sheet of such Person. For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such insurance proceeds, as the case may be.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, L/C Issuer or Swing Line Lender (as applicable) and the Lenders, as collateral for L/C Obligations, Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the L/C Issuer or Swing Line Lender benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the L/C Issuer or the Swing Line Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents and other Liens permitted hereunder):

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 365 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than 365 days from the date of acquisition thereof;

(c) commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than three months from the date of acquisition thereof;

(d) Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and 95% of the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition;

(e) repurchase obligations of any Lender or any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities of the types described in clauses (a) and (b) above;

(f) securities with maturities of three months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision , taxing authority or foreign government (as the case may be) are rated at least A-1 by S&P or P-1 by Moody’s; and

(g) securities with maturities of three months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement (or, on the Closing Date with respect to a Cash Management Agreement in effect prior to the Closing Date and continuing in effect thereafter), is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

“Casualty Event” shall mean any involuntary loss of title, any involuntary loss of, damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of Borrower or any of its Subsidiaries. “Casualty Event” shall include but not be limited to any taking of all or any part of any real property of any person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Laws, or by reason of the temporary requisition of the use or occupancy of all or any part of any real property of any person or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c) a “change of control” or any comparable term under, and as defined in, the Senior Notes Documents or other Indebtedness exceeding the Threshold Amount shall have occurred.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and rules and regulations related thereto.

“Co-Documentation Agents” means Barclays Bank PLC, SunTrust Bank and Fifth Third Bank, in their capacity as co-documentation agents.

“Collateral” means all of the “Collateral” and “Mortgaged Property” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreement, the Mortgages, each of the mortgages, collateral assignments, Security Agreement Supplements, IP Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.12 or 6.15, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Combined Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate, (i) is materially adverse to the business, financial condition or results of operations of the Borrower, its Subsidiaries, and the Acquired Business, taken as a whole, or (ii) would prevent or materially impair the ability of the Borrower and the Acquired Business, taken as a whole, to consummate the Transaction or otherwise prevent the Borrower and the Acquired Business, taken as a whole, from performing their respective obligations under the Merger Agreement (other than, with respect to this clause (ii) only, as a result of the inability of the Borrower to obtain financing under the Commitment Letter); provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or would reasonably be expected to be, a Combined Material Adverse Effect (except, in the case of clauses (A)(1), (A)(2), (A)(3) or (A)(4) below, to the extent any of the matters referred to therein has had or would reasonably be expected to have a disproportionately adverse effect on the Borrower, its Subsidiaries, and the Acquired Business, taken as a whole, as compared to other for-profit and comparable or similar companies operating in the industries in which the Borrower, its Subsidiaries, and the Acquired Business operate, after taking into account the size of the Borrower and the Acquired Business, taken as a whole, relative to such other for-profit companies): (A) any event, circumstance, change or effect resulting from or relating to (1) a change in general economic, political or financial market conditions, including interest or exchange rates, (2) a change generally affecting the industries in which the Borrower, its Subsidiaries, and the Acquired Business operate (including seasonal fluctuations) or general economic conditions that generally affect the industries in which the Borrower, its Subsidiaries, and the Acquired Business operate, (3) any change in accounting requirements or principles required by GAAP (or any interpretations thereof) or required by any change in applicable Laws (as such term is defined in the Merger Agreement) (or any interpretations thereof), (4) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any Law after the date hereof, (5) any Action (as such term is defined in the Merger Agreement), investigation review or examination undertaken by a Governmental Authority (as such term is defined in the Merger Agreement), or any sanction, fine, operating restriction or other similar penalty arising as a result thereof, with respect to the healthcare business operated by the Borrower, its Subsidiaries or Hospice (as such term is defined in the Merger Agreement) (a “Regulatory Condition”), that is currently pending or arises after May 23, 2010, in each case to the extent such Regulatory Condition is consistent in nature, scope and impact on the Borrower, its Subsidiaries, and the Acquired Business, taken as a whole, with Regulatory Conditions arising and fully resolved from time to time in the conduct of the business of the Borrower, its Subsidiaries, and the Acquired Business on or before December 31, 2009, (6) any acts of terrorism or war or any weather-related event, fire or natural disaster or any escalation thereof, (7) the announcement of the execution of the Merger Agreement or the pendency or consummation of the Transaction, including any Actions, challenges or investigations to the extent relating to the Merger Agreement or the Transaction made or brought by any of the current or former stockholders of the Borrower or the Acquired Business (on their own behalf or on behalf of the Borrower or the Acquired Business), (8) the identity of the Borrower or any of its affiliates as the acquiror of the Acquired Business or any facts or circumstances concerning the Borrower or any of its affiliates, or (9) compliance with the terms of, the taking of any action required or the failure to take any action prohibited by, the Merger Agreement or the taking of any action consented to or requested by the Borrower or (B) any failure by the Acquired Business to meet internal or published projections, forecasts, performance measures, operating statistics or revenue or earnings predictions for any period or a decline in the price or trading volume of the Acquired Business Common Stock (as such term is defined in the Merger Agreement) (provided that, except as otherwise provided in this definition, the underlying causes of such failure or decline may be taken into account in determining whether there is a Combined Material Adverse Effect).

“Commitment” means a Term A Commitment, a Term B Commitment or a Revolving Credit Commitment, as the context may require.

“Commitment Letter” means the commitment letter agreement, dated May 23, 2010, among the Borrower, the Administrative Agent, the Arrangers, the other Agents, Barclays Bank PLC and Banc of America Bridge LLC.

“Committed Loan Notice” means a notice of (a) a Term Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated Current Assets” means, at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.

“Consolidated Current Liabilities” means, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date, but excluding (a) the current portion of any Consolidated Funded Indebtedness of the Borrower and its Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Credit Loans or Swing Line Loans to the extent otherwise included therein.

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period plus (a) the following to the extent deducted in calculating such Consolidated Net Income and without duplication: (i) Consolidated Interest Charges, (ii) the provision for Federal, state, local and foreign income taxes, (iii) depreciation and amortization expense, (iv) extraordinary, unusual or non-recurring charges or losses reducing such Consolidated Net Income related solely to the settlement of litigation existing on the Closing Date with respect to the Acquired Business in an aggregate amount not to exceed $15,000,000 in any Measurement Period, (v) other extraordinary, unusual or nonrecurring cash charges reducing Consolidated Net Income in an aggregate amount not to exceed $10,000,000 in any fiscal year, (vi) any other non-cash charges or losses, including equity based compensation expense, to the extent actually reimbursed, (vii) expenses incurred to the extent covered by indemnification provisions in any agreement in connection with a Permitted Acquisition and only to the extent such amount is in fact reimbursed within 30 days of such notice, (viii) to the extent covered by insurance under which the insurer has been properly notified and has not denied or contested coverage, expenses with respect to liability or casualty events or business interruption and only to the extent such account is in fact reimbursed within 30 days of such notice, (ix) to the extent deducted in calculating Consolidated Net Income for such period, any non-cash purchase accounting adjustment and any write-downs or impairment losses with respect to the valuation of long-lived assets, including those recorded in connection with the Transactions or any Investment permitted under Section 7.02, (x) non-cash losses from joint ventures and non-cash minority interest reductions; provided that, for purposes of this subclauses (vi), (vii), (viii) and (ix) of this clause (a), any non-cash charges or losses shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made, and (xi) costs associated with the Transactions made or incurred by the Borrower and its Subsidiaries in connection with the Transactions for such period that are paid, accrued or reserved for within 365 days of the consummation of the Transactions (in each case of or by the Borrower and its Subsidiaries for such Measurement Period), plus (b) an amount not to exceed $19,000,000 representing adjustments to give pro forma effect to anticipated cost savings and synergies that are directly attributable to the Transaction, provided that such amount shall be reduced by $4,750,000 following each full fiscal quarter following the Closing Date, and provided further that the Borrower shall deliver to the Administrative Agent a certificate of a financial officer of the Borrower setting forth calculations of such pro forma adjustments to effect cost savings and synergies supporting them in reasonable detail, and minus (c) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits, (ii) all non-cash items increasing Consolidated Net Income and (iii) extraordinary, unusual or non-recurring income or gain increasing Consolidated Net Income (in each case of or by the Borrower and its Subsidiaries for such Measurement Period).

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (d) all Attributable Indebtedness, (e) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (d) above of Persons other than the Borrower or any Subsidiary, and (f) all Indebtedness of the types referred to in clauses (a) through (e) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary. Notwithstanding any other provision of this Agreement to the contrary, (i) the term “Consolidated Funded Indebtedness” shall not be deemed to include (A) any earn-out obligation until such obligation appears in the liabilities section of the balance sheet of the applicable Person, (B) any earn-out obligation that appears in the liabilities section of the balance sheet of the applicable Person to the extent (1) such Person is indemnified for the payment thereof by a Solvent Person reasonably acceptable to the Administrative Agent or (2) amounts to be applied to the payment thereof are in escrow, (C) any deferred compensation arrangements, (D) any non-compete or consulting obligations incurred in connection with Permitted Acquisitions, and (ii) the amount of

Consolidated Funded Indebtedness for which recourse is limited either to a specified amount or to an identified asset of such Person shall be deemed to be equal to such specified amount or the fair market value of such identified asset as determined by such Person in good faith, as the case may be

“Consolidated Interest Charges” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, plus (b) all interest paid or payable (without duplication) with respect to discontinued operations, plus (c) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, minus (d) non-cash interest expense in connection with any convertible debt securities minus (e) any interest income, in each case, of or by the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Charges, in each case, of or by the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period; provided that such Consolidated Interest Coverage Ratio shall be determined on a Pro Forma Basis.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period; provided that such Consolidated Leverage Ratio shall be determined on a Pro Forma Basis.

“Consolidated Net Income” means, at any date of determination, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude (a) the net income of any Subsidiary during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Subsidiary during such Measurement Period, and (b) any income (or loss) for such Measurement Period of any Person if such Person is not a Subsidiary, except that the Borrower’s equity in the net income of any such Person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such Measurement Period to the Borrower or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to the Borrower as described in clause (a) of this proviso).

“Consolidated Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) the aggregate amount of, without duplication, Indebtedness as of such date that is secured by a Lien on any assets of the Borrower and its Subsidiaries to (b) Consolidated EBITDA of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period; provided that such Consolidated Senior Secured Leverage Ratio shall be determined on a Pro Forma Basis.

“Consolidated Working Capital” means, at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“CPP” has the meaning specified in Section 6.08(e).

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Transaction” means, collectively, (a) the issuance and sale of the Senior Notes, (b) the entering into by the Loan Parties and their applicable Subsidiaries of the Loan Documents, the Senior Notes Documents and the Related Documents to which they are or are intended to be a party, (c) the Refinancing and (d) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Prepayment Amount” has the meaning specified in Section 2.05(b)(x).

“Declining Term B Lender” has the meaning specified in Section 2.05(b)(x).

“Declining Term Lender” has the meaning specified in Section 2.05(b)(x).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans under the applicable Facility plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.16(b), any Revolving Credit Lender that, as reasonably determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, unless such obligations are the subject of a good faith dispute, including in respect of its Loans or participations in respect of Letters of Credit or Swing Line Loans, within three Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower, the Administrative Agent or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Revolving Credit Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)); provided that neither the Borrower nor its Affiliates shall be an Eligible Assignee.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Rate” means:

(a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; provided that, notwithstanding the foregoing, the Eurodollar Rate shall not be deemed to be less than 1.75% per annum with respect to the Term Loans; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

“Eurodollar Rate Loan” means a Revolving Credit Loan, a Term A Loan or a Term B Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any fiscal year of the Borrower, (a) the sum (for each fiscal year) of (i) Consolidated EBITDA for such fiscal year plus (ii) the amount of the decrease, if any, in Consolidated Working Capital minus (b) the sum (for such fiscal year) of (i) Consolidated Interest Charges actually paid in cash by the Borrower and its Subsidiaries, (ii) scheduled principal repayments, to the extent actually made, of Term Loans pursuant to Section 2.07 or of any other Indebtedness constituting Revolving Credit Loans, so long as the related commitments are terminated, (iii) all income taxes actually paid in cash by the Borrower and its Subsidiaries, (iv) Capital Expenditures actually made by the Borrower and its Subsidiaries in such fiscal year from Internally Generated Cash, (v) the amount of Internally Generated Cash used to finance Investments permitted (including, without limitation, Permitted Acquisitions) under the Loan Documents in such period and (vi) the amount of the increase, if any, in Consolidated Working Capital in such fiscal year.

“Excluded Issuance” by any Person means an issuance of shares of capital stock of (or other ownership or profit interests in) such Person upon the exercise of warrants, options or other rights for the purchase of such capital stock (or other ownership or profit interest).

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii), and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a)(i) or (ii).

“Existing Borrower Credit Agreement” means that certain Credit Agreement, dated as of February 28, 2006 (as amended, restated, modified or supplemented prior to the date hereof, and together with all annexes, exhibits and schedules thereto), by and among the Borrower, Lehman Commercial Paper Inc., as administrative agent, and a syndicate of lenders.

“Existing Acquired Business Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of February 28, 2008 (as amended, restated, modified or supplemented prior to the date hereof, and together with all annexes, exhibits and schedules thereto), by and among certain subsidiaries of the Acquired Business, as borrowers, General Electric Capital Corporation, as administrative agent, and a syndicate of lenders.

“Existing Credit Agreements” means the Existing Borrower Credit Agreement and the Existing Acquired Business Credit Agreement.

“Existing Letters of Credit” means those Letters of Credit set forth on Schedule 2.03.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments; provided, however, that an Extraordinary Receipt shall not include cash receipts from proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments to the extent that such proceeds, awards or payments in respect of loss or damage to equipment, fixed assets or real property are applied (or in respect of which expenditures were previously incurred) to replace or repair the equipment, fixed assets or real property in respect of which such proceeds were received in accordance with the terms of Section 2.05(b)(v).

“Facility” means the Term A Facility, the Term B Facility or the Revolving Credit Facility, as the context may require.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated May 23, 2010, among the Borrower, the Administrative Agent, certain of the Arrangers, certain of the other Agents, Barclays Bank PLC and Banc of America Bridge LLC.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes (including such a Lender when acting in the capacity of the L/C Issuer). For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, the Subsidiaries of the Borrower listed on Schedule 6.12 (which shall exclude any Approved Captive Insurance Subsidiary, QHR Southwest Business Trust, a Pennsylvania business trust, any not-for-profit entity established in the State of Michigan for the purpose of rendering neuropsychology services, any non-wholly-owned Subsidiary and those Subsidiaries listed on Schedule 7.04(g)) and each other Subsidiary of the Borrower that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12.

“Guaranty” means, collectively, the Guaranty made by the Guarantors in favor of the Secured Parties, substantially in the form of Exhibit F, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Health Care Laws” means all federal and state laws regulating health services or payment, including, but not limited to, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. § 1395nn), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the exclusion laws (42 U.S.C. § 1320a-7), the civil monetary penalty law (42 U.S.C. § 1320a-7a), HIPAA (42 U.S.C. §§ 1320d-1320d-8), Medicare, Medicaid, and any other state or federal law, regulation, guidance document, manual provision, program memorandum, opinion letter, or other issuance which regulates kickbacks, patient or program charges, recordkeeping, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, privacy, security, licensure, accreditation, or any other aspect of providing health care.

“Health Care Permit” has the meaning specified in Section 5.26(b).

“Hedge Bank” means (a) any Person that, at the time it enters into an interest rate Swap Contract, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Swap Contract, and (b) either of the two institutions or their respective Affiliates that were identified previously to the Administrative Agent (a “Non-Lender Counterparty”) with which a Loan Party has entered into an interest rate Swap Contract that was provided or arranged by GE Capital or an Affiliate of GE Capital, and any assignee of such Non- Lender Counterparty; provided that with respect to clauses (a) and (b) such interest rate Swap Contract is required or permitted under Article VI or VII herein.

“HIPAA” means the administrative simplification provisions of the Health Insurance Portability and Accountability Act of 1996, as amended.

“HIPAA Business Associate Agreement” means a business associate contract in accordance with 45 C.F.R. § 164.504 that permits the Borrower or any Subsidiary to disclose protected health information (as defined under HIPAA) to representatives and independent contractors of the Administrative Agent and each Lender

“HIPAA Compliance Plan” has the meaning specified in Section 5.27(a).

“HIPAA Compliant” has the meaning specified in Section 5.27(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than 60 days after the date on which such trade account was created);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Intellectual Property Security Agreement” has the meaning specified in Section 4.01(a)(v).

“Intercompany Notes” has the meaning specified in the Security Agreement.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or Swing Line Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made (with Swing Line Loans being deemed made under the Revolving Credit Facility for purposes of this definition).

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Committed Loan Notice or such other period that is nine or twelve months requested by the Borrower and consented to by all the Appropriate Lenders; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Internally Generated Cash” means any cash of the Borrower or any Subsidiary that is not generated from a Disposition (other than Dispositions of inventory in the ordinary course of business), an Extraordinary Receipt, an incurrence of Indebtedness, an issuance of Equity Interests or a capital contribution.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests, debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.17.

“IP Security Agreement Supplement” means the “Patent Security Agreement,” the “Trademark Security Agreement” or the “Copyright Security Agreement,” as the context requires, as defined in the Security Agreement.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Junior Liens” shall mean Liens (other than Liens securing the Obligations) that are subordinated to the Liens granted under the Loan Documents on customary terms pursuant to an intercreditor agreement reasonably satisfactory to the Administrative Agent (it being understood that Junior Liens are not required to be pari passu with other Junior Liens, and that Indebtedness secured by Junior Liens may have Liens that are senior in priority to, or pari passu with, or junior in priority to, other Liens constituting Junior Liens).

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Credit Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means (i) Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder and (ii) solely with respect to the Existing Letters of Credit, issuers of the Existing Letters of Credit (it being understood that such issuers shall have no obligation to issue any Letters of Credit or to amend or renew any Existing Letters of Credit).

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder and shall include the Existing Letters of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means an amount equal to $80,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan, a Revolving Credit Loan or a Swing Line Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) any agreement creating or perfecting rights in cash collateral pursuant to the provisions of Section 2.15 of this Agreement, (d) the Guaranty, (e) the Collateral Documents, (f) the Fee Letter and (g) each Issuer Document.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or financial condition of the Borrower or the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its material obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Contract” means, with respect to any Person, each contract to which such Person is a party involving aggregate consideration payable to or by such Person of $10,000,000 or more in any year or otherwise material to the business, financial condition, operations, performance or properties of such Person.

“Material Owned Real Property” means any owned parcel of real property with a fair market value in excess of $1,000,000.

“Material Real Property Lease” means any lease of real property under which the annual aggregate base rental payments are $200,000 or greater.

“Maturity Date” means (a) with respect to the Revolving Credit Facility, the later of (i) the date that is five years after the Closing Date and (ii) if maturity is extended pursuant to Section 2.14, such extended maturity date as determined pursuant to such Section, (b) with respect to the Term A Facility, the date that is five years after the Closing Date, and (c) with respect to the Term B Facility, the date that is six years after the Closing Date; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Borrower.

“Medicaid” means that government-sponsored entitlement program under Title XIX, P.L. 89-97 of the Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth on Section 1396, et seq. of Title 42 of the United States Code.

“Medicare” means that government-sponsored insurance program under Title XVIII, P.L. 89-97, of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth at Section 1395, et seq. of Title 42 of the United States Code.

“Merger” has the meaning specified in the Preliminary Statements.

“Merger Agreement” has the meaning specified in the Preliminary Statements.

“Minimum Liquidity Condition” means, at any given time, that sum of (i) the amount of the Borrower’s and the Subsidiaries’ unrestricted cash and Cash Equivalents on the Borrower’s consolidated balance sheet and (ii) the amount of the Revolving Credit Facility that is available for borrowing, is at least $50,000,000.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgages” has the meaning specified in Section 4.01(a)(iv).

“Mortgage Policies” has the meaning specified in Section 4.01(a)(iv)(B).

“Mortgaged Property” shall mean (a) each Material Owned Real Property identified as a Mortgaged Property on Schedule 4.01(a) dated the Closing Date and (b) each Material Owned Real Property, if any, which shall be subject to a Mortgage delivered after the Closing Date pursuant to Section 6.12.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means:

(a) with respect to any Disposition by the Borrower or any of its Subsidiaries, or any Extraordinary Receipt received or paid to the account of the Borrower or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the out-of-pocket expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, brokerage, consulting and other customary fees) incurred by the Borrower or such Subsidiary in connection with such transaction, (C) federal and state income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds, and (D) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by the Borrower or any Loan Party after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction;

(b) with respect to the sale or issuance of any Equity Interest by the Borrower or any of its Subsidiaries, or the incurrence or issuance of any Indebtedness by the Borrower or any of its Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) investment banking fees, the underwriting discounts and commissions, and other out-of-pocket expenses and other customary expenses, incurred by the Borrower or such Subsidiary in connection therewith; and

(c) with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received in respect thereof, net of all reasonable costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event less any debt secured by such asset that is required to be repaid.

“Note” means a Term A Note, a Term B Note or a Revolving Credit Note, as the context may require.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, Secured Cash Management Agreement or Secured Hedge Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Other First Liens” means Liens on the Collateral securing loans or notes on a pari passu basis with the Liens securing the Obligations (such loans or notes, the “Other First Lien Debt”), which may be (i) granted under the Loan Documents to the Administrative Agent for the benefit of the holders of such Other First Lien Debt and subject to a customary intercreditor agreement that is reasonably satisfactory to the Administrative Agent that is entered into between the Administrative Agent, an authorized representative of the holders of the Other First Lien Debt and the Borrower and which provides for the pari passu treatment of such Liens with the Lien securing the Obligations or (ii) granted under separate security documents to a collateral agent for the benefit of the holders of the Other First Lien Debt and subject to a customary intercreditor agreement that is reasonably satisfactory to the Administrative Agent that is entered into between the Administrative Agent, such other collateral agent and the Borrower and which provides for lien sharing and for the pari passu treatment of such Liens with the Liens securing the Obligations.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (a) with respect to Term Loans, Revolving Credit Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Perfection Certificate” means a certificate in the form of Exhibit H-1 or any other form approved by the Administrative Agent, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Perfection Certificate Supplement” means a certificate supplement in the form of Exhibit H-2 or any other form approved by the Administrative Agent.

“Permitted Acquisition” has the meaning specified in Section 7.03(g).

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium (including tender premiums) thereon plus other amounts paid, and underwriting discounts, defeasance costs, fees, commissions and expenses incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder or as otherwise permitted pursuant to Section 7.03, (b) such modification, refinancing, refunding, renewal or extension has a weighted average life to maturity equal to or greater than the shorter of (i) the weighted average life to maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended and (ii) the weighted average life to maturity that would result if all payments of principal on the Indebtedness being refinanced that were due on or after the date that is one year following the Maturity Date of the Term B Facility were instead due on the date that is one year following the Maturity Date of the Term B Facility, (c) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, taken as a whole, (d) the terms and conditions (including, if applicable, as to collateral) of any such modified, refinanced, refunded, renewed or extended Indebtedness are not materially less favorable in the good faith discretion of the Borrower to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being so modified, refinanced, refunded, renewed or extended, and (e) to the extent such Person is a Loan Party, such modification, refinancing, refunding, renewal or extension shall not be incurred by Subsidiaries that are not Loan Parties.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Pledged Securities” has the meaning specified in the Security Agreement.

“Preferred Stock” means, with respect to any Person, any and all Equity Interests which are preferred as to the payment of dividends or distributions, upon liquidation or otherwise, over another class of Equity Interests of such Person.

“Privacy and Security Rules” has the meaning specified in Section 5.27(a).

“Pro Forma Basis” means, as to any Person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the Measurement Period: (i) in making any determination of Consolidated EBITDA, effect shall be given to any Dispositions, Permitted Acquisition, Restricted Payment, in each case that occurred during the Measurement Period (or, in the case of determinations made pursuant to Section 7.02, 7.03, 7.04, 7.05, 7.06, 7.11 or 7.15, occurring during the Measurement Period or thereafter and through and including the date upon which the respective Permitted Acquisition or relevant transaction is consummated), (ii) in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes, in each case not to finance any acquisition) issued, incurred, assumed or permanently repaid during the Measurement Period (or, in the case of determinations made pursuant to Section 7.02, 7.03, 7.04, 7.05, 7.06, 7.11 or 7.15, occurring during the Measurement Period or thereafter and through and including the date upon which the respective Permitted Acquisition or relevant transaction is consummated) shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such period and (y) the interest expense of such person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods (taking into account any Swap Contract applicable to the Indebtedness if the Swap Contract has a remaining term of at least 12 months).

Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Borrower in accordance with GAAP and Regulation S-X promulgated under the Securities Act of 1933, as amended or otherwise in express compliance with this definition and the definition of the financial metric being calculated and may include adjustments to give appropriate effect to cost savings and synergies that are directly attributable to the relevant transactions, factually supportable and expected to have a continuing impact on the financial results of the Borrower and its Subsidiaries. The Borrower shall deliver to the Administrative Agent a certificate of a financial officer of the Borrower setting forth calculations of any such pro forma adjustments supporting them in reasonable detail; provided that no adjustments for synergies or cost savings shall be made with respect to such relevant transactions after the end of the first four consecutive fiscal quarters ended following such transaction, provided, further, that such adjustment for synergies or cost savings shall be limited, in the aggregate in all periods, to $5,000,000 or, in the case of acquisitions other than the Transaction, the greater of $5,000,000 and 10% of such acquired Person’s adjusted earnings before interest, taxes, depreciation or amortization in its latest reported four quarter period.

“Programs” has the meaning specified in Section 5.26(c).

“Public Lender” has the meaning specified in Section 6.02.

“Reduction Amount” has the meaning set forth in Section 2.05(b)(ix).

“Refinancing” means the refinancing on the Closing Date of certain outstanding Indebtedness of the Borrower and its Subsidiaries as set forth on Schedule 6.11 and the termination of all commitments with respect thereto.

“Register” has the meaning specified in Section 10.06(c).

“Regulatory Condition” has the meaning specified in the definition of “Combined Material Adverse Affect.”

“Related Documents” means the Merger Agreement and any alterations, amendments, changes, supplements, consents or waivers thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Repricing Transaction” means the refinancing or repricing by Borrower of any of the Term B Loans under this Agreement (x) with the proceeds of any Indebtedness (including, without limitation, any new or additional term loans under this Agreement pursuant to Section 2.14) or (y) in connection with any amendment to this Agreement, in either case, (i) having or resulting in an effective interest rate or weighted average yield (to be determined at the reasonable discretion of the Administrative Agent, after giving effect to margins, upfront or similar fees or original issue discount shared with all lenders or holders thereof, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders thereof) as of the date of such refinancing that is, or could be by the express terms of such Indebtedness (and not by virtue of any fluctuation in the Eurodollar Rate or Base Rate), less than the Applicable Rate for, or weighted average yield of (to be determined at the reasonable discretion of the Administrative Agent, on the same basis as above) such Term B Loans as of the date of such repricing and (ii) in the case of a refinancing of the applicable Term B Loans, the proceeds of which are used to repay, in whole or in part, principal of such outstanding Term B Loans.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Required Term A Lenders” means, as of any date of determination, Term A Lenders holding more than 50% of the Term A Facility on such date; provided that the portion of the Term A Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term A Lenders.

“Required Term B Lenders” means, as of any date of determination, Term B Lenders holding more than 50% of the Term B Facility on such date; provided that the portion of the Term B Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term B Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or controller of a Loan Party and solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(c).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(c), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. As of the date hereof, the aggregate principal amount of the Revolving Credit Commitments is $125,000,000.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01(c).

“Revolving Credit Note” means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing Revolving Credit Loans or Swing Line Loans, as the case may be, made by such Revolving Credit Lender, substantially in the form of Exhibit C-2.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between the Borrower or any of its Subsidiaries and any Cash Management Bank.

“Secured Hedge Agreement” means any interest rate Swap Contract required or permitted under Article VI or VII that is entered into by and between a Loan Party and any Hedge Bank.

“Secured Parties” means, collectively, the Administrative Agent, each other Agent, the Lenders, the L/C Issuer, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Security Agreement” has the meaning specified in Section 4.01(a)(iii).

“Security Agreement Supplement” means the “Joinder Agreement” as defined in the Security Agreement.

“Senior Notes” means senior notes of the Borrower issued on August 17, 2010 to finance a portion of the Transaction, issued and sold pursuant to the Senior Notes Documents (including any registered notes in exchange for privately placed senior notes pursuant to a registration rights agreement).

“Senior Notes Documents” means any Indenture among the Borrower, as issuer, the guarantors party thereto and a trustee with respect to the Senior Notes, the Senior Notes and all other agreements, instruments and other documents pursuant to which the Senior Notes will be issued or otherwise setting forth the terms of the Senior Notes.

“Social Security Act” means the Social Security Act of 1965.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Prepayment Debt” means any senior unsecured, senior secured or subordinated loans and/or notes of the Borrower or any other Loan Party, no part of the principal of which is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise), prior to the date that is six months after the final maturity of the Term Loans outstanding on the date on which such Indebtedness is incurred (it being understood that any required offer to purchase such Indebtedness as a result of a change of control or asset sale shall not violate the foregoing restriction) and the terms and conditions of which (other than with respect to pricing, amortization, final maturity and collateral), taken as a whole, are not materially less favorable to Borrower and its Subsidiaries than this Agreement or are otherwise reasonably acceptable to the Administrative Agent; provided that, in respect of any senior secured Indebtedness with Liens on the Collateral (which may be Liens that are pari passu with, or junior to, the Liens on the Collateral securing the Obligations) such Liens shall be Other First Liens or Junior Liens; provided further that, in respect of any subordinated Indebtedness, such Indebtedness shall be subject to customary subordination provisions reasonably satisfactory to the Administrative Agent.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower. As of the Closing Date, the Subsidiaries of the Borrower shall include the Subsidiaries of the Borrower after giving effect to the Merger.

“Surviving Corporation” has the meaning specified in the Preliminary Statements.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $15,000,000 and (b) the Revolving Credit Facility. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Syndication Agent” means General Electric Capital Corporation, in its capacity as syndication agent.

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term A Borrowing” means a borrowing consisting of simultaneous Term A Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term A Lenders pursuant to Section 2.01(a).

“Term A Commitment” means, as to each Term A Lender, its obligation to make Term A Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term A Lender’s name on Schedule 2.01 under the caption “Term A Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term A Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. As of the date hereof, the aggregate principal amount of the Term A Commitments is $200,000,000.

“Term A Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term A Commitments at such time and (b) thereafter, the aggregate principal amount of the Term A Loans of all Term A Lenders outstanding at such time.

“Term A Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term A Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term A Loans at such time.

“Term A Loan” means an advance made by any Term A Lender under the Term A Facility.

“Term A Note” means a promissory note made by the Borrower in favor of a Term A Lender evidencing Term A Loans made by such Term A Lender, substantially in the form of Exhibit C-1.

“Term B Borrowing” means a borrowing consisting of simultaneous Term B Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term B Lenders pursuant to Section 2.01(b).

“Term B Commitment” means, as to each Term B Lender, its obligation to make Term B Loans to the Borrower pursuant to Section 2.01(b) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Term B Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term B Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. As of the date hereof, the aggregate principal amount of the Term B Commitments is $550,000,000.

“Term B Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term B Commitments at such time and (b) thereafter, the aggregate principal amount of the Term B Loans of all Term B Lenders outstanding at such time.

“Term B Lender” means at any time, (a) on or prior to the Closing Date, any Lender that has a Term B Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term B Loans at such time.

“Term B Loan” means an advance made by any Term B Lender under the Term B Facility.

“Term B Note” means a promissory note made by the Borrower in favor of a Term B Lender, evidencing Term B Loans made by such Term B Lender, substantially in the form of Exhibit C-1.

“Term Borrowing” means either a Term A Borrowing or a Term B Borrowing.

“Term Commitment” means either a Term A Commitment or a Term B Commitment.

“Term Facilities” means, at any time, the Term A Facility and the Term B Facility.

“Term Lender” means, at any time, a Term A Lender or a Term B Lender.

“Term Loan” means a Term A Loan or a Term B Loan.

“Threshold Amount” means $20,000,000.

“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and L/C Obligations.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Transaction” means, collectively, (a) the consummation of the Merger, (b) the issuance and sale of the Senior Notes, (c) the entering into by the Loan Parties and their applicable Subsidiaries of the Loan Documents, the Senior Notes Documents and the Related Documents to which they are or are intended to be a party, (d) the Refinancing and (e) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Transactions Rule” has the meaning specified in Section 5.27(a).

“Tricare” means the health care program administered by the Department of Defense that provides health care benefits to members of the military, military retirees, certain members of the military reserve, and their dependents.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“U.S. Loan Party” means any Loan Party that is organized under the laws of one of the states of the United States of America and that is not a CFC.

1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) When used herein, the phrase “to the knowledge of” (or words of similar import), when applied to the Borrower or any Guarantors, shall mean the actual knowledge of any Responsible Officer thereof or such knowledge that a Responsible Officer should have in the carrying out of his or her duties with ordinary care.

1.03. Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04. Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01. The Loans.

(a) The Term A Borrowing. Subject to the terms and conditions set forth herein, each Term A Lender severally agrees to make a single loan to the Borrower on the Closing Date in an amount not to exceed such Term A Lender’s Term A Commitment Percentage of the Term A Facility. The Term A Borrowing shall consist of Term A Loans made simultaneously by the Term A Lenders in accordance with their respective Applicable Percentage of the Term A Facility. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term A Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(b) The Term B Borrowing. Subject to the terms and conditions set forth herein, each Term B Lender severally agrees to make a single loan to the Borrower on the Closing Date in an amount not to exceed such Term B Lender’s Term B Commitment. The Term B Borrowing shall consist of Term B Loans made simultaneously by the Term B Lenders in accordance with their respective Term B Commitments. Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed. Term B Loans may be Base Rate Loans or Eurodollar Rate Loans as further provided herein.

(c) The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment; provided, further, that the aggregate amount of Revolving Credit Loans made on the Closing Date shall not exceed $30,000,000 Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(c), prepay under Section 2.05, and reborrow under this Section 2.01(c); Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02. Borrowings, Conversions and Continuations of Loans.

(a) Each Term A Borrowing, each Term B Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 12:00 noon. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 12:00 noon four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 12:00 noon, three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible

Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Term A Borrowing, a Term B Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurodollar Rate Loan.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the applicable Facility of the applicable Term A Loans, Term B Loans or Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the case of a Term A Borrowing, a Term B Borrowing or a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 3:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date a Committed Loan Notice with respect to a Revolving Credit Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Term A Borrowings, all conversions of Term A Loans from one Type to the other, and all continuations of Term A Loans as the same Type, there shall not be more than six Interest Periods in effect in respect of the Term A Facility. After giving effect to all Term B Borrowings, all conversions of Term B Loans from one Type to the other, and all continuations of Term B Loans as the same Type, there shall not be more than six Interest Periods in effect in respect of the Term B Facility. After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than six Interest Periods in effect in respect of the Revolving Credit Facility.

(f) Anything in this Section 2.02 to the contrary notwithstanding, the Borrower may not select the Eurodollar Rate for the initial Credit Extension.

2.03. Letters of Credit; The Letter of Credit Commitment. (i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer (identified in clause (i) of the definition of “L/C Issuer” as to the following clause (i)) agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (y) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof; provided, however, that within 90 days after the date hereof such Existing Letters of Credit shall be replaced with Letters of Credit issued by the L/C Issuer identified in clause (i) of the definition.

(ii) The L/C Issuer shall not issue any Letter of Credit if:

(A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension; or

(B) the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders have approved such expiry date.

(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing the Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of the Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, the Letter of Credit is in an initial stated amount less than $100,000;

(D) the Letter of Credit is to be denominated in a currency other than Dollars;

(E) any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.16(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(F) the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) The L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit. (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer identified in clause (i) of the definition thereof (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 12:00 noon at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the L/C Issuer may reasonably require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer identified in clause (i) of the definition thereof will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Credit

Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Credit Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Reinstatement Deadline (A) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such reinstatement or (B) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing the L/C Issuer not to permit such reinstatement.

(v) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations. (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 12:00 noon on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Applicable Revolving Credit Percentage thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed

Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Revolving Credit Percentage of the Unreimbursed Amount not later than 3:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Revolving Credit Percentage of such amount shall be solely for the account of the L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice ). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Revolving Credit Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d) Repayment of Participations. (i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any of its Subsidiaries.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Applicability of ISP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit.

(h) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate for Loans that are Eurodollar Rate Loans times the daily amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.04 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.16(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum of 0.25%, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

2.04. Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, shall make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Revolving Credit Percentage of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility at such time, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender at such time, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Lender’s Revolving Credit Commitment, and provided further that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall bear interest only at a rate based on the Base Rate. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 2:00 p.m. Eastern Time on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $500,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds. Notwithstanding anything to the contrary contained in this Section 2.04 or elsewhere in this Agreement, the Swing Line Lender shall not be obligated to make any Swing Line Loan at a time when a Revolving Credit Lender is a Defaulting Lender unless the Swing Line Lender has entered into arrangements reasonably satisfactory to it to eliminate the Swing Line Lender’s risk with respect to the Defaulting Lender’s or Defaulting Lenders’ participation in such Swing Line Loans, including by Cash Collateralizing, or obtaining a backstop letter of credit from an issuer reasonably satisfactory to the Swing Line Lender to support, such Defaulting Lender’s or Defaulting Lenders’ Applicable Revolving Credit Percentage of the outstanding Swing Line Loans.

(c) Refinancing of Swing Line Loans. (i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Revolving Credit Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Applicable Revolving Credit Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 3:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Revolving Credit Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) (but not to otherwise purchase and fund risk participations in Swing Line Loans pursuant to Section 2.04(c)(ii)) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations. (i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Credit Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Credit Lender’s Applicable Revolving Credit Percentage of any Swing Line Loan, interest in respect of such Applicable Revolving Credit Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05. Prepayments.

(a) Optional. (i) Subject to the last sentence of this Section 2.05(a)(i) and clause (iii) of this Section, the Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans and Revolving Credit Loans in whole or in part without premium (other than as set forth below) or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 12:00 noon. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $300,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a) shall be applied (x) to the principal repayment installments thereof as directed by the Borrower and (y) if no direction is so provided by the Borrower, ratably to the Term A Facility and the Term B Facility in direct order of maturity, and subject to Section 2.16, each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities. Notwithstanding anything to the contrary contained herein, the Borrower shall not be permitted to prepay the Term Loans pursuant to this Section 2.05(a)(i) during the period from the Closing Date through the date ten Business Days thereafter.

(ii) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 3:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $500,000 or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(iii) In the case of this Section 2.05(a), if (x) the Borrower makes any prepayment of Term B Loans in connection with any Repricing Transaction or otherwise refinancing the Term B Loans with any Indebtedness, or (y) effects any amendment of this Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Term B Lenders, (I) if such prepayment, refinancing or amendment occurs on or before the first anniversary of the Closing Date, a prepayment premium of 2% of the amount of the Term B Loans being prepaid or, in the case of any such amendment, the aggregate amount of the applicable Term B Loans outstanding immediately prior to such amendment, (II) if such prepayment, refinancing or amendment occurs after the first anniversary of the Closing Date but on or before the second anniversary of the Closing Date, a prepayment premium of 1% of the amount of the Term B Loans being prepaid or, in the case of any such amendment, the aggregate amount of the applicable Term B Loans outstanding immediately prior to such amendment and (III) 0% thereafter.

(b) Mandatory. (i) Within five Business Days after financial statements have been (or are required to be) delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been (or is required to be) delivered pursuant to Section 6.02(b), the Borrower shall prepay an aggregate principal amount of Loans equal to the excess (if any) of (A) 75% of Excess Cash Flow for the fiscal year covered by such financial statements over (B) the aggregate principal amount of Term Loans prepaid pursuant to Section 2.05(a)(i) during the applicable fiscal year or during the period after such year end but before the Excess Cash Flow payment is due and made so long as (i) such prepayment is not deducted in the following fiscal year and (ii) such prepayment is financed with Internally Generated Cash; provided that for each fiscal year after fiscal year 2011, the percentage of Excess Cash Flow required to be applied as a prepayment will be subject to the following stepdowns: (i) 50% if the Borrower’s Consolidated Leverage Ratio is less than or equal to 3.0:1.0 and greater than 2.0:1.0 as of the end of such fiscal year and (ii) 25% if the Borrower’s Consolidated Leverage Ratio is less than or equal to 2.0:1:0 as of the end of such fiscal year.

(ii) If (x) the Borrower or any of its Subsidiaries Disposes of any property (other than any Disposition of any property permitted by Section 7.05(a), (b), (c), (d), (e), (f), (g), (h), (i), (j) and (k) or (y) any Casualty Event occurs which results in the realization by such Person of Net Cash Proceeds, the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of such Net Cash Proceeds immediately upon receipt thereof by such Person (such prepayments to be applied as set forth in clauses (vi) and (ix) below); provided, however, that, with respect to any Net Cash Proceeds realized under a Disposition described in this Section 2.05(b)(ii), at the election of the Borrower (as notified by the Borrower to the Administrative Agent on or prior to the date of such Disposition), and so long as no Default or Event of Default shall have occurred and be continuing, the Borrower or such Subsidiary may reinvest all or any portion of such Net Cash Proceeds in operating assets so long as within 365 days after the receipt of such Net Cash Proceeds, such purchase shall have been consummated (as certified by the Borrower in writing to the Administrative Agent); and provided further, however, that any Net Cash Proceeds not subject to such definitive agreement or so reinvested shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.05(b)(ii).

(iii) Upon the sale or issuance by the Borrower of any of its Equity Interests (other than Excluded Issuances and any sales or issuances of Equity Interests to another Loan Party) or receipt by the Borrower of any equity contributions, the Borrower shall prepay an aggregate principal amount of Loans equal to 50% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Borrower (such prepayments to be applied as set forth in clauses (vi) and (ix) below); provided that for each year after the fiscal year ended December 31, 2011, the percentage of Net Cash Proceeds from such sales or issuances required to be applied as a prepayment will be 0% if the Borrower’s Consolidated Leverage Ratio is less than 2.5:1.0.

(iv) Upon the incurrence or issuance by the Borrower or any of its Subsidiaries of any Specified Prepayment Debt or Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 7.02), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Borrower or such Subsidiary (such prepayments to be applied as set forth in clauses (vi) and (ix) below).

(v) Upon any Extraordinary Receipt received by or paid to or for the account of the Borrower or any of its Subsidiaries, and not otherwise included in clause (ii), (iii) or (iv) of this Section 2.05(b), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Borrower or such Subsidiary (such prepayments to be applied as set forth in clauses (vi) and (ix) below); provided, however, that with respect to any proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments, at the election of the Borrower (as notified by the Borrower to the Administrative Agent on or prior to the date of receipt of such insurance proceeds, condemnation awards or indemnity payments), and so long as no Default or Event of Default shall have occurred and be continuing, the Borrower or such Subsidiary may apply within 365 days after the receipt of such Net Cash Proceeds to replace or repair the equipment, fixed assets or real property in respect of which such Net Cash Proceeds were received; and provided, further, however, that any Net Cash Proceeds not so applied shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.05(b)(v).

(vi) Subject to Section 2.05(b)(x), each prepayment of Loans pursuant to the foregoing provisions of this Section 2.05(b) shall be applied, first, ratably to each of the Term A Facility and the Term B Facility and to the principal repayment installments thereof in direct order of maturity and, second, to the Revolving Credit Facility in the manner set forth in clause (ix) of this Section 2.05(b).

(vii) Notwithstanding any of the other provisions of clause (ii), (iii), (iv) or (v) of this Section 2.05(b), so long as no Default under Section 8.01(a) or Section 8.01(f), or Event of Default shall have occurred and be continuing, if, on any date on which a prepayment would otherwise be required to be made pursuant to clause (ii), (iii), (iv) or (v) of this Section 2.05(b), the aggregate amount of Net Cash Proceeds required by such clause to be applied to prepay Loans on such date is less than or equal to $5,000,000, the Borrower may defer such prepayment until the first date on which the aggregate amount of Net Cash Proceeds or other amounts otherwise required under any such clause (ii), (iii), (iv) or (v) of this Section 2.05(b) to be applied to prepay Loans exceeds $5,000,000. During such deferral period the Borrower may apply all or any part of such aggregate amount to prepay Revolving Credit Loans and may, subject to the fulfillment of the applicable conditions set forth in Article IV, reborrow such amounts (which amounts, to the extent originally constituting Net Cash Proceeds, shall be deemed to retain their original character as Net Cash Proceeds when so reborrowed) for application as required by this Section 2.05(b). Upon the occurrence of a Default under Section 8.01(a) or Section 8.01(f), or an Event of Default during any such deferral period, the Borrower shall immediately prepay the Loans in the amount of all Net Cash Proceeds received by the Borrower and other amounts, as applicable, that are required to be applied to prepay Loans under this Section 2.05(b) (without giving effect to the first and second sentences of this clause (vii)) but which have not previously been so applied.

(viii) If for any reason the Total Revolving Credit Outstandings at any time exceed the Revolving Credit Facility at such time, the Borrower shall immediately prepay Revolving Credit Loans, Swing Line Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than the L/C Borrowings) in an aggregate amount equal to such excess.

(ix) Prepayments of the Revolving Credit Facility made pursuant to this Section 2.05(b), first, shall be applied ratably to the L/C Borrowings and the Swing Line Loans, second, shall be applied ratably to the outstanding Revolving Credit Loans, and, third, shall be used to Cash Collateralize the remaining L/C Obligations; and, in the case of prepayments of the Revolving Credit Facility required pursuant to clause (i), (ii), (iii), (iv) or (v) of this Section 2.05(b), the amount remaining, if any, after the prepayment in full of all L/C Borrowings, Swing Line Loans and Revolving Credit Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full (the sum of such prepayment amounts, cash collateralization amounts and remaining amount being, collectively, the “Reduction Amount”) may be retained by the Borrower for use in the ordinary course of its business, and the Revolving Credit Facility shall be automatically and permanently reduced by the Reduction Amount as set forth in Section 2.06(b)(i). Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party) to reimburse the L/C Issuer or the Revolving Credit Lenders, as applicable.

(x) As long as Term Loans are outstanding under the Term A Loan Facility, the Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to this Section 2.05(b) at least five (5) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Term B Lender of the contents of any such prepayment notice and of such Term B Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the Term B Facility). As long as Term Loans are outstanding under the Term A Loan Facility, any Term B Lender (a “Declining Term B Lender,” and any Term B Lender which is not a Declining Term B Lender, an “Accepting Term B Lender”) may elect, by delivering, not less than three (3) Business Days prior to the proposed prepayment date, a written notice, that any mandatory prepayment otherwise required to be made with respect to the Term B Loans held by such Term B Lender pursuant to this Section 2.05(b) not be made (the aggregate amount of such prepayments declined by the Declining Term B Lenders, the “Declined Prepayment Amount”). In the event that the Declined Prepayment Amount is greater than $0, the Administrative Agent will promptly notify each Term A Lender and Accepting Term B Lender of the amount of such Declined Prepayment Amount and of such Term A Lender’s and Accepting Term B Lender’s ratable portion of such Declined Prepayment Amount (based on such Lender’s Applicable Percentage in respect of the Term A Facility and Term B Facility (excluding the Applicable Percentage of Declining Term B Lenders), as applicable). Any such Term Lender (a “Declining Term Lender”) may elect, by delivering, not less than one (1) Business Day prior to the proposed prepayment date, a written notice, that such Lender’s ratable portion of such Declined Prepayment Amount not be applied to repay such Lender’s Term Loans, in which case the portion of such Declined Prepayment Amount which would otherwise have been applied to such Term Loans of the Declining Term Lenders shall instead be retained by the Borrower. For the avoidance of doubt, the Borrower may, at its option, apply any amounts retained in accordance with this subclause (x) to prepay loans in accordance with Section 2.05(a) above.

2.06. Termination or Reduction of Commitments.

(a) Optional. The Borrower may, upon notice to the Administrative Agent, terminate the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit, or from time to time permanently reduce the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 12:00 noon, three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $3,000,000 or any whole multiple of $1,000,000 in excess thereof or, if less, the entire outstanding principal balance thereof, and (iii) the Borrower shall not terminate or reduce (A) the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, or (C) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Swing Line Sublimit.

(b) Mandatory. (i) The Revolving Credit Facility shall be automatically and permanently reduced on each date on which the prepayment of Revolving Credit Loans outstanding thereunder is required to be made pursuant to Section 2.05(b)(i), (ii), (iii), (iv) or (v) by an amount equal to the applicable Reduction Amount.

(ii) If after giving effect to any reduction or termination of Revolving Credit Commitments under this Section 2.06, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the Revolving Credit Facility at such time, the Letter of Credit Sublimit or the Swing Line Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Sublimit or the Revolving Credit Commitment under this Section 2.06. Upon any reduction of the Revolving Credit Commitments, the Revolving Credit Commitment of each Revolving Credit Lender shall be reduced by such Lender’s Applicable Revolving Credit Percentage of such reduction amount. All fees in respect of the Revolving Credit Facility accrued until the effective date of any termination of the Revolving Credit Facility shall be paid on the effective date of such termination.

2.07. Repayment of Loans.

(a) Term A Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Term A Lenders (i) on the last Business Day of each March, June, September and December, commencing with the first full quarter after the Closing Date, an aggregate amount equal to 3.125% of the aggregate principal amount of all Term A Loans outstanding on the Closing Date (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05) and (ii) on the Maturity Date for the Term A Facility, the aggregate principal amount of all Term A Loans outstanding on such date.

(b) Term B Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Term B Lenders (i) on the last Business Day of each March, June, September and December, commencing with the first full quarter after the Closing Date, an aggregate amount equal to 0.625% of the aggregate principal amount of all Term B Loans outstanding on the Closing Date (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05) and (ii) on the Maturity Date for the Term B Facility, the aggregate principal amount of all Term B Loans outstanding on such date.

(c) Revolving Credit Loans. The Borrower shall repay to the Revolving Credit Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all Revolving Credit Loans outstanding on such date.

(d) Swing Line Loans. The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date twenty Business Days after such Loan is made and (ii) the Maturity Date for the Revolving Credit Facility.

2.08. Interest.

(a) Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate for such Facility; (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Facility; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for the Revolving Credit Facility.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09. Fees . In addition to certain fees described in Sections 2.03(h) and (i):

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage, a commitment fee equal to 0.50% times the actual daily amount by which the Revolving Credit Facility exceeds the sum of (i) the Outstanding Amount of Revolving Credit Loans (other than Swing Line Loans) and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.16. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period for the Revolving Credit Facility.

(b) Other Fees. (i) The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10. Computation of Interest and Fees.

All computations of interest for Base Rate Loans including Base Rate Loans (determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11. Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12. Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next preceding Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term Loans and Revolving Credit Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

2.13. Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.15, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.14. Increase in Commitments.

(a) So long as no Default or Event of Default has occurred and is continuing or would result therefrom, upon notice to the Administrative Agent, at any time after the Closing Date, the Borrower may request Additional Term B Commitments or Additional Revolving Credit Commitments (it being understood and agreed that (i) at the election of the Borrower, such additional commitments in respect of any term loans may be implemented through the addition of additional new tranches of such loans instead of being implemented as increases in the applicable Commitments and (ii) if the Borrower makes such election, the provisions of this Section 2.14 shall be read in a manner that permits such election to be implemented; provided that the Borrower is only permitted to implement four additional commitments under this Section 2.14; provided further that (i) after giving effect to any such addition, the aggregate amount of Additional Term B Commitments and Additional Revolving Credit Commitments that have been added pursuant to this Section 2.14 shall not exceed $200,000,000, plus in the case of an Additional Revolving

Credit Commitment that serves to effectively extend the maturity of the Revolving Credit Facility, an amount equal to the reduction in the Revolving Credit Facility, (ii) any such addition shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof (provided that such amount may be less than $10,000,000 if such amount represents all remaining availability under the aggregate limit in respect of Additional Term B Commitments and Additional Revolving Credit Commitments set forth in clause (i) to this proviso), (iii) the final maturity date of any Additional Term B Loans shall be no earlier than the Maturity Date for the Term B Loans, (iv) the weighted average life to maturity of the Additional Term B Loans shall be no shorter than the remaining weighted average life to maturity of the Term B Loans, (v) in the case of an Additional Revolving Credit Commitment, the maturity date of such Additional Revolving Credit Commitment shall be no earlier than the Maturity Date applicable to the Revolving Credit Facility, and such Additional Revolving Credit Commitment shall require no scheduled amortization or mandatory commitment reduction prior to such Maturity Date and such Additional Revolving Credit Commitment shall be on the exact same terms and pursuant to the exact same documentation applicable to the Revolving Credit Facility, (vi) no Lender shall be required to participate in the Additional Term B Commitments or the Additional Revolving Credit Commitments, (vii) the interest rate and amortization schedule applicable to the Additional Term B Commitments shall be determined by the Borrower and the lenders thereof; provided that in the event that the interest margins applicable to any such Additional Term B Commitments is greater than the interest margins for the Term B Facility by more than 25 basis points, then the interest margins for the Term B Facility shall be increased to the extent necessary so that the interest margins for such Additional Term B Commitments are no more than 25 basis points greater than the interest margins for the Term B Facility; provided, further, that, in determining the applicable interest rate margins for such Additional Term B Commitments and the Term B Facility, (A) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by Borrower to the Lenders under the Term B Facility or any Additional Term B Commitments in the initial primary syndication thereof shall be included (with OID being equated to interest based on assumed four-year life to maturity), (B) customary arrangement or commitment fees payable to any of the Arrangers (or their respective affiliates) in connection with the Term B Facility or to one or more arrangers (or their Affiliates) of any Additional Term B Commitments shall be excluded, and (C) if such Additional Term B Commitments include an interest rate floor greater than the interest rate floor applicable to the Term B Facility, such increased amount shall be equated to the applicable interest rate margin for purposes of determining whether an increase to the interest margins for the Term B Facility shall be required, to the extent an increase in the interest rate floor for the Term B Facility would cause an increase in the interest rate then in effect thereunder, and in such case the interest rate floor (but not the interest margins for the Term B Facility) applicable to the Term B Facility shall be increased by such amount and (viii) the Additional Term B Loans shall rank pari passu in right of payment and of security with the Revolving Credit Loans and the Term Loans.

(b) If any Additional Term B Commitments or Additional Revolving Credit Commitments are added in accordance with this Section 2.14, the Administrative Agent and the Borrower shall determine the effective date (the “Additional Commitments Effective Date”) of such addition. Additional Term B Loans may be made, and Additional Revolving Credit Commitments may be provided, by any existing Lender (and each existing Term B Lender will have the right, but not an obligation, to make a portion of any Additional Term B Loans and each existing Revolving Credit Lender will have the right, but not an obligation, to provide a portion of any Revolving Credit Commitments, in each case on terms permitted in this Section 2.14 and otherwise on terms reasonably acceptable to the Administrative Agent) or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Lender”), provided that the Administrative Agent shall have consented (such consent not to be unreasonably withheld) to such Lender’s or Additional Lender’s providing such Additional Revolving Credit Commitments if such consent would be required under Section 10.06(b) for an assignment of Revolving Credit Commitments to such Lender or Additional Lender. As a condition precedent to such addition, the Borrower shall deliver to the Administrative Agent a certificate dated as of the Additional Commitments Effective Date signed by a Responsible Officer of the Borrower certifying that, before and after giving effect to such increase, (i) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the Additional Commitments Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.14(b), the representations and warranties contained in Section 5.05(a) and Section 5.05(b) shall be deemed to refer to the most recent financial statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, (ii) no Default or Event of Default exists immediately before or immediately after giving effect to such addition, and (iii) after giving effect to the making of Additional Term B Loans or Additional Revolving Credit Loans, as applicable, and on a Pro Forma

Basis (and with respect to any Additional Revolving Credit Loans, in the case of clause (B), assuming the Revolving Credit Facility is fully drawn), (A) the Borrower is in compliance with the covenants set forth in Section 7.11, as of the most recently completed period for which the financial statements required by Section 6.01(a) and (b) were required to be delivered and (B) the Consolidated Senior Secured Leverage Ratio shall not exceed 3.00 to 1.00 on the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 6.01. On each Additional Commitments Effective Date, each applicable Lender or other Person which is providing an Additional Term B Commitment or an Additional Revolving Credit Commitment (i) in the case of any Additional Revolving Credit Commitment, shall become a “Revolving Credit Lender” for all purposes of this Agreement and the other Loan Documents and (ii) in the case of any Additional Term B Commitment, shall make an Additional Term B Commitment to the Borrower in a principal amount equal to such Lender’s or Person’s Additional Term B Commitment. Any Additional Revolving Credit Loan shall be a “Revolving Credit Loan” for all purposes of this Agreement and the other Loan Documents. The Borrower shall prepay any Revolving Credit Loans outstanding on the Additional Commitments Effective Date with respect to any Additional Revolving Credit Commitment (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Revolving Credit Loans ratable with any revised Applicable Revolving Credit Percentages arising from any nonratable increase in the Revolving Credit Commitments.

(c) Any other terms of and documentation entered into in respect of any Additional Term B Loans made or any Additional Revolving Credit Commitments provided, in each case pursuant to this Section 2.14, shall be consistent with the Term B Loans or the Revolving Credit Commitments, as the case may be, (including with respect to voluntary and mandatory prepayments), other than as contemplated by Sections 2.14(a)(iii), (iv) or (vii) above; provided that such other terms and documentation in respect of any Additional Term B Loans may be materially different from those of the Term B Loans to the extent such difference shall be reasonably satisfactory to the Administrative Agent. Any Additional Term B Loans or Additional Revolving Credit Commitments, as applicable, made or provided pursuant to this Section 2.14 shall be evidenced by one or more entries in the accounts or records maintained by the Administrative Agent in accordance with the provisions set forth in Section 2.11.

(d) This Section 2.14 shall supersede any provisions in Section 2.13 or Section 10.01 to the contrary. Notwithstanding any other provision of any Loan Document, the Loan Documents may be amended by the Administrative Agent and the Loan Parties, if necessary, to provide for terms applicable to each Additional Term B Commitment and/or Additional Revolving Credit Commitment, as the case may be.

2.15. Cash Collateral.

(a) Certain Credit Support Events. Upon the request of the Administrative Agent or the L/C Issuer (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, the L/C Issuer or the Swing Line Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender). If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the L/C Issuer.

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.15(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.15 or Sections 2.03, 2.04, 2.05, 2.16 or 8.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi)) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.15 may be otherwise applied in accordance with Section 8.03), and (y) the Person providing Cash Collateral and the L/C Issuer or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.16. Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by the L/C Issuer or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting

Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.10 for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(h).

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.03 and 2.04, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Revolving Credit Loans of that Lender.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swing Line Lender and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.16(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01. Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require the Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If the Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Tax Indemnifications. (i) Without limiting the provisions of subsection (a) or (b) above, the Borrower shall, and does hereby, indemnify the Administrative Agent, each Lender and the L/C Issuer, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrower or the Administrative Agent or paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The Borrower shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(ii) Without limiting the provisions of subsection (a) or (b) above, each Lender and the L/C Issuer shall, and does hereby, indemnify the Borrower and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower or the Administrative Agent) incurred by or asserted against the Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or the L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or the L/C Issuer, as the case may be, to the Borrower or the Administrative Agent pursuant to subsection (e). Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d) Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation. (i) Each Lender shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii) Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States,

(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I) executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II) executed originals of Internal Revenue Service Form W-8ECI,

(III) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(IV) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN, or

(V) executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii) Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant

Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3.02. Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03. Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04. Increased Costs; Reserves on Eurodollar Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;

(ii) subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

(iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05. Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06. Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.

3.07. Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent or any assignment by a lender.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01. Conditions of Initial Credit Extension. The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimile (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement, the completed Perfection Certificate and the Guaranty, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii) a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii) a security agreement, in substantially the form of Exhibit G (together with each other security agreement and security agreement supplement delivered pursuant to Section 6.12, in each case as amended, the “Security Agreement”), duly executed by each Loan Party, together with:

(A) certificates representing the Pledged Securities referred to therein (if such Pledged Securities is certificated) accompanied by undated stock powers executed in blank and instruments evidencing the Intercompany Notes indorsed in blank and issuer acknowledges if otherwise,

(B) proper Financing Statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement,

(C) certified copies of UCC, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name any Loan Party as debtor and that are filed in those state and county jurisdictions in which any Loan Party is organized or maintains its principal place of business and such other searches that the Administrative Agent reasonably deems necessary or appropriate, accompanied by evidence reasonably satisfactory to the Administrative Agent that the Liens indicated in any such financing statement (or similar document) would be permitted under Section 7.01, or otherwise acceptable to the Administrative Agent, or have been or contemporaneously will be released or terminated or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent.

(D) evidence of the completion of all other actions, recordings and filings of or with respect to the Security Agreement that the Administrative Agent may reasonably deem necessary or desirable in order to perfect the Liens created thereby,

(E) the Account Control Agreements and the Securities Account Control Agreement, in each case as referred to in the Security Agreement and duly executed by the appropriate parties, and

(F) evidence that all other action that the Administrative Agent may reasonably deem necessary or desirable in order to perfect the Liens created under the Security Agreement has been taken (including receipt of duly executed payoff letters, UCC-3 termination statements and landlords’ and bailees’ waiver and consent agreements);

provided that delivery of the items described in the foregoing clauses (iii)(D) through (F) shall be subject to the first paragraph of Section 4.02.

(iv) subject to the first paragraph of Section 4.02, deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgage, leasehold deed to secure debt and leasehold deed of trust, in substantially the form of Exhibit H-3 (with such changes as may reasonably be satisfactory to the Administrative Agent and its counsel to account for local law matters) and covering the properties listed on Schedule 4.01(a) and each other mortgages, deeds of trust, trust deeds, deeds to secure debt, leasehold mortgages, leasehold deeds to secure debt and leasehold deeds of trust delivered pursuant to Section 6.12, in each case as amended, the “Mortgages”), duly executed by the appropriate Loan Party, together with:

(A) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create a valid first and subsisting Lien on the property described therein in favor of the Administrative Agent for the benefit of the Secured Parties and that all filing, documentary, stamp, intangible and recording taxes and fees have been paid,

(B) fully paid American Land Title Association Lender’s Extended Coverage title insurance policies (the “Mortgage Policies”), with endorsements and in amounts acceptable to the Administrative Agent, issued, coinsured and reinsured by title insurers acceptable to the Administrative Agent, insuring the Mortgages to be valid first and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only the Liens permitted by Section 7.01, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents, for mechanics’ and materialmen’s Liens and for zoning of the applicable property) and such coinsurance and direct access reinsurance as the Administrative Agent may deem necessary or desirable,

(C) American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid, certified to the Administrative Agent and the issuer of the Mortgage Policies in a manner reasonably satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in the States in which the property described in such surveys is located and acceptable to the Administrative Agent, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects that do not materially interfere with the use or marketability of the property,

(D) with respect to each Mortgaged Property, such consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments as necessary to consummate the Transactions or as shall reasonably be deemed necessary by the Administrative Agent in order for the owner or holder of the fee or leasehold interest constituting such Mortgaged Property to grant the Lien contemplated by the Mortgage with respect to such Mortgaged Property;

(E) with respect to each Mortgaged Property, such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the title company to issue the Mortgage Policy/ies and endorsements contemplated above;

(F) evidence reasonably acceptable to the Administrative Agent of payment by Borrower of all Mortgage Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the Mortgage Policies referred to above;

(G) opinions addressed to the Administrative Agent and each of the Lenders from local counsel of the Loan Parties regarding due authorization, execution, delivery and enforceability of the Mortgages, each in form and substance reasonably satisfactory to the Administrative Agent;

(H) evidence that all other action that the Administrative Agent may deem necessary or desirable in order to create valid first and subsisting Liens on the property described in the Mortgages has been taken, and

(I) the Administrative Agent shall have received a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each Loan Party relating thereto);

(v) subject to the first paragraph of Section 4.02, an intellectual property security agreement (together with each other intellectual property security agreement and intellectual property security agreement supplement delivered pursuant to Section 6.12, in each case as amended, the “Intellectual Property Security Agreement”), duly executed by each Loan Party, together with evidence that all action that the Administrative Agent may reasonably deem necessary or desirable in order to perfect the Liens created under the Intellectual Property Security Agreement has been taken;

(vi) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(vii) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(viii) a favorable opinion of Greenberg Traurig, LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, substantially in the form set forth in Exhibit I;

(ix) a favorable opinion of (a) Greenberg Traurig LLP, local counsel to the Loan Parties in each of Texas, Georgia, and Nevada (b) Johnston, Hinesley, Flowers, Clenney & Turner, P.C., local counsel to the Loan Parties in Alabama, (c) Smith Moore Leatherwood LLP, local counsel to the Loan Parties in North Carolina and (d) Balch & Bingham, local counsel to the Loan Parties in Mississippi, in each case addressed to the Administrative Agent and the Secured Parties, in form and substantive reasonably acceptable to the Administrative Agent and its counsel;

(x) [Intentionally omitted]

(xi) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals (other than routine change of ownership filings and other routine healthcare filings) required in connection with the consummation by such Loan Party of the Transaction and the Credit Transaction and the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(xii) a certificate signed by a Responsible Officer of the Borrower certifying (A) that, subject to the proviso in the first paragraph of Section 4.02, the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that the condition set forth under Section 4.01(h) is met.

(xiii) a certificate substantially in the form of Exhibit J attesting to the Solvency of the Borrower and its Subsidiaries before and after giving effect to the Transaction, from the Borrower’s chief financial officer;

(xiv) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained (including, without limitation, flood insurance) and is in effect, together with the certificates of insurance, naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitutes Collateral;

(xv) a HIPAA Business Associate Agreement, in substantially the form of Exhibit K, duly executed by Borrower and each Subsidiary that is a “covered entity” under HIPAA.

(xvi) evidence that the Existing Credit Agreements have been, or concurrently with the Closing Date are being, terminated and all Liens securing obligations under the Existing Credit Agreements have been, or concurrently with the Closing Date are being, released; and

(xvii) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer, the Swing Line Lender or any Lender reasonably may require.

(b) (i) All fees and expenses (including reasonable fees and expenses of counsel) required to be paid to the Administrative Agent and the Arrangers on or before the Closing Date shall have been paid and (ii) all fees required to be paid to the Lenders on or before the Closing Date shall have been paid.

(c) After giving effect to the Transaction, the Borrower and its Subsidiaries shall have outstanding no Indebtedness or preferred stock other than (i) the Loans and other Credit Extensions, (ii) the Senior Notes, and (iii) other Indebtedness listed on Schedule 7.02.

(d) The Merger shall be consummated pursuant to the Merger Agreement substantially concurrently with the Closing Date, without giving effect to any amendments thereto or any waivers that, in any such case, are materially adverse to the Lenders in their capacities as Lenders (it being understood that any amendment or waiver to the definition of Company Material Adverse Effect or that results in a reduction of the purchase price will be deemed to be materially adverse to the Lenders), and the Administrative Agent shall have received, or shall receive concurrently, certified copies of a certificate of merger or other confirmation satisfactory to the Arrangers of the consummation of the Merger from the Secretary of State of the State of Delaware.

(e) The Borrower shall have received or shall concurrently receive not less than an aggregate of $325,000,000 in gross cash proceeds from the sale of the Senior Notes.

(f) Prior to and during the syndication of the Facilities, there shall have been no offering, placement or arrangement of any debt by or on behalf of any Loan Party (other than the Senior Notes or with respect to Indebtedness listed on Schedule 7.02).

(g) Except (x) as disclosed in the Designated SEC Reports (as defined in the Merger Agreement) or (y) as set forth in the corresponding section of the Acquired Business disclosure schedule in the Merger Agreement (and subject to Section 9.7(b) of the Merger Agreement) delivered to the Acquired Business on May 23, 2010, since December 31, 2009 to May 23, 2010, no fact(s), change(s), event(s), development(s) or circumstances shall have occurred, arisen, come into existence or become known, which have had or would be reasonably expected to have, individually or in the aggregate, a Combined Material Adverse Effect; and since the May 23, 2010, there shall not have occurred or been discovered, and be continuing, any event, circumstance, change or effect that has had, or would reasonably be likely to have, a Combined Material Adverse Effect.

(h) The Administrative Agent shall have received (a) audited consolidated balance sheets of the Borrower and the Acquired Business, respectively, and the related statements of income, changes in equity and cash flows of the Borrower and the Acquired Business, respectively, for the three most recently completed fiscal years ended at least 90 days before the Closing Date and (b) unaudited consolidated balance sheets and related statements of income and cash flows of the Borrower and the Acquired Business, respectively, for each subsequent fiscal quarter after January 3, 2010, in the case of the Borrower, and after December 31, 2009, in the case of the Acquired Business ended at least 45 days before the Closing Date.

(i) The Administrative Agent shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower and its Subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date, prepared after giving effect to the Transaction as if the Transaction had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements); provided that such pro forma financial statements shall meet the requirements of Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under such Act on Form S-1; provided, further, that the pro forma financial statements delivered pursuant to this clause (i) were prepared in good faith on the basis of the assumptions stated therein, which assumptions are reasonable in light of the then existing conditions, and the chief financial officer of the Borrower shall have provided to the Administrative Agent a written certification to that effect.

(j) On the Closing Date and immediately prior to giving effect to the Merger, the representations and warranties with respect to the Acquired Business and its Subsidiaries shall be true and correct to the extent required by the condition set forth in Section 7.2(a) of the Merger Agreement.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02. Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent (provided that notwithstanding anything in this Section 4.02 to the contrary, only the accuracy of the representations and warranties of the Borrower and its Subsidiaries specified in Sections 5.01(b)(ii), 5.02 (with respect to the authorization of the execution and delivery of each of the Loan Documents), 5.02(a), 5.02(c), 5.04, 5.14, 5.18, 5.21 and 5.25; provided that (A) with respect to Section 5.02(c), to the extent any such conflicts could, individually or in the aggregate, reasonably be expected to give rise to a Combined Material Adverse Effect, (B) with respect to Section 5.18, as to the Solvency of the Borrower and its Subsidiaries on a consolidated basis on the Closing Date after giving effect to the Transaction, (C) with respect to Section 5.21, to the extent that any Collateral (or the creation or perfection of any security interest therein), in each case intended to be made or granted (determined in accordance with the principles set forth in Section 6.12) is not or cannot be made or granted on the Closing Date (other than (i) Uniform Commercial Code lien searches, (ii) the pledge and perfection of collateral with respect to which a lien may be perfected upon the Closing Date solely by the filing of financing statements under the Uniform Commercial Code and (iii) the pledge and perfection of security interests in the capital stock of the Borrower and its domestic Subsidiaries with respect to which a Lien may be perfected upon the Closing Date by the delivery of a stock certificate) after use by the Borrower of commercially reasonable efforts to do so, then the provision of any such Collateral (or creation or perfection of a security interest therein) shall not constitute a condition precedent to the Closing Date but shall be required to be delivered within the time periods to be mutually agreed by the Borrower and the Administrative Agent), shall be a condition to the Credit Extension on the Closing Date):

(a) The representations and warranties of the Borrower contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (unless otherwise qualified by materiality or the occurrence of a Material Adverse Effect) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (unless otherwise qualified by materiality or the occurrence of a Material Adverse Effect) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01. Existence, Qualification and Power. Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents and Related Documents to which it is a party and consummate the Transaction, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02. Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document and Related Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law except in each case referred to in clause (b)(i), (b)(ii) or (c), to the extent that such contravention or violation could not reasonably be expected to have a Material Adverse Effect.

5.03. Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or Related Document, or for the consummation of the Transaction and the Credit Transaction, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority nature thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents except for (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the filings of the certificates of merger in respect of the Merger, (iii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (iv) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure to obtain or make which could not reasonably be expected to have a Material Adverse Effect. All applicable waiting periods in connection with the Transaction and the Credit Transaction have expired without any action having been taken by any Governmental Authority restraining, preventing or imposing materially adverse conditions upon the Transaction, the Credit Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them. The Merger has been consummated in accordance with the Merger Agreement and applicable Law.

5.04. Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.

5.05. Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements with respect to the Borrower, and, to the Borrower’s knowledge, the Audited Financial Statements with respect to the Acquired Business (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries or the Acquired Business and its Subsidiaries, as the case may be, as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein; and (iii) show all material Indebtedness and other material liabilities, direct or contingent, of the Borrower and its Subsidiaries or the Acquired Business and its Subsidiaries, as the case may be, as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited consolidated balance sheets with respect to the Borrower dated April 4, 2010 and July 4, 2010, and, to the Borrower’s knowledge, the unaudited consolidated balance sheets with respect to the Acquired Business dated March 31, 2010 and June 30, 2010, and the related consolidated statements of income or operations and cash flows for the fiscal quarter ended on that date, in each case, (x) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (y) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries or the Acquired Business and its Subsidiaries, as the case may be, as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (x) and (y), to the absence of footnotes and to normal year-end audit adjustments. Schedule 5.05 sets forth all material Indebtedness and other material liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries and the Acquired Business and its consolidated Subsidiaries as of the date of such financial statements, including liabilities for taxes, material contracts and Indebtedness.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) The consolidated pro forma balance sheet of the Borrower and its Subsidiaries as at July 4, 2010, and the related consolidated pro forma statements of income and cash flows of the Borrower and its Subsidiaries for the twelve months then ended, certified by the chief financial officer or treasurer of the Borrower, copies of which have been furnished to each Lender, fairly present in all material respects the consolidated pro forma financial condition of the Borrower and its Subsidiaries as at such date and the consolidated pro forma results of operations of the Borrower and its Subsidiaries for the period ended on such date, in each case giving effect to the Transaction, all in accordance with GAAP.

(e) The consolidated forecasted balance sheet, statements of income and cash flows of the Borrower and its Subsidiaries delivered pursuant to Sections 4.01 and 6.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable in light of the conditions existing at the time of delivery of such forecasts, it being understood that actual results may vary from such forecasts and that such variations may be material.

5.06. Litigation. Except as set forth on Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement, any other Loan Document, any Related Document or the consummation of the Transaction, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07. No Default. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08. Ownership of Property; Liens; Investments.

(a) Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to all Material Owned Real Property except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or valid leasehold interests in all Material Owned Real Property Leases necessary or used in the ordinary conduct of its business.

(b) Schedule 5.08(b) sets forth a complete and accurate list of all Liens on the property or assets of each Loan Party and each of its Subsidiaries except for those Liens allowed under Section 7.01 (other than Section 7.01(b)), showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto. The property of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Liens set forth on Schedule 5.08(b), and as otherwise permitted by Section 7.01.

(c) Schedule 5.08(c) sets forth, as of the Closing Date, a complete and accurate list of all Material Owned Real Property owned by each Loan Party and each of its Subsidiaries, showing as of the date hereof the street address, county or other relevant jurisdiction, state, record owner and book and fair value thereof. Each Loan Party and each of its Subsidiaries has good, marketable and insurable fee simple title to the Material Owned Real Property owned by such Loan Party or such Subsidiary, free and clear of all Liens, other than Liens created or permitted by the Loan Documents or otherwise permitted by Section 7.01.

(d) (i) Schedule 5.08(d)(i) sets forth, as of the Closing Date, a complete and accurate list of all Material Real Property Leases under which any Loan Party or any Subsidiary of a Loan Party is the lessee, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof. To the Borrower’s knowledge, each such Material Real Property Lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms except as such enforceability may be limited by Debtor Relief Laws or general principles of equity.

(ii) Schedule 5.08(d)(ii) sets forth a complete and accurate list of all Material Real Property Leases under which any Loan Party or any Subsidiary of a Loan Party is the lessor, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof. To the Borrower’s knowledge, each such lease is the legal, valid and binding obligation of the lessee thereof, enforceable in accordance with its terms except as such enforceability may be limited by Debtor Relief Laws or general principles of equity.

(e) Schedule 5.08(e) sets forth a complete and accurate list of all material Investments held by any Loan Party or any Subsidiary of a Loan Party on the date hereof, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

5.09. Environmental Compliance.

(a) The Loan Parties are in compliance with all Environmental Laws except where any noncompliance claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) None of the properties currently owned or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list; except as could not reasonably be expected to have a Material Adverse Effect, to the Borrower’s knowledge there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the knowledge of the Loan Parties, on any property owned or operated by any Loan Party or any of its Subsidiaries; there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries; and Hazardous Materials have not been released, discharged or disposed of on any property currently owned or operated or, to the knowledge of the Loan Parties, formerly owned or operated by any Loan Party or any of its Subsidiaries except in each case as would not reasonably be expected to result in a Material Adverse Effect.

(c) Neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law except for such investigation or assessment or response action that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any of its Subsidiaries except for such liability that could not reasonably be expected to have a Material Adverse Effect.

5.10. Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies (which shall include an Approved Captive Insurance Subsidiary) in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates and as otherwise required by Section 6.07.

5.11. Taxes. Except as set forth in Schedule 5.11, the Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement. The Merger will not be taxable to the Borrower, the Acquired Business or any of their respective Subsidiaries or Affiliates.

5.12. ERISA Compliance.

(a) Each Plan is in compliance in all respects with the applicable provisions of ERISA, the Code and other Federal or state laws except where such noncompliance would not reasonably be expected to result in a Material Adverse Effect. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b) There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d) Neither the Borrower or any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (A) on the Closing Date, those listed on Schedule 5.12(d) hereto and (B) thereafter, Pension Plans not otherwise prohibited by this Agreement.

5.13. Subsidiaries; Equity Interests; Loan Parties. As of the Closing Date, no Loan Party has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except (i) those created under the Collateral Documents, and (ii) any nonconsensual Lien that is permitted under Section 7.01. No Loan Party has any equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13. All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and non-assessable. Set forth on Part (d) of Schedule 5.13 is a complete and accurate list of all Loan Parties, showing as of the Closing Date (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation. The copy of the charter of each Loan Party and each amendment thereto provided pursuant to Section 4.01(a)(vii) is a true and correct copy of each such document, each of which is valid and in full force and effect.

5.14. Margin Regulations; Investment Company Act.

(a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.

(b) None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15. Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

5.16. Compliance with Laws. Except as set forth on Schedule 5.16, as of the date hereof, each Loan Party and each Subsidiary thereof is in compliance in all respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or where such noncompliance could not reasonably be expected to have a Material Adverse Effect.

5.17. Intellectual Property; Licenses, Etc. Each Loan Party and each of its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict to the Borrower’s knowledge with the rights of any other Person, and Schedule 5.17 sets forth a complete and accurate list of all registered IP Rights owned or used by each Loan Party and each of its Subsidiaries. To the knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any of its Subsidiaries and material to the business of such Loan Party or Subsidiary infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened in writing, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18. Solvency. On the Closing Date after giving effect to the Transactions, the Loan Parties, on a consolidated basis, are Solvent.

5.19. Casualty, Etc. As of the date hereof, neither the businesses nor the properties, including without limitation, the Mortgaged Properties, of any Loan Party or any of its Subsidiaries are affected by any Casualty Event (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.20. Labor Matters. There are no strikes, stoppages or slowdowns or other labor disputes against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.20 as of the date hereof, to the knowledge of Borrower, hours worked by and payment made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable requirement of law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due from the Borrower or any of its Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the Borrower or the relevant Subsidiary.

5.21. Collateral Documents. The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 7.01) on all right, title and interest of the respective Loan Parties in the Collateral described therein. Except for filings completed prior to the Closing Date and as contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens.

5.22. Reportable Transactions. Neither the Borrower nor any of its Subsidiaries expects to identify one or more of the Loans under this Agreement as a “reportable transaction” on IRS Form 8886 filed with the U.S. tax returns for purposes of Section 6011, 6111 or 6112 of the Code or the Treasury Regulations promulgated thereunder.

5.23. Regulation H. No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

5.24. Use of Proceeds. The Borrowers will use the proceeds of (a) the Term Loans to effect the Transaction and pay related fees and expenses and (b) the Revolving Loans and Swing Line Loans on and after the Closing Date to provide ongoing working capital and for other general corporate purposes (including to effect Permitted Acquisitions).

5.25. Senior Debt. The Obligations constitute “Designated Senior Indebtedness” (or similar term) under, and defined in, any subordinated Indebtedness of the Borrower and its Subsidiaries.

5.26. Compliance with Health Care Laws. Without limiting the generality of any other representation and warranty contained herein:

(a) Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of Borrower, its Subsidiaries, and their respective officers, directors, employees, agents and contractors (exercising their respective duties on behalf of the Borrower or any of its Subsidiaries) and each hospice that is not a Subsidiary operated by Borrower or a Subsidiary is, and within the last six years has been, in compliance with all relevant Health Care Laws, and, with respect to the civil monetary penalty law (42 U.S.C. § 1320a-7a), none of them has engaged in any conduct that would result in a material violation of any law or regulation for which penalties could be imposed under 42 U.S.C. § 1320a-7a.

(b) Except as set forth on Schedule 5.26(b) and except as could not, individually or in the aggregate reasonably be expected to have a Material Adverse Effect, each of the Borrower and its Subsidiaries and each hospice that is not a Subsidiary but is operated by Borrower or a Subsidiary has (i) all licenses, consents, certificates, permits, authorizations, approvals, franchises, registrations, certificates of need, accreditations, and other rights from, and has made all declarations and filings with, all applicable Governmental Authorities and accrediting organizations (each, a “Health Care Permit”) necessary to operate its business, and (ii) not received notice and has no knowledge that any Governmental Authority or accreditation organization is considering limiting, suspending, terminating, or revoking any such Health Care Permit. All such Health Care Permits are valid and in full force and effect, except as could not reasonably be expected to have a Material Adverse Effect, and the Borrower and each of its Subsidiaries and each hospice that is not a Subsidiary but is operated by Borrower or a Subsidiary is in material compliance with the terms and conditions of all such Health Care Permits and with the rules and regulations of the Governmental Authorities and accrediting organizations having jurisdiction with respect to such Health Care Permits.

(c) To the extent it participates in a particular Program, each of the Borrower and its Subsidiaries and each hospice that is not a Subsidiary but is operated by Borrower or a Subsidiary meets all of the requirements of participation and payment of Medicare, Medicaid, Tricare any other state or federal government health care programs, and any other public or private third party payor programs (collectively, “Programs”) and is a party to valid participation agreements for payment by such Programs, except as could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.26(c), there is no investigation, audit, claim review, or other action pending or, to the knowledge of the Borrower, threatened which could result in a revocation, suspension, termination, probation, material restriction, material limitation, or non-renewal of any Program participation agreement or result in the Borrowers or any of its Subsidiaries exclusion from any Program, except as could not reasonably be expected to have a Material Adverse Effect. Schedule 5.26(c) sets forth an accurate, complete and current list of (i) all Medicaid, Tricare and other state and federal government health care program participation agreements, or, in the case of Medicare, each provider number, and (ii) the top twenty-five (25) payors, by revenue, in each case, of the Borrower and its Subsidiaries, on a consolidated basis, as of the Closing Date.

(d) None of the Borrower, any of its Subsidiaries, or their respective officers, directors and, to the Borrowers knowledge, employees, agents and contractors has been or is currently excluded from participation in government health care programs pursuant to 42 U.S.C. § 1320a-7; except (i) as set forth on Schedule 5.26(d) and (ii) with respect to employees, agents or contractors, where exclusion from participation in such government health programs could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e) Except as set forth on Schedule 5.26(e), as of the Closing Date, none of the Borrower or any of its Subsidiaries, or any hospice that is not a Subsidiary but is operated by Borrower or a Subsidiary (i) is a party to a corporate integrity agreement, (ii) has any reporting obligations pursuant to a settlement agreement, plan of correction, or other remedial measure entered into with any Governmental Authority, or (iii) has been served with or received any search warrant, subpoena, civil investigative demand or contact letter, or received notice of any audit (other than routine audits in the ordinary course of business) from any Governmental Agency related to its business operations. The Borrower and each of its Subsidiaries, as applicable, has complied in all material respects with the terms and conditions of any corporate integrity agreements, settlement agreements, plans of correction, other remedial measures, search warrants, subpoenas, civil investigative demands, or contract letters set forth on Schedule 5.26(e).

5.27. HIPAA Compliance.

(a) To the extent that and for so long as (i) the Borrower or any of its Subsidiaries or any hospice that is not a Subsidiary but is operated by Borrower or a Subsidiary is a “covered entity” as defined in 45 C.F.R. § 160.103, (ii) the Borrower or any of its Subsidiaries and/or its respective business and operations are subject to or covered by the HIPAA administrative requirements codified at 45 C.F.R. Parts 160 and 162 (the “Transactions Rule”) and/or the HIPAA security and privacy requirements codified at 45 C.F.R. Parts 160 and 164 (the “Privacy and Security Rules”), and/or (iii) the Borrower or any of its Subsidiaries sponsors any “group health plans” as defined in 45 C.F.R. § 160.103, such Person has, except to the extent that the failure to do any of the following could not reasonably be expected to have a Material Adverse Effect: (x) completed surveys, audits, inventories, reviews, analyses and/or assessments, including risk assessments (collectively “Assessments”), of all areas of its business and operations subject to HIPAA and/or that could be adversely affected by the failure of such Person to be HIPAA Compliant to the extent these Assessments are appropriate or required for such Person to be HIPAA Compliant; (y) established a plan for the Borrower and each of its Subsidiaries and each hospice that is not a Subsidiary but is operated by Borrower or a Subsidiary to be and remain HIPAA Compliant (a “HIPAA Compliance Plan”); and (z) implemented its HIPAA Compliance Plan to ensure that such Person is HIPAA Compliant. For purposes of this Agreement, “HIPAA Compliant” shall mean that a Person (1) is in compliance in all material respects with the applicable requirements of HIPAA, including all requirements of the Transactions Rule and the Privacy and Security Rules and (2) is not subject to, and could not reasonably be expected to become subject to, any civil or criminal penalty or any investigation, claim or process that could reasonably be expected to have a Material Adverse Effect.

(b) The Borrower and each of its Subsidiaries and/or certain other respective affiliates thereof have elected to be treated as a single covered entity in accordance with the Privacy and Security Rules (45 C.F.R. § 164.105(b)), have documented such affiliation in accordance with 45 C.F.R. §164.105(b), and are in compliance with the requirements of 45 C.F.R. §164.105(b).

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Subsidiary to:

6.01. Financial Statements. Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower (or, if earlier, 15 days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC))(commencing with the fiscal year ending January 2, 2011), a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated and consolidating statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and such consolidating statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Borrower and its Subsidiaries;

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or, if earlier, 5 days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)) (commencing with the fiscal quarter ended October 3, 2010), a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated and consolidating statements of income or operations and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and such consolidating statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Borrower and its Subsidiaries; and

(c) as soon as available, but in any event no later than 60 days after the end of each fiscal year of the Borrower, an annual business plan and budget of the Borrower and its Subsidiaries on a consolidated basis, including forecasts prepared by management of the Borrower, in form satisfactory to the Administrative Agent and the Required Lenders, of consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Subsidiaries on a quarterly basis for the then current fiscal year (including the fiscal year in which the Maturity Date for the Term B Facility occurs).

As to any information contained in materials furnished pursuant to Section 6.02(c), the Borrower shall not be separately required to furnish such information under Section 6.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein.

6.02. Certificates; Other Information. Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default under Section 7.11, or, if any such Default shall exist, stating the nature and status of such event;

(b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal quarter ended October 3, 2010) a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(c) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any of its Subsidiaries, or any audit of any of them;

(d) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(f) as soon as available, but in any event within 30 days after the end of each fiscal year of the Borrower, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for the Loan Parties and their Subsidiaries in form and detail reasonably satisfactory to the Administrative Agent and containing such additional information as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably specify;

(g) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(h) not later than five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of all material notices, requests and other documents (including amendments, waivers and other modifications) so received under or pursuant to any Related Document or instrument, indenture, loan or credit or similar agreement and, from time to time upon request by the Administrative Agent, such information and reports regarding such Related Documents, instruments, indentures and loan and credit and similar agreements as the Administrative Agent may reasonably request;

(i) promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any property described in the Mortgages to be subject to any materially adverse restrictions on ownership, occupancy, use or transferability under any Environmental Law;

(j) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, (i) a report supplementing Schedules 5.08(c), 5.08(d)(i) and 5.08(d)(ii), including an identification of all Material Owned Real Property and all Material Real Property Leases disposed of by any Loan Party or any Subsidiary thereof during such fiscal year, a list and description (including the street address, county or other relevant jurisdiction, state, record owner, book value thereof and, in the case of leases of property, lessor, lessee, expiration date and annual rental cost thereof) of all Material Real Property acquired or Material Owned Real Property Leases entered into during such fiscal year and a description of such other changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete; (ii) a report supplementing Schedule 5.17, setting forth (A) a list of registration numbers for all material patents, trademarks, service marks, trade names and copyrights awarded to any Loan Party or any Subsidiary thereof during such fiscal year and (B) a list of all material patent applications, trademark applications, service mark applications, trade name applications and copyright applications submitted by any Loan Party or any Subsidiary thereof during such fiscal year and the status of each such application; and (iii) a report supplementing Schedules 5.08(e) and 5.13 containing a description of all changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete, each such report to be signed by a Responsible Officer of the Borrower and to be in a form reasonably satisfactory to the Administrative Agent;

(k) not later than 30 days after such amendment, copies of each material amendment to any Organizational Document of any Loan Party; and

(l) promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.03. Notices. Promptly notify the Administrative Agent and each Lender:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c) of the occurrence of any ERISA Event;

(d) of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof;

(e) of the (i) occurrence of any Disposition of property or assets for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(ii), (ii) occurrence of any sale of capital stock or other Equity Interests for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(iii), (iii) incurrence or issuance of any Indebtedness for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(iv), and (iv) receipt of any Extraordinary Receipt for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.0(b)(v); and

(f) of any announcement by Moody’s or S&P of any change in a Debt Rating.

Each notice pursuant to this Section 6.03 (other than Section 6.03(e) or (f)) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

6.04. Payment of Obligations. Pay and discharge as the same shall become due and payable, all its material obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property which would not be allowed under Section 7.01; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05. Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; provided, however, that the Borrower may consummate the Merger; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06. Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except in the case of clauses (a) and (b) where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07. Maintenance of Insurance.

(a) Maintain with financially sound and reputable insurance companies, which shall include an Approved Captive Insurance Subsidiary, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance.

(b) In addition to, and without limiting the foregoing, Borrower and its Subsidiaries shall maintain or require the maintenance of medical malpractice and other professional insurance with a responsible insurance company, which shall include an Approved Captive Insurance Subsidiary, for and covering each Loan Party and each Loan Party’s employees, officers, directors or contractors who provides professional medical services to patients. Such insurance shall cover such casualties, risks and contingencies, shall be of the type and in amounts, and may be subject to deductibles as are customarily maintained by Persons employed or serving in the same or a similar capacity.

(c) With respect to each Mortgaged Property, obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time reasonably require, if at any time the area in which any improvements are located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

6.08. Compliance with Health Care Laws.

(a) Comply with all applicable Health Care Laws except where noncompliance could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b) Obtain, maintain and preserve, and take all necessary action to timely renew, all Health Care Permits which are necessary to operate its business except where such failure to obtain, maintain or preserve could not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect.

(c) (i) Remain in material compliance with all requirements of participation and payment of any Programs in which it participates, and (ii) maintain valid participation agreements for payment by any material Program that it bills and participates in.

(d) Comply in all material respects with all terms and conditions of each settlement agreement and corporate integrity agreement entered into with any Governmental Authority.

(e) Maintain on its behalf a corporate health care regulatory compliance program (“CPP”) which complies in all material respects with all applicable Health Care Laws and which, during the term of this Agreements, shall be modified from time to time, as necessary, to ensure continuing compliance with all applicable Health Care Laws.

6.09. Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in all material respects in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be, and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

6.10. Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at the Borrower’s expense; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. Notwithstanding anything to the contrary in this Section 6.10, none of the Borrower or any Loan Party will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any documents, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

6.11. Use of Proceeds. Use the proceeds of the Credit Extensions (i) to finance the Merger and the Refinancing, (ii) to pay fees and expenses incurred in connection with the Transaction and (iii) to provide ongoing working capital and for general corporate purposes not in contravention of any Law or of any Loan Document.

6.12. Covenant to Guarantee Obligations and Give Security.

(a) Upon the formation or acquisition of any new direct or indirect wholly-owned Subsidiary (other than an Approved Captive Insurance Subsidiary, any CFC or a Subsidiary that is held directly or indirectly by a CFC) by any Loan Party (which, for the purposes of this paragraph, shall include any existing Subsidiary that ceases to be an Approved Captive Insurance Subsidiary), then the Borrower shall, at the Borrower’s expense:

(i) within 30 days after such formation or acquisition, cause such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents,

(ii) within 30 days after such formation or acquisition, furnish to the Administrative Agent a description of the real and personal properties of such Subsidiary, in detail reasonably satisfactory to the Administrative Agent,

(iii) within 30 days after such formation or acquisition, cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to duly execute and deliver to the Administrative Agent Mortgages, Security Agreement Supplements, IP Security Agreement Supplements and other security and pledge agreements, as specified by and in form and substance satisfactory to the Administrative Agent (including delivery of all Pledged Securities in and of such Subsidiary, and other instruments of the type specified in Section 4.01(a)(iii)), securing payment of all the Obligations of such Subsidiary or such parent, as the case may be, under the Loan Documents and constituting Liens on all such real and personal properties,

(iv) within 30 days after such formation or acquisition, cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to take whatever action (including the recording of Mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be reasonably necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the Mortgages, Security Agreement Supplements, IP Security Agreement Supplements and security and pledge agreements delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law),

(v) within 60 days after such formation or acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (i), (iii) and (iv) above, and as to such other matters as the Administrative Agent may reasonably request, and

(vi) as promptly as practicable after such formation or acquisition, deliver, upon the request of the Administrative Agent in its sole discretion, to the Administrative Agent with respect to each Material Owned Real Property, title reports, surveys, opinions, life of loan flood hazard determinations and such other documentation as reasonably required by the Administrative Agent, each in scope, form and substance reasonably satisfactory to the Administrative Agent, provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent.

(b) Upon the acquisition of any property by any Loan Party, if such property, in the judgment of the Administrative Agent, shall not already be subject to a perfected first priority security interest in favor of the Administrative Agent for the benefit of the Secured Parties (subject to Liens permitted under Section 7.01), then the Borrower shall, at the Borrower’s expense:

(i) within 30 days after such acquisition, furnish to the Administrative Agent a description of the property so acquired in detail reasonably satisfactory to the Administrative Agent,

(ii) within 30 days after such acquisition, cause the applicable Loan Party to duly execute and deliver to the Administrative Agent a Mortgage, Security Agreement Supplements, IP Security Agreement Supplements and other security and pledge agreements, as specified by and in form and substance reasonably satisfactory to the Administrative Agent, securing payment of all the Obligations of the applicable Loan Party under the Loan Documents and constituting Liens on all such properties,

(iii) within 30 days after such acquisition, cause the applicable Loan Party to take whatever action (including the recording of Mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be reasonable, necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on such property, enforceable against all third parties except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law),

(iv) within 60 days after such acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to the matters contained in clauses (ii) and (iii) above and as to such other matters as the Administrative Agent may reasonably request, and

(v) as promptly as practicable after any acquisition of a Material Owned Real Property, deliver, upon the request of the Administrative Agent in its sole discretion, to the Administrative Agent with respect to such real property, a Mortgage, title reports, opinions, surveys, life of loan flood hazard determinations and any and all other documentation as reasonably required by the Administrative Agent, each in scope, form and substance satisfactory to the Administrative Agent, provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent,

(c) Upon the request of the Administrative Agent following the occurrence and during the continuance of a Default, the Borrower shall, at the Borrower’s expense:

(i) within 10 days after such request, furnish to the Administrative Agent a description of the real and personal properties of the Loan Parties and their respective Subsidiaries in detail reasonably satisfactory to the Administrative Agent,

(ii) within 15 days after such request, duly execute and deliver, and cause each Subsidiary (other than any CFC or a Subsidiary that is held directly or indirectly by a CFC) of the Borrower (if it has not already done so) to duly execute and deliver, to the Administrative Agent Mortgages, Security Agreement Supplements, IP Security Agreement Supplements and other security and pledge agreements, as specified by and in form and substance reasonably satisfactory to the Administrative Agent (including delivery of all Pledged Securities and Intercompany Notes in and of such Subsidiary, and other instruments of the type specified in Section 4.01(a)(iii)), securing payment of all the Obligations of such Subsidiary under the Loan Documents and constituting Liens on all such properties,

(iii) within 30 days after such request, take, and cause each Subsidiary (other than any CFC or a Subsidiary that is held directly or indirectly by a CFC) of the Borrower to take, whatever action (including the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be reasonably necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to Mortgages, Security Agreement Supplements, IP Security Agreement Supplements and security and pledge agreements delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law),

(iv) within 60 days after such request, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to the matters contained in clauses (ii) and (iii) above, and as to such other matters as the Administrative Agent may reasonably request, and

(v) as promptly as practicable after such request, deliver, upon the request of the Administrative Agent in its sole discretion, to the Administrative Agent with respect to each parcel of real property owned or held by the Borrower and its Subsidiaries, title reports, opinions, surveys, life of loan flood hazard determinations and such other documentation as reasonably required by the Administrative Agent each in scope, form and substance reasonably satisfactory to the Administrative Agent, provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent.

(d) At any time upon request of the Administrative Agent, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may deem reasonably necessary or desirable in obtaining the full benefits of, or (as applicable) in perfecting and preserving the Liens of, such guaranties, Mortgages, Security Agreement Supplements, IP Security Agreement Supplements and other security and pledge agreements.

(e) With respect to any captive insurance subsidiary to be formed after the Closing Date, if no Default or Event of Default shall exist and be continuing, the Borrower may request in writing to the Administrative Agent that such Subsidiary be designated an Approved Captive Insurance Subsidiary. Such request shall set forth the jurisdiction of organization of such Subsidiary, descriptions of any insurance, reinsurance, insurance fronting arrangements, material contracts and investments proposed to be entered into by such subsidiary and include all other such documents, instruments, agreements and certificates as the Administrative Agent may reasonably request. Upon receipt of such notice, the Administrative Agent may designate such Subsidiary as an Approved Captive Insurance Subsidiary.

6.13. Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) comply, and cause all lessees and other Persons operating or occupying its properties to comply, with all applicable Environmental Laws and Environmental Permits; (b) obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove; and (c) in each case to the extent required by applicable

Environmental Laws, clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

6.14. Further Assurances. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

6.15. Compliance with Terms of Leaseholds. Make all payments and otherwise perform all obligations in respect of all Material Real Property Leases to which the Borrower or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated other than in accordance with their terms or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

6.16. Interest Rate Hedging. Enter into and/or maintain at all times after 90 days from the Closing Date, interest rate Swap Contracts, with Persons acceptable to the Administrative Agent, covering a notional amount of not less than 50% of the aggregate consolidated outstanding Indebtedness for borrowed money (other than the Total Revolving Credit Outstandings) including the Senior Notes, and providing for such Persons to make payments thereunder for an initial period of no less than three years such that the foregoing amount (including after giving effect to any interest rate “floor” and the applicable forward curve related thereto acceptable to the Administrative Agent in its reasonable discretion) is effectively subject to (or deemed subject to) a fixed interest rate reasonably acceptable to the Administrative Agent.

6.17. Lien Searches. Promptly following receipt of the acknowledgment copy of any financing statements filed under the Uniform Commercial Code in any jurisdiction by or on behalf of the Secured Parties, deliver to the Administrative Agent completed requests for information listing such financing statement and all other effective financing statements filed in such jurisdiction that name any Loan Party as debtor, together with copies of such other financing statements.

6.18. Material Contracts. Perform and observe all the material terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect (except terminations thereof in accordance with its terms) and enforce each such Material Contract in accordance with its terms, in each case, as determined in good faith by the Borrower in the ordinary course of business.

6.19. Designation as Senior Debt. Designate all Obligations as “Designated Senior Indebtedness” (or similar term) under, and defined in, any subordinated Indebtedness of the Borrower and its Subsidiaries.

6.20. Maintenance of Debt Ratings. The Borrower shall use commercially reasonable efforts to maintain a public corporate rating from S&P and a public corporate family rating from Moody’s, in each case in respect of the Borrower, and a public rating of the Facilities and the Senior Notes, to the extent then outstanding, by each of S&P and Moody’s.

6.21 Post-Closing Covenants: The Borrower shall, and shall cause each Subsidiary to, comply with the terms and conditions set forth on Schedule 6.21.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

7.01. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names the Borrower or any of its Subsidiaries as debtor, or assign any accounts or other right to receive income, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 5.08(b) and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.02(e), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(e);

(c) Liens for taxes, assessments or governmental charges not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) statutory Liens of landlords and carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i) Liens securing Indebtedness permitted under Section 7.02(g); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost of the property being acquired on the date of acquisition;

(j) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower; provided that such Liens were not created in contemplation of such merger, consolidation or Investment and do not extend to any assets other than those of the Person merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary, and the applicable Indebtedness secured by such Lien is permitted under Section 7.02(h);

(k) other Liens outstanding in an aggregate principal amount not to exceed $30,000,000;

(l) the replacement, extension or renewal of any Lien permitted by clauses (i) through (k) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Indebtedness secured thereby;

(m) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(n) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof;

(o) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Borrower or any Loan Party, including rights of offset and setoff;

(p) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more of accounts maintained by the Borrower or any Loan Party, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(q) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(r) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(s) Liens securing Swap Contracts entered into for bona fide hedging purposes of Borrower or any Loan Party not for purposes of speculation;

(t) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower or any material Subsidiary, taken as a whole, or (ii) secure any Indebtedness;

(u) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on the items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of setoff) and which are within the general parameters customary in the banking industry;

(v) Liens solely on any cash earnest money deposits made by the Borrower or any of the Loan Parties in connection with any letter of intent or purchase agreement permitted hereunder;

(w) (1) any options, put and call arrangements, rights of first refusal and any other customary transfer restrictions relating to Investments in joint ventures, partnerships and the like permitted to be made under this Agreement and (2) any transfer restrictions existing on the Closing Date regarding Investments in the joint ventures listed on Schedule 7.5; and

(x) Liens securing Specified Prepayment Debt permitted by Section 7.02(l) and any Permitted Refinancing thereof; provided that, (if such Liens are (or are intended to be) junior to the Liens securing the Obligations, such Liens shall be Junior Liens and (ii) if such Liens are (or are intended to be) pari passu with the Liens securing the Obligations, such Liens shall be Other First Liens.

7.02. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(b) Indebtedness evidenced by the Senior Notes (and Guarantees thereof) resulting in gross proceeds of up to $325,000,000 and, in each case, any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and the direct or any contingent obligors with respect thereto are not changed, as a result of or in connection with such refinancing, refunding, renewal or extension (except that any one or more guarantors of the Senior Notes need not be guarantors under any such refinancing, refunding, renewal or extension); and provided, further, that the terms relating to amortization, maturity, ranking and other material terms taken as a whole as determined in good faith by the Borrower of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate; provided, further, that no Subsidiary of the Borrower that is not a Guarantor of the Obligations shall be a guarantor of the Senior Notes or any refinancings, refundings, renewals or extensions thereof;

(c) Indebtedness of a Subsidiary of the Borrower owed to the Borrower or a wholly-owned Subsidiary of the Borrower or of the Borrower owed to a wholly-owned Subsidiary of the Borrower, which Indebtedness shall (A) in the case of Indebtedness owed to a Loan Party, constitute “Intercompany Notes” under the Security Agreement, (B) be on terms (including subordination terms) acceptable to the Administrative Agent and (C) be otherwise permitted under the provisions of Section 7.03;

(d) Indebtedness under the Loan Documents;

(e) Indebtedness outstanding on the date hereof and listed on Schedule 7.02 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension; and provided, further, that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(f) Guarantees of the Borrower or any Guarantor in respect of Indebtedness otherwise permitted hereunder of the Borrower or any other Guarantor;

(g) Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $25,000,000;

(h) Indebtedness of any Person that becomes a Subsidiary of the Borrower after the date hereof in accordance with the terms of Section 7.03(i), which Indebtedness is existing at the time such Person becomes a Subsidiary of the Borrower (other than Indebtedness incurred solely in contemplation of such Person’s becoming a Subsidiary of the Borrower) in an aggregate amount not to exceed $50,000,000.;

(i) unsecured Indebtedness in an aggregate principal amount not to exceed $20,000,000 at any time outstanding;

(j) additional unsecured Indebtedness of the Borrower and Subsidiaries; provided that immediately before and immediately after giving effect to the incurrence of such Indebtedness on a Pro Forma Basis, (i) no Default shall have occurred and be continuing, and (ii) (A) the Consolidated Leverage Ratio shall be at least 0.25 less than the ratio set forth in Section 7.11(b) for the most recently ended Measurement Period and (B) the Minimum Liquidity Condition shall have been met;

(k) Obligations pursuant to any Cash Management Agreement incurred in the ordinary course of business;

(l) Indebtedness consisting of guarantees, indemnities, holdbacks or obligations in respect of purchase price adjustments in connection with dispositions of assets or acquisitions of assets, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such assets or Equity Interests of such Loan Parties for the purpose of financing such acquisition; provided that in the case of any acquisition of assets, (i) such Indebtedness shall not exceed 25% of the total purchase price of such assets and (ii) immediately before and immediately after giving effect to the incurrence of such Indebtedness on a Pro Forma Basis (A) no Default shall have occurred and be continuing, (B) the Consolidated Leverage Ratio shall be at least 0.25 less than the ratio set forth in Section 7.11(b) for the most recently ended Measurement Period and (C) the Minimum Liquidity Condition shall have been met;

(m) Indebtedness representing by (a) letters of credit for the account of the Borrower or any Loan Party or (b) other obligations to reimburse third parties pursuant to any surety bond or other similar arrangements, which letters of credit or other obligations, as the case may be, are intended to provide security for workers’ compensation claims, payment obligations in connection with sales tax and insurance or other similar requirements in the ordinary course of business;

(n) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days following its incurrence;

(o) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(p) Indebtedness representing deferred compensation to employees of the Borrower and the Loan Parties incurred in the ordinary course of business;

(q) Indebtedness incurred by the Borrower or any of the Loan Parties in respect of letters of credit, bank guarantees, obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees; and

(r) (i) Specified Prepayment Debt the Net Cash Proceeds of which are applied solely to the prepayment of Loans in accordance with Section 2.05(b) and (ii) any Permitted Refinancing thereof.

7.03. Investments. Make or hold any Investments, except:

(a) Investments held by the Borrower and its Subsidiaries in the form of Cash Equivalents;

(b) advances to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed $2,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c) (i) Investments by the Borrower and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof, (ii) additional Investments by the Borrower and its Subsidiaries in Loan Parties, (iii) additional Investments by Subsidiaries of the Borrower that are not Loan Parties in other Subsidiaries that are not Loan Parties and (iv) so long as no Default has occurred and is continuing or would result from such Investment, additional Investments by the Loan Parties in Subsidiaries that are not Loan Parties in an aggregate amount invested from the date hereof not to exceed $5,000,000; provided that any additional Investment under this subclause (iv) of this clause (c) by a Loan Party in an Approved Captive Insurance Subsidiary shall be subject to the limitations set forth in Section 7.03(i);

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Guarantees permitted by Section 7.02;

(f) Investments existing on the date hereof (other than those referred to in Section 7.03(c)(i)) and set forth on Schedule 5.08(e) and any modification, extension or renewal thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 7.03;

(g) the purchase or other acquisition of all of the Equity Interests in, or all or substantially all of the property of, any Person that, upon the consummation thereof, will be a Guarantor (including as a result of a merger or consolidation) (each, a “Permitted Acquisition”); provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.03(g):

(i) any such newly-created or acquired Subsidiary shall comply with the requirements of Section 6.12;

(ii) the lines of business of the Person to be (or the property of which is to be) so purchased or otherwise acquired shall be substantially the same lines of business as one or more of the principal businesses of the Borrower and its Subsidiaries in the ordinary course;

(iii) such purchase or other acquisition shall not include or result in any contingent liabilities that could reasonably be expected to be material to the business, financial condition or operations of the Borrower and its Subsidiaries, taken as a whole (as determined in good faith by the board of directors (or the persons performing similar functions) of the Borrower or such Subsidiary if the board of directors is otherwise approving such transaction and, in each other case, by a Responsible Officer);

(iv) (1) immediately before and immediately after giving effect on a Pro Forma Basis to any such purchase or other acquisition, and any incurrence of Indebtedness in connection therewith, no Event of Default shall have occurred, the Borrower and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 7.11 and the Minimum Liquidity Condition shall have been met and (2) immediately after giving effect on a Pro Forma Basis to any such purchase or other acquisition, and any incurrence of Indebtedness in connection therewith, (x) if the Consolidated Leverage Ratio of the Borrower and its Subsidiaries is greater than 3.5:1.0, then the aggregate amount of consideration in connection with any such purchases or acquisitions shall not exceed $200,000,000 and (y) if otherwise, then an aggregate amount of consideration in connection with any such purchases or acquisitions shall not exceed an amount such that the Consolidated Leverage Ratio of the Borrower and its Subsidiaries shall be at least 0.25:1.0 less than the then applicable Consolidated Leverage Ratio set forth in Section 7.11(b); provided that in each case of (1) and (2) such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such purchase, other acquisition or incurrence of Indebtedness associated therewith had been consummated as of the first day of the fiscal period covered thereby; and

(v) the Borrower shall have delivered to the Administrative Agent and each Lender, at least five Business Days prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, certifying that all of the requirements set forth in this clause (g) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;

(h) any Investment made as a result of the receipt of non-cash consideration from sale of assets permitted hereunder;

(i) Investments in Approved Captive Insurance Subsidiaries made in the ordinary course of business in an aggregate amount not in excess of the reserves as shall be required by GAAP after taking into account any advice of the Borrower’s actuarial consultants and auditors; provided that (i) no Default or Event of Default shall exist and be continuing, (ii) the Borrower shall have provided to the Administrative Agent a certificate of a Responsible Officer demonstrating that, after giving effect to such Investment, the Borrower and its Subsidiaries on a consolidated basis would have been in compliance with the financial covenants set forth in Section 7.11 for the most recently ended fiscal quarter for which financial statements are available and (iii) on a Pro Forma Basis giving effect to such Investment, the aggregate amount of Revolving Credit Commitments minus all Revolving Credit Borrowings, Swing Line Borrowings and L/C Obligations shall be greater than $20,000,000;

(j) Investments by any Approved Captive Insurance Subsidiary in cash and Cash Equivalents or such other Investments permitted pursuant to the Medicare Provider Reimbursement Manual Section 2162.2 (or any analogous regulation which replaces said section);

(k) any Investments received in compromise of obligations of such Persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(l) Swap Contracts permitted by Section 7.02;

(m) Investments the payment for which is Equity Interests of the Borrower;

(n) Investments in prepaid expenses, negotiable instruments held for collection, utility and workers’ compensation, performance and similar deposits made in the ordinary course of business;

(o) endorsements of negotiable instruments and documents in the ordinary course of business;

(p) Investments by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.03 in an aggregate amount not to exceed $20,000,000; and

(q) so long as (x) no Default or Event of Default has occurred and is continuing and (y) the Borrower and its Subsidiaries shall be in compliance on a Pro Forma Basis with all of the covenants set forth in Section 7.11, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such Investment had been made as of the first day of the fiscal period covered thereby, commencing in fiscal year 2012, the Borrower and its Subsidiaries may make Investments in an aggregate amount equal to the portion, if any, of the Available Amount on such date that the Borrower elects to apply to this clause (i), such election to be specified in a written notice of a Responsible Officer of the Borrower calculating in reasonable detail the Available Amount immediately prior to such election and the amount thereof elected to be so applied.

7.04. Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Loan Party is merging with another Subsidiary, such Loan Party shall be the continuing or surviving Person;

(b) any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Loan Party;

(c) any Subsidiary that is not a Loan Party may dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to (i) another Subsidiary that is not a Loan Party or (ii) to a Loan Party;

(d) the Borrower and its Subsidiaries may consummate the Merger;

(e) in connection with any acquisition permitted under Section 7.03, any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that (i) the Person surviving such merger shall be a wholly-owned Subsidiary of the Borrower and (ii) in the case of any such merger to which any Loan Party (other than the Borrower) is a party, such Loan Party is the surviving Person;

(f) so long as no Default has occurred and is continuing or would result therefrom, any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided, however, that in each case, immediately after giving effect thereto (i) in the case of any such merger to which the Borrower is a party, the Borrower is the surviving corporation and (ii) in the case of any such merger to which any Loan Party (other than the Borrower) is a party, such Loan Party is the surviving corporation; and

(g) so long as no Default has occurred and is continuing or would result therefrom, any Subsidiary listed on Schedule 7.04(g) may be dissolved or liquidated at anytime within twelve months of the Closing Date.

7.05. Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) Dispositions of property by any Subsidiary to the Borrower or to a wholly-owned Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be the Borrower or a Guarantor;

(e) Dispositions permitted by Section 7.04;

(f) the sale or other disposition of Cash Equivalents;

(g) the unwinding of any Swap Contracts;

(h) a Restricted Payment or Permitted Investment that is permitted hereunder;

(i) the granting of a Lien permitted under Section 7.01;

(j) Dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in a bankruptcy or similar proceeding and exclusive of factoring or similar arrangements;

(k) so long as no Default has occurred and is continuing or would result therefrom, Dispositions by the Borrower and its Subsidiaries of property; provided that the book value of all property so Disposed of shall not exceed $50,000,000 from and after the Closing Date and at least 75% of the purchase price for such property shall be paid to the Borrower or its Subsidiaries in cash or Cash Equivalents; and

(l) Dispositions of Equity Interests in or assets of entities listed on Schedule 7.05;

provided, however, that any Disposition pursuant to Section 7.05(a) through Section 7.05(f) and Sections 7.05(k) and (l) shall be for fair market value.

7.06. Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a) each Subsidiary may make Restricted Payments to the Borrower, any Subsidiaries of the Borrower that are Guarantors and any other Person that owns a direct Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c) except to the extent the Net Cash Proceeds thereof are required to be applied to the prepayment of the Loans pursuant to Section 2.05(b)(iii), the Borrower and each Subsidiary may purchase, redeem or otherwise acquire its common Equity Interests with the proceeds received from the substantially concurrent issue of new common Equity Interests;

(d) so long as (x) no Default or Event of Default has occurred and is continuing and (y) the Borrower and its Subsidiaries shall be in compliance on a Pro Forma Basis with all of the covenants set forth in Section 7.11, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such Restricted Payment had been made as of the first day of the fiscal period covered thereby, commencing in fiscal year 2012, the Borrower and its Subsidiaries may make Restricted Payments in an aggregate amount equal to the portion, if any, of the Available Amount on such date that the Borrower elects to apply to this clause (d), such election to be specified in a written notice of a Responsible Officer of the Borrower calculating in reasonable detail the Available Amount immediately prior to such election and the amount thereof elected to be so applied;

(e) so long as no Default has occurred and is continuing or would result therefrom, Restricted Payments by the Borrower and its Subsidiaries, provided that such Restricted Payments shall not exceed $15,000,000 from and after the Closing Date;

(f) Restricted Payments made on the Closing Date to consummate the Transaction;

(g) the repurchase, redemption or other acquisition for value of Equity Interests of Borrower or representing solely fractional shares of such Equity Interests in connection with a merger, consolidation, amalgamation or other combination involving Borrower;

(h) repurchases of Equity Interests in the Borrower or any Loan Party deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(i) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;

(j) payments made or expected to be made by the Borrower or any of the Loan Parties in respect of withholding or similar taxes payable by any future, present or former employee, director, manager or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options;

(k) the repurchase of Borrower’s Equity Interests pursuant to a stock repurchase plan approved by the Borrower’s Board of Directors in an aggregate amount not to exceed $5,000,000 per fiscal year, provided that if immediately after giving effect on a Pro Forma Basis to such repurchase the Consolidated Leverage Ratio of the Borrower and its Subsidiaries is less than or equal to 3.5:1.0, such repurchase of Equity Interests shall not exceed an aggregate amount of $10,000,000 per fiscal year; and

(l) the Borrower may make Restricted Payments to, directly or indirectly, purchase Equity Interests of the Borrower from present or former officers, directors, consultants, agents or employees (or their estates, trusts, family members or former spouses) of the Borrower or any of its Subsidiaries upon the death, disability, retirement or termination of the applicable officer, director, consultant, agent or employee, or pursuant to any equity subscription agreement, stock option or equity incentive award agreement, shareholders’ or members’ agreement or similar agreement, plan or arrangement; provided that the aggregate amount of payments under this clause in any fiscal year shall not exceed the sum of $2,000,000 in any calendar year; provided further, that any amount not used in any fiscal year may be carried over to the next calendar year.

7.07. Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

7.08. Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate.

The following items will not be deemed to be transaction with an Affiliate and, therefore, will not be subject to the provisions of the prior paragraph:

(1) transactions between or among the Borrower and/or any Loan Party;

(2) sales or awards of Equity Interests to Affiliates of the Borrower;

(3) reasonable and customary directors’ fees, indemnification and similar arrangements, consulting fees, employee salaries, bonuses or employment agreements, compensation or employee benefit arrangements, incentive and severance arrangements with any officer, director or employee of the Borrower or a Loan Party entered into in the ordinary course of business;

(4) any transactions made in compliance with the provisions of Section 7.05;

(5) loans and advances to officers and employees of Borrower or any Loan Party in the ordinary course of business in accordance with the past practices of Borrower or any Loan Party to the extent otherwise permitted by this Agreement;

(6) the Transactions and the payment of all fees and expenses related to the Transactions;

(7) written agreements entered into or assumed in connection with acquisitions of other businesses with Persons who were not Affiliates prior to such transactions approved by a majority of the Board of Directors of the Borrower; and

(8) any agreement as in effect as of the date of the Closing or any amendment thereto so long as any such amendment is not more disadvantageous to the Lenders in any material respect than the original agreement as in effect on the date of the Closing.

7.09. Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document, the Senior Notes Documentation or customary terms in any documentation providing for any Permitted Refinancing thereof) that

(a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to or invest in the Borrower or any Guarantor, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower, and (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person or

(b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person ; provided, however, that the foregoing shall not apply to Contractual Obligations (i) (A) which exist on the date hereof and as set forth on Schedule 7.09 or (B) exist at the time any Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower, (ii) in connection with any Lien permitted by Section 7.01 or any Disposition permitted by Section 7.05, (iii) which are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.03 and applicable solely to such joint venture entered into in the ordinary course of business, (iv) which are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.02 but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness (and excluding in any event any Indebtedness constituting any Junior Financing) and the proceeds and products thereof, (v) which are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (vi) which comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.02 to the extent that such restrictions apply only to the property or assets securing such Indebtedness or, in the case of Indebtedness incurred pursuant to Section 7.03(h) only, to the Loan Parties incurring or guaranteeing such Indebtedness, (vii) which are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Restricted Subsidiary, (viii) which are customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (ix) which are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business and (x) which are in connection with cash or other deposits permitted under Section 7.03.

7.10. Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11. Financial Covenants.

(a) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than the ratio set forth below opposite such fiscal quarter:

Four Fiscal Quarters Ending	Minimum Consolidated Interest Coverage Ratio
January 2, 2011	2.75 to 1.00
each quarter of fiscal year 2011	2.75 to 1.00
each quarter of fiscal year 2012	2.75 to 1.00
each quarter of fiscal year 2013	3.00 to 1.00
each fiscal quarter thereafter	3.00 to 1.00

(b) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio at any time during any period of four fiscal quarters of the Borrower set forth below to be greater than the ratio set forth below opposite such period:

Four Fiscal Quarters Ending	Maximum Consolidated Leverage Ratio
Closing Date through the third fiscal quarter of 2011	4.75 to 1.00
fourth fiscal quarter of 2011 through third fiscal quarter of 2012	4.50 to 1.00
fourth fiscal quarter of 2012 through third fiscal quarter of 2013	3.75 to 1.00
fourth fiscal quarter of 2013 and thereafter	3.00 to 1.00

7.12. Capital Expenditures. Make or become legally obligated to make any Capital Expenditure, except for Capital Expenditures in the ordinary course of business not exceeding, in the aggregate for the Borrower and it Subsidiaries, during each fiscal year an amount equal to 1.5% of the total revenue of the Borrower and its Subsidiaries on a consolidated basis for such fiscal year exclusive of any Net Cash Proceeds reinvested pursuant to Section 2.05(b) hereof; provided, however, that so long as no Default has occurred and is continuing or would result from such expenditure, no more than $12,500,000, if not expended in the fiscal year for which it is permitted above, may be carried over for expenditure in the next following fiscal year; and provided, further, if any such amount is so carried over, it will be deemed used in the applicable subsequent fiscal year before the respective amount permitted for any such fiscal year as set forth above.

7.13. Amendments of Organization Documents. Amend any of its Organization Documents in a manner materially adverse to the Lenders.

7.14. Accounting Changes. Make any change in (a) accounting policies or reporting practices, except as required by GAAP, or (b) fiscal year except the Borrower may change its fiscal year end to December 31.

7.15. Prepayments, Etc. of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness, except (a) the prepayment of the Credit Extensions in accordance with the terms of this Agreement, (b) regularly scheduled or required repayments or redemptions of Indebtedness set forth in Schedule 7.02 and refinancings and refundings of such Indebtedness in compliance with Section 7.02(e), (c) refinancings and refundings of Indebtedness permitted under Sections 7.02 in compliance with Section 7.02 and (d) so long as (x) no Default or Event of Default has occurred and is continuing and (y) the Borrower and its Subsidiaries shall be in compliance on a Pro Forma Basis with all of the covenants set forth in Section 7.11, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such payment had been made as of the first day of the fiscal period covered thereby, commencing in fiscal year 2012, the Borrower and its Subsidiaries may make any such payments in an aggregate amount equal to the portion, if any, of the Available Amount on such date that the Borrower elects to apply to this clause (d), such election to be specified in a written notice of a Responsible Officer of the Borrower calculating in reasonable detail the Available Amount immediately prior to such election and the amount thereof elected to be so applied.

7.16. Amendment, Etc. of Related Documents and Indebtedness. (a) Cancel or terminate any Related Document or consent to or accept any cancellation or termination thereof, (b) amend, modify or change in any manner materially adverse to the Lenders any term or condition of any Related Document or give any consent, waiver or approval thereunder which would be materially adverse to the Lenders, (c) waive any material default under or any material breach of any term or condition of any Related Document, (d) take any other action in connection with any Related Document that would materially impair the value of the interest or rights of any Loan Party thereunder or that would materially impair the rights or interests of the Administrative Agent or any Lender or (e) amend, modify or change in any manner materially adverse to the Lenders any term or condition of any Indebtedness set forth in Schedule 7.02, except for any refinancing, refunding, renewal or extension thereof permitted by Section 7.02(e).

7.17. Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents other than (a) this Agreement, the other Loan Documents and the Indebtedness permitted under Sections 7.02(b) and (e), and (b) any agreements governing any purchase money Liens or Capitalized Leases otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).

7.18. HIPAA Business Associate Agreement. Terminate the HIPAA Business Associate Agreement.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01. Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) pay within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) pay within three days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.03(a), 6.05(a), 6.11, 6.12 or Article VII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after written notice thereof by Administrative Agent to the Borrower; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (unless otherwise qualified by materiality or the occurrence of a Material Adverse Effect) when made or deemed made; or

(e) Cross-Default. (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of the Senior Notes or any other Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; provided that in the case of this clause (B) such failure is unremedied and is not waived by the holders of such Indebtedness or Guarantee prior to any termination of the Revolving Credit Commitments or acceleration of the Loans or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Loan Parties taken as a whole and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments. (i) There is entered against any Loan Party or any Subsidiary thereof one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of the potential claim and does not dispute coverage), or (ii) such final judgments could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, have not been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount that could reasonably be expected to result in a Material Adverse Effect, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount that could reasonably be expected to result in a Material Adverse Effect; or

(j) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.12 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject to Liens permitted by Section 7.01) on a material portion of the Collateral purported to be covered thereby except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent or the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements; or

(m) Subordination. (i) The subordination provisions of the documents evidencing or governing any subordinated Indebtedness (the “Subordination Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable subordinated Indebtedness; or (ii) the Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the Administrative Agent, the Lenders and the L/C Issuer or (C) that all payments of principal of or premium and interest on the applicable subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions.

8.02. Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03. Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.15 and 2.16, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including reasonable fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, Commitment Fees and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including reasonable fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Commitment Fees, Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations arising under the Loan Documents, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the L/C Issuer, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.04 and 2.15; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.15, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to the Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01. Appointment and Authority.

(a) Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(d) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

(e) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless such Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agents.

9.06. Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the consent of the Borrower (which shall not be unreasonably withheld or delayed) other than to the extent a Default or an Event of Default has occurred and is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07. Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08. No Other Duties, Etc.. Anything herein to the contrary notwithstanding, none of the Arrangers, Syndication Agents or Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

9.09. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the

L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer or in any such proceeding.

9.10. Collateral and Guaranty Matters. Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 10.01;

(b) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

(c) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense and upon receipt of any certifications reasonably requested by the Administrative Agent in connection therewith, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

9.11. Secured Cash Management Agreements and Secured Hedge Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, the Guaranty or any Collateral by virtue of the provisions hereof or of the Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

ARTICLE X

MISCELLANEOUS

10.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.02 as to any Credit Extension under a particular Facility without the written consent of the Required Revolving Lenders, the Required Term A Lenders or the Required Term B Lenders, as the case may be;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for (i) any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment or (ii) any scheduled reduction of any Facility hereunder or under any other Loan Document without the written consent of each Appropriate Lender;

(d) reduce the principal of, or the rate of interest or premium specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(e) change the order of application of any reduction in the Commitments or any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Section 2.05(b) or 2.06(b), respectively, in any manner that materially and adversely affects the Lenders under a Facility without the written consent of (i) if such Facility is the Term A Facility, the Required Term A Lenders, (ii) if such Facility is the Term B Facility, the Required Term B Lenders and (iii) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders;

(f) change (i) any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 10.01(f)), without the written consent of each Lender or (ii) the definition of “Required Revolving Lenders,” “Required Term A Lenders,” or “Required Term B Lenders” without the written consent of each Lender under the applicable Facility or (iii) or the definition of “Repricing Transaction” without the written consent of each Lender materially and adversely affected thereby;

(g) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(h) release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone); or

(i) impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of (i) if such Facility is the Term A Facility, each Term A Lender, (ii) if such Facility is the Term B Facility, each Term B Lender and (iii) if such Facility is the Revolving Credit Facility, each Revolving Lender;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto and (v) no amendment, waiver or consent shall amend, modify supplement or waive any condition precedent to any extension of credit under the Revolving Credit Facility set forth in Section 4.02 without the written consent of the Required Revolving Lenders under the Revolving Credit Facility (it being understood that (A) amendments, modifications, supplements or waivers of any other provision of any Loan Document, including any representation or warranty, any covenant or any Default, shall be deemed to be effective for purposes of determining whether the conditions precedent set forth in Section 4.02 have been satisfied regardless of whether the Required Revolving Lenders shall have consented to such amendment, modification, supplement or waiver and (B) such consent of the Required Revolving Lenders under the Revolving Credit Facility shall be the only consent required hereunder to make such modifications to the conditions precedent set forth in Section 4.02). Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding any provision herein to the contrary, this Agreement may be amended with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional revolving credit or term loan facilities to this Agreement, in each case subject to the limitations in Section 2.14, and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, and (ii) in connection with the foregoing, to permit, as deemed appropriate by the Administrative Agent and approved by the Required Lenders, the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrower may replace such non-consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph) and includes the payment to such Lender of all amounts owed including any premiums.

10.02. Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefore.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03. No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04. Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Arrangers, the Administrative Agent and the other Agents and their respective Affiliates (including the reasonable fees, charges and disbursements of Cahill Gordon & Reindel LLP, as counsel for the Arrangers, the Administrative Agent and the other Agents, one counsel for General Electric Capital Corporation to the extent incurred prior to the Closing, one regulatory counsel and one local counsel in each applicable jurisdiction), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrower. The Borrower shall indemnify each Agent (and any sub-agent thereof), each Arranger, each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06. Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f), (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts. (A) In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of either Term Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Term Commitment or Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Registrar information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to Section 10.06(b), Bank of America may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

10.07. Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.14(c) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to any Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential or is delivered pursuant to Section 6.01(c), 6.02 or 6.03 hereof. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such Indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. Notwithstanding the provisions of this Section 10.08, if at any time any Lender, the L/C Issuer or any of their respective Affiliates maintains one or more deposit accounts for the Borrower into which Medicare and/or Medicaid receivables are deposited, such Person shall waive the right of setoff set forth herein.

10.09. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13. Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, if any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including any premiums) and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14. Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE

UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (OTHER THAN AS PROVIDED IN ANY MORTGAGE WITH RESPECT TO ITSELF), OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c) WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW

10.15. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers, are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Arrangers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor the Arrangers has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor the Arrangers has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17. Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.18. USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.19. Time of the Essence. Time is of the essence of the Loan Documents.

10.20. ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

GENTIVA HEALTH SERVICES, INC.

By:	/s/ Tony Strange
Name: Tony Strange
Title: CEO and President

[Credit Agreement]

BANK OF AMERICA, N.A., as
Administrative Agent, Swing Line Lender,
L/C Issuer and Lender

By:	/s/ Alysa Trakas
Name: Alysa Trakas
Title: Vice President

[Credit Agreement]

GENERAL ELECTRIC CAPITAL
CORPORATION, as a Syndication Agent
Agent and Lender

By:	/s/ Andrew D. Moore
Name: Andrew D. Moore
Title: Duly Authorized Signatory

[Credit Agreement]

BARCLAYS BANK PLC.
as Co-Documentation Agent and Lender

By:	/s/ David Barton
Name: David Barton
Title: Director

[Credit Agreement]

SUNTRUST BANK,
as Co-Documentation Agent and Lender

By:	/s/ J. Cumming
Name: J. Cumming
Title: Vice President

[Credit Agreement]

FIFTH THIRD BANK,
as Co-Documentation Agent and Lender

By:	/s/ Joshua N. Livingston
Name: Joshua N. Livingston
Title: Officer

[Credit Agreement]

RAYMOND JAMES BANK.FSB

as a Revolving Credit Lender and Term A Loan Lender

By:	/s/ Steven Paley
Name: Steven Paley
Title: Senior Vice President

[Credit Agreement]

THE BANK OF NOVA SCOTIA,
as a Revolving Credit Lender

By:	/s/ Paula Czach
Name: Paula Czach
Title: Director

[Credit Agreement]

SCOTIABANC INC.,
as a Term A Loan Lender

By:	/s/ J.F. Todd
Name: J.F. Todd
Title: Managing Director

[Credit Agreement]

SIEMENS FINANCIAL SERVICES, INC.
as a Revolving Credit Lender and Term A Loan Lender

By:	/s/ David Kantes
Name: David Kantes
Title: Senior Vice President and Chief Risk Officer

By:	/s/ Carol Walters
Name: Carol Walters
Title: Vice President-Documentation

[Credit Agreement]

SOVEREIGN BANK,
as a Revolving Credit Lender and Term A Loan Lender

By:	/s/ Christine Gerula
Name: Christine Gerula
Title: Senior Vice President

[Credit Agreement]

SUMITOMO MITSUI BANKING CORPORATION,
as a Revolving Credit Lender and Term A Loan Lender

By:	/s/ William M. Ginn
Name: William M. Ginn
Title: Executive Officer

[Credit Agreement]

CALIFORNIA FIRST NATIONAL BANK,
as a Revolving Credit Lender and Term A Loan Lender

By:	/s/ D.N. Lee
Name: D.N. Lee
Title: Senior Vice President

[Credit Agreement]

STATE BANK OF INDIA LOS ANGELES AGENCY
as a Revolving Credit Lender and Term A Loan Lender

By:	/s/ Sanjay Gautam
Name: Sanjay Gautam
Title: Vice President (Cr. & Ops.)

[Credit Agreement]

SCHEDULES

to

CREDIT AGREEMENT

The Schedules to the Credit Agreement, dated as of August 17, 2010, by and among Gentiva Health Services, Inc., a Delaware corporation (the “Borrower”), each lender from time to time party hereto, and Bank of America, N.A., as administrative agent, swing line lender and L/C issuer, General Electric Capital Corporation, as syndication agent, and Barclays Bank PLC and SunTrust Bank, as co-documentation agents (the “Agreement”) are set forth on the following pages. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Agreement.

SCHEDULE 2.01

COMMITMENTS AND APPLICABLE PERCENTAGES

Revolving Credit Commitments

Lender	Revolving Credit Commitment	Applicable Percentage
Bank of America, N.A.	$20,000,000.00	16.000000%
General Electric Capital Corporation	$20,000,000.00	16.000000%
Barclays Bank PLC	$20,000,000.00	16.000000%
SunTrust Bank	$20,000,000.00	16.000000%
Fifth Third Bank	$10,000,000.00	8.000000%
The Bank of Nova Scotia	$7,500,000.00	6.000000%
Sovereign Bank	$7,500,000.00	6.000000%
Sumitomo Mitsui Banking Corporation	$7,500,000.00	6.000000%
Raymond James Bank, FSB	$5,000,000.00	4.000000%
State Bank of India Los Angeles Agency	$3,750,000.00	3.000000%
Siemens Financial Services, Inc.	$2,500,000.00	2.000000%
California First National Bank	$1,250,000.00	1.000000%

Total:	$125,000,000.00	100.000000%

Term A Commitments

Lender	Term Commitment	Applicable Percentage
Bank of America, N.A.	$30,000,000.00	15.000000%
Fifth Third Bank	$30,000,000.00	15.000000%
ScotiaBanc Inc.	$22,500,000.00	11.250000%
Sovereign Bank	$22,500,000.00	11.250000%
Sumitomo Mitsui Banking Corporation	$22,500,000.00	11.250000%
SunTrust Bank	$20,000,000.00	10.000000%
General Electric Capital Corporation	$15,000,000.00	7.500000%
Raymond James Bank, FSB	$15,000,000.00	7.500000%
State Bank of India Los Angeles Agency	$11,250,000.00	5.625000%
Siemens Financial Services, Inc.	$7,500,000.00	3.750000%
California First National Bank	$3,750,000.00	1.875000%

Total:	$200,000,000.00	100.000000%

Term B Commitments

Lender	Term Commitment	Applicable Percentage
Bank of America, N.A.	$206,250,000.00	37.500000%
General Electric Capital Corporation	$178,750,000.00	32.500000%
Barclays Bank PLC	$96,250,000.00	17.500000%
SunTrust Bank	$68,750,000.00	12.500000%

Total:	$550,000,000.00	100.000000%

2.01

SCHEDULE 2.03

LETTER OF CREDIT

Gentiva Letters Of Credit

LOC #	Beneficiary	Total Balance	Expiration Date	Issuer
F848021	Hartford Fire	$32,000,000	2/28/11	SunTrust
	Insurance Co.
	1993-2011
F848022	National Union	$2,281,943	2/28/11	SunTrust
	1989-1993
F848279	Hines REIT	$618,750	6/01/11	SunTrust
	(Melville, NY)
F848277	CIGNA NY**	$81,000	6/01/11	SunTrust

**	This letter of credit is a CareCentrix, Inc. (“CareCentrix”) obligation that was put in place prior to CareCentrix Holdings Inc.’s spin off from Gentiva. Gentiva is working with CareCentrix to establish a letter of credit to replace this one so this letter of credit can be terminated.

2.03

SCHEDULE 4.01(a)

MORTGAGED PROPERTIES

Entity of Record	Common Name and Address	Purpose/ Use	Improvements Located on Real Property	Approximate Square Footage	Legal Description (if Encumbered by Mortgage and/or Fixture Filing)	To be Encumbered by Mortgage and Fixture Filing
Odyssey HealthCare Fort Worth, LLC	6940 River Park Circle, Fort Worth, Tarrant County, Texas 76116	Office	Yes	10,000 sf	See Schedule A to Mortgage and/or fixture filing encumbering this property	Yes

Wiregrass Hospice Care, Inc. (f/k/a WG Acquisition Corp.)	2740 Headland Avenue, Dothan, Houston County, AL	Hospice, Home Health and DME office space; DME space leased to Lincare	Yes	Approx. 37,000 sf	See Schedule A to Mortgage and/or fixture filing encumbering this property.	Yes

Odyssey HealthCare Detroit, LLC	25285 West Eleven Mile Road, Southfield, Oakland County, MI 48033	Office and Inpatient Care	Yes	10,000 sf	See Schedule A to Mortgage and/or fixture filing encumbering this property.	Yes*

*	The mortgage for Odyssey HealthCare Detroit, LLC will be entered into post-closing.

4.01(a)

SCHEDULE 5.05

SUPPLEMENT TO INTERIM FINANCIAL STATEMENTS

1)	Indebtedness of the Borrower set forth on the unaudited consolidated balance sheets dated April 4, 2010 and July 4, 2010;

2)	To the Borrower’s knowledge, Indebtedness set forth on the unaudited consolidated balance sheets with respect to the Acquired Business dated March 31, 2010 and June 30, 2010, and the related consolidated statements of income or operations and cash flows for the fiscal quarter ended on that date;

3)	Reserves associated with government investigations were included in Medicare liabilities in the Borrower’s consolidated balance sheets and aggregated $12.5 million for both the period ending April 4, 2010 and July 4, 2010. These reserves relate to the settlement between Borrower and the United States Office of Inspector General relating to an investigation commenced in 2003 and settled during the first quarter, 2010.

4)	Purchase obligations relating to the Borrower’s outsourcing of certain I/T functions were $4.5 million and $3.9 million, respectively for the periods ending April 4, 2010 and July 4, 2010

See Schedule 7.02.

5.05

SCHEDULE 5.06

LITIGATION

1)	On February 14, 2008, Odyssey HealthCare, Inc. (“Odyssey”) received a letter from the Medicaid Fraud Control Unit of the Texas Attorney General’s office (the “MFCU”) notifying Odyssey that the MFCU is conducting an investigation concerning Medicaid hospice services provided by Odyssey, including Odyssey’s practices with respect to patient admission and retention, and requesting medical records of approximately 50 patients served by Odyssey’s programs in the State of Texas. Based on the preliminary stage of this investigation and the limited information that Odyssey have at this time, Odyssey cannot predict the outcome of this investigation, the Texas Attorney General’s views of the issues being investigated, any actions that the Texas Attorney General may take or the impact, if any, that the investigation may have on Odyssey’s business, results of operations, liquidity or capital resources. Odyssey believes that Odyssey is in material compliance with the rules and regulations applicable to the Texas Medicaid hospice program.

2)	On May 5, 2008, Odyssey received a letter from the United States Department of Justice (“DOJ”) notifying Odyssey that the DOJ is conducting an investigation of VistaCare, Inc. (“VistaCare”) and requesting that Odyssey provide certain information and documents related to its investigation of claims submitted by VistaCare to Medicare, Medicaid and TRICARE from January 1, 2003 through March 6, 2008, the date Odyssey completed the acquisition of VistaCare. Odyssey was informed that the DOJ and the Medicaid Fraud Control Unit of the Texas Attorney General’s Office are reviewing allegations that VistaCare may have billed the federal Medicare, Medicaid and TRICARE programs for hospice services that were not reasonably or medically necessary or performed as claimed. The basis of the investigation is a qui tam lawsuit filed in the United States District Court for the Northern District of Texas by a former employee of VistaCare. The lawsuit was unsealed on October 5, 2009 and served to Odyssey on January 28, 2010. In connection with the unsealing of the complaint, the DOJ filed a notice with the court declining to intervene in the qui tam action at this time. The Texas Attorney General also filed a notice of non-intervention with the court. While these actions should not be viewed as a final assessment by the DOJ or the Texas Attorney General of the merits of this qui tam action, Odyssey considers them to be positive developments. Odyssey continues to cooperate with the DOJ and the Texas Attorney General in their investigation of us. Based on the limited information that Odyssey have at this time, Odyssey cannot predict the outcome of the qui tam lawsuit or the related investigation, the DOJ’s or Texas Attorney General’s views of the issues being investigated other than the DOJ’s and Texas Attorney General’s notice declining to intervene in the qui tam action at this time, any actions that the DOJ or the Texas Attorney General may take or the impact, if any, that the investigation may have on Odyssey’s business, results of operations, liquidity or capital resources.

3)

On January 5, 2009, Odyssey received a letter from the Georgia State Health Care Fraud Control Unit notifying it that it is conducting an investigation concerning Medicaid hospice services provided by VistaCare from 2003 through 2007 and requesting certain

5.06

documents. Odyssey is cooperating with the Georgia State Health Care Fraud Control Unit and is complied with the document request. Based on the preliminary stage of this investigation and the limited information that Odyssey have at this time, Odyssey cannot predict the outcome of the investigation, the Georgia State Health Care Fraud Control Unit’s views of the issues being investigated, any actions that the Georgia State Health Care Fraud Control Unit may take or the impact, if any, that the investigation may have on Odyssey’s business, results of operations, liquidity or capital resources.

4)	On February 2, 2009, Odyssey received a subpoena from the United States Office of Inspector General (“OIG”) requesting certain documents related to Odyssey’s provision of continuous care services from January 1, 2004 through February 2, 2009. On September 9, 2009, Odyssey received a second subpoena from the OIG requesting medical records for certain patients who had been provided continuous care services by it during the same time period. Odyssey is cooperating with the OIG and are in the process of complying with the subpoena requests. Based on the preliminary stage of this investigation and the limited information that Odyssey has at this time Odyssey cannot predict the outcome of the investigation, the OIG’s views of the issues being investigated, any actions that the OIG may take or the impact, if any, that the investigation may have on Odyssey’s business, results of operations, liquidity or capital resources.

5)	On February 23, 2010, Odyssey received a subpoena from the OIG requesting various documents and certain patient records of Odyssey’s Rhode Island hospice programs relating to services performed from January 1, 2006 through December 31, 2009. Odyssey is cooperating with the OIG and is in the process of complying with the subpoena request. Because of the preliminary stage of this investigation and the limited information that Odyssey has at this time Odyssey cannot predict the outcome of the investigation, the OIG’s views of the issues being investigated, any actions that the OIG may take or the impact, if any, that the investigation may have on Odyssey’s business, results of operations, liquidity or capital resources.

6)	On May 27, 2010, a lawsuit captioned Pompano Beach Police & Firefighters’ Retirement System v. Odyssey Healthcare, Inc., et al., Cause No. CC-10-03561-E, was filed in the County Court at Law No. 5 in Dallas County, Texas against Odyssey, the members of Odyssey’s board of directors, Gentiva Health Services, Inc., and GTO Acquisition Corp. The lawsuit, brought by a plaintiff, who is a purported stockholder of Odyssey, both individually and on behalf of a putative class of stockholders, alleges that Odyssey’s board of directors breached its fiduciary duties, and that Odyssey and Borrower aided and abetted the purported breaches, in connection with the merger. The petition seeks equitable relief, including, among other things, to enjoin consummation of the merger, rescission of the Plan of Merger, and an award of all costs of the action, including reasonable attorneys’ fees.

7)

On June 9, 2010, a lawsuit captioned Eric Hemminger, individually and on behalf of all others similarly situated, v. Richard Burnham, Robert Lefton, David Cross, David Steffy, John Carlyle, Paul Feldstein, Shawn Schabel, Robert Ortenzio, James Buncher, Odyssey HealthCare, Inc., Gentiva Health Services, Inc. and GTO Acquisition Corp. Case No. DC-10-06982, was filed in the District Court A-14th Judicial Circuit in Dallas County, Texas against Odyssey, the members of Odyssey’s board of directors, Borrower, and

5.06 - 2 -

GTO Acquisition Corp. The lawsuit, brought by a plaintiff, who is a purported stockholder of Odyssey, both individually and on behalf of a putative class of stockholders, alleges that Odyssey’s board of directors breached its fiduciary duties, and that Odyssey and Gentiva aided and abetted the purported breaches, in connection with the merger. The petition seeks equitable relief, including, among other things, to enjoin consummation of the merger, rescission of the Plan of Merger, and an award of all costs of the action, including reasonable attorneys’ fees.

8)	On July 2, 2010, a lawsuit captioned John O. Hansen, individually and on behalf of all others similarly situated, v. Odyssey HealthCare Inc., et. al., Case No. 3:10-cv-01305-G,U.C. was filed in the United States District Court for the Northern District of Texas against Odyssey, the members of Odyssey’s board of directors, Gentiva, and GTO Acquisition Corp. The lawsuit, brought by a plaintiff, who is a purported stockholder of Odyssey, both individually and on behalf of a putative class of stockholders, alleges that Odyssey’s board of directors breached its fiduciary duties, and that Odyssey and Gentiva aided and abetted the purported breaches, in connection with the merger. The petition seeks equitable relief, including, among other things, to enjoin consummation of the merger, rescission of the Plan of Merger, and an award of all costs of the action, including reasonable attorneys’ fees.

9)	In a letter dated May 12, 2010, the United States Senate Finance Committee requested information from Borrower regarding its Medicare utilization rates for therapy visits. The letter was sent to all of the publicly traded home healthcare companies mentioned in a recent Wall Street Journal article that explored the relationship between the Centers for Medicare & Medicaid Services home health policies and the utilization rates of some health agencies. As part of the initial production of documents, on May 26, 2010 the Senate Finance Committee requested supplemental information relating to Borrower’s compliance program, policies and procedures and billing manuals. Borrower has responded to these requests. Given the preliminary stage of the proceedings, Borrower is unable to assess the probable outcome or potential liability, if any, arising from this matter.

10)	In a letter dated July 13, 2010, the Securities and Exchange Commission (“Commission”) requested that Borrower preserve all documents between January 1, 2000 and the present that relate to the Borrower’s participation in the Medicare home health prospective payment system. On July 16, 2010, Borrower received a subpoena from the Commission requesting the production of documents. Borrower believes the investigation by the Commission is similar to the Commission’s ongoing investigations and the inquiry from the Senate Finance Committee previously mentioned. Borrower plans to comply with the subpoena and cooperate with the investigation. Given the preliminary stage of the proceedings, Borrower is unable to assess the probable outcome or potential liability, if any, arising from this matter.

See Schedule 5.20.

5.06 - 3 -

SCHEDULE 5.08(b)

EXISTING LIENS

GENTIVA HEALTH SERVICES, INC.

SECURED PARTY	FILING JURISDICTION	FILING TYPE	FILE NUMBER	FILE DATE	COLLATERAL
FORSYTHE MCARTHUR ASSOCIATES, INC.	NY	UCC-1 Financing Statement	124724 20082803128	6/27/2001 1/19/2006 (continuation)	Leased Equipment

IBM CREDIT LLC	DE Secretary of State	UCC-1 Financing Statement	20082262671	7/1/2008	Leased Equipment

NATIONAL CITY VENDOR FINANCE LLC	DE Secretary of State	UCC-1 Financing Statement	20083478581	10/15/2008	Leased Equipment

RICOH AMERICAS CORPORATION	DE Secretary of State	UCC-1 Financing Statement	20101492010	4/29/2010	Leased Equipment

ODYSSEY HEALTHCARE, INC.

SECURED PARTY	FILING JURISDICTION	FILING TYPE	FILE NUMBER	FILE DATE	COLLATERAL
BANC OF AMERICA LEASING & CAPITAL, LLC	DE Secretary of State	UCC-1 Financing Statement	20082803128	8/15/2008	Leased Equipment

5.08(b)

SECURED PARTY	FILING JURISDICTION	FILING TYPE	FILE NUMBER	FILE DATE	COLLATERAL
BANC OF AMERICA LEASING & CAPITAL, LLC	DE Secretary of State	UCC-1 Financing Statement	20083512827	10/17/2008	Leased Equipment

SUMNER GROUP INC.	DE Secretary of State	UCC-1 Financing Statement	05-0030961307	10/5/2005	Leased Equipment

HEALTHFIELD OPERATING GROUP, INC.

SECURED PARTY	FILING JURISDICTION	FILING TYPE	FILE NUMBER	FILE DATE	COLLATERAL
KEY EQUIPMENT FINANCE INC.	DE Secretary of State	UCC-1 Financing Statement	52322312	4/6/2010 11/09/2006 (continuation date)	Leased Equipment

POPULAR LEASING U.S.A., INC.	DE Secretary of State	UCC-1 Financing Statement	52434430	8/5/2005	Leased Equipment

GENERAL ELECTRIC CAPITAL CORPORATION	DE Secretary of State	UCC-1 Financing Statement	53680601	11/30/2005	Leased Equipment

POPULAR LEASING U.S.A., INC.	DE Secretary of State	UCC-1 Financing Statement	54035862	12/20/2005	Leased Equipment

POPULAR LEASING U.S.A., INC.	DE Secretary of State	UCC-1 Financing Statement	61977800	6/9/2006	Leased Equipment

5.08(b) - 2 -

GENTIVA HEALTH SERVICES (USA), INC.

SECURED PARTY	FILING JURISDICTION	FILING TYPE	FILE NUMBER	FILE DATE	COLLATERAL
CITICORP VENDOR FINANCE, INC.	DE Secretary of State	UCC-1 Financing Statement	20697221	2/27/2002 11/9/2006 (continuation date)	Leased Equipment

CITICORP VENDOR FINANCE, INC.	DE Secretary of State	UCC-1 Financing Statement	20697254	2/27/2002 11/09/2006 (continuation date)	Leased Equipment

CITICORP VENDOR FINANCE, INC.	DE Secretary of State	UCC-1 Financing Statement	20697288	2/27/2002 11/09/2006 (continuation date)	Leased Equipment

CITICORP VENDOR FINANCE, INC.	DE Secretary of State	UCC-1 Financing Statement	20697312	2/27/2002 11/09/2006 (continuation date)	Leased Equipment

HONEYWELL GLOBAL FINANCE LLC	DE Secretary of State	UCC-1 Financing Statement	20074113519	10/30/2007	Leased Equipment

HONEYWELL GLOBAL FINANCE LLC	DE Secretary of State	UCC-1 Financing Statement	20074186044	11/2/2007	Leased Equipment

VISTACARE, INC.

SECURED PARTY	FILING JURISDICTION	FILING TYPE	FILE NUMBER	FILE DATE	COLLATERAL
US EXPRESS LEASING, INC.	DE Secretary of State	UCC-1 Financing Statement	60770065	3/6/2006	Leased Equipment

5.08(b) - 3 -

SECURED PARTY	FILING JURISDICTION	FILING TYPE	FILE NUMBER	FILE DATE	COLLATERAL
US EXPRESS LEASING, INC.	DE Secretary of State	UCC-1 Financing Statement	64290938	12/8/2006	Leased Equipment

US EXPRESS LEASING, INC.	DE Secretary of State	UCC-1 Financing Statement	64451613	12/19/2006	Leased Equipment

US BANCORP	DE Secretary of State	UCC-1 Financing Statement	52286210	7/25/2005	Leased Equipment

US BANCORP	DE Secretary of State	UCC-1 Financing Statement	53501666	11/10/2005	Leased Equipment

US BANCORP	DE Secretary of State	UCC-1 Financing Statement	54037033	12/28/2005	Leased Equipment

US BANCORP	DE Secretary of State	UCC-1 Financing Statement	54067709	12/30/2005	Leased Equipment

US BANCORP	DE Secretary of State	UCC-1 Financing Statement	600965387	1/10/2006	Leased Equipment

US BANCORP	DE Secretary of State	UCC-1 Financing Statement	60590885	2/17/2006	Leased Equipment

US BANCORP	DE Secretary of State	UCC-1 Financing Statement	61394501	4/19/2006	Leased Equipment

5.08(b) - 4 -

ODYSSEY HEALTHCARE OF FLINT, INC. (successor in interest to Avalon Hospice)

SECURED PARTY	FILING JURISDICTION	FILING TYPE	FILE NUMBER	FILE DATE	COLLATERAL
GREAT AMERICA LEASING CORPORATION	MI Secretary of State	UCC-1 Financing Statement	2007132659-0	8/22/2007	Leased Equipment

5.08(b) - 5 -

SCHEDULE 5.08(c)

OWNED REAL PROPERTY

(Material Owned Real Property)

Entity of Record	Common Name and Address	County	Improvements Located on Real Property	Approximate Square Footage	Legal Description (if Encumbered by Mortgage and/or Fixture Filing)	Book Value & Fair Market Value
Odyssey HealthCare Fort Worth, LLC	6940 River Park Circle, Fort Worth, Texas 76116	Tarrant County, Texas	Yes	10,000 sf	See Schedule A to Mortgage and/or fixture filing encumbering this property	Book Value: $2,430,829.72 2006 Title Insurance Amount: $2,889,896.00

Wiregrass Hospice Care, Inc. (f/k/a WG Acquisition Corp.)	2740 Headland Avenue, Dothan, AL	Houston County, Alabama	Yes	Approx. 37,000 sf	See Schedule A to Mortgage and/or fixture filing encumbering this property.	$2.2 million

Odyssey HealthCare Detroit, LLC	25285 West Eleven Mile Road, Southfield, MI 48033	Oakland County, Michigan	Yes	10,000 sf	See Schedule A to Mortgage and/or fixture filing encumbering this property	Book Value: $2,555,942.42 Tax Assessment Value: $1,016,800

5.08(c)

SCHEDULE 5.08(d)(i)

MATERIAL LEASED REAL PROPERTY

Leased or Other Interests in Real Property with Annual Payments of $200,000 or Greater

Entity of Record	Common Name and Address	Landlord / Owner	Description of Lease or Other Documents Evidencing Interest/Purpose Use	Expiration Date of Lease	Approximate Square Footage	Annual Rent
Family Hospice, a Texas limited partnership	5639 Jefferson St. NE, Albuquerque, New Mexico 87109	The Tanger Company, a New Mexico general partnership and Montclaire, Ltd., a New Mexico limited partnership	Lease Documents: Office/Warehouse Building Lease Agreement dated September 12, 2005, as amended by First Amendment to Vista West Business Center Office/Warehouse Building Lease Agreement dated October 15, 2005 Purpose/Use: General office use and related purposes	December 31, 2010	13,043 SF	$201,514

Odyssey Healthcare Operating A, LP, d/b/a Odyssey Healthcare of Colorado Springs, a Delaware limited partnership	2102 University Park Blvd., Colorado Springs, El Paso County, Colorado 80918	Hospice Properties IV, L.L.C., an Arizona limited liability company	Lease Documents: Lease Agreement dated March 29, 2006 Purpose/Use: Hospice care inpatient facility and related office uses and any other lawful use	February 28, 2017	7,730 SF	$343,602

VistaCare, Inc.	2425 Williams Road, Columbus, Georgia 31909	Franciscan Woods	Lease Documents: Lease Agreement dated September 8, 2006 Purpose/Use: Establishment and operation of an inpatient hospice unit, together with appropriate office and administrative space and related uses	January 31, 2012	9,000 SF	$241,885

5.08(d)(i)

Entity of Record	Common Name and Address	Landlord / Owner	Description of Lease or Other Documents Evidencing Interest/Purpose Use	Expiration Date of Lease	Approximate Square Footage	Annual Rent
VistaCare USA, Inc., d/b/a Odyssey Healthcare of Columbus, a Delaware corporation	1087 Dennison Avenue, Columbus, Ohio 43210	Select Specialty Hospital – Columbus, Inc., a Delaware corporation	Lease Documents: Sublease Agreement dated February 17, 2009 Purpose/Use: Inpatient hospice unit	October 22, 2014	8,000 SF	$200,000

VistaCare, Inc., a Delaware corporation	101 N. Upper Broadway, Corpus Christi, Texas 78401	Trinity Towers Limited Partnership, a Tennessee limited partnership, d/b/a Trinity Towers	Lease Documents: Lease Agreement dated November 13, 2006 Purpose/Use: Inpatient hospice unit	April 25, 2012	9,152 SF	$240,000

Odyssey Healthcare, Inc. a Delaware corporation	717 North Harwood, Dallas, Texas 75201	Harwood Street Office Limited Partnership, a Delaware limited partnership	Lease Documents: Lease dated November 18, 1996, as amended by Amendment No. 1 to Lease dated March 4, 1998, as amended by Amendment No. 2 to Lease dated February 27, 2002, as amended by Amendment No. 3 to Lease dated May 1, 2003, as amended by Amendment No. 4 to Lease dated May 29, 2003, as amended by Amendment No. 5 to Lease dated September 30, 2005 Purpose/Use: General office	July 31, 2013	70,000 SF	$1,387,992

5.08(d)(i) - 2 -

Entity of Record	Common Name and Address	Landlord / Owner	Description of Lease or Other Documents Evidencing Interest/Purpose Use	Expiration Date of Lease	Approximate Square Footage	Annual Rent
Odyssey HealthCare Operating A, LP d/b/a Odyssey HealthCare of Georgia, a Delaware limited partnership	2362 Lawrenceville Hwy, Suite 200, Decatur, Georgia 30033	The Original Diamond Company, Inc., a Georgia corporation	Lease Documents: Commercial Lease Agreement (Triple Net Lease) dated December 7, 2004 Purpose/Use: Hospice care inpatient facility and office	May 26, 2017	11,392 SF	$263,238

Odyssey Healthcare of Flint, LLC, a Delaware limited liability company	2360 Stonebridge Drive Flint, Michigan 48532	Avalon Hospice, a Michigan nonprofit corporation	Lease Documents: Lease Agreement dated December 31, 2008 Purpose/Use: Hospice care inpatient facility and related office uses and any other lawful use	December 31, 2013	18,618 SF	$300,000

Odyssey Healthcare Operating A, LP d/b/a Odyssey HealthCare of Las Vegas	4011 S. McLeod, Las Vegas, Nevada 89121	Jacks Properties I, LLC, a Nevada limited liability company	Lease Documents: Medical Real Estate NNN Lease dated February 15, 2003, as amended by First Amendment to Lease dated July 31, 2007 Purpose/Use: Hospice care facility	February 14, 2015	27,000 SF, consisting of a 21,000 SF medical facility and a 6,000 office building	$667,980

Family Hospice, Ltd., a Texas limited partnership	1717 B Norfolk Avenue, 4th Floor, Lubbock, Texas 79416	Carillon, Inc., a Texas non- profit corporation	Lease Documents: Office Space Lease dated September 1, 2005 Purpose/Use: Office space and administrative purposes	April 30, 2011	12,500 SF	$415,200

Odyssey HealthCare Operating A, LP, a Delaware limited partnership, d/b/a Odyssey HealthCare of Phoenix[1]	6215 East Arbor Ave., Mesa, Arizona 85206	Hospice Properties, LLC, an Arizona limited liability company	Lease Documents: Lease Agreement dated November 1, 2007 Purpose/Use: Hospice care inpatient facility and related office uses and any other lawful use	March 31, 2015	5,720 SF	$236,079

5.08(d)(i) - 3 -

Entity of Record	Common Name and Address	Landlord / Owner	Description of Lease or Other Documents Evidencing Interest/Purpose Use	Expiration Date of Lease	Approximate Square Footage	Annual Rent
Odyssey HealthCare of Marion County, Inc., a Delaware corporation, d/b/a/ Odyssey HealthCare	6161 Blue Lagoon Drive, Suite 170, Miami, Florida 33126	Metropolitan Life Insurance Company, a New York corporation	Lease Documents: Lease dated March 23, 2009, as assigned pursuant to Assignment of Lease dated November 1, 2009 Purpose/Use: General office use	August 31, 2016	9,954 SF	$248,850

Odyssey HealthCare Operating A, LP d.b.a Odyssey HealthCare of Palm Springs	74350 Country Club Drive, Palm Desert, California 92260-1608	ManorCare Health Services, Inc., d/b/a ManorCare Health Services – Palm Desert	Lease Documents: Hospice Unit Agreement dated April 7, 2006, as amended by Amendment to Hospice Unit Agreement dated April 26, 2008 Purpose/Use: Operation of a hospice unit	April 6, 2011, automatically renewing for successive one-year terms unless sooner terminated	Square feet not specified; Premises described as rooms 501-514, consisting of 22 beds, a family room, shower room, private courtyard and a portion of the adjacent nursing station	$898,380

Odyssey HealthCare Operating A, LP, a Delaware limited partnership, d/b/a Odyssey HealthCare of Phoenix	8977 West Athens Street, Peoria, Arizona 85382	Hospice Properties III, LLC, an Arizona limited liability company	Lease Documents: Lease Agreement dated November 1, 2007 Purpose/Use: Hospice care inpatient facility and related office uses and any other lawful use	January 31, 2016	5,720 SF	$228,425

[1]	Tenant has Right of First Refusal.

5.08(d)(i) - 4 -

Entity of Record	Common Name and Address	Landlord / Owner	Description of Lease or Other Documents Evidencing Interest/Purpose Use	Expiration Date of Lease	Approximate Square Footage	Annual Rent

Odyssey HealthCare Operating A, LP, d/b/a Odyssey HealthCare of North Texas, a Delaware limited partnership	3800 II W. 15th Street, Plano, Texas 75075	McCreek Medical, Ltd., a Texas limited liability company	Lease Documents; Lease Agreement (Office) dated April 27, 2006, as amended by First Amendment to Lease February [blank], 2007 Purpose/Use: Hospice facility and/or healthcare related administrative offices	December 9, 2014	10,339 SF	$237,797
VistaCare, Inc., a Delaware corporation	4242 Woodcock Drive, San Antonio, Texas 78228	AP-Knight, LP, a Delaware limited partnership	Lease Documents: Office Building Lease dated July 26, 2004 Purpose/Use: General office purposes directly related to Tenant’s business as a home hospice provider	January 31, 2011	14,489 SF	$393,826.02

Odyssey Healthcare, Inc., a Delaware corporation	9444 Balboa Avenue, San Diego, California	Property LS OB One Corporation, an Oregon corporation	Lease Documents: Office Lease dated June [blank], 2000, as amended by First Amendment to Office Lease dated September 1, 2003, as amended by Second Amendment to Office Lease dated December 21, 2005, as amended by Third Amendment dated September 5, 2008 Purpose/Use: General office purposes	January 31, 2011	6,840 SF	$212,505

Odyssey HealthCare Operating A, LP, a Delaware limited partnership, d/b/a Odyssey HealthCare of Tucson	750 East Foothills Drive, Tucson, Arizona 85718	Hospice Properties II, LLC, an Arizona limited liability company	Lease Documents: Lease Agreement dated November 1, 2007 Purpose/Use: Hospice care inpatient facility and related office uses and any other lawful use	January 31, 2016	5,720 SF	$240,537

5.08(d)(i) - 5 -

Entity of Record	Common Name and Address	Landlord / Owner	Description of Lease or Other Documents Evidencing Interest/Purpose Use	Expiration Date of Lease	Approximate Square Footage	Annual Rent
Odyssey HealthCare Operating A, LP, a Delaware limited partnership, d/b/a Odyssey HealthCare of Tucson	5210 E. Williams Circle, Tucson, Arizona 85711.	WC Partners, an Arizona general partnership	Lease Documents: Office Building Lease dated June 13, 2008 Purpose/Use: General office use	August 31, 2015	12,352 SF	$324,101

Odyssey HealthCare Operating A, LP, a Delaware limited partnership, d/b/a Odyssey Healthcare of San Antonio	4440 Piedras Drive South 125, San Antonio, Texas 78228	Brass Centerview Holdings, LLC	Lease Documents: Office Building Lease, dated March 31, 2008 Purpose/Use: General Administrative Office Use	July 31, 2015	11,076 SF	$192,800

Family Hospice Ltd.	601 Dr. MLK Avenue, Albuquerque, NM	Lovelace Sandia Health System, Inc.	Lease Documents: Office Building Lease Purpose/Use: General office use	August 30, 2010	7,859 SF	$208,276

Family Hospice, Ltd. d/b/a VistaCare	303 Lantern Bend Drive, Houston, Texas 77090	ARC Cypress Station, L.P. d/b/a The Hampton Cypress Station	Lease Documents Assisted Living Facility Inpatient Lease Agreement, dated October ___, 2009 Purpose/Use: Establishment and operation of an 11-15 bed inpatient hospice unit	Unknown	8,500 SF	$228,000

Van Winkle Home Health Care, Inc.	106 Riverview Drive, Flowood, Rankin County, Mississippi	Regent Real Estate Holdings, LLC	Lease Documents: Office Building Lease Agreement, dated July 14, 2006 Purpose/Use: Home Health and Hospice office use and related purposes	June 30, 2016	Approx. 18,000 SF	$404,280

5.08(d)(i) - 6 -

Entity of Record	Common Name and Address	Landlord / Owner	Description of Lease or Other Documents Evidencing Interest/Purpose Use	Expiration Date of Lease	Approximate Square Footage	Annual Rent

Wiregrass Hospice of South Carolina, LLC	676 Wando Park Blvd., Mount Pleasant, Charleston County, SC 29464-7936	Hospice of Charleston, Inc.	Lease Documents: Lease Agreement, dated August 1, 2008 Purpose/Use: Hospice inpatient unit and related office uses and any other lawful use	July 31, 2018	Approx. 16,000 SF	$420,000

Mid-South Home Health Agency, Inc.	2200 Riverchase Center, Building 700, Suite 700, Birmingham, Shelby County, AL 35244-2915	Colonial Realty Limited Partnership	Lease Documents: Lease Agreement dated July 20, 2004 Purpose/Use: Home Health and DME office uses and any other lawful use	July 31, 2011	Approx. 22,000 SF	$248,701

Healthfield, Inc. for the benefit of Healthfield Hospice Services, Inc.	1395 S. Marietta Pkwy., Suite 902, Marietta, Cobb County, GA 30067-7830	LA/GA Business Centers, Inc.	Lease Documents: Lease Agreement, dated November 15, 2004 Sublease Agreement not yet executed by Lincare Purpose/Use: Home Health Hospice and DME Office uses and any other lawful use	March 31, 2015	Approx. 27,000 SF	$255,251

Gentiva Health Services, Inc.	12900 Foster Street Overland Park, Johnson County, KS	Normandin Family Partners	Lease Documents: Office Lease Agreement, as amended, dated August 31, 2005 Purpose/Use: Office uses and any other lawful use	February 28, 2013	Approx. 53,000 sf	$1,019,595

5.08(d)(i) - 7 -

Entity of Record	Common Name and Address	Landlord / Owner	Description of Lease or Other Documents Evidencing Interest/Purpose Use	Expiration Date of Lease	Approximate Square Footage	Annual Rent

Gentiva Health Services, Inc.	3903 Northdale, Tampa, Hillsborough County, FL	Northdale Plaza, LLC	Lease Documents: Lease Agreement, dated November 15, 2003, as amended by that First Amendment, dated April 16, 2004, as amended by that Second Amendment, dated October 1, 2004, as amended by that certain Third Amendment, dated May 31, 2006, as amended by that certain Fourth Amendment, dated August 9, 2006, as amended by that certain Fifth Amendment, dated August 1, 2006 Purpose/Use: Financial Services and related office uses and any other lawful use	April 30, 2012	Approx. 66,000 SF	$1,201,769

Healthfield Operating Group, Inc.	3350 Riverwood Parkway, Suite 1400, Atlanta, Cobb County, GA 30339	Riverwood 100 VAF, LLC	Lease Documents: Office Building Lease Agreement, as amended, dated March 23, 2005 Purpose/Use: Office uses and any other lawful use (Corporate office)	July 31, 2012	Approx. 53,000 SF	$1,262,271

5.08(d)(i) - 8 -

Entity of Record	Common Name and Address	Landlord / Owner	Description of Lease or Other Documents Evidencing Interest/Purpose Use	Expiration Date of Lease	Approximate Square Footage	Annual Rent

Gentiva Health Services, Inc.	3 Huntington Quadrangle, Suite 200S, Melville, NY 11747-4627	Flatbrick, LLC	Lease Documents: Agreement of Lease, as amended, dated July 7, 2000, as amended by that First Amendment, dated November 14, 2000 Sublease, dated January 8, 2003 and expiring August 31, 2010 Purpose/Use: Office uses and any other lawful use (former corporate office; will be vacated in August 2010)	August 31, 2010	Approx. 50,000 SF	$1,533,260

Gentiva Health Services, Inc.	711 E. Missouri, Phoenix, Maricopa County, AZ	Presson Advisory, L.L.C.	Lease Documents: Lease Agreement, as amended Purpose/Use: Financial Services and related office uses and any other lawful use	November 30, 2012	Approx. 39,000 SF	$780,505

Wiregrass Hospice, LLC for the benefit of Healthfield Hospice Services, Inc.	34 Upper Riverdale Road, Suite 101, Riverdale, Clayton County, GA 30274-2635	Southern Crescent Group, LLC	Lease Documents: Lease Agreement and Addendum, dated August 21, 2006 TO BE VACATED August 2010 Purpose/Use: Inpatient uses and any other lawful use	August 31, 2010	Approx. 8,600 SF	$218,838

5.08(d)(i) - 9 -

Entity of Record	Common Name and Address	Landlord / Owner	Description of Lease or Other Documents Evidencing Interest/Purpose Use	Expiration Date of Lease	Approximate Square Footage	Annual Rent
Mid-South Home Health Agency, Inc.	Lease Address states 4520 Exec Park Drive, C100 A, Montgomery, AL (Actual street address is: 2511 Fairlane Drive, Montgomery, Montgomery County, AL 36116)	Montgomery Office Buildings, LLC	Lease Documents: Lease Agreement, dated August 16, 2005 Purpose/Use: Home Health and DME and related office uses and any other lawful use	August 31, 2012	Approx. 15,000 SF	$245,800

Gentiva Certified Healthcare Corp., Gentiva Health Services (USA), Inc. and Gentiva Health Services, (Quantum) Corp.	505 E. Capovilla Ave., Las Vegas, NV	McCarran Center LC	Lease Documents: Lease Agreement and 7 amendments Purpose/Use: Home Health and related office use and any other lawful use.	December 25, 2010	Approx. 11,000 sq ft.	$206,612

5.08(d)(i) - 10 -

SCHEDULE 5.08(d)(ii)

MATERIAL SUBLEASED REAL PROPERTY

Entity of Record	Common Name and Address	Landlord / Owner	Description of Lease or Other Documents Evidencing Interest	Expiration Date of Lease	County	Annual Rent
SBH Colorado	2102 University Park Boulevard, Colorado Springs, Colorado 80918	Odyssey Healthcare Operating A, LP	Lease Documents: Sublease, dated December 1, 2008	5/30/2012	El Paso County	$147,982

TNT USA, Inc.	3 Huntington Quadrangle, Suite 200S, Melville, NY.	Gentiva Health Services, Inc.	Lease Documents: Sublease, dated January 8, 2003	8/31/2010	Suffolk County	$591,488

Andventure, Inc.	711 E. Missouri, Phoenix, AZ	Gentiva Health Services, Inc.	Lease Documents: Sublease, dated March 14, 2009	11/29/2012	Maricopa County	$131,988

Lincare, Inc.	2740 Headland Avenue, Dothan, AL.	Gentiva Health Services, Inc	Lease Documents: Lease, dated as of January, 2010	12/31/10	Houston County	$60,610

Lincare, Inc.	2200 Riverchase Center, Building 700, Suite 700, Birmingham, AL 35244-2915	Mid-South Home Health Agency, Inc.	Lease Documents: Sublease, dated as of February 1, 2010	1/31/11	Shelby County	$219,538

Lincare, Inc.	1395 S. Marietta Pkwy., Suite 902, Marietta, GA 30067-7830	Healthfield, Inc.	Lease Documents: Sublease, dated as of February 1, 2010	3/31/15	Cobb County	$109,108

Lincare, Inc.	2511 Fairlane Drive, Suite 100, Montgomery, AL 36116	Mid-South Home Health Agency, Inc.	Lease Documents: Sublease, dated as of February 2, 2010	August 31, 2012	Montgomery County	$37,848

5.08(d)(ii)

SCHEDULE 5.08(e)

EXISTING INVESTMENTS

(a) Equity Interests of Companies and Subsidiaries

Entity	Record Owner	Certificate No.	No. Shares/Interest
Odyssey HealthCare of South Texas, LLC	Odyssey HealthCare Operating B, LP	N/A	N/A

Odyssey HealthCare of Augusta, LLC	Odyssey HealthCare Operating B, LP	N/A	60

Odyssey HealthCare of Kansas City, LLC	Odyssey HealthCare Operating B, LP	N/A	N/A

Odyssey HealthCare of Savannah, LLC	Odyssey HealthCare Operating B, LP	N/A	121

(b) Other Equity Interests

Entity	Record Owner	Certificate No.	No. Shares
CareCentrix Holdings Inc.	Gentiva Health Services Holding Corp.	23 6 PS-13	260,000 Common 2,340,000 Common 234,000 Preferred

(c) Promissory Notes

Entity	Principal Amount	Date of Issuance	Interest Rate	Maturity Date
CareCentrix, Inc. issued note to Gentiva Health Services Holding Corp.	$25,000,000	09/25/2008	10.0%	3/25/2014

5.08(e)

SCHEDULE 5.11

TAXES

Audit - State of Indiana — Two tax audits underway by the same auditor for the Indiana Department of Revenue for two separate Odyssey entities – Odyssey HealthCare Operating A, LP and Vistacare USA, Inc. The Vistacare USA, Inc. audit covers sales & use tax for 2005-2007 and income tax years 2006-2008. The Odyssey HealthCare Operating A, LP audit covers sales & use tax for 2007-2009 and income tax years 2006-2008.

5.11

SCHEDULE 5.12(d)

PENSION PLANS

None.

5.12(d)

SCHEDULE 5.13

SUBSIDIARIES; EQUITY INTERESTS; LOAN PARTIES

Part A - Equity Interests in Subsidiaries.

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest
Gentiva Certified Healthcare Corp.	Gentiva Health Services Holding Corp.	2	100

Gentiva Health Services (Certified), Inc.	Gentiva Health Services Holding Corp.	7	1,000

Gentiva Health Services Holding Corp.	Gentiva Health Services, Inc.	3	100

Gentiva Health Services (USA) Inc.	Gentiva Health Services Holding Corp.	4	1,000

Gentiva Services of New York, Inc.	Gentiva Health Services Holding Corp.	1	1,000

New York Healthcare Services, Inc.	Gentiva Health Services Holding Corp.	3	100

OHS Service Corp.	Gentiva Health Services Holding Corp.	2	100

QC-Medi New York, Inc.	Gentiva Health Services Holding Corp.	3	100

Quality Care - USA, Inc.	Gentiva Health Services Holding Corp.	3	10

Quality Managed Care, Inc.	Gentiva Health Services Holding Corp.	1	1,000

The Healthfield Group, Inc.	Gentiva Health Services, Inc.	1	1,000

Healthfield Operating Group, Inc.	The Healthfield Group, Inc.	1	1,000 Common

Healthfield Operating Group, Inc.	The Healthfield Group, Inc.	A-1	1,000 Series A

Healthfield, Inc.	Healthfield Operating Group, Inc.	17	1,000

Chattahoochee Valley Home Care Services, Inc.	Healthfield, Inc.	5	400

5.13

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest
Chattahoochee Valley Home Health, Inc.	Chattahoochee Valley Home Care Services, Inc.	3	1,000

CHMG Acquisition Corp.	Healthfield, Inc.	1	100

Capital Health Management Group, Inc.	CHMG Acquisition Corp.	8	10,526,316

Access Home Health of Florida, Inc.	Capital Health Management Group, Inc.	2	100

Capital CareResources, Inc.	Capital Health Management Group, Inc.	C-100	10,000

Capital CareResources of South Carolina, Inc.	Capital Health Management Group, Inc.	C-100	10,000

CHMG of Atlanta, Inc.	Capital Health Management Group, Inc.	C-100	10,000

CHMG of Griffin, Inc.	Capital Health Management Group, Inc.	C-100	10,000

Eastern Carolina Home Health Agency, Inc.	Capital Health Management Group, Inc.	A10	1,425 Class A

Eastern Carolina Home Health Agency, Inc.	Capital Health Management Group, Inc.	B13	1,425 Class B

Home Health Care of Carteret County, Inc.	Capital Health Management Group, Inc.	A26	1,425 Class A

Home Health Care of Carteret County, Inc.	Capital Health Management Group, Inc.	B31	1,425 Class B

Tar Heel Health Care Services, Inc.	Capital Health Management Group, Inc.	A29	1,425 Class A

Tar Heel Health Care Services, Inc.	Capital Health Management Group, Inc.	B34	1,425 Class B

Tar Heel Staffing, Inc.	Capital Health Management Group, Inc.	C-100	10,000

Healthfield Home Health, Inc.	Healthfield, Inc.	3	1,000

Healthfield Hospice Services, Inc.	Healthfield, Inc.	1	100

Healthfield of Southwest Georgia, Inc.	Healthfield, Inc.	2	1,000

5.13 - 2 -

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest
Healthfield of Statesboro, Inc.	Healthfield, Inc.	1	100

Healthfield of Tennessee, Inc.	Healthfield, Inc.	1	100

Mid-South Home Care Services, Inc.	Healthfield, Inc.	2	1,000

Mid-South Home Health Agency, Inc.	Healthfield, Inc.	7	9,999

Mid-South Home Health Agency, Inc.	Healthfield, Inc.	8	1,765

Mid-South Home Health of Gadsden, Inc.	Healthfield, Inc.	2	100

Total Care Home Health of Louisburg, Inc.	Healthfield, Inc.	1	100

Total Care Home Health of North Carolina, Inc.	Healthfield, Inc.	2	100

Total Care Home Health of South Carolina, Inc.	Healthfield, Inc.	2	100

Total Care Services, Inc.	Healthfield, Inc.	1	100

Wiregrass Hospice Care, Inc.	Healthfield, Inc.	2	100

Gentiva Rehab Without Walls, LLC	Gentiva Health Services (USA) Inc.	N/A	N/A

Horizon Health Network LLC	Wiregrass Hospice Care, Inc.	3	N/A

Mid-South Home Health Agency, LLC	Horizon Health Network LLC	2	N/A

Mid-South Home Care Services, LLC	Horizon Health Network LLC	2	N/A

Wiregrass Hospice LLC	Horizon Health Network LLC	1	N/A

Wiregrass Hospice of South Carolina, LLC	Horizon Health Network LLC	N/A	N/A

PHHC Acquisition Corp.	Gentiva Certified Healthcare Corp.	1	100

Home Health Care Affiliates of Mississippi, Inc.	Gentiva Certified Healthcare Corp.	4 5 6	333 333 333

Home Health Care Affiliates, Inc.	Gentiva Certified Healthcare Corp.	5 6 7	333 333 333

Gilbert’s Home Health Agency, Inc.	Home Health Care Affiliates, Inc.	2	100,000

5.13 - 3 -

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest
Home Health Care Affiliates of Central Mississippi, L.L.C.	Gentiva Certified Healthcare Corp.	N/A	N/A

Gilbert’s Hospice Care of Mississippi, LLC	Gentiva Certified Healthcare Corp.	N/A	N/A

Van Winkle Home Health Care, Inc.	Home Health Care Affiliates, Inc.	1	100,000

Gilbert’s Hospice Care, LLC	Gentiva Certified Healthcare Corp.	N/A	N/A

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest
Odyssey HealthCare, Inc.	Gentiva Health Services, Inc.	1-A	1,000

Odyssey HealthCare Holding Company	Odyssey Healthcare, Inc.	001	1,000

Odyssey HealthCare GP, LLC	Odyssey HealthCare Holding Company	N/A	N/A

Odyssey HealthCare LP, LLC	Odyssey HealthCare Holding Company	N/A	N/A

Odyssey HealthCare Operating A, LP	Odyssey HealthCare GP, LLC	N/A	N/A

Odyssey HealthCare Management, LP	Odyssey HealthCare GP, LLC	N/A	N/A

Odyssey HealthCare Operating B, LP	Odyssey HealthCare GP, LLC	N/A	N/A

Odyssey HealthCare Operating A, LP	Odyssey HealthCare LP, LLC	N/A	N/A

Odyssey HealthCare Management, LP	Odyssey HealthCare LP, LLC	N/A	N/A

5.13 - 4 -

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest
Odyssey HealthCare Operating B, LP	Odyssey HealthCare LP, LLC	N/A	N/A

Odyssey HealthCare of South Texas, LLC	Odyssey HealthCare Operating B, LP	N/A	N/A

Odyssey HealthCare Fort Worth, LLC	Odyssey HealthCare Operating B, LP	N/A	N/A

Odyssey HealthCare Detroit, LLC	Odyssey HealthCare Operating B, LP	N/A	N/A

Odyssey HealthCare Austin, LLC	Odyssey HealthCare Operating B, LP	N/A	N/A

Odyssey HealthCare of Augusta, LLC	Odyssey HealthCare Operating B, LP	N/A	60

Odyssey HealthCare of Kansas City, LLC	Odyssey HealthCare Operating B, LP	N/A	N/A

Odyssey HealthCare of St. Louis, LLC	Odyssey HealthCare Operating B, LP	N/A	N/A

VistaCare of Boston, LLC	Odyssey HealthCare Operating B, LP	N/A	N/A

Odyssey HealthCare of Flint, LLC	Odyssey HealthCare Operating B, LP	N/A	N/A

Odyssey HealthCare of Collier County, Inc.	Odyssey HealthCare Operating B, LP	1	1,000

Odyssey HealthCare of Manatee County, Inc.	Odyssey HealthCare Operating B, LP	1	1,000

Odyssey HealthCare of Northwest Florida, Inc.	Odyssey HealthCare Operating B, LP	1	1,000

5.13 - 5 -

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest
Odyssey HealthCare of Savannah, LLC	Odyssey HealthCare Operating B, LP	N/A	121

Odyssey HealthCare of Hillsborough County, Inc.	Odyssey HealthCare Operating B, LP	1	1,000

Odyssey HealthCare of Marion County, Inc.	Odyssey HealthCare Operating B, LP	1	1,000

Odyssey HealthCare of Pinellas County, Inc.	Odyssey HealthCare Operating B, LP	1	1,000

VistaCare, Inc.	Odyssey Healthcare Holding Company	1	1,000

Vista Hospice Care, Inc.	VistaCare, Inc.	2	100

FHI Health Systems, Inc.	VistaCare, Inc.	2	100

CareNation, Inc.	VistaCare, Inc.	2	100

VistaCare USA, Inc.	Vista Hospice Care, Inc.	2	100

FHI GP, Inc.	FHI Health Systems, Inc.	2	1,000

FHI LP, Inc.	FHI Health Systems, Inc.	2	1,000

Family Hospice, Ltd.	FHI GP, Inc.	N/A	N/A

Family Hospice, Ltd.	FHI LP, Inc.	N/A	N/A

FHI Management, Ltd.	FHI GP, Inc.	N/A	N/A

FHI Management, Ltd.	FHI LP, Inc.	N/A	N/A

Part (b) Equity Interests in other parties.

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest
CareCentrix Holdings Inc.	Gentiva Health Services Holding Corp.	23 6 PS-13	260,000 Common 2,340,000 Common 234,000 Preferred

5.13 - 6 -

Part (d) Loan Parties

Company	Chief Executive Office Address	Jurisdiction	Federal Taxpayer Identification Number
Odyssey Healthcare, Inc.	717 N. Harwood, Suite 1500, Dallas, Texas 75201	Delaware	43-1723043

Odyssey HealthCare Holding Company	717 N. Harwood, Suite 1500, Dallas, Texas 75201	Delaware	75-2925311

Odyssey HealthCare GP, LLC	717 N. Harwood, Suite 1500, Dallas, Texas 75201	Delaware	75-2932676

Odyssey HealthCare LP, LLC	4011-A McLeod Drive, Las Vegas, NV 89121	Delaware	74-2998154

Odyssey HealthCare Operating A, LP	717 N. Harwood, Suite 1500, Dallas, Texas 75201	Delaware	75-2752908

Odyssey HealthCare Management, LP	717 N. Harwood, Suite 1500, Dallas, Texas 75201	Delaware	75-2923658

Odyssey HealthCare Operating B, LP	717 N. Harwood, Suite 1500, Dallas, Texas 75201	Delaware	75-2937832

Odyssey HealthCare Fort Worth, LLC	717 N. Harwood, Suite 1500, Dallas, Texas 75201	Delaware	Disregarded

Odyssey HealthCare Detroit, LLC	717 N. Harwood, Suite 1500, Dallas, Texas 75201	Delaware	Disregarded

Odyssey HealthCare Austin, LLC	717 N. Harwood, Suite 1500, Dallas, Texas 75201	Delaware	Disregarded

Odyssey HealthCare of St. Louis, LLC	717 N. Harwood, Suite 1500, Dallas, Texas 75201	Delaware	26-1174571

VistaCare of Boston, LLC	717 N. Harwood, Suite 1500, Dallas, Texas 75201	Delaware	26-1544595

Odyssey HealthCare of Flint, LLC	717 N. Harwood, Suite 1500, Dallas, Texas 75201	Delaware	26-3920362

Odyssey HealthCare of Collier County, Inc.	717 N. Harwood, Suite 1500, Dallas, Texas 75201	Delaware	87-0785005

Odyssey HealthCare of Manatee County, Inc.	717 N. Harwood, Suite 1500, Dallas, Texas 75201	Delaware	87-0785007

Odyssey HealthCare of Northwest Florida, Inc.	717 N. Harwood, Suite 1500, Dallas, Texas 75201	Delaware	87-0784932

5.13 - 7 -

Company	Chief Executive Office Address	Jurisdiction	Federal Taxpayer Identification Number
Odyssey HealthCare of Hillsborough County, Inc.	717 N. Harwood, Suite 1500, Dallas, Texas 75201	Delaware	75-3238729

Odyssey HealthCare of Marion County, Inc.	717 N. Harwood, Suite 1500, Dallas, Texas 75201	Delaware	75-3238731

Odyssey HealthCare of Pinellas County, Inc.	717 N. Harwood, Suite 1500, Dallas, Texas 75201	Delaware	75-3238725

VistaCare, Inc.	717 N. Harwood, Suite 1500, Dallas, Texas 75201	Delaware	06-1521534

Vista Hospice Care, Inc.	717 N. Harwood, Suite 1500, Dallas, Texas 75201	Delaware	86-0808230

FHI Health Systems, Inc.	717 N. Harwood, Suite 1500, Dallas, Texas 75201	Delaware	75-2588219

CareNation, Inc.	717 N. Harwood, Suite 1500, Dallas, Texas 75201	Delaware	06-1607606

VistaCare USA, Inc.	717 N. Harwood, Suite 1500, Dallas, Texas 75201	Delaware	86-0914505

FHI GP, Inc.	717 N. Harwood, Suite 1500, Dallas, Texas 75201	Texas	75-2588220

FHI LP, Inc.	717 N. Harwood, Suite 1500, Dallas, Texas 75201	Nevada	88-0335145

Family Hospice, Ltd.	717 N. Harwood, Suite 1500, Dallas, Texas 75201	Texas	75-2588221

FHI Management, Ltd.	717 N. Harwood, Suite 1500, Dallas, Texas 75201	Texas	75-2588222

Company	Chief Executive Office Address	Jurisdiction	Federal Taxpayer Identification Number
Gentiva Health Services, Inc.	3350 Riverwood Parkway, Suite 1400, Atlanta, GA 30339	Delaware	36-4335801

Gentiva Certified Healthcare Corp.	3350 Riverwood Parkway, Suite 1400, Atlanta, GA 30339	Delaware	11-2645333

Gentiva Health Services (Certified), Inc.	3350 Riverwood Parkway, Suite 1400, Atlanta, GA 30339	Delaware	11-3454105

Gentiva Health Services Holding Corp.	3350 Riverwood Parkway, Suite 1400, Atlanta, GA 30339	Delaware	11-3454104

Gentiva Health Services (USA) Inc.	3350 Riverwood Parkway, Suite 1400, Atlanta, GA 30339	Delaware	11-3414024

Gentiva Rehab Without Walls, LLC	3350 Riverwood Parkway, Suite 1400, Atlanta, GA 30339	Delaware	06-1725406

5.13 - 8 -

Company	Chief Executive Office Address	Jurisdiction	Federal Taxpayer Identification Number
Gentiva Services of New York, Inc.	3350 Riverwood Parkway, Suite 1400, Atlanta, GA 30339	New York	11-2802024

New York Healthcare Services, Inc.	3350 Riverwood Parkway, Suite 1400, Atlanta, GA 30339	New York	22-2695367

OHS Service Corp.	3350 Riverwood Parkway, Suite 1400, Atlanta, GA 30339	Texas	22-3690699

QC-Medi New York, Inc.	3350 Riverwood Parkway, Suite 1400, Atlanta, GA 30339	New York	11-2750425

Quality Care - USA, Inc.	3350 Riverwood Parkway, Suite 1400, Atlanta, GA 30339	New York	11-2256479

Quality Managed Care, Inc.	3350 Riverwood Parkway, Suite 1400, Atlanta, GA 30339	Delaware	48-1095443

The Healthfield Group, Inc.	3350 Riverwood Parkway, Suite 1400, Atlanta, GA 30339	Delaware	43-2068039

Healthfield Operating Group, Inc.	3350 Riverwood Parkway, Suite 1400, Atlanta, GA 30339	Delaware	36-4425473

Healthfield, Inc.	3350 Riverwood Parkway, Suite 1400, Atlanta, GA 30339	Delaware	58-1819650

Chattahoochee Valley Home Care Services, Inc.	3350 Riverwood Parkway, Suite 1400, Atlanta, GA 30339	Georgia	03-0387821

Chattahoochee Valley Home Health, Inc.	3350 Riverwood Parkway, Suite 1400, Atlanta, GA 30339	Georgia	34-1994007

CHMG Acquisition Corp.	3350 Riverwood Parkway, Suite 1400, Atlanta, GA 30339	Georgia	04-3813487

Capital Health Management Group, Inc.	3350 Riverwood Parkway, Suite 1400, Atlanta, GA 30339	Georgia	58-2313705

Access Home Health of Florida, Inc.	3350 Riverwood Parkway, Suite 1400, Atlanta, GA 30339	Delaware	06-1451363

Capital CareResources, Inc.	3350 Riverwood Parkway, Suite 1400, Atlanta, GA 30339	Georgia	58-2411159

Capital CareResources of South Carolina, Inc.	3350 Riverwood Parkway, Suite 1400, Atlanta, GA 30339	Georgia	56-2102603

CHMG of Atlanta, Inc.	3350 Riverwood Parkway, Suite 1400, Atlanta, GA 30339	Georgia	54-2089073

CHMG of Griffin, Inc.	3350 Riverwood Parkway, Suite 1400, Atlanta, GA 30339	Georgia	54-2089075

Eastern Carolina Home Health Agency, Inc.	3350 Riverwood Parkway, Suite 1400, Atlanta, GA 30339	North Carolina	56-1590744

Home Health Care of Carteret County, Inc.	3350 Riverwood Parkway, Suite 1400, Atlanta, GA 30339	North Carolina	56-1556547

Tar Heel Health Care Services, Inc.	3350 Riverwood Parkway, Suite 1400, Atlanta, GA 30339	North Carolina	56-1456991

Tar Heel Staffing, Inc.	3350 Riverwood Parkway, Suite 1400, Atlanta, GA 30339	Georgia	05-0537926

Healthfield Home Health, Inc.	3350 Riverwood Parkway, Suite 1400, Atlanta, GA 30339	Georgia	58-1947694

Healthfield Hospice Services, Inc.	3350 Riverwood Parkway, Suite 1400, Atlanta, GA 30339	Georgia	58-2284736

5.13 - 9 -

Company	Chief Executive Office Address	Jurisdiction	Federal Taxpayer Identification Number
Healthfield of Southwest Georgia, Inc.	3350 Riverwood Parkway, Suite 1400, Atlanta, GA 30339	Georgia	27-0131980

Healthfield of Statesboro, Inc.	3350 Riverwood Parkway, Suite 1400, Atlanta, GA 30339	Georgia	68-0593590

Healthfield of Tennessee, Inc.	3350 Riverwood Parkway, Suite 1400, Atlanta, GA 30339	Georgia	01-0831798

Mid-South Home Care Services, Inc.	3350 Riverwood Parkway, Suite 1400, Atlanta, GA 30339	Georgia	58-1984959

Mid-South Home Health Agency, Inc.	3350 Riverwood Parkway, Suite 1400, Atlanta, GA 30339	Delaware	63-0772385

Mid-South Home Health of Gadsden, Inc.	3350 Riverwood Parkway, Suite 1400, Atlanta, GA 30339	Georgia	14-1909499

Total Care Home Health of Louisburg, Inc.	3350 Riverwood Parkway, Suite 1400, Atlanta, GA 30339	Georgia	68-0593592

Total Care Home Health of North Carolina, Inc.	3350 Riverwood Parkway, Suite 1400, Atlanta, GA 30339	Georgia	20-0091435

Total Care Home Health of South Carolina, Inc.	3350 Riverwood Parkway, Suite 1400, Atlanta, GA 30339	Georgia	20-0091422

Total Care Services, Inc.	3350 Riverwood Parkway, Suite 1400, Atlanta, GA 30339	Georgia	86-1095990

Wiregrass Hospice Care, Inc.	3350 Riverwood Parkway, Suite 1400, Atlanta, GA 30339	Georgia	20-0296636

Horizon Health Network LLC	3350 Riverwood Parkway, Suite 1400, Atlanta, GA 30339	Alabama	33-1017853

Mid-South Home Health Agency, LLC	3350 Riverwood Parkway, Suite 1400, Atlanta, GA 30339	Alabama	82-0559199

Mid-South Home Care Services, LLC	3350 Riverwood Parkway, Suite 1400, Atlanta, GA 30339	Alabama	82-0559231

Wiregrass Hospice LLC	3350 Riverwood Parkway, Suite 1400, Atlanta, GA 30339	Alabama	82-0559182

Wiregrass Hospice of South Carolina, LLC	3350 Riverwood Parkway, Suite 1400, Atlanta, GA 30339	Georgia	34-2053721

PHHC Acquisition Corp.	3350 Riverwood Parkway, Suite 1400, Atlanta, GA 30339	Delaware	38-3784032

Gilbert’s Home Health Agency, Inc.	3350 Riverwood Parkway, Suite 1400, Atlanta, GA 30339	Mississippi	64-0730826

Gilbert’s Hospice Care of Mississippi, LLC	3350 Riverwood Parkway, Suite 1400, Atlanta, GA 30339	Mississippi	20-1296854

Gilbert’s Hospice Care, LLC	3350 Riverwood Parkway, Suite 1400, Atlanta, GA 30339	Mississippi	20-0566932

Home Health Care Affiliates of Mississippi, Inc.	3350 Riverwood Parkway, Suite 1400, Atlanta, GA 30339	Mississippi	62-1775256

Home Health Care Affiliates of Central Mississippi, L.L.C.	3350 Riverwood Parkway, Suite 1400, Atlanta, GA 30339	Mississippi	62-1807084

Home Health Care Affiliates, Inc.	3350 Riverwood Parkway, Suite 1400, Atlanta, GA 30339	Mississippi	74-2737989

Van Winkle Home Health Care, Inc.	3350 Riverwood Parkway, Suite 1400, Atlanta, GA 30339	Mississippi	62-1669388

5.13 - 10 -

SCHEDULE 5.16

COMPLIANCE WITH LAWS

See Schedule 5.26(e).

5.16

SCHEDULE 5.17

INTELLECTUAL PROPERTY MATTERS

UNITED STATES TRADEMARKS:

Registrations:

OWNER	REGISTRATION NUMBER	TRADEMARK
OHS Service Corp.	2,947,081	Butterfly Design

OHS Service Corp.	2,947,082	Butterfly Design (with line)

Gentiva Health Services, Inc.	3464098	Cross shaped logo

Gentiva Health Services Holding Corp.	2,717,717	GENTIVA

Gentiva Health Services, Inc.	3464097	GENTIVA (with cross shaped dotted logo design)

Gentiva Health Services, Inc.	3430064	LAZARUS HOUSE

OHS Service Corp.	2,717,765	LIFESMART

OHS Service Corp.	1,722,858	REHAB WITHOUT WALLS

OHS Service Corp.	1,841,527	RWW

Healthfield, Inc.	1,675,442	Miscellaneous Design (Bear in Circle)

Healthfield, Inc.	1,637,226	THE HUG CENTER (Bear in Circle)

Healthfield, Inc.	2,334,164	HEALTHFIELD

Gentiva Health Services Holding Corp.	3218460	CASEMATCH

Gentiva Health Services, Inc.	3233987	GENTIVA UNIVERSITY

Gentiva Health Services, Inc.	3303130	GREAT HEALTHCARE HAS COME HOME

Gentiva Health Services, Inc.	3099188	SAFE STRIDES

5.17

OWNER	REGISTRATION NUMBER	TRADEMARK
The Healthfield Group, Inc.	3223476	Miscellaneous Design (Bird w/ sunset behind it)

The Healthfield Group, Inc.	3291699	Miscellaneous Design (Caduceus within square)

OWNER	REGISTRATION NUMBER	TRADEMARK
Odyssey HealthCare, Inc.	3110579	GIVING THE GIFT OF HOSPICE

Odyssey HealthCare, Inc.	3682703	SKY CAMP

Odyssey HealthCare, Inc.	3676396	A LIFE THAT MATTERS

Odyssey HealthCare, Inc.	3644869	A PASSION FOR CARING

Odyssey HealthCare, Inc.	3700119	VISTACARE CAREBEYOND

Odyssey HealthCare, Inc.	3615165	ODYSSEY VISTACARE HOSPICE FOUNDATION

Odyssey HealthCare, Inc.	3617002	ODYSSEY CAREBEYOND

Odyssey HealthCare, Inc.	3310236	VISTACARE EXCELLENCE WITHOUT EXCEPTION. (and design)

Odyssey HealthCare, Inc.	2977864	EXCELLENCE WITHOUT EXCEPTION

Odyssey HealthCare, Inc.	2672152	VISTACARE

Odyssey HealthCare, Inc.	2558124	HEALTHCARE, INC. ODYSSEY (and design)

Odyssey HealthCare, Inc.	2490463	IMPROVING THE QUALITY OF LIFE

Odyssey HealthCare, Inc.	2069592	HEALTHCARE ODYSSEY (and design)

5.17 - 2-

Odyssey HealthCare, Inc.	2071649	ODYSSEY HEALTHCARE, INC.

Applications:

OWNER	SERIAL NUMBER	TRADEMARK
Odyssey HealthCare, Inc.	85052036	HOSPICECARECOMPANION

Odyssey HealthCare, Inc.	85045039	CARETOUCH

Odyssey HealthCare, Inc.	77720640	GETTING TO KNOW ME

Odyssey HealthCare, Inc.	77861513	CAMP ODYSSEY (and design)

Odyssey HealthCare, Inc.	77796740	CAMP ODYSSEY

Odyssey HealthCare, Inc.	77955399	AVALON HOSPICE BIG HEARTS. BETTER CARE. (and design)

Odyssey HealthCare, Inc.	77955391	OHC ODYSSEY HEALTH CARE BIG HEARTS. BETTER CARE. (and design)

Odyssey HealthCare, Inc.	77955379	ODYSSEY HOSPICE BIG HEARTS. BETTER CARE. (and design)

Odyssey HealthCare, Inc.	77861491	SKY (and design)

Odyssey HealthCare, Inc.	77955823	VISTACAREHOSPICE

Odyssey HealthCare, Inc.	77955813	AVALONHOSPICE

Odyssey HealthCare, Inc.	77955800	ODYSSEYHOSPICE

Odyssey HealthCare, Inc.	77955789	BIG HEARTS. BETTER CARE.

Odyssey HealthCare, Inc.	77955773	VISTACAREHOSPICE BIG HEARTS. BETTER CARE. (and design)

OTHER TRADEMARKS:

Registrations:

OWNER	REGISTRATION NUMBER	COUNTRY/STATE	TRADEMARK
Gentiva Health Services, Inc.	unfiled	USA	GENTIVA CARE@HAND

5.17 - 3 -

SCHEDULE 5.20

LABOR MATTERS

On May 10, 2010, a collective and class action complaint entitled Lisa Rindfleisch et al. v. Gentiva Health Services, Inc. was filed in the United States District Court for the Eastern District of New York against the Company in which five former employees allege wage and hour law violations. The former employees claim they were paid pursuant to “an unlawful hybrid” compensation plan that paid them on both a per visit and an hourly basis, thereby voiding their exempt status and entitling them to overtime pay. The plaintiffs seek damages under the Fair Labor Standards Act (“FLSA”), as well as under the New York Labor Law and North Carolina Wage and Hour Act. Plaintiffs seek class certification of similar employees and seek attorneys’ fees and damages going back three years under the FLSA, six years under the New York statute and two years under the North Carolina statute.

On June 11, 2010, a collective and class action complaint entitled Catherine Wilkie, individually and on behalf of all others similarly situated v. Gentiva Health Services, Inc. was filed in the United States District Court for the Eastern District of California against the Company in which a former employee alleges wage and hour violations under federal law and California law. The complaint alleges that the Company paid some of its employees on both a per visit and hourly basis, thereby voiding their exempt status and entitling them to overtime pay. The plaintiff seeks class certification, attorneys’ fees and damages going back three years on the FLSA claim and four years on the state wage and hour claims.

On July 29, 2010, a collective and class action complaint entitled Nelson Alleman, on behalf of himself and others similarly situated, v. Gentiva Health Services, Inc. was filed in the United States District Court for the Northern District of Georgia against the Company in which a former employee alleges wage and hour violations under federal law. The former employee alleges that the Company failed to properly classify and compensate certified respiratory therapists in its employ as “non-exempt” employees under the FLSA, and as a result, did not properly pay them overtime compensation that they are guaranteed under the FLSA. Plaintiff seeks class certification, attorneys’ fees, damages and interest going back three years.

Given the preliminary stage of the Rindfleisch, Wilkie and Alleman lawsuits, the Company is unable to assess the probable outcome or potential liability, if any, arising from these proceedings. The Company intends to defend itself vigorously in these lawsuits.

5.20

SCHEDULE 5.26(b)

HEALTH CARE PERMITS

None.

5.26(b)

SCHEDULE 5.26(c)

I.	INVESTIGATIONS, AUDITS, CLAIMS REVIEW

On February 14, 2008, Odyssey received a letter from the Medicaid Fraud Control Unit of the Texas Attorney General’s office notifying it that it is conducting an investigation concerning Medicaid hospice services provided by Odyssey, including its practices with respect to patient admission and retention, and requesting medical records of approximately 50 patients served by its programs in the State of Texas. Based on the preliminary stage of this investigation and the limited information that Odyssey has at this time, Odyssey cannot predict the outcome of this investigation, the Texas Attorney General’s views of the issues being investigated, any actions that the Texas Attorney General may take or the impact, if any, that the investigation may have on Odyssey’s and our business, results of operations, liquidity or capital resources. Odyssey believes that it is in material compliance with the rules and regulations applicable to the Texas Medicaid hospice program.

On May 5, 2008, Odyssey received a letter from the DOJ notifying it that it is conducting an investigation of VistaCare and requesting that Odyssey provide certain information and documents related to its investigation of claims submitted by VistaCare to Medicare, Medicaid and TRICARE from January 1, 2003 through March 6, 2008, the date Odyssey completed the acquisition of VistaCare. Odyssey has been informed by the DOJ and the Medicaid Fraud Control Unit of the Texas Attorney General’s Office that they are reviewing allegations that VistaCare may have billed the federal Medicare, Medicaid and TRICARE programs for hospice services that were not reasonably or medically necessary or performed as claimed. The basis of the investigation is a qui tam lawsuit filed in the United States District Court for the Northern District of Texas by a former employee of VistaCare. The lawsuit was unsealed on October 5, 2009 and served on Odyssey on January 28, 2010. In connection with the unsealing of the complaint, the DOJ filed a notice with the court declining to intervene in the qui tam action at this time. The Texas Attorney General also filed a notice of non-intervention with the court. While these actions should not be viewed as a final assessment by the DOJ or the Texas Attorney General of the merits of this qui tam action, Odyssey considers them to be positive developments. Odyssey continues to cooperate with the DOJ and the Texas Attorney General in their investigation. Based on the limited information that it has at this time, Odyssey cannot predict the outcome of the investigation, the DOJ’s or Texas Attorney General’s views of the issues being investigated, other than the DOJ’s and Texas Attorney General’s notice declining to intervene in the qui tam action at this time, any actions that the DOJ or Texas Attorney General may take or the impact, if any, that the investigation may have on Odyssey’s and our business, results of operations, liquidity or capital resources.

On January 5, 2009, Odyssey received a letter from the Georgia State Health Care Fraud Control Unit notifying it that it is conducting an investigation concerning Medicaid hospice services provided by VistaCare from 2003 through 2007 and requesting certain documents. Odyssey is cooperating with the Georgia State Health Care Fraud Control Unit and has complied with the document request. Based on the preliminary stage of this investigation and the limited information that Odyssey has at this time, it cannot predict the outcome of the investigation, the Georgia State Health Care Fraud Control Unit’s views of the issues being investigated, any actions that the Georgia State Health Care Fraud Control Unit may take or the impact, if any, that

5.26(c)

the investigation may have on Odyssey’s and our business, results of operations, liquidity or capital resources.

On February 2, 2009, Odyssey received a subpoena from the OIG requesting certain documents related to its provision of continuous care services from January 1, 2004 through February 2, 2009. On September 9, 2009, Odyssey received a second subpoena from the OIG requesting medical records for certain patients who had been provided continuous care services by Odyssey during the same time period. Odyssey is cooperating with the OIG and is in the process of complying with the subpoena request. Based on the preliminary stage of this investigation and the limited information that Odyssey has at this time, it cannot predict the outcome of the investigation, the OIG’s views of the issues being investigated, any actions that the OIG may take or the impact, if any, that the investigation may have on Odyssey’s and our business, results of operations, liquidity or capital resources.

On February 23, 2010, Odyssey received a subpoena from the OIG requesting various documents and certain patient records of one its hospice programs relating to services performed from January 1, 2006 through December 31, 2009. Odyssey is cooperating with the OIG and is in the process of complying with the subpoena request. Because of the preliminary stage of this investigation and the limited information that Odyssey has at this time, it cannot predict the outcome of the investigation, the OIG’s views of the issues being investigated, any actions that the OIG may take or the impact, if any, that the investigation may have on Odyssey’s and our business, results of operations, liquidity or capital resources.

II.	PROGRAM PARTICIPATION AGREEMENTS

Odyssey:

Participation Agreement, dated June 1, 1999, between Department of Defense, Tricare Management Activity and Vistacare USA, Inc.

Ancillary Provider Agreement, Tricare Program, dated March 18, 2005, between Health Net Federal Services, Inc. and Odyssey Healthcare Operating B, LP.

Provider Participation Agreement, dated February 1, 2005, between Family Hospice, Ltd. and Humana, Inc.

Payment Arrangement, dated November 21, 2003, between Humana Military Healthcare Services and Vistacare USA, Inc.

Contract V247P-1047, dated January 1, 2003, between Odyssey Healthcare, Inc. and Department of Veterans Affairs, as modified and supplemented for Georgia.

Contract VA258-BP-0068, dated December 8, 2009, between Odyssey Healthcare, Inc. and Department of Veterans Affairs, as modified and supplemented for Tucson, Arizona.

Contract VA245-P-0114, dated January 1, 2008, between Odyssey Healthcare, Inc. and Department of Veterans Affairs, as modified and supplemented for Arlington, Virginia.

5.26(c) - 2

Contract VA250-B0-0080, dated June 19, 2008, between Odyssey Healthcare, Inc. and Department of Veterans Affairs, as modified and supplemented for Dayton, Ohio.

Contract VA250-B0-0068, dated November 19, 2007, between Odyssey Healthcare, Inc. and Department of Veterans Affairs, as modified and supplemented for Columbus, Ohio.

Gentiva:

Agreement, dated July 1, 2009, between Pima Health Care System and Gentiva Certified HealthCare Corp., Gentiva Health Services (USA), Inc.

Home Community Based Services Contract, dated January 1, 2009, between Carlton County Human Services (waivered) and Gentiva Certified HealthCare Corp.

Home Community Based Waiver Services Contract, dated July 1, 2009, between St. Louis County Social Service Department and Gentiva Certified HealthCare Corp.

Preferred Provider Agreement for Ancillary Providers, dated August 1, 2001, between Washington State Health Care Authority and Gentiva Certified HealthCare Corp., Gentiva Health Services (USA), Inc.

Minnesota Department of Human Services Provider Agreement, dated March 29, 1995, between Minnesota Department of Human Services and Gentiva Certified HealthCare Corp.

Provider Contract with the Texas Department of Health Participation in the Medically Dependant Children’s Program, dated November 30, 1997, between Department of Human Services-Region 7 Austin and Gentiva Certified HealthCare Corp.

Contract for Community Care Programs, dated September 1, 2001, between Department of Human Services -Houston-Region 6 and Gentiva Certified HealthCare Corp.

Provider Enrollment, dated December 29, 1998, between Department of Health and Hospitals and Gentiva Certified HealthCare Corp.

Provider Enrollment, dated December 29, 1998, between Department of Health and Hospitals and Gentiva Certified HealthCare Corp.

Conditions of Provider Participation in the Advantage Program, dated July 1, 2003, between Oklahoma Health Care Authority (LTC Personal Care) and Gentiva Health Services (USA), Inc.

Personal Care Agency Program Contract, dated September 1, 2008, between Oklahoma Health Care Authority (LTC Personal Care) and Gentiva Health Services (USA), Inc.

Conditions of Provider Participation in the Advantage Program, dated July 1, 2003, between Oklahoma Health Care Authority (LTC Advantage program) and Gentiva Health Services (USA), Inc.

5.26(c) - 3

Conditions of Provider Participation in the Advantage Program, dated January 1, 2009, between Oklahoma Health Care Authority (LTC Advantage program) and Gentiva Health Services (USA), Inc.

Personal Care Services Agreement, dated January 1, 2004, between Suffolk County DSS-PC/Shared Aide T19 and Quality Care-USA, Inc.

Agreement, dated January 1, 2010, between Fulton County DSS and Quality Care-USA, Inc.

Provider Agreement, dated July 27, 1995, between Commonwealth of Kentucky-Cabinet Health Services Crestview H and Gentiva Certified HealthCare Corp.

Provider Agreement, dated May 10, 1999, between Commonwealth of Kentucky-Cabinet Health Services Crestview H and Gentiva Certified HealthCare Corp.

First Steps Provider Agreement, dated June 1, 2000, between Commonwealth of Kentucky-Cabinet Health Services Crestview H and Gentiva Certified HealthCare Corp.

Community Care Program Provider Agreement - In Home Service, dated July 1, 2003, between Illinois Department on Aging and Gentiva Health Services (USA), Inc.

Community Care Program Provider Agreement - In Home Service, dated July 1, 2009, between Illinois Department on Aging and Gentiva Health Services (USA), Inc.

Community Care Program Provider Agreement - In Home Service, dated July 1, 2009, between Illinois Department on Aging and Gentiva Health Services (USA), Inc.

Community Care Program Provider Agreement - In Home Service, dated July 1, 2009, between Illinois Department on Aging and Gentiva Health Services (USA), Inc.

Community Care Program Provider Agreement - In Home Service, dated July 1, 2009, between Illinois Department on Aging and Gentiva Health Services (USA), Inc.

Community Care Program Provider Agreement - In Home Service, dated July 1, 2009, between Illinois Department on Aging and Gentiva Health Services (USA), Inc.

Community Care Program Provider Agreement - In Home Service, dated July 1, 2009, between Illinois Department on Aging and Gentiva Health Services (USA), Inc.

Community Care Program Provider Agreement - In Home Service, dated July 1, 2009, between Illinois Department on Aging and Gentiva Health Services (USA), Inc.

Community Care Program Provider Agreement - In Home Service, dated July 1, 2009, between Illinois Department on Aging and Gentiva Health Services (USA), Inc.

5.26(c) - 4

Community Care Program Provider Agreement - In Home Service, dated July 1, 2009, between Illinois Department on Aging and Gentiva Health Services (USA), Inc.

Agreement, dated January 1, 2007, between Saratoga County DSS and Quality Care-USA, Inc.

Network Provider Agreement for Clinical Services, dated June 1, 2008, between Community Mental Health - Clinton-Eaton-Ingham and Gentiva Certified HealthCare Corp.

CAP Agreement, dated February 1, 2000, between Division of Medical Assistance CAP (All certified branches) and Gentiva Certified HealthCare Corp.

Agreement, dated October 1, 1992, between Montgomery County DSS and Quality Care-USA, Inc.

Home and Community Based Services Waiver for the Elderly and Disabled Subcontractor Enrollment Agreement, dated December 1, 1999, between Region VII Area Agency on Aging, Inc. and Gentiva Health Services (USA), Inc.

Agreement, dated January 1, 2006, between Rensselaer County DSS and Quality Care-USA, Inc.

Agreement, dated January 1, 2008, between Schenectady County Department of Social Services and Quality Care-USA, Inc.

Provider Agreement, dated September 3, 1997, between Ohio Bureau of Workers’ Compensation and Gentiva Certified HealthCare Corp.

Provider Agreement, dated January 1, 1994, between Ohio Bureau of Workers’ Compensation and Gentiva Certified HealthCare Corp.

Provider Agreement, dated September 18, 1998, between Ohio Bureau of Workers’ Compensation and Gentiva Certified HealthCare Corp.

Agreement, dated April 1, 2010, between Albany County Department of Social Services and Quality Care-USA, Inc.

Agreement, dated April 21, 2001, between Saratoga County Public Health (LTHHCP & CHHA) and Quality Care-USA, Inc.

Agreement, dated January 1, 2001, between Schoharie County DSS - Title XIX and Quality Care-USA, Inc.

Contract for Community Care Programs, dated November 17, 1995, between Department of Human Services Community Care Pgms-San Antonio and Gentiva Certified HealthCare Corp.

5.26(c) - 5

Agreement Between the Title XIX Single State Agency and a Home Care Provider Providing Nursing Services, dated February 6, 1990, between Maryland Department of Health and Mental Hygiene and Gentiva Health Services (USA), Inc.

Contract, dated July 1, 2010, between Five County Association of Governments Area Agency on Aging and Gentiva Certified HealthCare Corp.

Agreement, dated April 1, 2010, between Schoharie County Office for the Aging (EISEP) and Quality Care-USA, Inc.

Homemaker Provider Renewal, dated January 1, 2010, between Department of Human Serv. Div. of Aging-ElderChoices-Hot Spg and Gentiva Health Services (USA), Inc.

Respite Provider Certifications, dated January 1, 2010, between Department of Human Serv. Div. of Aging ElderChoices-Hot Spg and Gentiva Health Services (USA), Inc.

Network Provider Agreement for Clinical Services: Agency, dated October 1, 2009, between Berrien Mental Health Authority and Gentiva Certified HealthCare Corp.

Provider Agreement with the Texas Department of Health for Participation the Children with Special Healthcare Needs CSHCN (CIDC) Programs, dated August 14, 2000, between CSHCN (San Antonio) and Gentiva Certified HealthCare Corp.

Targeted Case Management Provider Certification, dated January 1, 2010, between Arkansas Dept. of Human Services/Targeted Case Management and Gentiva Health Services (USA), Inc.

Agreement, dated January 1, 2010, between Fulton County Office For The Aging and Quality Care-USA, Inc.

Respite Provider Certifications, dated January 1, 2010, between Department of Human Serv. Div. of Aging-ElderChoices-Ft. Smi and Gentiva Health Services (USA), Inc.

Homemaker Provider Renewal, dated January 1, 2010, between Department of Human Serv. Div. of Aging-ElderChoices-Ft. Smi and Gentiva Health Services (USA), Inc.

Agreement, dated April 1, 2010, between Montgomery County Office for the Aging, Inc. and Quality Care-USA, Inc.

Client Service Contract, dated July 1, 2009, between WA Department of Social and Health Services (RWW) and Gentiva Rehab Without Walls, LLC

Requirements for Nursing Agencies Participating with the Illinois Home Community Based Service (HCBS) Waiver for Medically Fragile Technology Dependent Children, dated October 31, 200, between University of Illinois at Chicago DSCC Bloomington and Gentiva Certified HealthCare Corp.

5.26(c) - 6

Ancillary Services Agreement, dated January 2, 2002, between Humana Military Healthcare Services, Inc. and Gentiva Certified HealthCare Corp., Gentiva Health Services (Certified), Inc., Access Home Health of Florida, Inc., Healthfield Home Health, Inc., Healthfield of Statesboro, Inc., Chattahoochee Valley Home Health, Inc., CHMG of Atlanta, Inc., CHMG of Griffin, Inc., Mid-South Home Health of Gadsden, Inc., Mid-South Home Health Agency, Inc., Mid-South Home Health Agency, LLC, Healthfield of TN, Inc., Capital CareResources of South Carolina, Inc., Home Health Care Affiliates of Mississippi, Inc., Gilbert’s Home Health Agency, Inc., Home Health Care Affiliates of Central MS, LLC, VanWinkle Home Health Care, Inc., Total Care Home Health of South Carolina, Inc., Total Care Home Health of North Carolina, Inc., Healthfield of Tennessee, Inc.

Provider Application Agreement, dated January 1, 2001, between WA Dept. Labor & Industries Crime Victims and Gentiva Certified HealthCare Corp.

Provider Agreement, dated May 10, 1999, between Commonwealth of Kentucky-Cabinet of HS-Louisville and Gentiva Certified HealthCare Corp.

First Steps Provider Agreement, dated July 1, 2000, between Commonwealth of Kentucky-Cabinet of HS-Louisville and Gentiva Certified HealthCare Corp.

Fee for Service Other Ancillary Services Agreement, dated May 17, 2002, between UCSD Health Plan and Gentiva Certified HealthCare Corp.

Provider Agreement for Medicaid and UMAP, dated June 20, 2002, between Utah Department of Health and Gentiva Certified HealthCare Corp.

Contract for Community Care Programs, dated September 1, 2001, between Department of Human Services MDCP New Braunfels Region 8 and Gentiva Certified HealthCare Corp.

Application for Furnishing Long Term Care Services to Beneficiaries of Veterans Affairs, dated September 1, 2008, between VA Central Iowa Health Care System and Gentiva Health Services (USA), Inc.

Application for Furnishing Long Term Care Services to Beneficiaries of Veterans Affairs, dated October 1, 2009, between VA Central Iowa Health Care System and Gentiva Health Services (USA), Inc.

Agreement Between Montgomery County Office for Aging and Quality Care-USA, Inc. dba Gentiva Health Services for Respite Services, dated April 1, 2010, between Montgomery County Office for Aging - Respite and Quality Care-USA, Inc.

Waiver Program Provider Agreement for Participation in the Illinois Medical Assistance Program, dated January 1, 2003, between Department of Public Aid-Division of Rehabilitation Services and Gentiva Certified HealthCare Corp.

5.26(c) - 7

Waiver Program Provider Agreement for Participation in the Illinois Medical Assistance Program, dated January 1, 2003, between Department of Public Aid-Division of Rehabilitation Services and Gentiva Certified HealthCare Corp.

Ancillary Provider Agreement - TriCare Program, dated July 1, 2004, between Health Net Federal Services and Gentiva Certified HealthCare Corp., Gentiva Health Services (Certified), Inc.; QC-Medi New York, Inc., New York HealthCare Services, Inc., Healthfield of Tennessee, Inc.,

TriCare Corporate Services Provider Contract, dated May 1, 2010, between TriWest and Gentiva Certified HealthCare Corp., PHHC Acquisition Corp.,

Memorandum of Agreement, dated February 12, 2007, between Department of Veterans Affairs (RWW-AZ) and Gentiva Rehab without Walls, LLC

Client Service Agreement Nurse Delegation Services, Skilled Nursing Tasks, Contract Nurse Consultation Services, dated July 1, 2010, between WA Dept of Social & Health Svc/Aging & Disability and Gentiva Health Services (USA), Inc.

Application for Furnishing Long Term Care Services to Beneficiaries of Veterans Affairs, dated March 20, 2010, between VA Sierra Nevada Health Care System and Gentiva Certified HealthCare Corp.

Memorandum of Understanding, dated August 29, 2001, between VA Southern Nevada Healthcare System and Gentiva Certified HealthCare Corp.

Title XX Homemaker and EISEP Service Agreement Between the County of Albany and Quality Care-USA, Inc. dba Gentiva Health Services, dated April 1, 2010, between Albany County Department of Social Services and Quality Care-USA, Inc.

Participation Agreement for Hospice Program Services for Champus Beneficiaries, dated July 14, 1995, between Humana Military Healthcare Services, Inc. (Healthfield Hospice) and Wiregrass Hospice, LLC

Contract for the Purchase and Provision of Hospice Services, dated July 1, 2008, between South Carolina Department of Health & Human Services/Hospice and Wiregrass Hospice of South Carolina, LLC

TriCare Corporate Services Provider Contract, dated January 1, 2008, between University of Colorado Hospital Authority and PHHC Acquisition Corp.

Memorial Hospital Medical Network dba Medical Network Vendor Provider Agreement dated January 1, 2008, between Memorial Hospital Medical Network dba Medical Network and PHHC Acquisition Corp.

5.26(c) - 8

Application for Furnishing Long Term Care Services to Beneficiaries of Veterans Affairs, dated April 1, 2010, between Department of Veterans Affairs-VA Medical Center N.FL/S.GA and Gentiva Health Services (Certified), Inc.

Application for Furnishing Long Term Care Services to Beneficiaries of Veterans Affairs, dated March 1, 2010, between Jesse Brown VA Medical Center (Oak Park) and Gentiva Health Services (USA), Inc.

Participation Agreement for Autism Demonstration Corporate Services Provider, dated June 2, 2009, between TriCare Management Activity-TriWest-RWW and Gentiva Rehab Without Walls, LLC

Network Provider Agreement, dated July 1, 2009, between Uniform Medical Plan-WA State Health Care Authority and Gentiva Rehab without Walls, LLC

Contract between South Carolina Department of Health and Human Services and Total Care Home Health of South Carolina for the Purchase and Provision of Home Health Services, dated July 1, 2009, between South Carolina Dept of Health and Human Services and Total Care Home Health of South Carolina, Inc.

Contract between South Carolina Department of Health and Human Services and Total Care Home Health of North Carolina for the Purchase and Provision of Home Health Services, dated July 1, 2009, between South Carolina Dept Health and Human Services and Total Care Home Health of North Carolina, Inc.

Contract between South Carolina Department of Health and Human Services and CapitalCare Resources of South Carolina dba Carolina Home Health Care for the Purchase and Provision of Home Health Services, dated July 1, 2009, between SC Dept Health & Human Services and Capital CareResources of South Carolina, Inc.

Contract between South Carolina Department of Health and Human Services and CapitalCare Resources of South Carolina dba Carolina Home Health Care for the Purchase and Provision of Home Health Services, dated July 1, 2009, between SC Dept Health & Human Services-Medicaid-Greenville and Capital CareResources of South Carolina, Inc., Gentiva Certified HealthCare Corp.

Contract between South Carolina Department of Health and Human Services and Wiregrass Hospice of South Carolina, LLC for the Purchase and Provision of Hospice Services, dated July 1, 2008, between South Carolina Department of Health & Human Services/Hospice and Wiregrass Hospice of South Carolina, LLC

Contract between South Carolina Department of Health and Human Services and Gentiva Certified HealthCare Corp. dba Carolina Home health Care for the Purchase and Provision of Home Health Services, dated July 1, 2009, between South Carolina Dept Health and Human Services-Medicaid and Gentiva Certified HealthCare Corp.

5.26(c) - 9

Contract, dated September 23, 2009, between Arizona Dept of Economic Security-RSA and Gentiva Rehab without Walls, LLC

Contract to Participate in the Arkansas Medical Assistance Program Administered by the Division of Medical Services T19 (Medicaid), dated January 1, 2010, between Arkansas Dept of Human Services-ElderChoice Homemaker and Gentiva Health Services (USA), Inc.

Contract to Participate in the Arkansas Medical Assistance Program Administered by the Division of Medical Services T19 (Medicaid), dated January 1, 2010, between Arkansas Dept of Human Services-ElderChoice-Respite Care and Gentiva Health Services (USA), Inc.

Provider Participation Agreement, dated November 16, 2009, between Arizona Health Care Cost Containment System -AHCCCS and Gentiva Certified HealthCare Corp.

Application for Furnishing Long Term Care Services to Beneficiaries of Veterans Affairs, dated December 1, 2009, between VA of Ann Arbor and Gentiva Certified HealthCare Corp.

Application for Furnishing Long Term Care Services to Beneficiaries of Veterans Affairs, dated January 1, 2010, between Department of Veterans Affairs Medical Center and Gentiva Certified HealthCare Corp.

Application for Furnishing Long Term Care Services to Beneficiaries of Veterans Affairs, dated August 1, 2009, between Department of Veterans Affairs Medical Center and Gentiva Certified HealthCare Corp.

Client Services Agreement - Agency Respite Care, dated July 1, 2010, between Washington State Dept of Social and Health Services-RWW Respite and Gentiva Rehab without Walls, LLC

Network Provider Agreement, dated December 15, 2008, between Louisiana Workers’ Compensation Corp. (United—Baton Rouge) and Gentiva Certified HealthCare Corp.

III.	TOP 25 PAYERS

See attached list of Top 25 Payers.

See attached list of Provider Numbers.

5.26(c) - 10

Top 25 Payers

	GTIV Home Health		GTIV Hospice	GTIV	ODSY		Combined GTIV & ODSY
Payer	June YTD	2010 Annualized	2010 Annualized	2010 Annualized	June YTD	2010 Annualized	2010 Annualized
Medicare	$432,416,086	$864,832,172	$73,419,863	$938,252,035	$310,993,907	$621,987,813	$1,560,239,848
TX Medicaid	$617,707	$1,235,414		$1,235,414	$19,531,984	$39,063,968	$40,299,382
AL Blue Cross	$6,393,461	$12,786,921	$393,834	$13,180,755	$323,797	$647,594	$13,828,349
NC Medicaid	$6,890,467	$13,780,934		$13,780,934			$13,780,934
GA Medicaid			$1,150,734	$1,150,734	$6,009,632	$12,019,264	$13,169,998
IL Medicaid	$4,512,910	$9,025,820		$9,025,820	$1,320,147	$2,640,294	$11,666,114
CT Medicaid	$5,439,939	$10,879,878		$10,879,878			$10,879,878
MA Medicaid	$3,784,729	$7,569,458		$7,569,458	$1,341,476	$2,682,952	$10,252,410
FL Medicaid			$947,384	$947,384	$4,174,377	$8,348,754	$9,296,138
Aetna	$2,865,465	$5,730,930	$69,694	$5,800,624	$1,540,177	$3,080,354	$8,880,978
AL Medicaid	$31,797	$63,594	$1,434,626	$1,498,220	$3,610,470	$7,220,940	$8,719,160
Veterans Admin	$2,380,692	$4,761,384	$235,512	$4,996,896	$1,507,067	$3,014,134	$8,011,030
Cigna	$2,018,506	$4,037,011	$122,004	$4,159,015	$1,718,241	$3,436,482	$7,595,497
Amerigroup			$13,944	$13,944	$2,555,213	$5,110,426	$5,124,370
MS Medicaid			$437,640	$437,640	$2,091,161	$4,182,322	$4,619,962
OA Blue Cross	$2,054,476	$4,108,952	$190,669	$4,299,621	$121,971	$243,942	$4,543,563
Americhoice			$123,165	$123,165	$1,660,426	$3,320,852	$3,444,017
United			$140,719	$140,719	$1,358,770	$2,717,540	$2,858,259
SC Medicaid			$342,275	$342,275	$1,154,448	$2,308,896	$2,651,171
NY Medicaid	$1,225,391	$2,450,782		$2,450,782			$2,450,782
Tri-West	$1,161,275	$2,322,549		$2,322,549			$2,322,549
TX Blue Cross - Odyssey					$1,058,594	$2,117,188	$2,117,188
KY Medicaid	$912,014	$1,824,028		$1,824,028			$1,824,028
Ml Blue Cross					$906,918	$1,813,837	$1,813,837
Tricare			$141,407	$141,407	$650,125	$1,300,250	$1,441,657

LICENSED Name	Address	City, County, State Zip	Hospice License #	NPI #		Medicare Provider #	CLIA #	Medicaid#/State	EIN
* = start-up
Blue = Pending Medicare Certification
Gray = Closed Programs
Odyssey HealthCare Operating A, LP	717 N. Harwood, Ste. 1500	Dallas, TX 75201-6519	N/A			N/A	N/A	N/A	75-2752908
Odyssey Hospice	22320 Foothill Blvd, Suite 210	Hayward, Alameda, CA 94541-2701	550000790	1881899250		55-1562	05D1087270 CLR 337537	1881899250/CA
Odyssey Hospice	4201 W. Parmer Lane, Suite 100, Bldg. C	Austin, Travis, TX 78727-4161	007845	1760483671		45-1715	45D0997638	001004062/TX
Odyssey Hospice	5001 E Commercenter Dr, Suite 140	Bakersfield, Kern, CA 93309-1687	070000582	1740281633		05-1740	05D0960311	HPC01740G/CA
Odyssey Hospice	1116 Leland Ave	Tulare, Tulare, CA 93274-7811	Pending	Pending		Pending	Pending	Pending
Odyssey Hospice	550 Fannin Street, Suite 1230	Beaumont, Jefferson, TX 77701-3313	007790	1821099714		45-1638	45D0967409	001003397/TX
Odyssey Hospice	902 North Wheeler St., Suite 1	Jasper, Jasper, TX 75951-3129	007790	1821099714		45-1638	45D1051104	001003397/TX
Odyssey Hospice	85 West Algonquin Road, Suite 100	Arlington Heights, Cook, IL 60005-4422	2002228	1124029848		14-1608	14D0982757	752752908002/IL
Odyssey Hospice	7601 South Kostner Ave., Suite 400	Chicago, Cook, IL 60652-1120	2002228	1124029848		14-1608	14D0997378	752752908002/IL
Odyssey Hospice	85 West Algonquin Road, Suite 100	Arlington Heights, Cook, IL 60005-4422	2002228	1124029848		14-1608	14D0982757	752752908002/IL
Odyssey Hospice	4 Westbrook Corporate Center, Suite 620	Westchester, Cook, IL 60154-5705	2002848	1033449301		14-1610	14D1004040	752752908004/IL
Odyssey Hospice	9 Professional Park Dr, Suite A	Webster, Harris, TX 77598-4144	008192	1861493686		45-1544	45D0914164	001004359/TX
Odyssey Hospice	5526 N Academy Blvd, Suite 108	Colorado Springs, El Paso, CO 80918-3688	1705DD	1811998826		06-1531	06D0988809	13175041/CO
Odyssey Hospice	100 1-45 North, Suite 300	Conroe, Montgomery, TX 77301-2701	009029	1386645273		45-1568	45D0895845	001012312/TX
Odyssey Hospice aka Odyssey House	233 1-45 North	Conroe, Montgomery, TX 77304-2307	009029	1386645273		45-1568	45D1040208	001012312/TX
Odyssey Hospice	5350 S. Staples Street, Suite 400	Corpus Christi, Nueces, TX 78411-4654	009676	1730176173		67-1507	45D1038321	001013676/TX
Odyssey Hospice	112 E. Line Street, Suite 100	Tyler, Smith, TX 75702-5721	010476	1851332506		67-1547	45D1054707	001014700/TX
Odyssey Hospice	7500 Viscount Blvd, Suite C-83	El Paso, El Paso, TX 79925-5693	007770	1194726083		45-1705	45D0983041	001003376/TX
Odyssey Hospice	2630 West Freeway, Suite 102	Fort Worth, Tarrant, TX 76102-7117	007701	1477554368		45-1618	45D0903163	001003374/TX
Odyssey Hospice aka Odyssey House	6940 River Park Circle	Fort Worth, Tarrant, TX 76116-8465	007701	1477554368		45-1618	45D1068344	001003374/TX
Odyssey Hospice	4660 Trindle Road, Suite 204	Camp Hill, Cumberland, PA 17011-5610	16711601	1316921323		39-1671	39D1041787	001910190- 0006/PA
Odyssey Hospice	2636 South Loop West, Suite 210	Houston, Harris, TX 77054-2696	007698	1568463453		45-1647	45D0936676	001003375/TX
Odyssey Hospice aka Odyssey Hospice House	1917 Ashland Street, 3rd Floor	Houston, Harris, TX 77008-3907	007698	1568463453		45-1647	45D1050876	001003375/TX
Odyssey Hospice	4011-A McLeod Drive	Las Vegas, Clark, NV 89121-4305	682HFS-21	1285635292		29-1504	29D0925566	006402008/NV; 006502008/NV; 912651/AZ; 22903216/CO
Odyssey Hospice	10800 Financial Centre Parkway, Suite 380	Little Rock, Pulaski, AR 72211-3508	AR4653	1750382750		04-1561	04D0920846	145426747/AR
Odyssey Hospice	1900 West Garvey Ave. South, Suite 200	West Covina, Los Angeles, CA 91790-2653	980000980	1831190727		05-1671	05D0958988	HPC01671H/CA
Odyssey Hospice	5350 Poplar Ave., Suite 850	Memphis, Shelby, TN 38119-0618	0000000602	1154322139		44-1580	44D1013107	0441580/TN 4067351 BCBS
Odyssey Hospice	1400 Donelson Pike, Suite B5	Nashville, Davidson, TN 37217-3013	0000000346	1649271578 1649435579	(A) (B)	441553(A) 3373623(B)	44D0958317	0441553/TN 3133564 BCBS A3721100 10078668
Odyssey Hospice	5440 Harvest Hill Road, Suite 200	Dallas, Dallas, TX 75230-6415	007693	1841291812		45-1571	45D0680749	001003356/TX
Odyssey Hospice	1500 E. Hamilton Ave, Suite 212	Campbell, Santa Clara, CA 95008-0835	070000417	1033110994		05-1693	05D0951406	HPC01693H/CA
Odyssey Hospice	22320 Foothill Blvd, Suite 200	Hayward, Alameda, CA 94541-2701	070000417	1033110994		05-1693	05D1058578 CLR 334810	HPC01693H/CA
Odyssey Hospice	444 Regency Parkway Dr, Suite 200	Omaha, Douglas, NE 68114-3779	HOSPICE 32	1265433247		28-1528	28D0977908	10025142800/NE 0610261/IA
Odyssey Hospice	847 E. 23rd Street	Fremont, Dodge, NE 68025-2444	HOSPICE 32	1265433247		28-1528	n/a	10025142800/NE
Odyssey Hospice	7077 Orangewood Ave., Suite 201	Garden Grove, Orange, CA 92841-1440	080000713	1699776575		05-1572	05D0916599	HPC000031/CA
Odyssey Hospice	707 13th Street SE, Suite 280	Salem, Marion, OR 97301-4087	N/A	1467620609		38-1557	38D1091094	500618086/OR
Odyssey Hospice	71-777 San Jacinto Drive, Suite 102	Rancho Mirage, Riverside, CA 92270-4457	080000724	1043211931		05-1716	05D0931116	HPC01716G/CA
Odyssey Hospice	190 Bilmar Drive, Suite 200	Pittsburgh, Allegheny, PA 15205-4611	161299	1437150430		39-1612	39D0932812	001910190- 0007/PA
Odyssey Hospice	125 East Otterman Street, Suite 2	Greensburg, Westmoreland, PA 15601-2509	161299	1437150430		39-1612	39D1056350	001910190- 0007/PA
Odyssey Hospice	8625 SW Cascade Ave., Suite 500	Beaverton, Washington, OR 97008-7156	N/A	1144221128		38-1547	38D1011088	298955/OR
Odyssey Hospice	225 W. Hospitality Lane, Suite 102	San Bernardino, San Bernardino, CA 92408-3244	080000736	1053312033		05-1593	05D0935228	HPC01593H/CA
Odyssey Hospice	17290 Jasmine Street, Suite 104	Victorville, San Bernardino, California 92395-8300	080000736	1053312033		05-1593	05D1081283 CLR337026	HPC01593H/CA
Odyssey Hospice	4440 S Piedras Drive, Suite 125	San Antonio, Bexar, TX 78228-1211	007712	1437150141		45-1682	45D0970753	001003272/TX
Odyssey Hospice aka Odyssey House	13431 Blanco Road	San Antonio, Bexar, TX 78216-2187	007712	1437150141		45-1682	45D1048991	001003272/TX
Odyssey Hospice	9444 Balboa Ave., Suite 290	San Diego, San Diego, CA 92123-4901	080000595	1346241056		05-1717	05D0993335	HPC01717H/CA
Odyssey Hospice	2001 Bates Dr, Suite 400	Waxahachie, Ellis, TX 75167-4826	008430	1417958380		45-1699	45D0972695	001004555/TX
Odyssey Hospice	5210 E Williams Circle, Suite 300	Tucson, Pima, AZ 85711-4479	HSPC-1059	1295736270		03-1538	03D0973353	648404/AZ
Odyssey House - Tucson	750 E. Foothills Dr.	Tucson, Pima, AZ 85718-4747	HSPC-2177	1295736270		03-1538	03D0953968	648404/AZ

Odyssey HealthCare Operating B, LP	717 N. Harwood, Ste. 1500	Dallas, Dallas, TX 75201-6519	N/A			N/A	N/A	N/A	75-2937832
Odyssey Hospice (Northwest Louisiana)	8508 Line Ave., Suite A	Shreveport, Caddo, LA 71106-6144	253	1366443830		19-1533	19D1055656	1580627/LA
Odyssey Hospice - Arlington	8229 Boone Blvd, Suite 510	Vienna, Fairfax, VA 22182-2634	HSP-1090	1255332888		49-1569	49D1018513	010069165/VA
Odyssey Hospice - Athens	855 Gaines School Road, Suite G	Athens, Clarke, GA 30605-3131	029-202-H	1427040765		11-1612	11D1020351	000769216D/GA
Odyssey Hospice - Athens	1100 Sherwood Park Drive NE, Suite 120	Gainesville, Hall, GA 30501-3426	029-202-H	1427040765		11-1612	11D1068570	000769216D/GA
Odyssey Hospice (Birmingham)	2000B SouthBridge Pkwy, Suite 150	Birmingham, Jefferson, AL 35209-7709	Fac ID E3715	1669473039		01-1570	01D0982308	PIC1570E/AL
Odyssey Hospice	5965 Core Avenue, Suite 603	N. Charleston, Charleston, SC 29406-6086	HPC-0071	1528069168		42-1526	42D0991948	HSP048/SC
Odyssey Hospice	6140 Parkland Blvd, Suite 105	Mayfield Heights, Cuyahoga, OH 44124-6106	0134-HSP	1033110507		36-1613	36D1004244	2393208/OH
Odyssey Hospice	25925 Telegraph Road, Suite 102	Southfield, Oakland, MI 48033-2527	633511	1164423703 1083937577	(A) (B)	23-1564	23D0943965	1433870/MI
Odyssey Hospice	25285 W. 11 Mile Road	Southfield, Oakland, MI 48033-2276	633547	1164423703		23-1564	23D1071042	1433870/MI
Odyssey Hospice - Atlanta	2302 Parklake Drive NE, Suite 150	Atlanta, DeKalb, GA 30345-2907	060-090-H	1467453092		11-1558	11D0936780	000769216A/GA
Odyssey Hospice - Atlanta	2362 Lawrenceville Highway, Building 2, #200	Decatur, DeKalb, GA 30033-3103	060-090-H	1467453092		11-1558	11D1011200	000769216A/GA
Odyssey Hospice	9414 Three Rivers Rd., Suite 3	Gulfport, Harrison, MS 39503-4248	037	1699776245		25-1536	25D0924630	00770607/MS
Odyssey Hospice - Hampton Roads	6363 Center Drive, Suite 201, Building 6	Norfolk, Norfolk City, VA 23502-4103	HSP-1064	1346241981		49-1562	49D0993906	4910524/VA
Odyssey Hospice	2001 Airport Rd N, Suite 304	Flowood, Rankin, MS 39232-8849	097	1306847868		25-1590	25D1025036	03955226/MS
Odyssey Hospice			Pending	Pending		Pending	n/a	Pending
Odyssey Hospice (Lake Charles)	814 W McNeese St, Suite 100	Lake Charles, Calcasieu, LA 70605-5426	255	1649271016		19-1534	19D0965738	1580732/LA
Odyssey Hospice	10150 W. National Ave, Suite 200	West Allis, Milwaukee, WI 53227-2145	553	1538160163		52-1559	52D0922534	43189400/WI
Odyssey Hospice	197 W Chestnut St, Suite 100	Burlington, Racine, WI 53105-1200	553	1538160163		52-1559	52D0922534	43189400/WI
Odyssey Hospice (Mobile)	2800 Dauphin Street, Suite 103	Mobile, Mobile, AL 36606-2400	Fac ID E4906	1184625717		01-1605	01D1012560	PIC1605E/AL
Odyssey Hospice (Baldwin County)	9805 Millwood Circle, Suite D	Daphne, Baldwin, AL 36526-7454	Fac ID E0209	1184625717		01-1605	01D1050808	PIC1036E/AL
Odyssey Hospice	242 Old New Brunswick Road, Suite 140	Piscataway, Middlesex, NJ 08854-3754	22800	1497756993		31-1545	31D0925933	8960208/NJ
Odyssey Hospice	5600 Wyoming Blvd., NE, Suite 10	Albuquerque, Bernalillo, NM 87109-3136	3097	1255332896		32-1539	32D0950805	53380282/NM
Odyssey Hospice	1911 5th St., Suite 100	Santa Fe, Santa Fe, NM 87505-5403	3097B1	1255332896		32-1539	32D1012602	53380282/NM
Odyssey Hospice (New Orleans)	3636 South I-10 Service Road West, Suite 301	Metairie, Jefferson, LA 70001-6418	318	1043211592		19-1530	19D0994654	1580554/LA
Odyssey Hospice (New Orleans)	233 Saint Ann Drive, Suite 2	Mandeville, Saint Tammany, LA 70471-3395	318A	1043211592		19-1530	19D1092464	1580554/LA
Odyssey Hospice	2374 Post Road, Suite 206	Warwick, Kent, RI 02886-2270	HSP01624	1699776187		Jt Comm 41-1511	41D1027997	OH54245/RI
Odyssey Hospice - Richmond	8000 Franklin Farms Dr, Suite 100	Richmond, Henrico, VA 23229-5004	HSP-1088	1265433718		49-1568	49D1014937	010047871/VA
Odyssey Hospice - Colonial Heights	2801 Boulevard, Suite G	Colonial Heights, Colonial Heights City, VA 23834-2323	HSP-10158	1265433718		49-1568	49D1089703	1740422047/VA
Odyssey Hospice	1745 Indian Wood Circle, Suite 200	Maumee, Lucas, OH 43537-4062	0138-HSP	1104827682		36-1616	36D1011919	2445134/OH
Odyssey Hospice	1407 Foulk Road, Suite 200	Wilmington, New Castle, DE 19803-2754	HSPC-006	1811998396		08-1505	08D0918907	1000024602/DE

Odyssey HealthCare of Augusta, LLC									26-0711782
Odyssey Hospice - Augusta	3508 Professional Circle, Suite A	Augusta, Columbia, GA 30907-8232	036-0293-H	1235270505		11-1667	11D1068784	000769216F/GA

Odyssey HealthCare of Flint, LLC									26-3920362
Avalon Hospice	2360 Stone Bridge Drive	Flint, Genesee, MI 48532-5406	253510	1346247244(A) 1083851463(B)		23-1524(A) MI 1345(B)	23D0919905	1346247244 NPI: 1226533/MI
Avalon Hospice	2360 Stone Bridge Drive	Flint, Genesee, MI 48532-5406	259103	1346247244(A) 1083851463(B)		23-1524(A) MI 1345(B)	n/a	1346247244 NPI: 1226533/MI

Odyssey HealthCare of Kansas City, LLC									26-1174455
Odyssey Hospice	800 East 101st Terrace, Suite 150	Kansas City, Jackson, MO 64131-5308	178-2HO	1073514600		26-1534	26D0870470	NPI 1073514600/MO 200568150A/KS
Odyssey Hospice	8735 Rosehill Road, Suite 200	Lenexa, Johnson, KS 66215-4624	n/a	1467782516		17-1569	n/a	200568150A/KS

Odyssey HealthCare of Marion County, Inc.									75-3238731
Odyssey Hospice	6161 Blue Lagoon Drive, Suite 170	Miami, Dade, FL 33126-2045	50370970	1114159902		10-1548	10D1049492	001572800/FL
Odyssey Hospice	100360 Overseas Highway, Suite 5	Key Largo, Monroe, FL 33037-2586	50370970	1114159902		10-1548	10D1062449	001572800/FL
Odyssey Hospice	149 South Ridgewood Ave., Suite 600	Daytona Beach, Volusia, FL 32114-4365	50370970	1114159902		10-1548	10D1036815	001572800/FL
Odyssey Hospice	4861 Palm Coast Parkway NW, Unit 3	Palm Coast, Flagler, FL 32137-3658	50370970	1114159902		10-1548	10D1046227	001572800/FL
Odyssey Hospice	1320 SE 25th Loop, Suite 101	Ocala, Marion, FL 34471-1024	50370970	1114159902		10-1548	n/a	001572800/FL

Odyssey HealthCare of Savannah, LLC									26-0712052
Odyssey Hospice - Savannah	5105 Paulsen St., Suite 225-D	Savannah, Chatham, GA 31405-4615	025-213-H	1477554947		11-1615	11D1026124	127940560A/GA
Odyssey Hospice - Savannah	810 Towne Park Dr, Suite 100	Rincon, Effingham, GA 31326-5172	025-213-H	1477554947		11-1615	11D0946923	127940560A/GA

Odyssey HealthCare of South Texas, LLC									26-2529581
Odyssey Hospice	2501 Paredes Line Road, Suite B-9	Brownsville, Cameron, TX 78526-1194	012130	1255332961		45-1667	45D0924726	001016586/TX

Odyssey HealthCare of St. Louis, LLC									26-1174571
Odyssey Hospice	2055 Craigshire Rd, Suite 410	St. Louis, St. Louis, MO 63146-4012	177-2HO	1386645950		26-1592	26D1001429	NPI 1386645950/MO

VistaCare of Boston, LLC									26-1544595
VistaCare Hospice	2 Willow Street, Suite 102	Southborough, Worcester, MA 01745-1020	7F0L	1255388732		22-1574	22D0947238	110079500A/MA
* = start-up

Blue = Pending Medicare Certification

Gray = Closed Programs

Family Hospice, Ltd									75-2588221
VistaCare Hospice	5639 Jefferson Street NE	Albuquerque, Bernalillo, NM 87109-3412	6670A3	1033127147		32-1520	32D0886462	000T9469/NM
VistaCare Hospice	601 Dr. Martin Luther King Jr Avenue NE	Albuquerque, Bernalillo, NM 87102-3619	6670AS1	1033127147		32-1520	32D1003157	12071731/NM
Odyssey Hospice	6900 I-40 West, Suite 150	Amarillo, Potter, TX 79106-2522	007947	1740235159		45-1724	45D1030692	001013250/TX
VistaCare Hospice	7800 Shoal Creek Blvd., Suite 130 W	Austin, Travis, TX 78757-1098	004098	1790795524		45-1640	45D0911302	000212800/TX
VistaCare Hospice	1911 Corporate Drive, Suite 104	San Marcos, Hays, TX 78666-6171	004098	1790795524		45-1640	45D1035464	001013335/TX
VistaCare Hospice	7557 Rambler Road, Suite 112	Dallas, Dallas, TX 75231-2303	004059	1033129887		45-1527	45D0697122	000216100/TX
VistaCare Hospice	2824 Terrell Road, Suite 500	Greenville, Hunt, TX 75402-5529	008082	1821043852		45-1722	45D0965727	000219300/TX
VistaCare Hospice	1515 W. Calle Sur St., Suite 129	Hobbs, Lea, NM 88240-0998	6716	1972511061		32-1513	32D0968529	000T7597/NM
VistaCare Hospice	2708 North Prince Street	Clovis, Curry, NM 88101-4462	6716AS2	1972511061		32-1513	32D1031516	68975091/NM
VistaCare Hospice	400 North Pennsylvania Avenue, Suite 500	Roswell, Chaves, NM 88201-4720	6716AS1	1972511061		32-1513	32D1019676	83873830/NM
VistaCare Hospice	13325 Hargrave Road, Suite 230	Houston, Harris, TX 77070-4540	004058	1164432910		45-1560	45D0856663	000215300/TX
VistaCare Hospice	303 Lantern Bend Drive, Third Floor	Houston, Harris, TX 77090-2823	004058	1164432910		45-1560	45D1037301	001013721/TX
VistaCare Hospice	1717A Norfolk Avenue, 4th Floor	Lubbock, Lubbock, TX 79416-6065	005035	1720098585		45-1520	45D0952320	000215200/TX
VistaCare Hospice	1717A Norfolk Avenue, 4th Floor	Lubbock, Lubbock, TX 79416-6065	005035	1720098585		45-1520	45D1053395	001014560/TX
VistaCare Hospice	402 N. Bryant Blvd.	San Angelo, Tom Green, TX 76903-5257	006693	1609822295		45-1697	45D0964935	000219500/TX
VistaCare Hospice	4242 Woodcock Drive, Suite 101	San Antonio, Bexar, TX 78228-1325	004072	1265441190		45-1563	45D0705266	000216000/TX
VistaCare Hospice	1001 Water Street, Suite B-100	Kerrville, Kerr, TX 78028-3513	004072	1265441190		45-1563	45D0965284	000219700/TX
VistaCare Hospice	2626 South 37th Street, Suite B	Temple, Bell, TX 76504-7136	004135	1588674352		45-1542	45D0896017	000212400/TX
VistaCare Hospice	510 North Valley Mills Dr, Suite 703	Waco, McLennan, TX 76710-6075	004135	1588674352		45-1542	45D1044583	001013936/TX

Vista Hospice Care, Inc									86-0808230
VistaCare Hospice	4320 S Padre Island Drive, Unit B	Corpus Christi, Nueces, TX 78411-4408	005215	1831145895		45-1644	45D0924752	000215900/TX
VistaCare Hospice	101 N. Upper Broadway St, Trinity Towers	Corpus Christi, Nueces, TX 78401-2756	005215	1831145895		45-1644	45D1061915	000215900/TX
VistaCare Hospice - Ogden	425 E. 5350 South, Suite 155	South Ogden, Weber, UT 84405-6970	2010-Hospice- 816	1578518775		46-1502	46D0946902	860808230004/UT
Odyssey Hospice	202 E. Earll Drive, Suite 160	Phoenix, Maricopa, AZ 85012-2636	HSPC-0055	1588605760		03-1531	03D0910066	366882/AZ
Odyssey House - Mesa	6215 E. Arbor Ave.	Mesa, Maricopa, AZ 85206-6064	HSPC -3067	1588605760		03-1531	03D0941288	366882/AZ
Odyssey House - Peoria	8977 W. Athens	Peoria, Maricopa, AZ 85382-8170	HSPC -3066	1588605760		03-1531	03D0954610	366882/AZ
VistaCare Hospice	1625 E. Prater Way, Suite C-108	Sparks, Washoe, NV 89434-8963	1795HPC-21	1043265341		29-1507	29D0938032	006516005/NV '006416005/NV
VistaCare Hospice - Salt Lake	1111 E. Brickyard Road, Suite 107	Salt Lake City, Salt Lake, UT 84106-2590	2010-Hospice- 814	1376599738		46-1507	46D1009728	860808230018/UT NPI 1376599738/NV

VistaCare USA, Inc									86-0914505
VistaCare Hospice - Athens	150 Ben Burton Road	Bogart, Clarke, GA 30622-1726	029-112-H	1215974159		11-1565	11D0946920	000821279A/GA
VistaCare Hospice - Athens	1000 Hurricane Shoals Road NE, Suite D1200	Lawrenceville, Gwinnett, GA 30043-4826	029-112-H	1215974159		11-1565	11D1027668	000821279A/GA
VistaCare Hospice - Atlanta	400 Franklin Road SE, Suite 200	Marietta, Cobb, GA 30067-7735	033-113-H	1043257934		11-1544	11D0946925	000821257A/GA
VistaCare Hospice - Atlanta	1833 Clifton Road NE, 6th Floor	Atlanta, DeKalb, GA 30329-4021	033-113-H	1043257934		11-1544	11D1048552	000821257A/GA
VistaCare Hospice - Atlanta	6458 Spring Street, Suite 100	Douglasville, Douglas, GA 30134-1865	033-113-H	1043257934		11-1544	11D1030022	000821257A/GA
VistaCare Hospice - Columbus	100 Brookstone Centre Parkway	Columbus, Muscogee, GA 31904-2990	106-233-H	1801834593		11-1560	11D0946921	000821268A/GA
VistaCare Hospice - Columbus	2425 Williams Road, 2nd Floor	Columbus, Muscogee, GA 31909-1676	106-233-H	1801834593		11-1560	11D1061972	000821268A/GA
VistaCare Hospice - Columbus	1585 Highway 34 East	Newnan, Coweta, GA 30265-1325	106-233-H	1801834593		11-1560	11D1027670	000821268A/GA
Odyssey Hospice	540 Officenter Place, Suite 100	Gahanna, Franklin, OH 43230-5317	0084-HSP	1366498305		36-1573	36D0947403	2095496/OH
Odyssey Hospice	3085 Woodman Drive, Suite 200	Dayton, Montgomery, OH 45420-1193	0084-HSP	1366498305		36-1573	36D1071664	2095496/OH
Odyssey Hospice aka Odyssey House	1087 Dennison Ave, 4th Floor	Columbus, Franklin, OH 43201-3201	0084-HSP	1366498305		36-1573	36D0947403	2095496/OH
VistaCare Hospice	4350 Wadsworth Blvd, Suite 250	Wheat Ridge, Jefferson, CO 80033-4634	17044T	1134174238 1932344157	(A) (B)	06-1544(A) COB4501(B)	06D0947047	05800404/CO
VistaCare Hospice	323 Metro Avenue	Evansville, Vanderburgh, IN 47715-2859	10-009765-1	1700894987		15-1558	15D0935463	200141350A/IN
VistaCare Hospice	15 Brendan Way, Suite 100	Greenville, Greenville, SC 29615-3562	HPC-0058	1013962034		42-1534	42D0928557	HSP036/SC
VistaCare Hospice	6431 South East Street	Indianapolis, Marion, IN 46227-2100	10-003901-1	1952319113		15-1586	15D1018743	200471710A/IN
VistaCare Hospice - Macon	319 Margie Drive	Warner Robins, Houston, GA 31088-7818	011-111-H	1891733580		11-1559	11D0946922	000821301A/GA
VistaCare Hospice - Macon	242 O’Dell Road, Suite 4	Griffin, Spalding, GA 30224-4879	011-111-H	1891733580		11-1559	11D1027669	000821301A/GA
VistaCare Hospice	391 Quartermaster Court	Jeffersonville, Clark, IN 47130-3670	10-009766-1	1629086707		15-1557	15D0929005	200141370A/IN
VistaCare Hospice (Phenix City)	3615 S. Railroad Street, Suite 3	Phenix City, Russell, AL 36867-2940	Fac ID E5702	1326091273		01-1602	01D1012809	PIC1602E/AL
VistaCare Hospice (Montgomery)	700 Interstate Park Drive, Suite 705	Montgomery, Montgomery, AL 36109-5410	Fac ID E5108	1326091273		01-1602	01D1043046	PIC1031E/AL
Odyssey Hospice	512 Township Line Rd., Building 2 Valley Square, Suite 305	Blue Bell, Montgomery, PA 19422-2700	162299	1164478103		39-1622	39D0931255	100747901-0013/PA
Odyssey Hospice	1210 Northbrook Drive, Suite 220	Trevose, Bucks, PA 19053-2518	162299	1164478103		39-1622	39D1011595	100747901-0013/PA
VistaCare Hospice	3401 South 4th Street	Terre Haute,Vigo, IN 47802-5501	09-004763-1	1720034432		15-1592	15D0947335	200141370C/IN

SCHEDULE 5.26(d)

EXCLUDED ENTITIES

None.

5.26(d)

SCHEDULE 5.26(e)

CORPORATE INTEGRITY AGREEMENTS, SETTLEMENT AGREEMENTS,

PLANS OF CORRECTION, ETC.

In April 2003, Borrower received a subpoena from the Department of Health and Human Services, Office of Inspector General, Office of Investigations (“OIG”). The subpoena sought information regarding Borrower’s implementation of settlements and corporate integrity agreements entered into with the government, as well as our treatment on cost reports of employees engaged in sales and marketing efforts. In February 2004, we received a subpoena from the U.S. Department of Justice (“DOJ”) seeking additional information related to the matters covered by the OIG subpoena. In early May 2010, we reached an agreement in principle, subject to final approvals, with the government to resolve this matter. Under the agreement, we will pay the government $12.5 million, of which $9.5 million was recorded as a special charge in the 2010 first quarter with the remaining $3 million covered by a previously-recorded reserve.

Odyssey was the subject of a civil investigation by the Civil Division of the DOJ. On July 6, 2006, Odyssey entered into a settlement agreement with the DOJ to permanently settle the investigation. As part of the settlement of the investigation, Odyssey entered into a five-year Corporate Integrity Agreement (“CIA”) with the U.S. Department of Health and Human Services, Office of Inspector General. The CIA imposes certain auditing, self-reporting and training requirements that Odyssey must comply with. If Odyssey fails to comply with the terms of its CIA, it could subject us to substantial monetary penalties and/or suspension or termination from participation in the Medicare and Medicaid programs.

On February 14, 2008, Odyssey received a letter from the Medicaid Fraud Control Unit of the Texas Attorney General’s office notifying it that it is conducting an investigation concerning Medicaid hospice services provided by Odyssey, including its practices with respect to patient admission and retention, and requesting medical records of approximately 50 patients served by its programs in the State of Texas. Based on the preliminary stage of this investigation and the limited information that Odyssey has at this time, Odyssey cannot predict the outcome of this investigation, the Texas Attorney General’s views of the issues being investigated, any actions that the Texas Attorney General may take or the impact, if any, that the investigation may have on Odyssey’s and our business, results of operations, liquidity or capital resources. Odyssey believes that it is in material compliance with the rules and regulations applicable to the Texas Medicaid hospice program.

On May 5, 2008, Odyssey received a letter from the DOJ notifying it that it is conducting an investigation of VistaCare and requesting that Odyssey provide certain information and documents related to its investigation of claims submitted by VistaCare to Medicare, Medicaid and TRICARE from January 1, 2003 through March 6, 2008, the date Odyssey completed the acquisition of VistaCare. Odyssey has been informed by the DOJ and the Medicaid Fraud Control Unit of the Texas Attorney General’s Office that they are reviewing allegations that VistaCare may have billed the federal Medicare, Medicaid and TRICARE programs for hospice services that were not reasonably or medically necessary or performed as claimed. The basis of the investigation is a qui tam lawsuit filed in the United States District Court for the Northern District of Texas by a former employee of VistaCare. The lawsuit was unsealed on October 5,

5.26(e)

2009 and served on Odyssey on January 28, 2010. In connection with the unsealing of the complaint, the DOJ filed a notice with the court declining to intervene in the qui tam action at this time. The Texas Attorney General also filed a notice of non-intervention with the court. While these actions should not be viewed as a final assessment by the DOJ or the Texas Attorney General of the merits of this qui tam action, Odyssey considers them to be positive developments. Odyssey continues to cooperate with the DOJ and the Texas Attorney General in their investigation. Based on the limited information that it has at this time, Odyssey cannot predict the outcome of the investigation, the DOJ’s or Texas Attorney General’s views of the issues being investigated, other than the DOJ’s and Texas Attorney General’s notice declining to intervene in the qui tam action at this time, any actions that the DOJ or Texas Attorney General may take or the impact, if any, that the investigation may have on Odyssey’s and our business, results of operations, liquidity or capital resources.

On January 5, 2009, Odyssey received a letter from the Georgia State Health Care Fraud Control Unit notifying it that it is conducting an investigation concerning Medicaid hospice services provided by VistaCare from 2003 through 2007 and requesting certain documents. Odyssey is cooperating with the Georgia State Health Care Fraud Control Unit and has complied with the document request. Based on the preliminary stage of this investigation and the limited information that Odyssey has at this time, it cannot predict the outcome of the investigation, the Georgia State Health Care Fraud Control Unit’s views of the issues being investigated, any actions that the Georgia State Health Care Fraud Control Unit may take or the impact, if any, that the investigation may have on Odyssey’s and our business, results of operations, liquidity or capital resources.

On February 2, 2009, Odyssey received a subpoena from the OIG requesting certain documents related to its provision of continuous care services from January 1, 2004 through February 2, 2009. On September 9, 2009, Odyssey received a second subpoena from the OIG requesting medical records for certain patients who had been provided continuous care services by Odyssey during the same time period. Odyssey is cooperating with the OIG and is in the process of complying with the subpoena request. Based on the preliminary stage of this investigation and the limited information that Odyssey has at this time, it cannot predict the outcome of the investigation, the OIG’s views of the issues being investigated, any actions that the OIG may take or the impact, if any, that the investigation may have on Odyssey’s and our business, results of operations, liquidity or capital resources.

On February 23, 2010, Odyssey received a subpoena from the OIG requesting various documents and certain patient records of one its hospice programs relating to services performed from January 1, 2006 through December 31, 2009. Odyssey is cooperating with the OIG and is in the process of complying with the subpoena request. Because of the preliminary stage of this investigation and the limited information that Odyssey has at this time, it cannot predict the outcome of the investigation, the OIG’s views of the issues being investigated, any actions that the OIG may take or the impact, if any, that the investigation may have on Odyssey’s and our business, results of operations, liquidity or capital resources.

In a letter dated May 12, 2010, the United States Senate Finance Committee requested information from Borrower regarding its Medicare utilization rates. The letter was sent to all of the publicly traded home healthcare companies that were mentioned in a recent Wall Street

5.26(e) - 2

Journal article. That article explored the relationship between CMS home health policies and the utilization rates of some home health agencies. As part of the initial production of documents, on May 26, 2010 the Senate Finance Committee requested supplemental information relating to Borrower’s compliance program, policies and procedures and billing manuals. Borrower has responded to these requests. Given the preliminary stage of the proceedings, Borrower is unable to assess the probable outcome or potential liability, if any, arising from this matter.

In a letter dated July 13, 2010, the Securities and Exchange Commission (“Commission”) requested that Borrower preserve all documents between January 1, 2000 and the present that relate to the Borrower’s participation in the Medicare home health prospective payment system. On July 16, 2010, Borrower received a subpoena from the Commission requesting the production of documents. Borrower believes the investigation by the Commission is similar to the Commission’s ongoing investigations and the inquiry from the Senate Finance Committee previously mentioned. Borrower plans to comply with the subpoena and cooperate with the investigation. Given the preliminary stage of the proceedings, Borrower is unable to assess the probable outcome or potential liability, if any, arising from this matter.

5.26(e) - 3

SCHEDULE 6.11

REFINANCING INDEBTEDNESS

Debt Obligations:

Credit Agreement, dated February 28, 2006, as amended, among Gentiva Health Services, Inc., lenders, and Lehman Brothers Inc. The lenders have been notified of the acquisition and will release their liens and security interests in the assets of Gentiva Health Services, Inc. and its subsidiaries.

Second Amended and Restated Credit Agreement, dated February 28, 2008, by and among General Electric Capital Corporation, Odyssey HealthCare Operating A, LP, Odyssey HealthCare Operating B, LP, Hospice of the Palm Coast, Inc., OHC Investment Inc., and the other parties thereto, as amended.

ISDA Master Agreement by and between SunTrust Bank and Odyssey HealthCare Inc., dated April 8, 2008.

ISDA Master Agreement by and between Rabo Capital Services, Inc. and Odyssey HealthCare Operating A, LP, Odyssey HealthCare Operating B, LP, Hospice of the Palm Coast, Inc., and Odyssey HealthCare Management, LP, dated April 9, 2008.

6.11

SCHEDULE 6.12

GUARANTORS

Guarantor	Guarantor	Guarantor	Guarantor
Odyssey HealthCare, Inc.	VistaCare USA, Inc.	Access Home Health of Florida, Inc.	Mid-South Home Health Agency, LLC

Odyssey HealthCare Holding Company	FHI GP, Inc.	Capital CareResources, Inc.	Mid-South Home Care Services, LLC

Odyssey HealthCare GP, LLC	FHI LP, Inc.	Capital CareResources of South Carolina, Inc.	Wiregrass Hospice LLC

Odyssey HealthCare LP, LLC	Family Hospice, Ltd.	CHMG of Atlanta, Inc.	Wiregrass Hospice of South Carolina, LLC

Odyssey HealthCare Operating A, LP	FHI Management, Ltd.	CHMG of Griffin, Inc.	PHHC Acquisition Corp.

Odyssey HealthCare Management, LP	Gentiva Certified Healthcare Corp.	Eastern Carolina Home Health Agency, Inc.	Van Winkle Home Health Care, Inc.

Odyssey HealthCare Operating B, LP	Gentiva Health Services (Certified), Inc.	Home Health Care of Carteret County, Inc.	Gilbert’s Home Health Agency, Inc.

Odyssey HealthCare Fort Worth, LLC	Gentiva Health Services Holding Corp.	Tar Heel Health Care Services, Inc.	Gilbert’s Hospice Care of Mississippi, LLC

Odyssey HealthCare Detroit, LLC	Gentiva Health Services (USA) Inc.	Tar Heel Staffing, Inc.	Gilbert’s Hospice Care, LLC

Odyssey HealthCare Austin, LLC	Gentiva Rehab Without Walls, LLC	Healthfield Home Health, Inc.	Home Health Care Affiliates of Mississippi, Inc.

Odyssey HealthCare of St. Louis, LLC	Gentiva Services of New York, Inc.	Healthfield Hospice Services, Inc.	Home Health Care Affiliates of Central Mississippi, L.L.C.

VistaCare of Boston, LLC	New York Healthcare Services, Inc.	Healthfield of Southwest Georgia, Inc.	Home Health Care Affiliates, Inc.

Odyssey HealthCare of Flint, LLC	OHS Service Corp.	Healthfield of Statesboro, Inc.

Odyssey HealthCare of Collier County, Inc.	QC-Medi New York, Inc.	Healthfield of Tennessee, Inc.

Odyssey HealthCare of Manatee County, Inc.	Quality Care - USA, Inc.	Mid-South Home Care Services, Inc.

6.12

Guarantor	Guarantor	Guarantor	Guarantor
Odyssey HealthCare of Northwest Florida, Inc.	Quality Managed Care, Inc.	Mid-South Home Health Agency, Inc.

Odyssey HealthCare of Hillsborough County, Inc.	The Healthfield Group, Inc.	Mid-South Home Health of Gadsden, Inc.

Odyssey HealthCare of Marion County, Inc.	Healthfield Operating Group, Inc.	Total Care Home Health of Louisburg, Inc.

Odyssey HealthCare of Pinellas County, Inc.	Healthfield, Inc.	Total Care Home Health of North Carolina, Inc.

VistaCare, Inc.	Chattahoochee Valley Home Care Services, Inc.	Total Care Home Health of South Carolina, Inc.

Vista Hospice Care, Inc.	Chattahoochee Valley Home Health, Inc.	Total Care Services, Inc.

FHI Health Systems, Inc.	CHMG Acquisition Corp.	Wiregrass Hospice Care, Inc.

CareNation, Inc.	Capital Health Management Group, Inc.	Horizon Health Network LLC

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SCHEDULE 6.21

POST-CLOSING COVENANTS

I.	With respect to Mortgaged Property located at 25285 W. 11 Mile Road, Southfield, Michigan 48033, the applicable Loan Party under this Agreement shall obtain and deliver to Administrative Agent within 60 days after the Closing Date (unless waived or extended by Administrative Agent in its sole discretion), to the extent such items have not been delivered as of the Closing Date, the following:

(A) fully executed counterpart of a Mortgage in form and substance reasonably satisfactory to the Administrative Agent, which shall have been delivered to the title insurers insuring the Lien of such Mortgage for recording to the extent necessary or, in the reasonable opinion of the Administrative Agent, desirable, to effectively create a valid and enforceable mortgage lien on the Mortgaged Property in favor of the Administrative Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Parties;

(B) evidence that counterparts of such Mortgage has been duly executed, acknowledged and delivered and is in form suitable for filing or recording in the applicable recording office that the Administrative Agent may deem necessary or desirable in order to create a valid first and subsisting Lien on the property described therein in favor of the Administrative Agent for the benefit of the Secured Parties and that all filing, documentary, stamp, intangible and recording taxes and fees have been paid,

(C) a Mortgage Policy with such endorsements and in amounts acceptable to the Administrative Agent, issued, coinsured and reinsured by title insurers acceptable to the Administrative Agent, insuring the Mortgages to be valid first and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only the Liens permitted by Section 7.01, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents, for mechanics’ and materialmen’s Liens and for zoning of the applicable property) and such coinsurance and direct access reinsurance as the Administrative Agent may deem necessary or desirable,

(D) an American Land Title Association/American Congress on Surveying and Mapping form survey, for which all necessary fees (where applicable) have been paid, certified to the Administrative Agent and the issuer of the Mortgage Policy in a manner reasonably

6.21

satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in the State in which the property described in such survey is located and acceptable to the Administrative Agent, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects that do not materially interfere with the use or marketability of the property,

(E) such consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments as necessary to consummate the Transactions or as shall reasonably be deemed necessary by the Administrative Agent in order for the owner or holder of the fee or leasehold interest constituting such Mortgaged Property to grant the Lien contemplated by the Mortgage with respect to such Mortgaged Property;

(F) such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the title company to issue the Mortgage Policy and endorsements contemplated above;

(G) evidence reasonably acceptable to the Administrative Agent of payment by Borrower of all Mortgage Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgage and issuance of the Mortgage Policy referred to above;

(H) opinion addressed to the Administrative Agent and each of the Lenders from local counsel of the applicable Loan Party regarding due authorization, execution, delivery and enforceability of the Mortgage, in form and substance reasonably satisfactory to the Administrative Agent;

(I) evidence that all other action that the Administrative Agent may deem necessary or desirable in order to create valid first and subsisting Lien on the Mortgaged Property described in the Mortgage has been taken, and

(J) the Administrative Agent shall have received a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to the Mortgaged Property (together with a notice about special flood hazard area status and

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flood disaster assistance duly executed by the Borrower and each Loan Party relating thereto).

II.	By December 31, 2010 (unless waived or extended by the Administrative Agent in its sole discretion), the applicable Loan Parties shall use commercially reasonable efforts to obtain and deliver to the Administrative Agent, to the extent such items have not been delivered as of the Closing Date, a Control Agreement in form and substance reasonably satisfactory to the Administrative Agent, duly authorized, executed and delivered by the parties thereto, with respect to each Deposit Account maintained by any Loan Party with Citizens Bank and required to be subject to the Administrative Agent’s Control pursuant to the Security Agreement.

III.	Within 90 days after the Closing Date (unless waived or extended by the Administrative Agent in its sole discretion), the applicable Loan Parties shall obtain and deliver to the Administrative Agent, to the extent such items have not been delivered as of the Closing Date, a Control Agreement in form and substance reasonably satisfactory to the Administrative Agent, duly authorized, executed and delivered by the parties thereto, with respect to each Deposit Account maintained by any Loan Party with Bank of America, N.A. and required to be subject to the Administrative Agent’s Control pursuant to the Security Agreement.

IV.	By December 31, 2010 (unless waived or extended by Administrative Agent in its sole discretion), the applicable Loan Parties shall close all Deposit Accounts and Securities Accounts maintained by any Loan Party with Sovereign Bank that are required to be subject to the Administrative Agent’s Control pursuant to the Security Agreement but are not so subject and shall transfer all funds or property held in each such Deposit Account or Securities Account to another Deposit Account or Securities Account that shall comply with the requirements of Section 3.4(b) or 3.4(c), as applicable, of the Security Agreement.

V.	Within 90 days after the Closing Date (unless waived or extended by Administrative Agent in its sole discretion), with respect to the Gentiva Health Services Inc.’s Deposit Account 3851357145 with Bank of America, N.A., Gentiva Health Services, Inc. shall either (i) close such Deposit Account and transfer all funds held in such Deposit Account to another Deposit Account that complies with the requirements of Section 3.4(b) of the Security Agreement or (ii) obtain and deliver a Control Agreement in form and substance reasonably satisfactory to the Administrative Agent, duly authorized, executed and delivered by the parties thereto, with respect to such Deposit Account.

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SCHEDULE 7.02

EXISTING INDEBTEDNESS

Capital Leases

Fleetwood lease for Ricoh copiers that are located throughout the country—Aggregate Amount of $943.06

Capital Leases listed below in the Aggregate Amount of $629,670.32

Equipment Lease, dated 05/03/2007, between HONEYWELL GLOBAL and Gentiva Health Services (USA), Inc. Equipment is two hundred thirty (230) units - HomeMed Sentry III telemonitor & weight scales.

Equipment Lease, dated 05/03/2007, between HONEYWELL GLOBAL and Gentiva Health Services (USA), Equipment is twenty (20) units - HomeMed Genesis Monitor Device.

Equipment Lease, dated 08/01/2007, between TRINITY and Gentiva Certified HealthCare Corp. Equipment is thirty-two (32) Hommed Genesis Monitors w/ pulse oximetry.

Equipment Lease, dated 11/01/2007, between POPULAR/TCF EQUIPMENT and Healthfield Operating Group, Inc. Equipment is twenty seven (27) units - Anodyne Monochromatic Infrared Energy System Model 480.

Equipment Lease, dated 07/01/2009, between DE LAGE LANDEN and Gentiva Certified HealthCare Corp. Equipment is a Konica BH350 Copier.

Equipment Lease, dated 07/01/2009, between DE LAGE LANDEN and Gentiva Certified HealthCare Corp. Equipment is a Konica BH350 Copier.

Equipment Lease, dated 12/01/2006, between EXECUTIVE LEASING and Tar Heel Health Care Services, Inc. Equipment is a Savin 3515mf Copier.

Equipment Lease, dated 12/01/2006, between EXECUTIVE LEASING and Tar Heel Health Care Services, Inc. Equipment is a Savin 8045spi Copier.

Equipment Lease, dated 12/01/2006, between EXECUTIVE LEASING and Tar Heel Health Care Services, Inc. Equipment is a Savin 8045spi Copier.

Equipment Lease, dated 12/01/2006, between EXECUTIVE LEASING and Eastern Carolina Home Health Agency, Inc. Equipment is a Savin 8035spi Copier.

7.02

Equipment Lease, dated 12/01/2006, between EXECUTIVE LEASING and Eastern Carolina Home Health Agency, Inc. Equipment is a Savin 8035spi Copier.

Equipment Lease, dated 12/01/2006, between EXECUTIVE LEASING and Eastern Carolina Home Health Agency, Inc. Equipment is a Savin 8045spi Copier.

Equipment Lease, dated 12/01/2006, between EXECUTIVE LEASING and Tar Heel Health Care Services, Inc. Equipment is a Konica Minolta C450 Copier.

Equipment Lease, dated 12/01/2006, between EXECUTIVE LEASING and Eastern Carolina Home Health Agency, Inc. Equipment is a Savin 8045spi Copier.

Equipment Lease, dated 12/01/2006, between EXECUTIVE LEASING and Eastern Carolina Home Health Agency, Inc. Equipment is a Savin 8030spi Copier.

Equipment Lease, dated 12/01/2006, between EXECUTIVE LEASING and Eastern Carolina Home Health Agency, Inc. Equipment is a Savin 8045spi Copier.

Equipment Lease, dated 12/01/2006, between EXECUTIVE LEASING and Tar Heel Health Care Services, Inc. Equipment is a Konica Minolta C450 Copier.

Equipment Lease, dated 12/01/2006, between EXECUTIVE LEASING and Tar Heel Health Care Services, Inc. Equipment is a Savin 8035spi Copier.

Equipment Lease, dated 12/01/2006, between EXECUTIVE LEASING and Tar Heel Health Care Services, Inc. Equipment is a Savin 8045spi Copier.

Equipment Lease, dated 12/01/2006, between EXECUTIVE LEASING and Eastern Carolina Home Health Agency, Inc. Equipment is a Savin 8045spi Copier.

Equipment Lease, dated 12/01/2006, between EXECUTIVE LEASING and Tar Heel Health Care Services, Inc. Equipment is a Savin 8045spi Copier.

Equipment Lease, dated 12/08/2006, between REVCO LEASING and Gentiva Certified HealthCare Corp. Equipment is a Sharp AR-FN6 Finisher.

Equipment Lease, dated 12/08/2006, between REVCO LEASING and Gentiva Certified HealthCare Corp. Equipment is a Sharp FO-DC500 Work Group Fax.

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Equipment Lease, dated 12/08/2006, between REVCO LEASING and Gentiva Certified HealthCare Corp. Equipment is a Sharp AR-NSXI Network scanner.

Equipment Lease, dated 12/08/2006, between REVCO LEASING and Gentiva Certified HealthCare Corp. Equipment is a Sharp FO-CS1 Paper Cassette.

Equipment Lease, dated 12/08/2006, between REVCO LEASING and Gentiva Certified HealthCare Corp. Equipment is a Sharp FO-CS1 Paper Cassette.

Equipment Lease, dated 12/08/2006, between REVCO LEASING and Gentiva Certified HealthCare Corp. Equipment is a Sharp FO-4400 Fax.

Equipment Lease, dated 12/08/2006, between REVCO LEASING and Gentiva Certified HealthCare Corp. Equipment is a Sharp AR-NSXI Network scanner.

Equipment Lease, dated 12/08/2006, between REVCO LEASING and Gentiva Certified HealthCare Corp. Equipment is a Sharp AR-FN6 Finisher.

Equipment Lease, dated 12/08/2006, between REVCO LEASING and Gentiva Certified HealthCare Corp. Equipment is a Sharp AR-DU4 Duplex Module.

Equipment Lease, dated 12/08/2006, between REVCO LEASING and Gentiva Certified HealthCare Corp. Equipment is a Sharp AR-DU4 Duplex Module.

Equipment Lease, dated 12/08/2006, between REVCO LEASING and Gentiva Certified HealthCare Corp. Equipment is a Sharp AR-D28 Paper Feeder.

Equipment Lease, dated 12/08/2006, between REVCO LEASING and Gentiva Certified HealthCare Corp. Equipment is a Sharp AR-D28 Paper Feeder.

Equipment Lease, dated 12/08/2006, between REVCO LEASING and Gentiva Certified HealthCare Corp. Equipment is a Sharp AR-EF2 Scanner.

Equipment Lease, dated 12/08/2006, between REVCO LEASING and Gentiva Certified HealthCare Corp. Equipment is a Sharp AR-EF2 Scanner.

Equipment Lease, dated 12/08/2006, between REVCO LEASING and Gentiva Certified HealthCare Corp. Equipment is a Sharp AR-M455N Digital Imager System.

Equipment Lease, dated 12/08/2006, between REVCO LEASING and Gentiva Certified HealthCare Corp. Equipment is a Sharp AR-M455N Digital Imager System.

6.21 - 3 -

Equipment Lease, dated 01/01/2008, between XEROX CAPITAL and Gentiva Health Services (Certified), Inc. Equipment is a WC7328 Printer.

Equipment Lease, dated 07/19/2007, between GE CAPITAL and Gentiva Certified HealthCare Corp. Equipment is a Gestetner DSM745esp Copier System.

Equipment Lease, dated 07/19/2007, between GE CAPITAL and Gentiva Certified HealthCare Corp. Equipment is a Gestetner DSM735esp Copier System.

Equipment Lease, dated 07/19/2007, between GE CAPITAL and Gentiva Certified HealthCare Corp. Equipment is a Gestetner DSM755sp Copier System.

Equipment Lease, dated 07/19/2007, between GE CAPITAL and Total Care Home Health of North Carolina, Inc. Equipment is a Gestetner DSM755sp Copier System.

Equipment Lease, dated 07/19/2007, between GE CAPITAL and Total Care Home Health of North Carolina, Inc. Equipment is a Gestetner DSM755sp Copier System.

Equipment Lease, dated 07/19/2007, between GE CAPITAL and Gentiva Certified HealthCare Corp. Equipment is a Gestetner DSM745esp Copier System.

Equipment Lease, dated 07/19/2007, between GE CAPITAL and Capital CareResources of South Carolina, Inc. Equipment is a Gestetner DSM735esp Copier System.

Equipment Lease, dated 09/19/2007, between GE CAPITAL and Gentiva Health Services (Certified), Inc. Equipment is a Gestetner DSM735 Copier System.

Equipment Lease, dated 09/19/2007, between GE CAPITAL and Gentiva Certified HealthCare Corp. Equipment is a Gestetner DSM735 Copier System.

Equipment Lease, dated 09/19/2007, between GE CAPITAL and Gentiva Certified HealthCare Corp. Equipment is a Gestetner DSM745esp Copier System.

Equipment Lease, dated 09/19/2007, between GE CAPITAL and Gentiva Certified HealthCare Corp. Equipment is a Gestetner DSM725e Copier System.

Equipment Lease, dated 09/19/2007, between GE CAPITAL and Quality Care-USA, Inc. Equipment is a Gestetner DSM735esp Copier System.

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Equipment Lease, dated 09/19/2007, between GE CAPITAL and QC-Medi New York, Inc. Equipment is a Gestetner DSM735esp Copier System.

Equipment Lease, dated 09/19/2007, between GE CAPITAL and Quality Care-USA, Inc. Equipment is a Gestetner DSM735esp Copier System.

Equipment Lease, dated 10/19/2007, between GE CAPITAL and Gentiva Health Services (USA), Inc. Equipment is a Lanier 255sp Imager.

Equipment Lease, dated 10/19/2007, between GE CAPITAL and Gentiva Certified HealthCare Corp. Equipment is a Lanier 255sp Imager.

Equipment Lease, dated 10/19/2007, between GE CAPITAL and Gentiva Health Services (Certified), Inc. Equipment is a Gestetner DSM735esp Copier System.

Equipment Lease, dated 11/19/2007, between GE CAPITAL and Gentiva Health Services (USA), Inc. Equipment is a Gestetner DSM735esp Copier System.

Equipment Lease, dated 11/19/2007, between GE CAPITAL and Gentiva Certified HealthCare Corp. Equipment is a Gestetner DSM735esp Copier System.

Equipment Lease, dated 11/19/2007, between GE CAPITAL and Gentiva Health Services (USA), Inc. Equipment is a Gestetner DSM735esp Copier System.

Equipment Lease, dated 12/19/2007, between GE CAPITAL and Gentiva Certified HealthCare Corp. Equipment is a Gestetner DSM735esp Copier System.

Equipment Lease, dated 12/19/2007, between GE CAPITAL and Gentiva Certified HealthCare Corp. Equipment is a Gestetner DSC535 Color Copier System.

Equipment Lease, dated 12/19/2007, between GE CAPITAL and Gentiva Certified HealthCare Corp. Equipment is a Lanier 255sp Imager.

Equipment Lease, dated 12/19/2007, between GE CAPITAL and Gentiva Health Services (USA), Inc. Equipment is a Gestetner DSM735esp Copier System.

Equipment Lease, dated 01/19/2008, between GE CAPITAL and Gentiva Certified HealthCare Corp. Equipment is a Gestetner DSM735esp Copier System.

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Equipment Lease, dated 01/19/2008, between GE CAPITAL and Gentiva Health Services (USA), Inc. Equipment is a Gestetner DSM735esp Copier System.

Equipment Lease, dated 01/19/2008, between GE CAPITAL and Gentiva Health Services (Certified), Inc. Equipment is a Lanier 255sp Imager.

Equipment Lease, dated 01/19/2008, between GE CAPITAL and Healthfield Hospice Services, Inc. Equipment is a Gestetner DSM735esp Copier System.

Equipment Lease, dated 01/19/2008, between GE CAPITAL and Gentiva Certified HealthCare Corp. Equipment is a Gestetner DSM735esp Copier System.

Equipment Lease, dated 02/01/2008, between RICOH CORP and Total Care Home Health of North Carolina, Inc. Equipment is an LD255SP Copier.

Equipment Lease, dated 04/01/2008, between RICOH CORP and Gentiva Certified HealthCare Corp. Equipment is an LD040SP Copier.

Equipment Lease, dated 04/01/2008, between RICOH CORP and Gentiva Health Services (USA), Inc. Equipment is an LD040SP Copier.

Equipment Lease, dated 04/01/2008, between RICOH CORP and Mid-South Home Health Agency, Inc. Equipment is an LD275SP Copier.

Equipment Lease, dated 04/01/2008, between RICOH CORP and Gentiva Rehab Without Walls, LLC. Equipment is an LD255SP Copier.

Equipment Lease, dated 04/01/2008, between RICOH CORP and Hospice of the Emerald Coast, Inc. Equipment is an LD040SP Copier.

Equipment Lease, dated 04/01/2008, between RICOH CORP and Gentiva Rehab Without Walls, LLC. Equipment is an LD255SP Copier.

Equipment Lease, dated 04/01/2008, between RICOH CORP and Gentiva Health Services (Certified), Inc. Equipment is an 255SP Copier.

Equipment Lease, dated 04/01/2008, between RICOH CORP DLL and Healthfield Hospice Services, Inc. Equipment is an LD255SP Copier.

Equipment Lease, dated 04/01/2008, between RICOH CORP and Gentiva Rehab Without Walls, LLC. Equipment is an LD040SP Copier.

Equipment Lease, dated 04/01/2008, between RICOH CORP and Gentiva Rehab Without Walls, LLC. Equipment is an LD040SP Copier.

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Equipment Lease, dated 05/01/2008, between RICOH CORP and Gentiva Health Services (Certified), Inc. Equipment is an LD255SP Copier.

Equipment Lease, dated 05/01/2008, between RICOH CORP and Gentiva Certified HealthCare Corp. Equipment is an MP4000SP Copier.

Equipment Lease, dated 05/01/2008, between RICOH CORP and Gentiva Health Services (Certified), Inc. Equipment is an LD255SP Copier.

Equipment Lease, dated 05/01/2008, between RICOH CORP and Mid-South Home Health Agency, Inc. Equipment is an LD040SP Copier.

Equipment Lease, dated 05/01/2008, between RICOH CORP and Gentiva Certified HealthCare Corp. Equipment is an LD040SP Copier.

Equipment Lease, dated 05/01/2008, between RICOH CORP and Total Care Home Health of North Carolina, Inc. Equipment is an LD255SP Copier.

Equipment Lease, dated 05/01/2008, between RICOH CORP and Gentiva Health Services (Certified), Inc. Equipment is an MP4000SP Copier.

Equipment Lease, dated 05/01/2008, between RICOH CORP and QC-Medi New York, Inc. Equipment is an LD040SP Copier.

Equipment Lease, dated 05/01/2008, between RICOH CORP and Gentiva Health Services (USA), Inc. Equipment is an LD255SP Copier.

Equipment Lease, dated 05/01/2008, between RICOH CORP and Gentiva Certified HealthCare Corp. Equipment is an LD255SP Copier.

Equipment Lease, dated 05/01/2008, between RICOH CORP and Quality Care-USA, Inc. Equipment is an LD040SP Copier.

Equipment Lease, dated 05/01/2008, between RICOH CORP and Gentiva Health Services (USA), Inc. Equipment is an LD040SP Copier.

Equipment Lease, dated 05/01/2008, between RICOH CORP and Gentiva Health Services (USA), Inc. Equipment is an MP4000SP Copier.

Equipment Lease, dated 06/01/2008, between RICOH CORP and Home Health Care Affiliates of Mississippi, Inc. Equipment is an LD040SP Copier.

Equipment Lease, dated 06/01/2008, between RICOH CORP and Gentiva Health Services (USA), Inc. Equipment is an LD040SP Copier.

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Equipment Lease, dated 06/01/2008, between RICOH CORP and Mid-South Home Health Agency, LLC. Equipment is an LD050SP Copier.

Equipment Lease, dated 06/01/2008, between RICOH CORP and Gentiva Certified HealthCare Corp. Equipment is an LD040SP Copier.

Equipment Lease, dated 06/01/2008, between RICOH CORP and QC-Medi New York, Inc. Equipment is an MP4000 Copier.

Equipment Lease, dated 06/01/2008, between RICOH CORP and Home Health Care Affiliates of Mississippi, Inc. Equipment is an LD040SP Copier.

Equipment Lease, dated 06/01/2008, between RICOH CORP and Quality Care-USA, Inc. Equipment is an MP4000 Copier.

Equipment Lease, dated 06/01/2008, between RICOH CORP and Gentiva Health Services (USA), Inc. Equipment is an LD275SP Copier.

Equipment Lease, dated 06/01/2008, between RICOH CORP and Mid-South Home Health Agency, LLC. Equipment is an MP4000SP Copier.

Equipment Lease, dated 06/01/2008, between RICOH CORP and Wiregrass Hospice, LLC. Equipment is an MP4000SP Copier.

Equipment Lease, dated 06/01/2008, between RICOH CORP and Mid-South Home Health Agency, LLC. Equipment is an LD050 Copier.

Equipment Lease, dated 06/01/2008, between RICOH CORP and Wiregrass Hospice, LLC. Equipment is an MP4000SP Copier.

Equipment Lease, dated 06/01/2008, between RICOH CORP and Gentiva Certified HealthCare Corp. Equipment is an 5500SP Copier.

Equipment Lease, dated 06/01/2008, between RICOH CORP and Mid-South Home Health Agency, Inc. Equipment is an LD050SP Copier.

Equipment Lease, dated 07/01/2008, between RICOH CORP and Gentiva Certified HealthCare Corp. Equipment is an LD040SP Copier.

Equipment Lease, dated 07/01/2008, between RICOH CORP and Wiregrass Hospice, LLC. Equipment is an MP4000 Copier.

Equipment Lease, dated 07/01/2008, between Ricoh and Gentiva Health Services (USA), Inc. Equipment is an MP4000 Copier.

6.21 - 8 -

Equipment Lease, dated 07/01/2008, between RICOH CORP and Gentiva Certified HealthCare Corp. Equipment is an LD040SP Copier.

Equipment Lease, dated 07/01/2008, between RICOH CORP and Gentiva Health Services (USA), Inc. Equipment is an LD040SP Copier.

Equipment Lease, dated 07/01/2008, between RICOH CORP and Gentiva Certified HealthCare Corp. Equipment is an MP4000 Copier.

Equipment Lease, dated 07/01/2008, between RICOH CORP and Gentiva Health Services (USA), Inc. Equipment is an MP4000 Copier.

Equipment Lease, dated 07/01/2008, between RICOH CORP and Gentiva Health Services (USA), Inc. Equipment is an LD040SP Copier.

Equipment Lease, dated 07/01/2008, between RICOH CORP and Wiregrass Hospice, LLC. Equipment is an MP4000 Copier.

Equipment Lease, dated 07/01/2008, between RICOH CORP and Gentiva Health Services (USA), Inc. Equipment is an LD040SP Copier.

Equipment Lease, dated 07/01/2008, between RICOH CORP and Gentiva Certified HealthCare Corp. Equipment is an LD050SP Copier.

Equipment Lease, dated 07/01/2008, between RICOH CORP and Wiregrass Hospice, LLC. Equipment is an MP4000 Copier.

Equipment Lease, dated 07/01/2008, between RICOH CORP and Quality Care-USA, Inc. Equipment is an LD040SP Copier.

Equipment Lease, dated 07/01/2008, between RICOH CORP and Access Home Health of Florida, Inc. Equipment is an LD050SP Copier.

Equipment Lease, dated 07/01/2008, between RICOH CORP and Wiregrass Hospice, LLC. Equipment is an MP4000SP Copier.

Equipment Lease, dated 07/01/2008, between RICOH CORP and Mid-South Home Health Agency, LLC. Equipment is an LD040SP Copier.

Equipment Lease, dated 07/01/2008, between RICOH CORP and QC-Medi New York, Inc. Equipment is an LD040SP Copier.

Equipment Lease, dated 07/01/2008, between RICOH CORP and Home Health Care Affiliates of Mississippi, Inc. Equipment is an LD040SP Copier.

6.21 - 9 -

Equipment Lease, dated 07/01/2008, between RICOH CORP and Healthfield Hospice Services, Inc. Equipment is an LD040SP Copier.

Equipment Lease, dated 07/01/2008, between RICOH CORP and Home Health Care Affiliates of Mississippi, Inc. Equipment is an LD040SP Copier.

Equipment Lease, dated 07/01/2008, between RICOH CORP and Home Health Care Affiliates of Mississippi, Inc. Equipment is an LD040SP Copier.

Equipment Lease, dated 07/01/2008, between RICOH CORP and Home Health Care Affiliates of Mississippi, Inc. Equipment is an LD040SP Copier.

Equipment Lease, dated 07/01/2008, between RICOH CORP and Gentiva Health Services (USA), Inc. Equipment is an MP4000 Copier.

Equipment Lease, dated 07/01/2008, between RICOH CORP and Home Health Care Affiliates of Mississippi, Inc. Equipment is an LD040SP Copier.

Equipment Lease, dated 08/01/2008, between RICOH CORP and Healthfield of Southwest Georgia, Inc. Equipment is an LD425SP Copier.

Equipment Lease, dated 08/01/2008, between RICOH CORP and Wiregrass Hospice, LLC. Equipment is an LD050SP Copier.

Equipment Lease, dated 08/01/2008, between RICOH CORP and Gentiva Certified HealthCare Corp. Equipment is an LD040SP Copier.

Equipment Lease, dated 08/01/2008, between RICOH CORP and Gentiva Health Services (USA), Inc. Equipment is an LD040SP Copier.

Equipment Lease, dated 08/01/2008, between RICOH CORP and Gentiva Health Services (USA), Inc. Equipment is an MP2550 Copier.

Equipment Lease, dated 08/01/2008, between RICOH CORP and Mid-South Home Health Agency, Inc. Equipment is an LD040SP Copier.

Equipment Lease, dated 08/01/2008, between RICOH CORP and Healthfield Hospice Services, Inc. Equipment is an LD040SP Copier.

Equipment Lease, dated 08/01/2008, between RICOH CORP and Gentiva Health Services (Certified), Inc. Equipment is an LD040 Copier.

Equipment Lease, dated 08/01/2008, between RICOH CORP and Gentiva Certified HealthCare Corp. Equipment is an MP2550 Copier.

6.21 -10 -

Equipment Lease, dated 09/01/2008, between RICOH CORP and Gentiva Health Services (USA), Inc. Equipment is an LD335SP Copier.

Bonds

Bond #	Obligee	Bond Amount	Expiration Date
CMS219014	State of New York Dept of Insurance	$1,000	12/31/10
CMS238609	State of Arizona Secretary of State	$5,000	6/22/14
CMS227747	State of Arkansas Secretary of State	$7,500	12/12/17
CMS216285	State of Nevada, Dept of Human Resources, Division of Aging	$100,000	1/9/11
CMS227724	State of Kansas	$7,500	8/18/10
CMS218507	Commonwealth of Massachusetts	$24,000	6/1/11
CMS0219035	State of Nevada Commissioner of Insurance	$100,000	6/29/11
CMS227748	State of Kansas	$7,500	9/1/12
CMS238600	Florida Dept of State Notary Commission	$7,500	8/14/12

Outstanding Odyssey Letters Of Credit

Royal Bank of Scotland issued $1,849,322.00 letter of credit with a maturity date of April 30, 2011 for the benefit of Fire Insurance, Co. of Pittsburgh, PA; and American Home Assurance Company, and The Insurance Company of the State of Pennsylvania; and Chartis Property Casualty Company, and Illinois National Insurance Co.; and Granite

6.21 - 11 -

State Insurance Company, and AIU Insurance Company; and Chartis Casualty Company; and National Fire Insurance Co. of Louisiana; and New Hampshire Insurance Company.

ABN AMRO Bank, N.V. issued $8,027,802.00 letter of credit with a maturity date of May 1, 2011 for the benefit of Ace American Insurance Company.

6.21 - 12 -

SCHEDULE 7.04(f)

FUNDAMENTAL CHANGES - SUBSIDIARIES

Subsidiary	Jurisdiction of Organization
Commonwealth Home Care, Inc.	MA

Kimberly Home Health Care, Inc.	MO

Partnersfirst Management, Inc.	FL

Quantum Health Resources, Inc.	DE

Quantum Care Network, Inc.	MA

QHR Southwest Business Trust	PA

The IV Clinic, Inc.	TX

The IV Clinic II, Inc.	TX

The IV Clinic III, Inc.	TX

CHMG of Columbus, Inc.	GA

ECT, Inc.	NC

Healthfield Care at Home, Inc.	GA

Healthfield Home Health of Athens, Inc.	GA

Healthfield Home Health of Augusta, Inc.	GA

Healthfield Home Health of North Georgia, Inc.	GA

Healthfield Rehab, Inc.	GA

Healthfield Services of Tennessee, Inc.	GA

Mid-South Care Services, Inc.	DE

The Hug Center of Atlanta, Inc.	GA

7.04(f)

SCHEDULE 7.05

PERMITTED DISPOSITION ENTITIES

Odyssey HealthCare of South Texas, LLC	717 N. Harwood, Suite 1500, Dallas, Texas 75201	Delaware	26-2529581

Odyssey HealthCare of Savannah, LLC	717 N. Harwood, Suite 1500, Dallas, Texas 75201	Delaware	26-0712052

Odyssey HealthCare of Augusta, LLC	717 N. Harwood, Suite 1500, Dallas, Texas 75201	Delaware	26-0711782

Odyssey HealthCare of Kansas City, LLC	717 N. Harwood, Suite 1500, Dallas, Texas 75201	Delaware	26-1174455

Gentiva Rehab Without Walls, LLC	3350 Riverwood Parkway, Suite 1400, Atlanta, GA 30339	Delaware	06-1725406

7.05

SCHEDULE 7.09

RESTRICTIONS

None.

7.09

SCHEDULE 10.02

ADDRESSES FOR NOTICES

Borrower:

Gentiva Health Services, Inc.

3350 Riverwood Parkway, Suite 1400

Atlanta, Georgia 30339

Attn: Eric A. Slusser, Chief Financial Officer

Telephone: 770-951-6101

Facsimile: 913-689-6588

Email: Eric.Slusser@gentiva.com

Borrower’s Website Address: www.Gentiva.com.

Gentiva Health Services, Inc.

3350 Riverwood Parkway, Suite 1400

Atlanta, Georgia 30339

Attn: John N. Camperlengo, General Counsel

Telephone: 770-951-6387

Facsimile: 913-814-4066

Email: john.camperlengo@gentiva.com

Borrower’s Website Address: www.Gentiva.com.

Administrative Agent:

DAILY OPERATIONS CONTACT (borrowings, interest payments, etc.):

Bank of America, N.A.

Name: Chris Mata

Telephone: 980-387-2471

Facsimile #: 704-719-5474

Email: christopher.m.mata@baml.com

Mailing Address

101 North Tryon Street

NC1-001-04-39

Charlotte, NC 28255

USD PAYMENT INSTRUCTIONS:

Bank of America

New York NY

ABA 026009593

Acct # 1366212250600

Acct Name: Corporate Credit Services

Ref: GENTIVA HEALTH SERVICES

10.02

Swing Line Lender:

Bank of America, N.A.

Name:	Chris Mata
Telephone:	980-387-2471
Facsimile #:	704-719-5474
Email: christopher.m.mata@baml.com

Mailing Address

101 North Tryon Street

NC1-001-04-39

Charlotte, NC 28255

USD PAYMENT INSTRUCTIONS:

Bank of America

New York NY

ABA 026009593

Acct # 1366212250600

Acct Name: Corporate Credit Services

Ref: GENTIVA HEALTH SERVICES

Other Notices:

Agency Management

Bank of America, N.A.

Name:	Aamir Saleem
Telephone:	415.436.2769
Facsimile #:	415.503.5089
Email: aamir.saleem@baml.com

Mailing Address

1455 Market Street, 5th Floor

CA5-701-05-19

San Francisco, CA 94103

With copy to:

Corporate Debt Products

Bank of America, N.A.

Name:	Alysa Trakas
Telephone:	980.387.2640
Facsimile #:	704.409.0936
Email: alysa.a.trakas@baml.com

Mailing Address

100 N. Tryon Street

NC1-007-17-11

Charlotte, NC 28255

10.02

L/C Issuer:

Bank of America, N.A.
Name:	John Yzeik
Telephone:	570.330.4315
Facsimile #:	570.330.4186
Email: john.p.yzeik@baml.com

Mailing Address

1 FLEET WAY

PA6-580-02-30

Scranton, PA 18507

10.02

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date:                     ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of [            ], 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Gentiva Health Services, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned hereby requests (select one):

☐	A Borrowing of [Revolving Credit][Term A][Term B] Loans

☐	A conversion or continuation of [Revolving Credit][Term A][Term B] Loans

1.	On (a Business Day).

2.	In the amount of $

3.	Comprised of
[Type	of Loan requested]

4.	For Eurodollar Rate Loans: with an Interest Period of months.

[The Revolving Credit Borrowing requested herein complies with the proviso to the first sentence of Section 2.01(c) of the Agreement.]1

[1]	Include this sentence in the case of a Revolving Credit Borrowing.

Exhibit A

Form of Committed Loan Notice

The Borrower hereby represents and warrants that the conditions specified in Sections 4.02(a), (b) and (c) of the Agreement shall be satisfied on and as of the date of the applicable Credit Extension.

GENTIVA HEALTH SERVICES, INC.

By:

Name:
Title:

Exhibit A

Form of Committed Loan Notice

EXHIBIT B

FORM OF SWING LINE LOAN NOTICE

Date:                     ,

To:	Bank of America, N.A., as Swing Line Lender
Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of [            ], 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Gentiva Health Services, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned hereby requests a Swing Line Loan:

1.	On (a Business Day).

2.	In the amount of $ .

The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Agreement.

The Borrower hereby represents and warrants that the conditions specified in Sections 4.02(a) and (b) of the Agreement shall be satisfied on and as of the date of the applicable Credit Extension.

GENTIVA HEALTH SERVICES, INC.

By:

Name:
Title:

Exhibit B

Form of Swing Line Loan Notice

EXHIBIT C-1

FORM OF TERM NOTE

                     ,

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                      or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of the Term [A][B] Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of [            ], 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The Borrower promises to pay interest on the unpaid principal amount of the Term [A][B] Loan made by the Lender from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Term [A][B] Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. The Term [A][B] Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

Exhibit C-1

Form of Term Note

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

GENTIVA HEALTH SERVICES, INC.

By:

Name:
Title:

Exhibit C-1

Form of Term Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Exhibit C-1

Form of Term Note

EXHIBIT C-2

FORM OF REVOLVING CREDIT NOTE

                     ,

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                      or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Revolving Credit Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of [            ], 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. Except as otherwise provided in Section 2.04(f) of the Agreement with respect to Swing Line Loans, all payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Revolving Credit Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Revolving Credit Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Revolving Credit Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

Exhibit C-2

Form of Revoling Credit Note

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

GENTIVA HEALTH SERVICES, INC.

By:

Name:
Title:

Exhibit C-2

Form of Revoling Credit Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Exhibit C-2

Form of Revoling Credit Note

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                     ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of [            ], 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Gentiva Health Services, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned Responsible Officer hereby certifies in his official capacity and not individually as of the date hereof that he/she is the                      of the Borrower, and that, as such, he/she is authorized to execute and deliver this Compliance Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. The Borrower has delivered (i)the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section and (ii) the consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal year. Such consolidating statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Borrower and its Subsidiaries.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. The Borrower has delivered the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date. Such consolidated financial statements fairly present in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes and such consolidating financial statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Borrower and its Subsidiaries.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and financial condition of the Borrower during the accounting period covered by such financial statements.

Exhibit D

Form of Compliance Certificate

3. A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and

[select one:]

[to the knowledge of the undersigned, during such fiscal period the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

—or—

[to the knowledge of the undersigned, the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4. The representations and warranties of the Borrower contained in Article V of the Agreement and all representations and warranties of any Loan Party that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct in all material respects (unless otherwise qualified by materiality or the occurrence of a Material Adverse Effect) on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (unless otherwise qualified by materiality or the occurrence of a Material Adverse Effect) as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in clauses (a) and (b) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5. The financial covenant analyses and information (such information based on the financial statements delivered pursuant to Sections 6.01(a) and 6.01(b) of the Agreement) set forth on Schedules 1 and 2 attached hereto are true and accurate on and as of the date of this Compliance Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of                     ,                     .

Exhibit D

Form of Compliance Certificate

GENTIVA HEALTH SERVICES, INC.

By:

Name:
Title:

Exhibit D

Form of Compliance Certificate

For the Quarter/Year ended                     ,

                                             (“Statement Date”)

SCHEDULE 12

to the Compliance Certificate

($ in 000’s)

I. Section 7.11 (a) – Consolidated Interest Coverage Ratio.
A. Consolidated EBITDA for Measurement Period ending on above date (“Subject Period”):[3]	$	______
1. Consolidated Net Income for Subject Period:	$	______
2. Consolidated Interest Charges for Subject Period:	$	______
3. Provision for income taxes for Subject Period:	$	______
4. Depreciation expenses for Subject Period:	$	______
5. Amortization expenses for Subject Period:	$	______
6. Extraordinary, unusual or non-recurring charges or losses reducing Consolidated Net Income related to settlement of litigation existing on the Closing Date:	$	______
7. Other extraordinary, unusual or non-recurring expenses reducing Consolidated Net Income for Subject Period:	$	______
8. Any other non-cash charges or losses for Subject Period:	$	______
9. Costs associated with the Transactions for Subject Period:	$	______
10. Anticipated cost savings and synergies attributable to the Transactions (limited to $19.0 million, reduced by $4.75 million following each full fiscal quarter following the Closing Date):	$	______
11. Expenses incurred to the extent covered by indemnification provisions in any agreement in connection with a Permitted	$	______

[2]	In the event of any inconsistency between this Exhibit and the Credit Agreement itself, the terms of the Credit Agreement shall govern and control.
[3]	To be updated in accordance with negotiated financial definitions and covenants.

Exhibit D

Form of Compliance Certificate

Acquisition for a Subject Period:
12. Expenses with respect to liability or casualty events or business interruption for the Subject Period:	$	______

13.    Non-cash purchase accounting adjustment and any writedowns or impairment losses with respect to the valuation of long-lived assets to the extent deducted in calculating Consolidated Net Income for the Subject Period:

	$	______
14. Non-cash losses from joint ventures and non-cash minority interest reductions for the Subject Period:	$	______
15. Income tax credits for Subject Period:	$	______
16. Non-cash increases to Consolidated Net Income for Subject Period:	$	______
17. Extraordinary, unusual or non-recurring income or gain increasing Consolidated Net Income for Subject Period:	$	______
18. Consolidated EBITDA (Lines I.A.1 + 2 + 3 + 4 + 5 + 6 + 7 + 8 + 9 + 10 + 11 + 12 + 13 +14 – 15 – 16 - 17):	$	______
B. Consolidated Interest Charges for Subject Period:	$	______
C. Consolidated Interest Coverage Ratio (Line I.A.18 ÷ Line I.B):		____ to 1
Minimum required:

Four Fiscal Quarters Ending	Minimum Consolidated Interest Coverage Ratio
January 2, 2011	2.75 to 1.00
Each quarter of fiscal year 2011	2.75 to 1.00
Each quarter of fiscal year 2012	2.75 to 1.00
Each quarter of fiscal year 2013	3.00 to 1.00
Each fiscal quarter thereafter	3.00 to 1.00

II. Section 7.11 (b) – Consolidated Leverage Ratio.
A. Consolidated Funded Indebtedness at Statement Date	$	______
B. Consolidated EBITDA for Subject Period (Line I.A.14 above):	$	______
C. Consolidated Leverage Ratio (Line II.A ÷ Line II.B):		____ to 1

Exhibit D

Form of Compliance Certificate

Maximum permitted:

Four Fiscal Quarters Ending	Maximum Consolidated Leverage Ratio
Closing Date through third fiscal quarter of fiscal year 2011	4.75 to 1.00
Fourth fiscal quarter of fiscal year 2011 through third fiscal quarter of 2012	4.50 to 1.00
Fourth fiscal quarter of fiscal year 2012 through third fiscal quarter of 2013	3.75 to 1.00
Fourth fiscal quarter of 2013 and thereafter	3.00 to 1.00

III. Section 7.12 — Capital Expenditures.
A. Capital Expenditures made during fiscal year to date:	$	______
B. Maximum permitted Capital Expenditures:
1. Total revenues of fiscal year of Borrower and its Subsidiaries	$	______
2. 1.5% of III.B.1	$	______
3. Maximum permitted Capital Expenditure (III.B.2 * III.B.1)	$	______
D. Excess (deficient) for covenant compliance (Line III.B – III.A):	$	______
Amount to be carried over to next fiscal year (maximum of $12,500,000)	$	______
Maximum permitted:
1.5% of the total revenues of the Borrower and its Subsidiaries on a consolidated basis for any fiscal year

Exhibit D

Form of Compliance Certificate

For the Quarter/Year ended                     (“Statement Date”)

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

Consolidated EBITDA

(in accordance with the definition of Consolidated EBITDA

as set forth in the Agreement)

Consolidated EBITDA	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Twelve Months Ended
Consolidated Net Income
+ Consolidated Interest Charges
+ Provision for income taxes
+ Depreciation expenses
+ Amortization expenses
+Extraordinary, unusual or non-recurring income related to settlement of litigation existing on the Closing Date (not to exceed $15,000,000 in any Measurement Period)
+ Other extraordinary, unusual or non-recurring expenses (not to exceed $10,000,000 in any fiscal year)
+ Any other non-cash charges
+ Costs associated with the Transactions

Exhibit D

Form of Compliance Certificate

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Twelve Months Ended
+ Anticipated cost savings and synergies (not to exceed $19.0 million, reduced by $4.75 million following each full fiscal quarter following the Closing Date)
+ Expenses covered by indemnification provisions in any agreement in connection with a Permitted Acquisition
+ Expenses with respect to liability or casualty events or business interruption
+ Non-cash purchase accounting adjustment and any writedowns or impairment losses with respect to the valuation of long-lived assets to the extent deducted in calculating Consolidated Net Income
+ Non-cash losses from joint ventures and non-cash minority interest reductions
- Income tax credits
- Non-cash increases to Consolidated Net Income:
- Extraordinary, unusual or non-recurring income or gain increasing Consolidated Net Income
= Consolidated EBITDA

Exhibit D

Form of Compliance Certificate

EXHIBIT E-1

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.] Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1. Assignor[s]:

2. Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

Exhibit E-1

Assignment and Assumption

3. Borrower:Gentiva Health Services, Inc.

4. Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.      Credit Agreement: Credit Agreement, dated as of [            ] 2010, among Gentiva Health Services, Inc., the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender

6. Assigned Interest:

Assignor[s][4]	Assignee[s][5]	Facility Assigned[6]	Aggregate Amount of Commitment/Loans for all Lenders[7]	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans[8]		CUSIP Number
		__________	$__________	$_________	____________	%
		__________	$__________	$_________	____________	%
		__________	$__________	$_________	____________	%

[7. Trade Date: ][9]

Effective Date:                     , 20            [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

[4]	List each Assignor, as appropriate.
[5]	List each Assignee, as appropriate.
[6]

Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment,” “Term A Commitment,” etc.).

[7]

Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[8]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[9]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit E-1

Assignment and Assumption

ASSIGNOR [NAME OF ASSIGNOR]

By:

Name:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:

Name:
Title:

[Consented to and]10 Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:

Name:
Title:

[Consented to:][11]

By:

Name:
Title:

[10]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[11]	To be added only if the consent of the Borrower and/or other parties (e.g. Swing Line Lender, L/C Issuer) is required by the terms of the Credit Agreement.

Exhibit E-1

Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, on the basis of which it has made such analysis and decision independently and without reliance upon the Administrative Agent or any other Lender, and (vi) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of

Exhibit E-1

Assignment and Assumption

principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions.

3.1 In accordance with Section 10.06 of the Credit Agreement, upon execution, delivery and acceptance of this Assignment and Assumption, from and after the Effective Date, [the][any] Assignor shall, to the extent of the Assigned Interest assigned pursuant to this Assignment and Assumption, be released from its obligations under the Credit Agreement (and, in the case that this Assignment and Assumption covers all of [the][any] Assignor’s rights and obligations under the Credit Agreement, [the][any] Assignor shall cease to be a party to the Credit Agreement but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 thereof with respect to facts and circumstances occurring prior to the effective date of this assignment).

3.2 This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption and all of said counterparts taken together shall be deemed to constitute one and the same instrument, governed by, and construed in accordance with, the laws of the State of New York.

Exhibit E-1

Assignment and Assumption

EXHIBIT E-2

FORM OF ADMINISTRATIVE QUESTIONNAIRE

FAX ALONG WITH COMMITMENT LETTER TO:

                                                                              FAX #

I. Borrower Name:

                                       $                                                                           Type of Facility

II. Legal Name of Lender of Record for Signature Page:

•	Signing Credit Agreement YES NO

•	Coming in via Assignment YES NO

III. Type of Lender:

(Bank, Asset Manager, Broker/Dealer, CLO/CDO, Finance Company, Hedge Fund, Insurance, Mutual Fund, Pension Fund, Other Regulated Investment Fund, Special Purpose Vehicle, Other – please specify)

IV. Domestic Address:	V. Eurodollar Address:

VI. Contact Information:

Syndicate level information (which may contain material non-public information about the Borrower and its related parties or their respective securities will be made available to the Credit Contact(s). The Credit Contacts identified must be able to receive such information in accordance with his/her institution’s compliance procedures and applicable laws, including Federal and State securities laws.

	Credit Contact	Primary Operations Contact	Secondary Operations Contact

Name:

Title:

Address:

Telephone:

Facsimile:

Exhibit E-2

Form of Administrative Questionnaire

E-Mail Address:

IntraLinks E-Mail Address:

Does Secondary Operations Contact need copy of notices?              YES              NO

	Letter of Credit Contact	Draft Documentation Contact	Legal Counsel

Name:

Title:

Address:

Telephone:

Facsimile:

E-Mail Address:

VII. Lender’s Letter of Credit and Bankers’ Acceptance Fed Wire Payment Instructions (if applicable):

Pay to:

(Bank Name)

(ABA #)

(Account #)

(Attention)

VIII. Lender’s Fed Wire Payment Instructions:

Pay to:

(Bank Name)

(ABA #) (City/State)

(Account #) (Account Name)

(Attention)

Exhibit E-2

Form of Administrative Questionnaire

IX. Organizational Structure and Tax Status

Please refer to the enclosed withholding tax instructions below and then complete this section accordingly:

Lender Taxpayer Identification Number (TIN):                           -

Tax Withholding Form Delivered to Bank of America*:

                  W-9

                  W-8BEN

                  W-8ECI

                  W-8EXP

                  W-8IMY

Tax Contact

Name:

Title:

Address:

Telephone:

Facsimile:

E Mail Address:

NON–U.S. LENDER INSTITUTIONS

1. Corporations:

If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).

A U.S. taxpayer identification number is required for any institution submitting a Form W-8 ECI. It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. An original tax form must be submitted.

Exhibit E-2

Form of Administrative Questionnaire

2. Flow-Through Entities

If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form

W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement. Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. Original tax form(s) must be submitted.

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification). Please be advised that we require an original form W-9.

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned on or prior to the date on which your institution becomes a lender under this Credit Agreement. Failure to provide the proper tax form when requested will subject your institution to U.S. tax withholding.

*	Additional guidance and instructions as to where to submit this documentation can be found at this link:

X. Bank of America Payment Instructions:

Pay to:     Bank of America, N.A.

ABA # [                               ]

[                                             ]

Acct. # [                        ]

Attn: [                                   ]

Ref: [                                    ]

.

Exhibit E-2

Form of Administrative Questionnaire

EXHIBIT F

FORM OF GUARANTY

[To be attached]

Exhibit F

Form of Guaranty

EXECUTION VERSION

GUARANTY

GUARANTY AGREEMENT (this “Guaranty”), dated as of August 17, 2010, by and among the Persons listed on the signature pages hereof under the caption “Guarantors,” any additional Persons that may become Guarantors hereunder pursuant to a duly executed joinder agreement in the form attached as Exhibit A hereto (each an “Additional Guarantor,” collectively, the “Additional Guarantors” and together with the Guarantors as of the date hereof, the “Guarantors” and each, a “Guarantor”) and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Secured Parties (as defined in the Credit Agreement referred to below).

Reference is made to that certain Credit Agreement, dated as of August 17, 2010 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Gentiva Health Services, Inc. a Delaware corporation (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”) and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer. Capitalized terms used and not defined herein (including, without limitation, the term “Obligations,” as used in Section 1 and elsewhere herein) are used with the meanings assigned to such terms in the Credit Agreement.

The Lenders have agreed to make Loans to the Borrower, and the L/C Issuer has agreed to issue Letters of Credit for the account of the Borrower or its Subsidiaries, in each case pursuant to, and upon the terms and subject to the conditions specified in, the Credit Agreement. Each Guarantor is a Subsidiary of the Borrower and acknowledges that it has derived and will derive substantial benefit from the making of the Loans by the Lenders to the Borrower and the issuance of the Letters of Credit by the L/C Issuer for the account of the Borrower or its Subsidiaries. As consideration therefor and in order to induce the Lenders to make Loans and the L/C Issuer to issue Letters of Credit, each Guarantor is willing to execute this Guaranty.

Accordingly, the parties hereto agree as follows:

SECTION 1. Guaranty. Each Guarantor hereby absolutely and unconditionally, jointly and severally, guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Borrower to the Secured Parties, and whether arising hereunder or under any other Loan Document, any Secured Cash Management Agreement or any Secured Hedge Agreement (including all renewals, extensions, amendments and other modifications thereof and all reasonable and documented costs, attorneys’ fees and expenses of one outside counsel, one local counsel in each relevant jurisdiction and one regulatory counsel incurred by the Secured Parties in connection with the collection or enforcement thereof). The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor, and conclusive (absent manifest error) for the purpose of establishing the amount of the Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of the Guarantors under this Guaranty, and each Guarantor hereby irrevocably waives any defenses (other than the defense of payment and the benefit of any statute of limitations) it may now have or hereafter acquire in any way relating to any or all of the foregoing. It is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute and unconditional under any and all circumstances as described above:

a) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

b) any of the acts mentioned in any of the provisions of the Loan Documents, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

d) any Lien or security interest granted to, or in favor of, the L/C Issuer or any Lender or the Administrative Agent as security for any of the Obligations shall fail to be perfected; or

e) the release of any other Guarantor.

This Guaranty shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to any right of offset with respect to the Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrower or against any other person which may be or become liable in respect of all or any part of the Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and permitted assigns thereof, and shall inure to the benefit of the Secured Parties, and their respective successors and permitted assigns, notwithstanding that from time to time during the term of this Guaranty there may be no Obligations (other than unmatured contingent indemnification obligations) outstanding.

SECTION 2. Remedies. the Guarantors, jointly and severally, agree that, as between the Guarantors and the Lenders, the Obligations, if any, may be declared to be forthwith due and payable (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.01 of the Credit Agreement) for purposes of Section 1, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 1.

SECTION 3. Instrument for the Payment of Money. Each Guarantor hereby acknowledges that this Guaranty constitutes an instrument for the payment of money, and consents and agrees that any Lender or the Administrative Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

SECTION 4. Rights of Lenders. Each Guarantor consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the administrative agent, the L/C issuer and the lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Guarantors under this Guaranty or which, but for this provision, might operate as a discharge of the Guarantors.

SECTION 5. Waiver. To the fullest extent permitted by applicable law, each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations. Each Guarantor waives any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Obligations and notice of or proof of reliance by any Secured Party upon this Guaranty or acceptance of this Guaranty, and the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guaranty, and all dealings between the Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guaranty. To the fullest extent permitted by applicable law, the Guaranty of each Guarantor hereunder shall not be affected by (a) the failure of any Loan Party to assert any claim or demand or to enforce or exercise any right or remedy against the Borrower or any Guarantor under the provisions of the Credit Agreement, any other Loan Document or otherwise; (b) any extension, renewal or increase of or in any of the Obligations; (c) any rescission, waiver, amendment or modification of, or any release from, any of the terms or provisions of this Guaranty, the Credit Agreement, any other Loan Document, any guarantee or any other agreement or instrument, including with respect to any Guarantor under the Loan Documents; (d) the release of (or the failure to perfect a security interest in) any of the security held by or on behalf of the Administrative Agent or any other Secured Party; or (e) the failure or delay of any Secured Party to exercise any right or remedy against the Borrower or any Guarantor of the Obligations. Each Guarantor waives (a) any defense arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of the Borrower; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Borrower; (c) any right to proceed against the Borrower, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Secured Party whatsoever; (d) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and (e) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties.

SECTION 6. Security. Each Guarantor authorizes the Administrative Agent to (a) take and hold security for the payment of this Guaranty and the Obligations and exchange, enforce, waive and release any such security pursuant to the terms of any other Loan Documents; (b) apply such security and direct the order or manner of sale thereof as it in its sole discretion may determine subject to the terms of any other Loan Documents; and (c) release or substitute any one or more endorsees, other Guarantors or other obligors pursuant to the terms of any other Loan Documents. In no event shall this Section 6 require any Guarantor to grant security, except as required by the terms of the Loan Documents.

SECTION 7. Guaranty of Payment. Each Guarantor further agrees that its guarantee constitutes a guarantee of payment when due and not of collection, and, to the fullest extent permitted by applicable law, waives any right to require that any resort be had by the Administrative Agent or any other Secured Party to any of the security held for payment of the Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent or any other Secured Party in favor of the Borrower or any other person. This Guaranty is a continuing guarantee of payment, and shall apply to all Obligations whenever arising.

SECTION 8. No Discharge or Diminishment of Guaranty. To the fullest extent permitted by applicable law and except as otherwise expressly provided in this Guaranty, the Obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than (a) the payment in full in cash of the principal of and interest accrued on the Obligations (other than the aggregate Outstanding Amount of all L/C Obligations), (b) the payment in full in cash of all fees, expenses and other amounts due and payable which constituted Obligations (other than the aggregate Outstanding Amount of all L/C Obligations), (c) the Commitments having expired or irrevocably been terminated and (d) the aggregate Outstanding Amount of all L/C Obligations having been Cash Collateralized (clauses (a) through (d) collectively, “Full Satisfaction of the Obligations”)), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations (other than contingent liabilities that are not yet due and payable), and shall not be subject to any defense (other than a defense of payment and the benefit of any statute of limitations) or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall, to the fullest extent permitted by applicable law, not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any other Secured Party to assert any claim or demand or to enforce any remedy under the Credit Agreement, any other Loan Document, any guarantee or any other agreement or instrument, by any amendment, waiver or modification of any provision of the Credit Agreement or any other Loan Document or other agreement or instrument, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act, omission or delay to do any other act that may or might in any manner or to any extent vary the risk of any Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the Full Satisfaction of the Obligations) or which would impair or eliminate any right of any Guarantor to subrogation.

SECTION 9. Defenses Waived. To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of the unenforceability of the Obligations or any part thereof from any cause or the cessation from any cause of the liability (other than Full Satisfaction of the Obligations) of the Borrower or any other person. Subject to the terms of the other Loan Documents, the Administrative Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with the Borrower or any other Guarantor or exercise any other right or remedy available to them against the Borrower or any other Guarantor, without affecting or impairing in any way the liability of each Guarantor hereunder except to the extent of the Full Satisfaction of the Obligations. Pursuant to and to the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of each Guarantor against the Borrower or any other Guarantor or any security.

SECTION 10. Agreement to Pay; Subrogation; Subordination. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Secured Party has at law or in equity against each Guarantor by virtue hereof, upon the failure of the Borrower or any other Loan Party to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent or such other Secured Party as designated thereby in cash an amount equal to the unpaid principal amount of such Obligations then due, together with accrued and unpaid interest and fees on such Obligations. The Guarantors shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until the Full Satisfaction of the Obligations. If any amounts are paid to the Guarantors in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Obligations, whether matured or unmatured. In addition, each Guarantor hereby subordinates the payment of all obligations and indebtedness of the Borrower owing to such Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of the Borrower to any guarantor as subrogee of the Secured Parties or resulting from such Guarantor’s performance under this Guaranty, to the Full Satisfaction of the Obligations. If the secured parties so request, any such obligation or indebtedness of the Borrower to the Guarantors shall be enforced and performance received by the Guarantors as trustee for the secured parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Obligations, but without reducing or affecting in any manner the liability of the Guarantors under this Guaranty.

SECTION 11. Obligations Independent. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against each Guarantor to enforce this Guaranty whether or not the Borrower or any other person or entity is joined as a party.

SECTION 12. Stay of Acceleration. If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by the Guarantors immediately upon demand by the Secured Parties.

SECTION 13. Condition of Borrower. Each Guarantor hereby acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantors as such Guarantor requires, and that none of the Secured Parties has any duty, and each Guarantor is not relying on the Secured Parties at any time, to disclose to such Guarantor any information relating to the business, operations or financial condition of the Borrower or any other guarantor (each Guarantor waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

SECTION 14. General Limitation on Guaranty Obligations; Right of Contribution. In any action or proceeding involving any state corporate law, or any state, Federal or foreign bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Guaranty would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under this Guaranty, then, notwithstanding any other provision herein or in any other Loan Document to the contrary, the amount of such liability shall, without any further action by any Guarantor, any creditor or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding. Each Guarantor hereby agrees to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder (including by way of set off rights being exercised against it), such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder who has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 10 hereof. Other than with respect to instances where the obligations of any Guarantor under this Guaranty would be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under this Guaranty, due to any action or proceeding involving any state corporate law, or any state, Federal or foreign bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance or other law affecting the rights of creditors generally, the provision of this Section 14 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the other Secured Parties, and each Guarantor shall remain liable to the Administrative Agent and the other Secured Parties for the full amount guaranteed by such Guarantor hereunder.

SECTION 15. Covenant; Representations and Warranties. Each Guarantor agrees and covenants to, and to cause each of its Subsidiaries to take, or refrain from taking, each action that is necessary to be taken or not taken, so that no breach of the agreements and covenants contained in the Credit Agreement pertaining to actions to be taken, or not taken, by such Guarantor or any of its Subsidiaries will result. Each Guarantor represents and warrants as to itself that all representations and warranties relating to it and its Subsidiaries contained in the Credit Agreement are true and correct in all material respects (except to the extent that such representations and warranties specifically refer to an earlier date, in which case such representations and warranties are true and correct as of such earlier date), provided that each reference in any such representation and warranty to the knowledge of the Borrower shall, for the purposes of this Section 15, be deemed to be a reference to such Guarantor’s knowledge.

SECTION 16. Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until the Full Satisfaction of the Obligations. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower is made (including pursuant to another guaranty), or any of the Secured Parties exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this Section 16 shall survive termination of this Guaranty.

SECTION 17. Binding Effect; Several Agreement; Assignments. Whenever in this Guaranty any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party; and all covenants, promises and agreements by or on behalf of each Guarantor that are contained in this Guaranty shall bind and inure to the benefit of each party hereto and their respective successors and permitted assigns. This Guaranty shall become effective as to each Guarantor when a counterpart hereof executed on behalf of each Guarantor shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon each Guarantor and the Administrative Agent and their respective successors and permitted assigns, and shall inure to the benefit of each Guarantor, the Administrative Agent and the other Secured Parties, and their respective successors and permitted assigns, except that neither the Borrower, nor the other Loan Parties shall have the right to assign its rights or obligations hereunder or any interest herein (and any such attempted assignment shall be void) without the prior written consent of the Required Lenders. The Administrative Agent is hereby expressly authorized to, and agrees upon request of the Borrower it will, release any Guarantor from its obligations hereunder (including its Guaranty) in accordance with Section 9.10 of the Credit Agreement.

SECTION 18. Waivers; Amendment.

(a) No failure or delay of the Administrative Agent in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent hereunder and of the other Secured Parties under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Guaranty or consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in similar or other circumstances.

(b) Neither this Guaranty nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into between the Guarantors and the Administrative Agent (with the consent of the Lenders or the Required Lenders if required under the Credit Agreement).

SECTION 19. GOVERNING LAW. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 20. Notices. All communications and notices hereunder shall be in writing and given as provided in Section 10.02 of the Credit Agreement. All communications and notices hereunder to each Guarantor shall be given to it in care of the Borrower at the address set forth in Schedule 10.02 to the Credit Agreement.

SECTION 21. Survival of Agreement; Severability.

(a) All covenants, agreements, representations and warranties made by the Guarantors herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Guaranty or any other Loan Document shall be considered to have been relied upon by the Administrative Agent and the other Secured Parties and shall survive the making by the Lenders of the Loans and the issuance of the Letters of Credit by the L/C Issuer regardless of any investigation made by the Secured Parties or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any other fee or amount payable under this Guaranty or any other Loan Document is outstanding and unpaid or the Commitments have not been terminated.

(b) In the event any one or more of the provisions contained in this Guaranty or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 22. Counterparts. This Guaranty may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 17. Delivery of an executed signature page to this Guaranty by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Guaranty.

SECTION 23. Rules of Interpretation. The rules of interpretation specified in Section 1.02 of the Credit Agreement shall be applicable to this Guaranty.

SECTION 24. Jurisdiction; Consent to Service of Process.

(a) Each party hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the state of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty or any other Loan Document (other than as provided in any mortgage with respect to itself), or for recognition or enforcement of any judgment, and each of the Parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each party hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Guaranty or any other Loan Document in any court referred to in paragraph (a) of this section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party hereto irrevocably consents to service of process in the manner provided for notice in Section 20. Nothing in this Guaranty will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

SECTION 25. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO

ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 25.

SECTION 26. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Secured Party is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Secured Party to or for the credit or the account of each Guarantor against any or all the obligations of such Guarantor now or hereafter existing under this Guaranty and the other Loan Documents held by such Secured Party, irrespective of whether or not the Administrative Agent or any Secured Party shall have made any demand under this Guaranty or any other Loan Document and although such obligations may be unmatured. The rights of each Secured Party under this Section 26 are in addition to other rights and remedies (including other rights of setoff) which such Secured Party may have.

SECTION 27. Taxes. The Guarantors, jointly and severally, shall gross up for and shall indemnify the Secured Parties against Indemnified Taxes and Other Taxes to the extent set forth in Sections 3.01 and 3.07 of the Credit Agreement.

SECTION 28. Judgment Currency.

(a) Each Guarantor’s obligation hereunder and under the other Loan Documents to make payments in Dollars (pursuant to such obligation, the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or the respective Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or such Lender under this Guaranty or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against a Guarantor in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the Business Day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, each Guarantor covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c) For purposes of determining the rate of exchange for this Section, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

SECTION 29. Additional Guarantor Waivers and Agreements

(a) Each Guarantor understands and acknowledges that if the Secured Parties foreclose judicially or nonjudicially against any real property security for the Obligations, that foreclosure could impair or destroy any ability that such Guarantor may have to seek reimbursement, contribution, or indemnification from the Borrower or others based on any right such Guarantor may have of subrogation, reimbursement, contribution, or indemnification for any amounts paid by such Guarantor under this Guaranty. By executing this Guaranty, each Guarantor freely, irrevocably, and unconditionally: (i) waives and relinquishes that defense and agrees that such Guarantor will be fully liable under this Guaranty even though the Secured Parties may foreclose, either by judicial foreclosure or by exercise of power of sale, any deed of trust securing the Obligations; (ii) agrees that such Guarantor will not assert that defense in any action or proceeding which the Secured Parties may commence to enforce this Guaranty; (iii) acknowledges and agrees that the Secured Parties are relying on this waiver in creating the Obligations, and that this waiver is a material part of the consideration which the Secured Parties are receiving for creating the Obligations.

(b) Each Guarantor waives all rights and defenses (other than the defense of payment and the benefit of any statute of limitations) that such Guarantor may have because any of the Obligations is secured by real property. This means, among other things: (i) the Secured Parties may collect from such Guarantor without first foreclosing on any real or personal property collateral pledged by the other Loan Parties; and (ii) if the Secured Parties foreclose on any real property collateral pledged by the other Loan Parties: (A) the amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (B) the Secured Parties may collect from such Guarantor even if the Secured Parties, by foreclosing on the real property collateral, have destroyed any right such Guarantor may have to collect from the Borrower. This is an unconditional and irrevocable waiver of any rights and defenses (other than the defense of payment and the benefit of any statute of limitations) such Guarantor may have because any of the Obligations is secured by real property.

IN WITNESS WHEREOF, the parties hereto have duly executed this Guaranty as of the day and year first above written.

Guarantors [EACH OF THE GUARANTORS], as Guarantor

By:
Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

EXHIBIT A

to the Guaranty

[Form of]

JOINDER AGREEMENT

[Name of New Pledgor]

[Address of New Pledgor]

[Date]

Ladies and Gentlemen:

Reference is made (i) to that certain Credit Agreement dated as of August 17, 2010 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Gentiva Health Services, Inc., a Delaware corporation (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”) and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, (ii) to that certain that certain Security Agreement (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), dated as of August 17, 2010 among the Borrower, the Guarantors party thereto and the Administrative Agent and (iii) to that certain Guaranty (the “Guaranty”) dated as of August 17, 2010 among the Guarantors and the Administrative Agent. Capitalized terms used and not defined herein are used with the meanings assigned to such terms in the Credit Agreement or the Security Agreement, as applicable.

This Joinder Agreement supplements (i ) the Security Agreement and (ii) the Guaranty and is delivered by the undersigned, [                    ] (the “New Pledgor”), pursuant to Section 3.5 of the Security Agreement and Section 6.12(b) of the Credit Agreement. The New Pledgor hereby agrees to be bound as a Guarantor and as a Pledgor party to the Security Agreement by all of the terms, covenants and conditions set forth in the Security Agreement to the same extent that it would have been bound if it had been a signatory to the Security Agreement on the date of the Security Agreement. The New Pledgor also hereby agrees to be bound as a party by all of the terms, covenants and conditions applicable to it set forth in the Guaranty as to the same extent that it would have been bound if it had been a signatory to the Guaranty on the date of the Guaranty. Without limiting the generality of the foregoing, the New Pledgor hereby (i) grants and pledges to the Administrative Agent, as collateral security for the full, prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Obligations, a Lien on and security interest in, all of its right, title and interest in, to and under the Pledged Collateral and expressly assumes all obligations and liabilities of a Guarantor and Pledgor thereunder and (ii) absolutely, unconditionally, irrevocably, jointly and severally guarantees, as a guaranty of payment and performance, as a primary obligor and not as a surety, and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations. The New Pledgor hereby agrees to each of the covenants applicable to the Pledgors contained in the Security Agreement and the Credit Agreement.

Annexed hereto are supplements to each of the schedules to the Security Agreement and the Credit Agreement, as applicable, with respect to the New Pledgor. Such supplements shall be deemed to be part of the Security Agreement or the Credit Agreement, as applicable.

This Joinder Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement.

All notices, requests and demands to or upon the New Pledgor, the Administrative Agent or any Lender shall be governed by the terms of Section 10.02 of the Credit Agreement.

THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the New Pledgor has caused this Joinder Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

[NEW PLEDGOR]

By:
Name:
Title:

AGREED TO AND ACCEPTED: BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

[Schedules to be attached]

EXHIBIT G

FORM OF SECURITY AGREEMENT

[To be attached]

EXECUTION VERSION

SECURITY AGREEMENT

By

GENTIVA HEALTH SERVICES, INC.,

as Borrower

and

THE GUARANTORS PARTY HERETO

and

BANK OF AMERICA, N.A.,

as Administrative Agent

Dated as of August 17, 2010

TABLE OF CONTENTS

		Page

PREAMBLE		1

RECITALS:		1

AGREEMENT:		1

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.1.	DEFINITIONS	2
SECTION 1.2.	INTERPRETATION	11
SECTION 1.3.	RESOLUTION OF DRAFTING AMBIGUITIES	11
SECTION 1.4.	PERFECTION CERTIFICATE	11

ARTICLE II

GRANT OF SECURITY AND OBLIGATIONS

SECTION 2.1.	GRANT OF SECURITY INTEREST	11
SECTION 2.2.	FILINGS	12

ARTICLE III

PERFECTION; SUPPLEMENTS; FURTHER ASSURANCES; USE OF PLEDGED COLLATERAL

SECTION 3.1.	DELIVERY OF CERTIFICATED SECURITIES COLLATERAL	13
SECTION 3.2.	PERFECTION OF UNCERTIFICATED SECURITIES COLLATERAL	14
SECTION 3.3.	FINANCING STATEMENTS AND OTHER FILINGS; MAINTENANCE OF PERFECTED SECURITY INTEREST	14
SECTION 3.4.	OTHER ACTIONS	14
SECTION 3.5.	JOINDER OF ADDITIONAL GUARANTORS	18
SECTION 3.6.	SUPPLEMENTS; FURTHER ASSURANCES	19
SECTION 3.7.	PLEDGOR CHANGES; INFORMATION REGARDING COLLATERAL	20

-i-

-ii-

-iii-

		Page
SECTION 11.14.	OBLIGATIONS ABSOLUTE	40

SIGNATURES		S-1

EXHIBIT 1	Form of Issuer’s Acknowledgment
EXHIBIT 2	Form of Securities Pledge Amendment
EXHIBIT 3	Form of Copyright Security Agreement
EXHIBIT 4	Form of Patent Security Agreement
EXHIBIT 5	Form of Trademark Security Agreement

SCHEDULE 1	Sun Trust Deposit Accounts

-iv-

SECURITY AGREEMENT

This SECURITY AGREEMENT dated as of August 17, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof, this “Agreement”) made by GENTIVA HEALTH SERVICES, INC., a Delaware corporation (the “Borrower”), and the wholly-owned subsidiaries of Borrower that are Guarantors from to time to time party hereto (the “Guarantors”), as pledgors, assignors and debtors (the Borrower, together with the Guarantors, in such capacities and together with any successors in such capacities, the “Pledgors,” and each, a “Pledgor”), in favor of BANK OF AMERICA, N.A., in its capacity as administrative agent pursuant to the Credit Agreement (as hereinafter defined), as pledgee, assignee and secured party (in such capacities and together with any successors in such capacities, the “Administrative Agent”).

R E C I T A L S :

A. The Borrower, the Guarantors, the Administrative Agent and the lending institutions listed therein have, in connection with the execution and delivery of this Agreement, entered into that certain credit agreement, dated as of August 17, 2010 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”; which term shall also include and refer to any increase in the amount of indebtedness under the Credit Agreement.

B. Each Guarantor has, pursuant to the Guaranty, unconditionally guaranteed the Obligations.

C. The Borrower and each Guarantor will receive substantial benefits from the execution, delivery and performance of the Obligations under the Credit Agreement and the other Loan Documents and each is, therefore, willing to enter into this Agreement.

D. This Agreement is given by each Pledgor in favor of the Administrative Agent for the benefit of the Secured Parties to secure the payment and performance of all of the Obligations.

E. It is a condition to (i) the obligations of the Lenders to make the Loans under the Credit Agreement, (ii) the obligations of the L/C Issuer to issue Letters of Credit and (iii) the performance of the obligations of the Secured Parties under Secured Hedge Agreements and Secured Cash Management Agreements that each Pledgor execute and deliver the applicable Loan Documents, including this Agreement.

A G R E E M E N T :

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Pledgor and the Administrative Agent hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.1 Definitions.

(a) Unless otherwise defined herein or in the Credit Agreement, capitalized terms used herein that are defined in the UCC shall have the meanings assigned to them in the UCC; provided that in any event, the following terms shall have the meanings assigned to them in the UCC:

“Accounts”; “Bank”; “Chattel Paper”; “Commercial Tort Claim”; “Commodity Account”; “Commodity Contract”; “Commodity Intermediary”; “Documents”; “Electronic Chattel Paper”; “Entitlement Order”; “Equipment”; “Financial Asset”; “Fixtures”; “Goods”, “Inventory”; “Letter-of-Credit Rights”; “Letters of Credit”; “Money”; “Payment Intangibles”; “Proceeds”; “ Records”; “Securities Account”; “Securities Intermediary”; “Security Entitlement”; “Supporting Obligations”; and “Tangible Chattel Paper.”

(b) Terms used but not otherwise defined herein that are defined in the Credit Agreement shall have the meanings given to them in the Credit Agreement.

(c) The following terms shall have the following meanings:

“Account Debtor” shall mean each person who is obligated on a Receivable or Supporting Obligation related thereto.

“Administrative Agent” shall have the meaning assigned to such term in the Preamble hereof.

“Agreement” shall have the meaning assigned to such term in the Preamble hereof.

“Borrower” shall have the meaning assigned to such term in the Preamble hereof.

“Collateral Support” shall mean all property (real or personal) assigned, hypothecated or otherwise securing any Pledged Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.

“Commodity Account Control Agreement” shall mean a control agreement in a form that is reasonably satisfactory to the Administrative Agent establishing the Administrative Agent’s Control with respect to any Commodity Account.

“Contracts” shall mean, collectively, with respect to each Pledgor, the Related Documents, all sale, service, performance, equipment or property lease contracts, agreements and grants and all other contracts, agreements or grants (in each case, whether written or oral, or third party or intercompany), between such Pledgor and any third party, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof.

“Control” shall mean (i) in the case of each Deposit Account, “control,” as such term is defined in Section 9-104 of the UCC, (ii) in the case of any Security Entitlement, “control,” as such term is defined in Section 8-106 of the UCC, and (iii) in the case of any Commodity Contract, “control,” as such term is defined in Section 9-106 of the UCC.

“Control Agreements” shall mean, collectively, the Deposit Account Control Agreement, the Securities Account Control Agreement and the Commodity Account Control Agreement.

“Copyright Security Agreement” shall mean an agreement substantially in the form of Exhibit 3 hereto.

“Copyrights” shall mean, collectively, with respect to each Pledgor, all copyrights (whether statutory or common law, whether established or registered in the United States or any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished) and all copyright registrations and applications made by such Pledgor, in each case, whether now owned or hereafter created or acquired by or assigned to such Pledgor, together with any and all (i) rights and privileges arising under applicable law with respect to such Pledgor’s use of such copyrights, (ii) reissues, renewals, continuations and extensions thereof and amendments thereto, (iii) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including damages and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present or future infringements thereof.

“Credit Agreement” shall have the meaning assigned to such term in Recital A hereof.

“Deposit Account Control Agreement” shall mean an agreement in a form that is reasonably satisfactory to the Administrative Agent establishing the Administrative Agent’s Control with respect to any Deposit Account.

“Deposit Accounts” shall mean, collectively, with respect to each Pledgor, (i) all “deposit accounts” as such term is defined in the UCC and in any event shall include the LC Account and all accounts and sub-accounts relating to any of the foregoing accounts and (ii) all cash, funds, checks, notes and instruments from time to time on deposit in any of the accounts or sub-accounts described in clause (i) of this definition.

“Distributions” shall mean, collectively, with respect to each Pledgor, all dividends, cash, options, warrants, rights, instruments, distributions, returns of capital or principal, income, interest, profits and other property, interests (debt or equity) or proceeds, including as a result of a split, revision, reclassification or other like change of the Pledged

Securities, from time to time received, receivable or otherwise distributed to such Pledgor in respect of or in exchange for any or all of the Pledged Securities or Intercompany Notes.

“Excluded Accounts” shall mean (i) the Medicare and Medicaid Accounts or any Deposit Accounts (except those deposit accounts with SunTrust Bank set forth on Schedule 1 (the “SunTrust Deposit Accounts”)) subject to a daily sweep of all amounts received or deposited in such Deposit Account by federal funds wire transfer to a Deposit Account subject to the Administrative Agent’s Control and (ii) Deposit Accounts or Securities Accounts (w) specifically and exclusively used for deposits pending activation of provider numbers in accordance with Medicare regulations, (x) specifically and exclusively used for disbursement of payroll, payroll taxes and other employee wage and benefit payments, (y) established and maintained solely to meet capitalization requirements for Approved Captive Insurance Subsidiaries or (z) established and maintained solely in support of the Borrower’s nonqualified retirement and savings plan.

“Excluded Property” shall mean

(a) any permit or license issued by a Governmental Authority to any Pledgor or any agreement to which any Pledgor is a party, in each case, only to the extent and for so long as the terms of such permit, license or agreement or any requirement of Law applicable thereto, validly prohibit the creation by such Pledgor of a security interest in such permit, license or agreement in favor of the Administrative Agent (after giving effect to Sections 9-406(d), 9-407(a), 9-408(a) or 9-409 of the UCC (or any successor provision or provisions) or any other applicable law (including the Bankruptcy Code) or principles of equity);

(b) any lease, license, contract or agreement to which any Pledgor is a party or any of its rights or interests thereunder if and only for so long as the grant of a security interest hereunder shall constitute or result in a breach, termination or default under any such lease, license, contract or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable law or principles of equity);

(c) assets owned by any Pledgor on the date hereof or hereafter acquired and any proceeds thereof that are subject to a Lien permitted by Section 7.01(i) of the Credit Agreement to the extent and for so long as the contract or other agreement in which such Lien is granted (or the documentation providing for the Obligations secured by any such Lien) validly prohibits the creation of any other Lien on such assets and proceeds;

(d) any property of a person existing at the time such person is acquired or merged with or into or consolidated with any Pledgor that is subject to a Lien permitted by Section 7.01(j) of the Credit Agreement to the extent and for so long as the contract or other agreement in which such Lien is granted validly prohibits the creation of any other Lien on such property;

(e) any Equity Interests of a Foreign Subsidiary to the extent and for so long as the pledge thereof to the Administrative Agent would constitute an investment of earnings in United States property under Section 956 (or a successor provision) of the Code, which investment would or could reasonably be expected to trigger a material increase in the net income of a United States shareholder of such Foreign Subsidiary pursuant to Section 951 (or a successor provision) of the Code, as reasonably determined by the Administrative Agent; provided that this clause (e) shall not apply to (A) Voting Stock of any Subsidiary which is a first-tier controlled foreign corporation (as defined in Section 957(a) of the Code) representing 66% of the total voting power of all outstanding Voting Stock of such Subsidiary and (B) 100% of the Equity Interests not constituting Voting Stock of any such Subsidiary, except that any such Equity Interests constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2) shall be treated as Voting Stock for purposes of this clause (e); and

(f) any intent-to-use trademark application to the extent and for so long as creation by a Pledgor of a security interest therein would result in the loss by such Pledgor of any material rights therein;

provided, however, that Excluded Property shall not include any Proceeds, substitutions or replacements of any Excluded Property referred to in clause (a), (b), (c), (d) or (e) (unless such Proceeds, substitutions or replacements would constitute Excluded Property referred to in clauses (a), (b), (c), (d) or (e)).

“Fiscal Intermediary” shall mean any insurance company, financial institution or other contractor that has entered into an agreement with any governmental authority to process claims and make payments to payees under Medicare, Medicaid or any other Federal, State or local public health care or medical assistance program pursuant to any of the Health Care Laws.

“Foreign Subsidiary” shall mean a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia.

“General Intangibles” shall mean, collectively, with respect to each Pledgor, all “general intangibles,” as such term is defined in the UCC, of such Pledgor and, in any event, shall include (i) all of such Pledgor’s rights, title and interest in, to and under all Contracts and insurance policies (including all rights and remedies relating to monetary damages, including indemnification rights and remedies, and claims for damages or other relief pursuant to or in respect of any Contract), (ii) all know-how and warranties relating to any of the Pledged Collateral or the Mortgaged Property, (iii) any and all other rights, claims, choses-in-action and causes of action of such Pledgor against any other person and the benefits of any and all collateral or other security given by any other person in connection therewith, (iv) all guarantees, endorsements and indemnifications on, or of, any of the Pledged Collateral or any of the Mortgaged Property, (v) all lists, books, records, correspondence, ledgers, printouts, files (whether in printed form or stored electronically), tapes and other papers or materials containing information relating to any of the Pledged Collateral or any of the Mortgaged Property, including all customer or tenant lists, identification of suppliers, data, plans, blueprints, specifications, designs, drawings, appraisals, recorded knowledge, surveys, studies, engineering reports, test reports, manuals, standards, processing standards, performance standards, catalogs, research data, computer and automatic machinery software and programs and the like, field repair data, accounting information pertaining to such Pledgor’s operations or any of the Pledged Collateral or any of the Mortgaged Property and all media in which or on which any of the information or knowledge or data or records may be recorded or stored and all computer programs used for the compilation or printout of such information, knowledge, records or data, (vi) all licenses, consents, permits, variances, certifications, authorizations and approvals, however characterized, now or hereafter acquired or held by such Pledgor, including building permits, certificates of occupancy, environmental certificates, industrial permits or licenses and certificates of operation and (vii) all rights to reserves, deferred payments, deposits, refunds, indemnification of claims and claims for tax or other refunds against any Governmental Authority.

“Goodwill” shall mean, collectively, with respect to each Pledgor, the goodwill connected with such Pledgor’s business including all goodwill connected with (i) the use of and symbolized by any Trademark or Intellectual Property License with respect to any Trademark in which such Pledgor has any interest, (ii) all know-how, trade secrets, customer and supplier lists, proprietary information, inventions, methods, procedures, formulae, descriptions, compositions, technical data, drawings, specifications, name plates, catalogs, confidential information and the right to limit the use or disclosure thereof by any person, pricing and cost information, business and marketing plans and proposals, consulting agreements, engineering contracts and such other assets which relate to such goodwill and (iii) all product lines of such Pledgor’s business.

“Guarantors” shall have the meaning assigned to such term in the Preamble hereof.

“Instruments” shall mean, collectively, with respect to each Pledgor, all “instruments,” as such term is defined in Article 9, rather than Article 3, of the UCC, and shall include all promissory notes, drafts, bills of exchange or acceptances.

“Intellectual Property Collateral” shall mean, collectively, the Patents, Trademarks, Copyrights, Intellectual Property Licenses and Goodwill.

“Intellectual Property Licenses” shall mean, collectively, with respect to each Pledgor, all license and distribution agreements with, and covenants not to sue, any other party with respect to any Patent, Trademark or Copyright or any other patent, trademark or copyright, whether such Pledgor is a licensor or licensee, distributor or distributee under any such license or distribution agreement, together with any and all (i) renewals, extensions, supplements and continuations thereof, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements or violations thereof, (iii) rights to sue for past, present and future infringements or violations thereof and (iv) other rights to use, exploit or practice any or all of the Patents, Trademarks or Copyrights or any other patent, trademark or copyright.

“Intercompany Notes” shall mean, with respect to each Pledgor, all intercompany notes described in Schedule 10 to the Perfection Certificate and intercompany notes hereafter acquired by such Pledgor and all certificates, instruments or agreements evidencing such intercompany notes, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof to the extent permitted pursuant to the terms hereof.

“Investment Property” shall mean a security, whether certificated or uncertificated, Security Entitlement, Securities Account, Commodity Contract or Commodity Account, excluding, however, the Securities Collateral.

“Joinder Agreement” shall mean an agreement substantially in the form of Exhibit A to the Guaranty.

“Joint Venture Entities” shall mean (i) Odyssey HealthCare of Kansas City, LLC, organized pursuant to that operating agreement, dated April 1, 2008, between Odyssey HealthCare Operating B, LP and Hospice Care Investments, LLC; (ii) Odyssey HealthCare of Augusta, LLC, organized pursuant to that operating agreement, dated December 1, 2007, by and among Odyssey HealthCare Operating B, LP, Center for Primary Care P.C., and AOHO, LLC; (iii) Odyssey HealthCare of Savannah, LLC, organized pursuant to that operating agreement, dated November 1, 2007, between Odyssey HealthCare Operating B, LP and SouthCoast Medical Group, LLC; and (iv) Odyssey HealthCare of South Texas, LLC, organized pursuant to that operating agreement, dated October 1, 2008, between Odyssey HealthCare Operating A, LP and Valley Baptist Medical Center.

“LC Account” shall mean any account established and maintained in accordance with the provisions of Section 2.15 of the Credit Agreement and all property from time to time on deposit in such LC Account.

“Material Contracts” shall have the meaning set forth in the Credit Agreement.

“Material Intellectual Property Collateral” shall mean any Intellectual Property Collateral that is material (i) to the use and operation of the Pledged Collateral or Mortgaged Property or (ii) to the business, results of operations or financial condition of any Pledgor.

“Medicaid” shall mean the health care program jointly financed and administered by the Federal and State governments under Title XIX of the Social Security Act.

“Medicaid Account” shall mean any accounts of the Pledgors arising pursuant to goods sold or services rendered by any Pledgor to eligible Medicaid beneficiaries to be paid by a Fiscal Intermediary or by the United States of America acting under the Medicaid program, any State or the District of Columbia acting pursuant to a health plan adopted pursuant to Title XIX of the Social Security Act or any other Governmental Authority under Medicaid.

“Medicare” shall mean the health care program under Title XVIII of the Social Security Act.

“Medicare Account” shall mean any accounts of the Pledgors arising pursuant to goods sold or services rendered by any Pledgor to eligible Medicare beneficiaries to be paid by a Fiscal Intermediary or by the United States of America acting under the Medicare program or any other Governmental Authority under Medicare.

“Mortgaged Property” shall have the meaning assigned to such term in the Credit Agreement.

“Patent Security Agreement” shall mean an agreement substantially in the form of Exhibit 4 hereto.

“Patents” shall mean, collectively, with respect to each Pledgor, all patents issued or assigned to, and all patent applications and registrations made by, such Pledgor (whether established or registered or recorded in the United States or any other country or any political subdivision thereof), together with any and all (i) rights and privileges arising under applicable law with respect to such Pledgor’s use of any patents, (ii) inventions and improvements described and claimed therein, (iii) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof and amendments thereto, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements thereof.

“Perfection Certificate” shall mean those certain perfection certificates dated August 17, 2010, executed and delivered by each Pledgor in favor of the Administrative Agent for the benefit of the Secured Parties, and each other Perfection Certificate (which shall be in form and substance reasonably acceptable to the Administrative Agent) executed and delivered by the applicable Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties contemporaneously with the execution and delivery of each Joinder Agreement executed in accordance with Section 3.5 hereof, in each case, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the Credit Agreement or upon the request of the Administrative Agent.

“Permitted Liens” shall mean all Liens permitted under Section 7.01 of the Credit Agreement.

“Pledge Amendment” shall have the meaning assigned to such term in Section 5.1 hereof.

“Pledged Collateral” shall have the meaning assigned to such term in Section 2.1 hereof.

“Pledged Securities” shall mean, collectively, with respect to each Pledgor, (i) all issued and outstanding Equity Interests of each issuer set forth on Schedules 9(a) and 9(b) to the Perfection Certificate as being owned by such Pledgor and all options, warrants, rights, agreements and additional Equity Interests of whatever class of any such issuer acquired by such Pledgor (including by issuance), together with all rights, privileges, authority and powers (subject to Section 5.2(c)(iii)) of such Pledgor relating to such Equity Interests in each such issuer or under any Organization Document of each such issuer, and the certificates, instruments and agreements representing such Equity Interests and any and all interest of such Pledgor in the entries on the books of any financial intermediary pertaining to such Equity Interests, (ii) all Equity Interests of any issuer, which Equity Interests are hereafter acquired by such Pledgor (including by issuance) and all options, warrants, rights, agreements and additional Equity Interests of whatever class of any such issuer acquired by such Pledgor (including by issuance), together with all rights, privileges, authority and powers of such Pledgor relating to such Equity Interests or under any Organization Document of any such issuer, and the certificates, instruments and agreements representing such Equity Interests and any and all interest of such Pledgor in the entries on the books of any financial intermediary pertaining to such Equity Interests, from time to time acquired by such Pledgor in any manner, and (iii) all Equity Interests issued in respect of the Equity Interests referred to in clause (i) or (ii) upon any consolidation or merger of any issuer of such Equity Interests.

“Pledgor” shall have the meaning assigned to such term in the Preamble hereof.

“Receivables” shall mean all (i) Accounts, (ii) Chattel Paper, (iii) Payment Intangibles, (iv) General Intangibles, (v) Instruments and (vi) all other rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, regardless of how classified under the UCC together with all of Pledgors’ rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Records relating thereto.

“Securities Account Control Agreement” shall mean an agreement in a form that is reasonably satisfactory to the Administrative Agent establishing the Administrative Agent’s Control with respect to any Securities Account.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Collateral” shall mean, collectively, the Pledged Securities, the Intercompany Notes and the Distributions.

“Social Security Act” shall mean the Social Security Act (Pub. L. 74-271), 42 U.S.C. §§301, et seq., as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

“Third Party Payor” shall mean any Person (such as a Fiscal Intermediary, Blue Cross/Blue Shield or a private health insurance company) which is obligated to reimburse or otherwise make payments to health care providers who provide medical care or medical assistance or other goods or services for eligible patients under Medicare, Medicaid or any other public or private insurance contract.

“Trademarks” shall mean, collectively, with respect to each Pledgor, all trademarks (including service marks), slogans, logos, certification marks, trade dress, uniform resource locations (URL’s), domain names, corporate names and trade names, whether registered or unregistered, owned by or assigned to such Pledgor and all registrations and applications for the foregoing (whether statutory or common law and whether established or registered in the United States or any other country or any political subdivision thereof), together with any and all (i) rights and privileges arising under applicable law with respect to such Pledgor’s use of any trademarks, (ii) reissues, continuations, extensions and renewals thereof and amendments thereto, (iii) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including damages, claims and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present and future infringements thereof.

“Trademark Security Agreement” shall mean an agreement substantially in the form of Exhibit 5 hereto.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Administrative Agent’s and the Secured Parties’ security interest in any item or portion of the Pledged Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Voting Stock” means Equity Interests of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time Equity Interests of any other class or classes shall have or might have voting power by reason or the happening of any contingency).

SECTION 1.2. Interpretation. The rules of interpretation specified in the Credit Agreement (including Section 1.02 thereof) shall be applicable to this Agreement.

SECTION 1.3. Resolution of Drafting Ambiguities. Each Pledgor acknowledges and agrees that it was represented by counsel in connection with the execution and delivery hereof, that it and its counsel reviewed and participated in the preparation and negotiation hereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party (i.e., the Administrative Agent) shall not be employed in the interpretation hereof.

SECTION 1.4. Perfection Certificate. The Administrative Agent and each Secured Party agree that the Perfection Certificate and all descriptions of Pledged Collateral, schedules, amendments and supplements thereto are and shall at all times remain a part of this Agreement.

ARTICLE II

GRANT OF SECURITY AND OBLIGATIONS

(1) Grant of Security Interest. As collateral security for the payment and performance in full of all the Obligations, each Pledgor hereby pledges and grants to the Administrative Agent for the benefit of the Secured Parties, a lien on and security interest in all of the right, title and interest of such Pledgor in, to and under the following property, wherever located, and whether now existing or hereafter arising or acquired from time to time (collectively, the “Pledged Collateral”):

(i) all Accounts;

(ii) all Equipment, Goods, Inventory and Fixtures;

(iii) all Documents, Instruments and Chattel Paper;

(iv) all Letters of Credit and Letter-of-Credit Rights;

(v) all Securities Collateral;

(vi) all Investment Property;

(vii) all Intellectual Property Collateral;

(viii) the Commercial Tort Claims described on Schedule 12 to the Perfection Certificate;

(ix) all General Intangibles;

(x) all Money and all Deposit Accounts;

(xi) all Supporting Obligations;

(xii) all books and records relating to the Pledged Collateral; and

(xiii) to the extent not covered by clauses (i) through (xii) of this sentence, all other personal property of such Pledgor, whether tangible or intangible, and all Proceeds and products of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, any and all Proceeds of any insurance, indemnity, warranty or guaranty payable to such Pledgor from time to time with respect to any of the foregoing.

Notwithstanding anything to the contrary contained in clauses (i) through (xiii) above, the security interest created by this Agreement shall not extend to, and the term “Pledged Collateral” shall not include, any Excluded Property and (i) the Pledgors shall from time to time at the request of the Administrative Agent give written notice to the Administrative Agent identifying in reasonable detail the Excluded Property and shall provide to the Administrative Agent such other information regarding the Excluded Property as the Administrative Agent may reasonably request and (ii) from and after the Closing Date, no Pledgor shall permit to become effective in any document creating, governing or providing for any permit, license or agreement a provision that would prohibit the creation of a Lien on such permit, license or agreement in favor of the Administrative Agent unless such Pledgor believes, in its reasonable judgment, that such prohibition is usual and customary in transactions of such type.

SECTION 2.2. Filings.

(b) Each Pledgor hereby irrevocably authorizes the Administrative Agent at any time and from time to time to file in any relevant jurisdiction any financing statements (including fixture filings) and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Pledged Collateral, including (i) whether such Pledgor is an organization, the type of organization and any organizational identification number issued to such Pledgor, (ii) any financing or continuation statements or other documents without the signature of such Pledgor where permitted by law, including the filing of a financing statement describing the Pledged Collateral as “all assets now owned or hereafter acquired by the Pledgor or in which Pledgor otherwise has rights” and (iii) in the case of a financing statement filed as a fixture filing or covering Pledged Collateral constituting minerals or the like to be extracted or timber to be cut, a sufficient description of the real property to which such Pledged Collateral relates. Each Pledgor agrees to provide all information described in the immediately preceding sentence to the Administrative Agent promptly upon request by the Administrative Agent.

(c) Each Pledgor hereby ratifies its authorization for the Administrative Agent to file in any relevant jurisdiction any financing statements relating to the Pledged Collateral if filed prior to the date hereof.

(d) Each Pledgor hereby further authorizes the Administrative Agent to file filings with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other applicable country), including this Agreement, the Copyright Security Agreement, the Patent Security Agreement and the Trademark Security Agreement, or other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by such Pledgor hereunder, without the signature of such Pledgor, and naming such Pledgor, as debtor, and the Administrative Agent, as secured party.

ARTICLE III

PERFECTION; SUPPLEMENTS; FURTHER ASSURANCES;

USE OF PLEDGED COLLATERAL

SECTION 3.1. Delivery of Certificated Securities Collateral. Each Pledgor represents and warrants that all certificates representing or evidencing the Securities Collateral in existence on the date hereof have been delivered to the Administrative Agent in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank and that the Administrative Agent has a perfected first priority security interest therein. Each Pledgor hereby agrees that all certificates representing or evidencing Securities Collateral acquired by such Pledgor after the date hereof shall promptly (but in any event within thirty (30) days after receipt thereof by such Pledgor) be delivered to and held by or on behalf of the Administrative Agent pursuant hereto. All certificated Securities Collateral shall be in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Administrative Agent. The Administrative Agent shall have the right, at any time upon the occurrence and during the continuance of any Event of Default, to endorse, assign or otherwise transfer to or to register in the name of the Administrative Agent or any of its nominees or endorse for negotiation any or all of the Securities Collateral, without any indication that such Securities Collateral is subject to the security interest hereunder. In addition, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the right at any time to exchange certificates representing or evidencing Securities Collateral for certificates of smaller or larger denominations.

SECTION 3.2. Perfection of Uncertificated Securities Collateral. Each Pledgor represents and warrants that the Administrative Agent (assuming due filing of applicable UCC financing statement) has a perfected first priority security interest in all uncertificated Pledged Securities pledged by it hereunder that are in existence on the date hereof subject only to Permitted Liens. Each Pledgor hereby agrees that if any of the Pledged Securities are at any time not evidenced by certificates of ownership, then each applicable Pledgor shall, to the extent permitted by applicable law, (i) cause or, in the case of an issuer that is not a Pledgor, use commercially reasonable efforts to cause the issuer to execute and deliver to the Administrative Agent an acknowledgment of the pledge of such Pledged Securities substantially in the form of Exhibit 1 hereto or such other form that is reasonably satisfactory to the Administrative Agent, (ii) if necessary or desirable to perfect a security interest in such Pledged Securities, cause or, in the case of an issuer that is not a Pledgor, use commercially reasonable efforts to cause such pledge to be recorded on the equityholder register or the books of the issuer, execute any customary pledge forms or other documents necessary or appropriate to complete the pledge and give the Administrative Agent the right to transfer such Pledged Securities under the terms hereof, (iii) upon the reasonable request by the Administrative Agent, provide to the Administrative Agent an opinion of counsel, in form and substance reasonably satisfactory to the Administrative Agent, confirming such pledge and perfection thereof, and (iv) after the occurrence and during the continuance of any Event of Default, upon request by the Administrative Agent, (A) use commercially reasonable efforts to cause the Organization Documents of each such issuer that is a Subsidiary of the Borrower to be amended to provide that such Pledged Securities shall be treated as “securities” for purposes of the UCC and (B) cause such Pledged Securities to become certificated and delivered to the Administrative Agent in accordance with the provisions of Section 3.1.

SECTION 3.3. Financing Statements and Other Filings; Maintenance of Perfected Security Interest. Each Pledgor represents and warrants that all financing statements, agreements, instruments and other documents necessary to perfect the security interest granted by it to the Administrative Agent in respect of the Pledged Collateral have been delivered to the Administrative Agent in completed and, to the extent necessary or appropriate, duly executed form for filing in each governmental, municipal or other office specified in Schedule 6 to the Perfection Certificate. Each Pledgor agrees that at the sole cost and expense of the Pledgors, such Pledgor will maintain the security interest created by this Agreement in the Pledged Collateral as a perfected first priority security interest subject only to Permitted Liens and subject to the proper and timely filing of continuation statements by the Administrative Agent.

SECTION 3.4. Other Actions. In order to further ensure the attachment, perfection and priority of, and the ability of the Administrative Agent to enforce, the Administrative Agent’s security interest in the Pledged Collateral, each Pledgor represents and warrants (as to itself) as follows and agrees, in each case at such Pledgor’s own expense, to take the following actions with respect to the following Pledged Collateral:

(a) Instruments and Tangible Chattel Paper. As of the date hereof, no amounts payable under or in connection with any of the Pledged Collateral are evidenced by any Instrument or Tangible Chattel Paper other than such Instruments and Tangible

Chattel Paper listed in Schedule 10 to the Perfection Certificate. Each Instrument and each item of Tangible Chattel Paper listed in Schedule 10 to the Perfection Certificate has been properly endorsed, assigned and delivered to the Administrative Agent, accompanied by instruments of transfer or assignment duly executed in blank. If any amount then payable under or in connection with any of the Pledged Collateral shall be evidenced by any Instrument or Tangible Chattel Paper, and such amount, together with all amounts payable evidenced by any Instrument or Tangible Chattel Paper not previously delivered to the Administrative Agent exceeds $1,000,000 in the aggregate for all Pledgors, the Pledgor acquiring such Instrument or Tangible Chattel Paper shall promptly (but in any event within thirty (30) days after receipt thereof) endorse, assign and deliver the same to the Administrative Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Administrative Agent may from time to time specify.

(b) Deposit Accounts. As of the date hereof, no Pledgor has any Deposit Accounts other than the accounts listed in Schedule 13 to the Perfection Certificate. Assuming the due execution of Deposit Account Control Agreements, the Administrative Agent has a first priority security interest in each such Deposit Account (other than Excluded Accounts), which security interest is perfected by Control. Each Pledgor shall establish and maintain one or more Deposit Accounts into which such Pledgor shall promptly deposit, and shall direct each Fiscal Intermediary or other Third Party Payor, in accordance with applicable law, including, without limitation, the Medicare and Medicaid regulations, to directly remit, all payments in respect of any Medicare Accounts or Medicaid Accounts (the “Medicare and Medicaid Accounts”). Such Medicare and Medicaid Accounts shall be under the sole control of the applicable Pledgor; provided that, except with respect to the SunTrust Deposit Accounts, on each Business Day the Pledgors shall remit, or authorize, direct and instruct the depository banks at which such separate deposit accounts are maintained to remit, by federal funds wire transfer all funds received or deposited into such deposit accounts (to the extent such funds are available funds) to one of the Deposit Accounts subject to the Administrative Agent’s Control. Upon request of the Administrative Agent, the applicable Pledgor shall remit all available funds from each SunTrust Deposit Account by federal funds wire transfer to a Deposit Account subject to the Administrative Agent’s Control. No Pledgor shall hereafter establish and maintain any Deposit Account (other than Excluded Accounts) unless (1) it shall have given the Administrative Agent 30 days’ prior written notice of its intention to establish such new Deposit Account with a Bank, (2) such Bank shall be reasonably acceptable to the Administrative Agent and (3) such Bank and such Pledgor shall have duly executed and delivered to the Administrative Agent a Deposit Account Control Agreement with respect to such Deposit Account. The Administrative Agent agrees with each Pledgor that the Administrative Agent shall not give any instructions directing the disposition of funds from time to time credited to any Deposit Account (other than Excluded Accounts) or withhold any withdrawal rights from such Pledgor with respect to funds from time to time credited to any Deposit Account (other than Excluded Accounts) unless an Event of Default has occurred and is continuing. Each Pledgor agrees that once the Administrative Agent sends an instruction or notice to a Bank exercising its Control over any Deposit Account (other than Excluded Accounts) such Pledgor shall not give any instructions or orders with respect to such Deposit Account including, without limitation, instructions for distribution or transfer of any funds in such Deposit Account. No Pledgor shall grant Control of any Deposit Account to any person other than the Administrative Agent.

(c) Securities Accounts and Commodity Accounts. (i) As of the date hereof, no Pledgor has any Securities Accounts or Commodity Accounts other than those listed in Schedule 13 to the Perfection Certificate. Assuming the due execution of Securities Account Control Agreements or Commodity Account Control Agreements, the Administrative Agent has a first priority security interest in each such Securities Account and Commodity Account (other than Excluded Accounts), which security interest is perfected by Control. No Pledgor shall hereafter establish and maintain any Securities Account or Commodity Account with any Securities Intermediary or Commodity Intermediary (other than Excluded Accounts) unless (1) it shall have given the Administrative Agent 30 days’ prior written notice of its intention to establish such new Securities Account or Commodity Account with such Securities Intermediary or Commodity Intermediary, (2) such Securities Intermediary or Commodity Intermediary shall be reasonably acceptable to the Administrative Agent and (3) such Securities Intermediary or Commodity Intermediary, as the case may be, and such Pledgor shall have duly executed and delivered a Control Agreement with respect to such Securities Account or Commodity Account, as the case may be. Each Pledgor shall accept any cash and Investment Property in trust for the benefit of the Administrative Agent and within three (3) Business Days of actual receipt thereof, deposit any and all cash and Investment Property received by it into a Deposit Account or Securities Account subject to Administrative Agent’s Control. The Administrative Agent agrees with each Pledgor that the Administrative Agent shall not give any Entitlement Orders or instructions or directions to any issuer of uncertificated securities, Securities Intermediary or Commodity Intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by such Pledgor, unless an Event of Default has occurred and is continuing or, after giving effect to any such investment and withdrawal rights, would occur. Each Pledgor agrees that once the Administrative Agent sends an instruction or notice to a Securities Intermediary or Commodity Intermediary exercising its Control over any Securities Account and Commodity Account such Pledgor shall not give any instructions or orders with respect to such Securities Account and Commodity Account including, without limitation, instructions for investment, distribution or transfer of any Investment Property or financial asset maintained in such Securities Account or Commodity Account. No Pledgor shall grant Control over any Investment Property to any person other than the Administrative Agent.

(ii) As between the Administrative Agent and the Pledgors, the Pledgors shall bear the investment risk with respect to the Investment Property and Pledged Securities, and the risk of loss of, damage to, or the destruction of the Investment Property and Pledged Securities, whether in the possession of, or maintained as a Security Entitlement or deposit by, or subject to the Control of, the Administrative Agent, a Securities Intermediary, a Commodity Intermediary, any Pledgor or any other person.

(d) Electronic Chattel Paper and Transferable Records. As of the date hereof, no amount under or in connection with any of the Pledged Collateral is evidenced by any Electronic Chattel Paper or any “transferable record” (as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction) other than such Electronic Chattel Paper and transferable records listed in Schedule 10 to the Perfection Certificate. If any amount payable under or in connection with any of the Pledged Collateral shall be evidenced by any Electronic Chattel Paper or any transferable record, the Pledgor acquiring such Electronic Chattel Paper or transferable record shall promptly notify the Administrative Agent thereof and shall take such action as the Administrative Agent may reasonably request to vest in the Administrative Agent control of such Electronic Chattel Paper under Section 9-105 of the UCC or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The requirement in the preceding sentence shall not apply to the extent that such amount, together with all amounts payable evidenced by Electronic Chattel Paper or any transferable record in which the Administrative Agent has not been vested control within the meaning of the statutes described in the immediately preceding sentence, does not exceed $1,000,000 in the aggregate for all Pledgors. The Administrative Agent agrees with such Pledgor that the Administrative Agent will arrange, pursuant to procedures satisfactory to the Administrative Agent and so long as such procedures will not result in the Administrative Agent’s loss of control, for the Pledgor to make alterations to the Electronic Chattel Paper or transferable record permitted under Section 9-105 of the UCC or, as the case may be, Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to allow without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Pledgor with respect to such Electronic Chattel Paper or transferable record.

(e) Letter-of-Credit Rights. If any Pledgor is at any time a beneficiary under a Letter of Credit now or hereafter issued, such Pledgor shall promptly notify the Administrative Agent thereof and such Pledgor shall, upon the occurrence and during the continuation of an Event of Default, at the request of the Administrative Agent, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, either (i) arrange for the issuer and any confirmer of such Letter of Credit to consent to an assignment to the Administrative Agent of the proceeds of any drawing under the Letter of Credit or (ii) arrange for the Administrative Agent to become the transferee beneficiary of such Letter of Credit, with the Administrative Agent agreeing, in each case, that the proceeds of any drawing under the Letter of Credit are to be applied as provided in the Credit Agreement. The actions in the preceding sentence shall not be required to the extent that the amount of any such Letter of Credit, together with the aggregate amount of all other Letters of Credit for which the actions described above in clauses (i) and (ii) have not been taken, does not exceed $1,000,000 in the aggregate for all Pledgors.

(f) Commercial Tort Claims. As of the date hereof, each Pledgor hereby represents and warrants that it holds no Commercial Tort Claims other than those listed in Schedule 12 to the Perfection Certificate. If any Pledgor shall at any time hold or acquire a Commercial Tort Claim, such Pledgor shall promptly (but in any event within 30 days after acquisition thereof) notify the Administrative Agent in writing signed by such Pledgor of the brief details thereof and grant to the Administrative Agent in such writing a security interest therein and in the Proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Administrative Agent. The requirement in the preceding sentence shall not apply to the extent that the amount of such Commercial Tort Claim, together with the amount of all other Commercial Tort Claims held by any Pledgor in which the Administrative Agent does not have a security interest, does not exceed $1,000,000 in the aggregate for all Pledgors.

(g) Motor Vehicles. Upon the request of the Administrative Agent, each Pledgor shall deliver to the Administrative Agent originals of the certificates of title or ownership for the motor vehicles (and any other Equipment covered by certificates of title or ownership) owned by it, with the Administrative Agent listed as lienholder therein. Such requirement shall not apply if any such motor vehicle (or any such other Equipment) is valued at less than $50,000, provided that the aggregate value of all motor vehicles (and such Equipment) as to which any Pledgor has not delivered a certificate of title or ownership is less than $1,000,000.

(h) Material Contracts. Each Grantor will perform and comply in all material respects with all its obligations under the Material Contracts. Each Grantor will not amend, modify, terminate (other than in accordance with its terms), waive or fail to enforce any provision of any Material Contract in any manner which could reasonably be expected to have a Material Adverse Effect. Each Grantor will deliver to the Administrative Agent a copy of each demand, notice or document received by it relating in any way to any Material Contract which could reasonably be expected to have a Material Adverse Effect.

SECTION 3.5. Joinder of Additional Guarantors. The Pledgors shall cause each Subsidiary of the Borrower which, from time to time, after the date hereof shall be required to pledge any assets to the Administrative Agent for the benefit of the Secured Parties pursuant to the provisions of the Credit Agreement, (a) to execute and deliver to the Administrative Agent (i) a Joinder Agreement substantially in the form of Exhibit A to the Guaranty and (ii) a Perfection Certificate, in each case, within thirty (30) days of the date on which it was acquired or created or (b) in the case of a Subsidiary organized outside of the United States required to pledge any assets to the Administrative Agent, to execute and deliver to the Administrative Agent such documentation as the Administrative Agent shall reasonably request and, in each case with respect to clauses (a) and (b) above and, in each case, upon such execution and delivery, such Subsidiary shall constitute a “Guarantor” and a “Pledgor” for all purposes hereunder with the same force and effect as if originally named as a Guarantor and Pledgor herein. The execution and delivery of such Joinder Agreement shall not require the consent of any Pledgor hereunder. The rights and obligations of each Pledgor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor and Pledgor as a party to this Agreement.

SECTION 3.6. Supplements; Further Assurances. Each Pledgor shall take such further actions, and execute and/or deliver to the Administrative Agent such additional financing statements, amendments, assignments, agreements, supplements, powers and instruments, as the Administrative Agent may in its reasonable judgment deem necessary or appropriate in order to create, perfect, preserve and protect the security interest in the Pledged Collateral as provided herein and the rights and interests granted to the Administrative Agent hereunder, to carry into effect the purposes hereof or better to assure and confirm the validity, enforceability and priority of the Administrative Agent’s security interest in the Pledged Collateral or permit the Administrative Agent to exercise and enforce its rights, powers and remedies hereunder with respect to any Pledged Collateral, including the filing of financing statements, continuation statements and other documents (including this Agreement) under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interest created hereby and the execution and delivery of Control Agreements, all in form reasonably satisfactory to the Administrative Agent and in such offices (including the United States Patent and Trademark Office and the United States Copyright Office) wherever required by law to perfect, continue and maintain the validity, enforceability and priority of the security interest in the Pledged Collateral as provided herein and to preserve the other rights and interests granted to the Administrative Agent hereunder, as against third parties, with respect to the Pledged Collateral. Without limiting the generality of the foregoing, each Pledgor shall make, execute, endorse, acknowledge, file or refile and/or deliver to the Administrative Agent from time to time upon reasonable request by the Administrative Agent such lists, schedules, descriptions and designations of the Pledged Collateral, copies of warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, vouchers, invoices, schedules, confirmatory assignments, supplements, additional security agreements, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments as the Administrative Agent shall reasonably request. If an Event of Default has occurred and is continuing, the Administrative Agent may institute and maintain, in its own name or in the name of any Pledgor, such suits and proceedings as the Administrative Agent may be advised by counsel shall be reasonably necessary or expedient to prevent any impairment of the security interest in or the perfection thereof in the Pledged Collateral. All of the foregoing shall be at the sole cost and expense of the Pledgors.

SECTION 3.7. Pledgor Changes; Information Regarding Collateral. No Pledgor shall effect any change (i) in any Pledgor’s legal name, (ii) in the location of any Pledgor’s chief executive office, (iii) in any Pledgor’s identity or organizational structure, (iv) in any Pledgor’s Federal Taxpayer Identification Number or organizational identification number, if any, or (v) in any Pledgor’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Administrative Agent not less than 15 days’ prior written notice (in the form of an certificate from a Responsible Officer), or such lesser notice period agreed to by the Administrative Agent, of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Administrative Agent may reasonably request and (B) it shall have taken all action reasonably satisfactory to the Administrative Agent to maintain the perfection and priority of the security interest of the Administrative Agent for the benefit of the Secured Parties in the Collateral, if applicable. Each Pledgor agrees to promptly provide the Administrative Agent with certified Organization Documents reflecting any of the changes described in the preceding sentence.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS

Each Pledgor represents, warrants and covenants as follows:

SECTION 4.1. Title. Except for the security interest granted to the Administrative Agent for the benefit of the Secured Parties pursuant to this Agreement and Permitted Liens, such Pledgor owns and has rights and, as to Pledged Collateral acquired by it from time to time after the date hereof, will own and have rights in each item of Pledged Collateral pledged by it hereunder, free and clear of any and all Liens or claims of others other than with respect to Pledged Securities for restrictions on transfer imposed by applicable state and federal securities laws. In addition, no Liens or claims exist on the Securities Collateral, other than Permitted Liens and except with respect to Pledged Securities for restrictions on transfer pursuant to applicable federal and state securities laws.

SECTION 4.2. Validity of Security Interest. The security interest in and Lien on the Pledged Collateral granted to the Administrative Agent for the benefit of the Secured Parties hereunder constitutes (a) a legal and valid security interest in all the Pledged Collateral securing the payment and performance of the Obligations, and (b) subject to the filings and other actions described in Schedule 6 to the Perfection Certificate (to the extent required to be listed on the schedules to the Perfection Certificate as of the date this representation is made or deemed made), a perfected security interest in all the Pledged Collateral (other than with respect to real property leases). The security interest and Lien granted to the Administrative Agent for the benefit of the Secured Parties pursuant to this Agreement in and on the Pledged Collateral will at all times constitute a perfected, continuing security interest therein (other than with respect to real property leases), prior to all other Liens on the Pledged Collateral except for Permitted Liens and with respect to the Pledged Securities, to restrictions on transfer under applicable state and federal securities laws, subject to the filing of continuation statements as required by applicable law.

SECTION 4.3. Defense of Claims; Transferability of Pledged Collateral. Subject to Section 7.09 of the Credit Agreement, each Pledgor shall, at its own cost and expense, defend title to the Pledged Collateral pledged by it hereunder and the security interest therein and Lien thereon granted to the Administrative Agent and the priority thereof against all claims and demands of all persons, at its own cost and expense, at any time claiming any interest therein adverse to the Administrative Agent or any other Secured Party other than Permitted Liens. Subject to Section 7.09 of the Credit Agreement, there is no agreement, order, judgment or decree, and no Pledgor shall enter into any agreement or take any other action, that would restrict the transferability of any of the Pledged Collateral or otherwise impair or conflict with such Pledgor’s obligations or the rights of the Administrative Agent hereunder.

SECTION 4.4. Other Financing Statements. It has not filed, nor authorized any third party to file (nor will there be), any valid or effective financing statement (or similar statement, instrument of registration or public notice under the law of any jurisdiction) covering or purporting to cover any interest of any kind in the Pledged Collateral, except such as have been filed in favor of the Administrative Agent pursuant to this Agreement or in favor of any holder of a Permitted Lien with respect to such Permitted Lien or financing statements or public notices relating to the termination statements listed on Schedule 8(a) to the Perfection Certificate. No Pledgor shall execute, authorize or permit to be filed in any public office any financing statement (or similar statement, instrument of registration or public notice under the law of any jurisdiction) relating to any Pledged Collateral, except financing statements and other statements and instruments filed or to be filed in respect of and covering the security interests granted by such Pledgor to the Administrative Agent or the holder of the Permitted Liens.

SECTION 4.5. Location of Inventory and Equipment. It shall not move any Equipment or Inventory to any location, other than any location that is listed in the relevant Schedules to the Perfection Certificate and other than moves to new locations in the ordinary course of business, unless it shall have given the Administrative Agent not less than 15 days’ prior written notice (in the form of a certificate of a Responsible Officer) of its intention so to do, clearly describing such new location and providing such other information in connection therewith as the Administrative Agent may request; provided that in no event shall any Equipment or Inventory be moved to any location outside of the continental United States.

SECTION 4.6. Due Authorization and Issuance. All of the Pledged Securities existing on the date hereof have been, and to the extent any Pledged Securities are hereafter issued, such Pledged Securities will be, upon such issuance, duly authorized, validly issued and fully paid and non-assessable to the extent applicable. There is no amount or other obligation owing by any Pledgor to any issuer of the Pledged Securities in exchange for or in connection with the issuance of the Pledged Securities or any Pledgor’s status as a partner or a member of any issuer of the Pledged Securities other than with respect to the Joint Venture Entities, as set forth in the Organization Documents of such Joint Venture Entity.

SECTION 4.7. Consents, etc. In the event that the Administrative Agent desires to exercise any remedies, voting or consensual rights or attorney-in-fact powers set forth in this Agreement and determines it necessary to obtain any approvals or consents of any Governmental Authority or Joint Venture Entity or any other person therefor, then, upon the reasonable request of the Administrative Agent, such Pledgor agrees to use its commercially reasonable efforts to assist and aid the Administrative Agent to obtain as soon as practicable any necessary approvals or consents for the exercise of any such remedies, rights and powers.

SECTION 4.8. Pledged Collateral. All information set forth herein, including the schedules hereto, and all information contained in any documents, schedules and lists heretofore delivered to any Secured Party, including the Perfection Certificate and the schedules thereto, in connection with this Agreement, in each case, relating to the Pledged Collateral, is accurate and complete in all material respects. The Pledged Collateral described on the schedules to the Perfection Certificate constitutes all of the material property of such type of Pledged Collateral owned or held by the Pledgors.

SECTION 4.9. Insurance. In the event that the proceeds of any insurance claim are paid to any Pledgor after the Administrative Agent has exercised its right to foreclose after an Event of Default, such Net Cash Proceeds shall be held in trust for the benefit of the Administrative Agent and immediately after receipt thereof shall be paid to the Administrative Agent for application in accordance with the Credit Agreement.

SECTION 4.10. Material Contracts. Each Material Contract is in full force and effect and constitutes a valid and legally enforceable obligation of the parties thereto, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. No Pledgor is in default in the performance or observance of any of the terms of any Material Contract, except as could not reasonably be expected to have a Material Adverse Effect. The right, title and interest of each Pledgor in, to and under the Material Contracts are not subject to any defenses, offsets, counterclaims or claims that could reasonably be expected to have a Material Adverse Effect. Each Pledgor has delivered to the Administrative Agent a complete and correct copy of each Material Contract, including all amendments, supplements and other modifications thereto.

ARTICLE V

CERTAIN PROVISIONS CONCERNING SECURITIES COLLATERAL

SECTION 5.1. Pledge of Additional Securities Collateral. Each Pledgor shall, upon obtaining any Pledged Securities or Intercompany Notes of any person, accept the same in trust for the benefit of the Administrative Agent and promptly (but in any event within thirty (30) days after receipt thereof) deliver to the Administrative Agent a pledge amendment, duly executed by such Pledgor, in substantially the form of Exhibit 2 hereto (each, a “Pledge Amendment”), and the certificates and other documents required under Section 3.1 and

Section 3.2 hereof in respect of the additional Pledged Securities or Intercompany Notes which are to be pledged pursuant to this Agreement, and confirming the attachment of the Lien hereby created on and in respect of such additional Pledged Securities or Intercompany Notes. Each Pledgor hereby authorizes the Administrative Agent to attach each Pledge Amendment to this Agreement and agrees that all Pledged Securities or Intercompany Notes listed on any Pledge Amendment delivered to the Administrative Agent shall for all purposes hereunder be considered Pledged Collateral.

SECTION 5.2. Voting Rights; Distributions; etc.

(a) So long as no Event of Default shall have occurred and be continuing:

(i) Each Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Securities Collateral or any part thereof for any purpose not inconsistent with the terms or purposes hereof, the Credit Agreement or any other document evidencing the Obligations; provided, however, that no Pledgor shall in any event exercise such rights in any manner which could reasonably be expected to have a Material Adverse Effect.

(ii) Each Pledgor shall be entitled to receive and retain, and to utilize free and clear of the Lien hereof, any and all Distributions, but only if and to the extent made in accordance with the provisions of the Credit Agreement; provided, however, that any and all such Distributions consisting of rights or interests in the form of securities shall be forthwith delivered to the Administrative Agent to hold as Pledged Collateral and shall, if received by any Pledgor, be received in trust for the benefit of the Administrative Agent, be segregated from the other property or funds of such Pledgor and be promptly (but in any event within thirty (30) days after receipt thereof) delivered to the Administrative Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).

(b) So long as no Event of Default shall have occurred and be continuing, the Administrative Agent shall be deemed without further action or formality to have granted to each Pledgor all necessary consents relating to voting rights and shall, if necessary, upon written request of any Pledgor and at the sole cost and expense of the Pledgors, from time to time execute and deliver (or cause to be executed and delivered) to such Pledgor all such instruments as such Pledgor may reasonably request in order to permit such Pledgor to exercise the voting and other rights which it is entitled to exercise pursuant to Section 5.2(a)(i) hereof and to receive the Distributions which it is authorized to receive and retain pursuant to Section 5.2(a)(ii) hereof.

(c) Upon the occurrence and during the continuance of any Event of Default:

(i) All rights of each Pledgor to exercise the voting and other consensual rights it would otherwise be entitled to exercise pursuant to Section 5.2(a)(i) hereof shall immediately cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall thereupon have the sole right to exercise such voting and other consensual rights; provided that, with respect to the Joint Venture Entities, to the extent the Organization Documents of the Joint Venture Entities do not permit the Administrative Agent to exercise such voting and other consensual rights, the applicable Pledgor shall retain such voting and other consensual rights it is entitled to exercise under the Organization Documents of such entities; provided, however, that no Pledgor shall in any event exercise such rights in any manner which could reasonably be expected to have a Material Adverse Effect.

(ii) All rights of each Pledgor to receive Distributions which it would otherwise be authorized to receive and retain pursuant to Section 5.2(a)(ii) hereof shall immediately cease and all such rights shall thereupon become vested in the Administrative Agent, which shall thereupon have the sole right to receive and hold as Pledged Collateral such Distributions.

(iii) Notwithstanding the foregoing, the remedies described in Sections 5.2(c)(i) and (ii) shall not apply with respect to Securities Collateral constituting Equity Interests in any Joint Venture Entity unless, to the extent required by the Organization Document of such Joint Venture Entity, consented to by (x) the members of such Joint Venture Entity and/or (y) the board of managers of such Joint Venture Entity; provided, in each case, that the consent of any Pledgor shall not be withheld or delayed.

(d) Each Pledgor shall, at its sole cost and expense, from time to time execute and deliver to the Administrative Agent appropriate instruments as the Administrative Agent may reasonably request in order to permit the Administrative Agent to exercise the voting and other rights which it may be entitled to exercise pursuant to Section 5.2(c)(i) hereof and to receive all Distributions which it may be entitled to receive under Section 5.2(c)(ii) hereof.

(e) All Distributions which are received by any Pledgor contrary to the provisions of Section 5.2(a)(ii) hereof shall be received in trust for the benefit of the Administrative Agent, shall be segregated from other funds of such Pledgor and shall immediately be paid over to the Administrative Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).

SECTION 5.3. Defaults, etc. Each Pledgor hereby represents and warrants that (i) such Pledgor is not in default in the payment of any portion of any mandatory capital contribution, if any, required to be made under any agreement to which such Pledgor is a party relating to the Pledged Securities pledged by it, and such Pledgor is not in violation of any other provisions of any such agreement to which such Pledgor is a party, or otherwise in default or violation thereunder except for such defaults or violations that could not reasonably be expected to result in a Material Adverse Effect, (ii) no Securities Collateral pledged by such Pledgor is subject to any defense, offset or counterclaim, nor have any of the foregoing been asserted or alleged against such Pledgor by any person with respect thereto, and (iii) as of the date hereof, there are no certificates, instruments, documents or other writings (other than the Organization Documents and certificates representing such Pledged Securities that have been delivered to the Administrative Agent) which evidence any Pledged Securities of such Pledgor.

SECTION 5.4. Certain Agreements of Pledgors As Issuers and Holders of Equity Interests.

(a) In the case of each Pledgor which is an issuer of Securities Collateral, such Pledgor agrees to be bound by the terms of this Agreement relating to the Securities Collateral issued by it and will comply with such terms insofar as such terms are applicable to it.

(b) In the case of each Pledgor which is a partner, shareholder or member, as the case may be, in a partnership, limited liability company or other entity, such Pledgor hereby consents to the extent required by the applicable Organization Document to the pledge by each other Pledgor, pursuant to the terms hereof, of the Pledged Securities in such partnership, limited liability company or other entity and, upon the occurrence and during the continuance of an Event of Default, to the transfer of such Pledged Securities to the Administrative Agent or its nominee and to the substitution of the Administrative Agent or its nominee as a substituted partner, shareholder or member in such partnership, limited liability company or other entity with all the rights, powers and duties of a general partner, limited partner, shareholder or member, as the case may be.

ARTICLE VI

CERTAIN PROVISIONS CONCERNING INTELLECTUAL

PROPERTY COLLATERAL

SECTION 6.1. Grant of Intellectual Property License. For the purpose of enabling the Administrative Agent, during the continuance of an Event of Default, to exercise rights and remedies under Article IX hereof at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Pledgor hereby grants to the Administrative Agent, to the extent assignable, an irrevocable, non-exclusive license to use, assign, license or sublicense any of the Intellectual Property Collateral now owned or hereafter acquired by such Pledgor, wherever the same may be located. Such license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout hereof.

SECTION 6.2. Protection of Administrative Agent’s Security. On a continuing basis, each Pledgor shall, at its sole cost and expense, (i) promptly following its becoming aware thereof, notify the Administrative Agent of any material adverse determination in any proceeding or the institution of any proceeding in any federal, state or local court or administrative body or in the United States Patent and Trademark Office or the United States Copyright Office regarding any Material Intellectual Property Collateral, such Pledgor’s right to register such Material Intellectual Property Collateral or its right to keep and maintain such registration in full force and effect, (ii) maintain all Material Intellectual Property Collateral as presently used and operated, (iii) not permit to lapse or become abandoned any Material Intellectual Property Collateral, and not settle or compromise any pending or future litigation or administrative proceeding with respect to any such Material Intellectual Property Collateral, in either case except as shall be consistent with commercially reasonable business judgment, (iv) upon such Pledgor obtaining knowledge thereof, promptly notify the Administrative Agent in writing of any event which may be reasonably expected to materially and adversely affect the value or utility of any Material Intellectual Property Collateral or the rights and remedies of the Administrative Agent in relation thereto including a levy or any legal process against any Material Intellectual Property Collateral, (v) not license any Material Intellectual Property Collateral other than licenses entered into by such Pledgor in, or incidental to, the ordinary course of business, or amend or permit the amendment of any of such licenses in a manner that materially and adversely affects the right to receive payments thereunder, or in any manner that would materially impair the value of any Material Intellectual Property Collateral or the Lien on and security interest in the Material Intellectual Property Collateral created therein hereby, without the consent of the Administrative Agent, (vi) diligently keep adequate records respecting all Material Intellectual Property Collateral and (vii) furnish to the Administrative Agent from time to time upon the Administrative Agent’s reasonable request therefor reasonably detailed statements and amended schedules further identifying and describing the Material Intellectual Property Collateral and such other materials evidencing or reports pertaining to any Material Intellectual Property Collateral as the Administrative Agent may from time to time request.

SECTION 6.3. After-Acquired Property. If any Pledgor shall at any time after the date hereof (i) obtain any rights to any additional Material Intellectual Property Collateral or (ii) become entitled to the benefit of any additional Material Intellectual Property Collateral or any renewal or extension thereof, including any reissue, division, continuation, or continuation-in-part of any Material Intellectual Property Collateral, or any improvement on any Material Intellectual Property Collateral, or if any intent-to use trademark application is no longer subject to clause (c) of the definition of Excluded Property, the provisions hereof shall automatically apply thereto and any such item enumerated in the preceding clause (i) or (ii) shall automatically constitute Intellectual Property Collateral as if such would have constituted Intellectual Property Collateral at the time of execution hereof and be subject to the Lien and security interest created by this Agreement without further action by any party. Upon the request by the Administrative Agent, each Pledgor shall promptly provide to the Administrative Agent written notice of any of the foregoing and confirm the attachment of the Lien and security interest created by this Agreement to any rights described in clauses (i) and (ii) above by execution of an instrument in form reasonably acceptable to the Administrative Agent and the filing of any instruments or statements as shall be reasonably necessary to create, preserve, protect or perfect the Administrative Agent’s security interest in such Material Intellectual Property Collateral. Further, each Pledgor authorizes the Administrative Agent to modify this Agreement by amending Schedules 11(a), 11(b) and 11(c) to the Perfection Certificate to include any Material Intellectual Property Collateral of such Pledgor acquired or arising after the date hereof.

SECTION 6.4. Litigation. Unless there shall occur and be continuing any Event of Default, each Pledgor shall have the right to commence and prosecute in its own name, as the party in interest, for its own benefit and at the sole cost and expense of the Pledgors, such applications for protection of the Intellectual Property Collateral and suits, proceedings or other actions to prevent the infringement, counterfeiting, unfair competition, dilution, diminution in value or other damage as are necessary to protect the Intellectual Property Collateral. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall have the right but shall in no way be obligated to file applications for protection of the Intellectual Property Collateral and/or bring suit in the name of any Pledgor, the Administrative Agent or the Secured Parties to enforce the Intellectual Property Collateral and any license thereunder. In the event of such suit, each Pledgor shall, at the reasonable request of the Administrative Agent, do any and all lawful acts and execute any and all documents requested by the Administrative Agent in aid of such enforcement and the Pledgors shall promptly reimburse and indemnify the Administrative Agent for all costs and expenses incurred by the Administrative Agent in the exercise of its rights under this Section 6.4 in accordance with Section 10.04 of the Credit Agreement. In the event that the Administrative Agent shall elect not to bring suit to enforce the Intellectual Property Collateral, each Pledgor agrees, at the reasonable request of the Administrative Agent, to take all commercially reasonable actions necessary, whether by suit, proceeding or other action, to prevent the infringement, counterfeiting, unfair competition, dilution, diminution in value of or other damage to any of the Intellectual Property Collateral by any person.

ARTICLE VII

CERTAIN PROVISIONS CONCERNING RECEIVABLES

SECTION 7.1. Maintenance of Records. Each Pledgor shall keep and maintain at its own cost and expense complete records of each Receivable, in a manner consistent with ordinary business practice, including records of all payments received, all credits granted thereon, all merchandise returned and all other documentation relating thereto. Each Pledgor shall, at such Pledgor’s sole cost and expense, upon the Administrative Agent’s demand made at any time after the occurrence and during the continuance of any Event of Default, deliver all tangible evidence of Receivables, including all documents evidencing Receivables and any books and records relating thereto to the Administrative Agent or to its representatives (copies of which evidence and books and records may be retained by such Pledgor). Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent may transfer a full and complete copy of any Pledgor’s books, records, credit information, reports, memoranda and all other writings relating to the Receivables to and for the use by any person that has acquired or is contemplating acquisition of an interest in the Receivables or the Administrative Agent’s security interest therein without the consent of any Pledgor.

SECTION 7.2. Legend. Each Pledgor shall legend, at the request of the Administrative Agent and in form and manner satisfactory to the Administrative Agent, the Receivables and the other books, records and documents of such Pledgor evidencing or pertaining to the Receivables with an appropriate reference to the fact that the Receivables have been assigned to the Administrative Agent for the benefit of the Secured Parties and that the Administrative Agent has a security interest therein.

SECTION 7.3. Modification of Terms, etc. No Pledgor shall rescind or cancel any obligations evidenced by any Receivable or modify any term thereof or make any adjustment with respect thereto except in the ordinary course of business, or extend or renew any such obligations except in the ordinary course of business or compromise or settle any dispute, claim, suit or legal proceeding relating thereto or sell any Receivable or interest therein except in the ordinary course of business without the prior written consent of the Administrative Agent. Each Pledgor shall timely fulfill all obligations on its part to be fulfilled under or in connection with the Receivables.

SECTION 7.4. Collection. Each Pledgor shall use its commercially reasonable efforts to collect from the Account Debtor of each of the Receivables, as and when due in the ordinary course of business (including Receivables that are delinquent, such Receivables to be collected in accordance with generally accepted commercial collection procedures), any and all amounts owing under or on account of such Receivable, and apply forthwith upon receipt thereof all such amounts as are so collected to the outstanding balance of such Receivable, except that any Pledgor may, with respect to a Receivable, allow in the ordinary course of business (i) a refund or credit due as a result of returned or damaged or defective merchandise and (ii) such extensions of time to pay amounts due in respect of Receivables and such other modifications of payment terms or settlements in respect of Receivables as shall be commercially reasonable in the circumstances, all in accordance with such Pledgor’s ordinary course of business consistent with its collection practices as in effect from time to time. The costs and expenses (including attorneys’ fees) of collection, in any case, whether incurred by any Pledgor, the Administrative Agent or any Secured Party, shall be paid by the Pledgors.

ARTICLE VIII

TRANSFERS

SECTION 8.1. Transfers of Pledged Collateral. No Pledgor shall sell, convey, assign or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral pledged by it hereunder except as expressly permitted by the Credit Agreement.

ARTICLE IX

REMEDIES

SECTION 9.1. Remedies. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent may from time to time exercise in respect of the Pledged Collateral, in addition to the other rights and remedies provided for herein or otherwise available to it, the following remedies:

(i) Personally, or by agents or attorneys, immediately take possession of the Pledged Collateral or any part thereof, from any Pledgor or any other person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon any Pledgor’s premises where any of the Pledged Collateral is located, remove such Pledged Collateral, remain present at such premises to receive copies of all communications and remittances relating to the Pledged Collateral and use in connection with such removal and possession any and all services, supplies, aids and other facilities of any Pledgor;

(ii) Demand, sue for, collect or receive any money or property at any time payable or receivable in respect of the Pledged Collateral including instructing the obligor or obligors on any agreement, instrument or other obligation constituting part of the Pledged Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to the Administrative Agent, and in connection with any of the foregoing, compromise, settle, extend the time for payment and make other modifications with respect thereto; provided, however, that in the event that any such payments are made directly to any Pledgor, prior to receipt by any such obligor of such instruction, such Pledgor shall segregate all amounts received pursuant thereto in trust for the benefit of the Administrative Agent and shall promptly (but in no event later than three (3) Business Days after receipt thereof) pay such amounts to the Administrative Agent;

(iii) Sell, assign, grant a license to use or otherwise liquidate, or direct any Pledgor to sell, assign, grant a license to use or otherwise liquidate, any and all investments made in whole or in part with the Pledged Collateral or any part thereof, and take possession of the proceeds of any such sale, assignment, license or liquidation;

(iv) Take possession of the Pledged Collateral or any part thereof, by directing any Pledgor in writing to deliver the same to the Administrative Agent at any place or places so designated by the Administrative Agent, in which event such Pledgor shall at its own expense: (A) forthwith cause the same to be moved to the place or places designated by the Administrative Agent and therewith delivered to the Administrative Agent, (B) store and keep any Pledged Collateral so delivered to the Administrative Agent at such place or places pending further action by the Administrative Agent and (C) while the Pledged Collateral shall be so stored and kept, provide such security and maintenance services as shall be necessary to protect the same and to preserve and maintain them in good condition. Each Pledgor’s obligation to deliver the Pledged Collateral as contemplated in this Section 9.1(iv) is of the essence hereof. Upon application to a court of equity having jurisdiction, the Administrative Agent shall be entitled to a decree requiring specific performance by any Pledgor of such obligation;

(v) Withdraw all moneys, instruments, securities and other property in any bank, financial securities, deposit or other account of any Pledgor constituting Pledged Collateral for application to the Obligations as provided in Article X hereof;

(vi) Retain and apply the Distributions to the Obligations as provided in Article X hereof;

(vii) Exercise any and all rights as beneficial and legal owner of the Pledged Collateral, including perfecting assignment of and exercising any and all voting, consensual and other rights and powers with respect to any Pledged Collateral; and

(viii) Exercise all the rights and remedies of a secured party on default under the UCC, and the Administrative Agent may also in its sole discretion, without notice except as specified in Section 9.2 hereof, sell, assign or grant a license to use the Pledged Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Administrative Agent may deem commercially reasonable. The Administrative Agent or any other Secured Party or any of their respective Affiliates may be the purchaser, licensee, assignee or recipient of the Pledged Collateral or any part thereof at any such sale and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Pledged Collateral sold, assigned or licensed at such sale, to use and apply any of the Obligations owed to such person as a credit on account of the purchase price of the Pledged Collateral or any part thereof payable by such person at such sale. Each purchaser, assignee, licensee or recipient at any such sale shall acquire the property sold, assigned or licensed absolutely free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives, to the fullest extent permitted by law, all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Administrative Agent shall not be obligated to make any sale of the Pledged Collateral or any part thereof regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Pledgor hereby waives, to the fullest extent permitted by law, any claims against the Administrative Agent arising by reason of the fact that the price at which the Pledged Collateral or any part thereof may have been sold, assigned or licensed at such a private sale was less than the price which might have been obtained at a public sale, even if the Administrative Agent accepts the first offer received and does not offer such Pledged Collateral to more than one offeree.

Notwithstanding the foregoing, the remedies described in Sections 9.1(iii), (iv), (vii) and (viii) shall not apply with respect to Securities Collateral constituting Equity Interests in any Joint Venture Entity unless, to the extent required by the Organization Document of such Joint Venture Entity, consented to by (x) the members of such Joint Venture Entity and/or (y) the board of managers of such Joint Venture Entity; provided, in each case, that the consent of any Pledgor shall not be withheld or delayed.

SECTION 9.2. Notice of Sale. Each Pledgor acknowledges and agrees that, to the extent notice of sale or other disposition of the Pledged Collateral or any part thereof shall be required by law, ten (10) days’ prior notice to such Pledgor of the time and place of any public sale or of the time after which any private sale or other intended disposition is to take place shall be commercially reasonable notification of such matters. No notification need be given to any Pledgor if it has signed, after the occurrence of an Event of Default, a statement renouncing or modifying any right to notification of sale or other intended disposition.

SECTION 9.3. Waiver of Notice and Claims. Each Pledgor hereby waives, to the fullest extent permitted by applicable law, notice or judicial hearing in connection with the Administrative Agent’s taking possession or the Administrative Agent’s disposition of the Pledged Collateral or any part thereof, including any and all prior notice and hearing for any prejudgment remedy or remedies and any such right which such Pledgor would otherwise have under law, and each Pledgor hereby further waives, to the fullest extent permitted by applicable law: (i) all damages occasioned by such taking of possession, (ii) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Administrative Agent’s rights hereunder and (iii) all rights of redemption, appraisal, valuation, stay, extension or moratorium now or hereafter in force under any applicable law. The Administrative Agent shall not be liable for any incorrect or improper payment made pursuant to this Article IX in the absence of gross negligence, bad faith or willful misconduct on the part of the Administrative Agent. Any sale of, or the grant of options to purchase, or any other realization upon, any Pledged Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the applicable Pledgor therein and thereto, and shall be a perpetual bar both at law and in equity against such Pledgor and against any and all persons claiming or attempting to claim the Pledged Collateral so sold, optioned or realized upon, or any part thereof, from, through or under such Pledgor.

SECTION 9.4. Certain Sales of Pledged Collateral.

(a) Each Pledgor recognizes that, by reason of certain prohibitions contained in law, rules, regulations or orders of any Governmental Authority, the Administrative Agent may be compelled, with respect to any sale of all or any part of the Pledged Collateral, to limit purchasers to those who meet the requirements of such Governmental Authority. Each Pledgor acknowledges that any such sales may be at prices and on terms less favorable to the Administrative Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such restricted sale shall be deemed to have been made in a commercially reasonable manner and that, except as may be required by applicable law, the Administrative Agent shall have no obligation to engage in public sales.

(b) Each Pledgor recognizes that, by reason of certain prohibitions contained in the Securities Act, and applicable state securities laws, the Administrative Agent may be compelled, with respect to any sale of all or any part of the Securities Collateral and Investment Property, to limit purchasers to persons who will agree, among other things, to acquire such Securities Collateral or Investment Property for their own account, for investment and not with a view to the distribution or resale thereof. Each Pledgor acknowledges that any such private sales may be at prices and on terms less favorable to the Administrative Agent than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act), and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Administrative Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Securities Collateral or Investment Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would agree to do so.

(c) Notwithstanding the foregoing, each Pledgor shall, upon the occurrence and during the continuance of any Event of Default, at the reasonable request of the Administrative Agent, for the benefit of the Administrative Agent, cause any registration, qualification under or compliance with any Federal or state securities law or laws to be effected with respect to all or any part of the Securities Collateral (other than Securities Collateral constituting Equity Interests in any Joint Venture Entity unless, to the extent required by the

Organization Document of such Joint Venture Entity, consented to by (x) the members of such Joint Venture Entity and/or (y) the board of managers of such Joint Venture Entity; provided, in each case, that the consent of any Pledgor shall not be withheld or delayed) as soon as practicable and at the sole cost and expense of the Pledgors. Each Pledgor will use its commercially reasonable efforts to cause such registration to be effected (and be kept effective) and will use its commercially reasonable efforts to cause such qualification and compliance to be effected (and be kept effective) as may be so requested and as would permit or facilitate the sale and distribution of such Securities Collateral including registration under the Securities Act (or any similar statute then in effect), appropriate qualifications under applicable blue sky or other state securities laws and appropriate compliance with all other requirements of any Governmental Authority. Each Pledgor shall use its commercially reasonable efforts to cause the Administrative Agent to be kept advised in writing as to the progress of each such registration, qualification or compliance and as to the completion thereof, shall furnish to the Administrative Agent such number of prospectuses, offering circulars or other documents incident thereto as the Administrative Agent from time to time may request, and shall indemnify and shall cause the issuer of the Securities Collateral to indemnify, to the extent permitted by applicable laws, the Administrative Agent and all others participating in the distribution of such Securities Collateral against all claims, losses, damages and liabilities caused by any untrue statement (or alleged untrue statement) of a material fact contained therein (or in any related registration statement, notification or the like) or by any omission (or alleged omission) to state therein (or in any related registration statement, notification or the like) a material fact required to be stated therein or necessary to make the statements therein not misleading, other than to the extent such information was provided by the Administrative Agent.

(d) If the Administrative Agent determines to exercise its right to sell any or all of the Securities Collateral or Investment Property (other than Securities Collateral constituting Equity Interests in any Joint Venture Entity unless, to the extent required by the Organization Document of such Joint Venture Entity, consented to by (x) the members of such Joint Venture Entity and/or (y) the board of managers of such Joint Venture Entity; provided, in each case, that the consent of any Pledgor shall not be withheld or delayed), upon written request, the applicable Pledgor shall from time to time furnish to the Administrative Agent all such information as the Administrative Agent may reasonably request in order to determine the number of securities included in the Securities Collateral or Investment Property which may be sold by the Administrative Agent as exempt transactions under the Securities Act and the rules of the SEC thereunder, as the same are from time to time in effect.

(e) Each Pledgor further agrees that a breach of any of the covenants contained in this Section 9.4 will cause irreparable injury to the

Administrative Agent and the other Secured Parties, that the Administrative Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 9.4 shall be specifically enforceable against such Pledgor, and such Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred and is continuing.

SECTION 9.5. No Waiver; Cumulative Remedies.

(a) No failure on the part of the Administrative Agent to exercise, no course of dealing with respect to, and no delay on the part of the Administrative Agent in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power, privilege or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power, privilege or remedy; nor shall the Administrative Agent be required to look first to, enforce or exhaust any other security, collateral or guaranties. All rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies provided by law or otherwise available.

(b) In the event that the Administrative Agent shall have instituted any proceeding to enforce any right, power, privilege or remedy under this Agreement or any other Loan Document by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Administrative Agent, then and in every such case, the Pledgors, the Administrative Agent and each other Secured Party shall be restored to their respective former positions and rights hereunder with respect to the Pledged Collateral, and all rights, remedies, privileges and powers of the Administrative Agent and the other Secured Parties shall continue as if no such proceeding had been instituted.

SECTION 9.6. Certain Additional Actions Regarding Intellectual Property. If any Event of Default shall have occurred and be continuing, upon the written demand of the Administrative Agent, each Pledgor shall execute and deliver to the Administrative Agent an assignment or assignments of the registered Patents, Trademarks and/or Copyrights and Goodwill and such other documents as are necessary or appropriate to carry out the intent and purposes hereof. Within five (5) Business Days of written notice thereafter from the Administrative Agent, each Pledgor shall make available to the Administrative Agent, to the extent within such Pledgor’s power and authority, such personnel in such Pledgor’s employ on the date of the Event of Default as the Administrative Agent may reasonably designate to permit such Pledgor to continue, directly or indirectly, to produce, advertise and sell the products and services sold by such Pledgor under the registered Patents, Trademarks and/or Copyrights, and such persons shall be available to perform their prior functions on the Administrative Agent’s behalf.

ARTICLE X

APPLICATION OF PROCEEDS

SECTION 10.1. Application of Proceeds. The proceeds received by the Administrative Agent in respect of any sale of, collection from or other realization upon all or any part of the Pledged Collateral pursuant to the exercise by the Administrative Agent of its remedies shall be applied, together with any other sums then held by the Administrative Agent pursuant to this Agreement, in accordance with the Credit Agreement.

ARTICLE XI

MISCELLANEOUS

SECTION 11.1. Concerning Administrative Agent.

(a) The Administrative Agent has been appointed as collateral agent pursuant to the Credit Agreement. The actions of the Administrative Agent hereunder are subject to the provisions of the Credit Agreement. The Administrative Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including the release or substitution of the Pledged Collateral), in accordance with this Agreement and the Credit Agreement. The Administrative Agent may employ agents and attorneys-in-fact in connection herewith and shall not be liable for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. The Administrative Agent may resign and a successor Administrative Agent may be appointed in the manner provided in the Credit Agreement. Upon the acceptance of any appointment as the Administrative Agent by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent under this Agreement, and the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation, the provisions hereof shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was the Administrative Agent.

(b) The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if such Pledged Collateral is accorded treatment substantially equivalent to that which the Administrative Agent, in its individual capacity, accords its own property consisting of similar instruments or interests, it being understood that neither the Administrative Agent nor any of the Secured Parties shall have responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Securities Collateral, whether or not the Administrative Agent or any other Secured Party has or is deemed to have knowledge of such matters or (ii) taking any necessary steps to preserve rights against any person with respect to any Pledged Collateral.

(c) The Administrative Agent shall be entitled to rely upon any written notice, statement, certificate, order or other document or any telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person, and, with respect to all matters pertaining to this Agreement and its duties hereunder, upon advice of counsel selected by it.

(d) If any item of Pledged Collateral also constitutes collateral granted to the Administrative Agent under any other deed of trust, mortgage, security agreement, pledge or instrument of any type, in the event of any conflict between the provisions hereof and the provisions of such other deed of trust, mortgage, security agreement, pledge or instrument of any type in respect of such collateral, the Administrative Agent, in its sole discretion, shall select which provision or provisions shall control.

(e) The Administrative Agent may rely on advice of counsel as to whether any or all UCC financing statements of the Pledgors need to be amended as a result of any of the changes described in Section 3.7. If any Pledgor fails to provide information to the Administrative Agent about such changes on a timely basis, the Administrative Agent shall not be liable or responsible to any party for any failure to maintain a perfected security interest in such Pledgor’s property constituting Pledged Collateral, for which the Administrative Agent needed to have information relating to such changes. The Administrative Agent shall have no duty to inquire about such changes if any Pledgor does not inform the Administrative Agent of such changes, the parties acknowledging and agreeing that it would not be feasible or practical for the Administrative Agent to search for information on such changes if such information is not provided by any Pledgor.

SECTION 11.2. Administrative Agent May Perform; Administrative Agent Appointed Attorney-in-Fact. If any Pledgor shall fail to perform any covenants contained in this Agreement (including such Pledgor’s covenants to (i) pay the premiums in respect of all required insurance policies hereunder, (ii) pay and discharge any taxes, assessments and special assessments, levies, fees and governmental charges imposed upon or assessed against, and landlords’, carriers’, mechanics’, workmen’s, repairmen’s, laborers’, materialmen’s, suppliers’ and warehousemen’s Liens and other claims arising by operation of law against, all or any portion of the Pledged Collateral, (iii) make repairs, (iv) discharge Liens or (v) pay or perform any obligations of such Pledgor under any Pledged Collateral) or if any representation or warranty on the part of any Pledgor contained herein shall fail to be true and correct in any material respect, the Administrative Agent may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach, and may expend funds for such purpose;

provided, however, that the Administrative Agent shall in no event be bound to inquire into the validity of any tax, Lien, imposition or other obligation which such Pledgor fails to pay or perform as and when required hereby and which such Pledgor does not contest in accordance with the provisions of the Credit Agreement; and provided, further, that unless an Event of Default has occurred and is continuing or time is of the essence, the Administrative Agent shall not take the foregoing actions without first making demand on the Pledgors and the Pledgors failing to promptly comply therewith. Any and all amounts so expended by the Administrative Agent shall be paid by the Pledgors in accordance with the provisions of Section 10.04 of the Credit Agreement. Neither the provisions of this Section 11.2 nor any action taken by the Administrative Agent pursuant to the provisions of this Section 11.2 shall prevent any such failure to observe any covenant contained in this Agreement nor any breach of representation or warranty from constituting an Event of Default. Each Pledgor hereby appoints the Administrative Agent its attorney-in-fact, with full power and authority in the place and stead of such Pledgor and in the name of such Pledgor, or otherwise, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument consistent with the terms of the Credit Agreement, this Agreement and the other Collateral Documents which the Administrative Agent may deem necessary or advisable to accomplish the purposes hereof (but the Administrative Agent shall not be obligated to and shall have no liability to such Pledgor or any third party for failure to so do or take action). The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term hereof. Each Pledgor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof.

Anything in this Section 11.2 to the contrary, the Administrative Agent agrees that, except as provided above, it will not exercise any rights under the foregoing power of attorney unless an Event of Default shall have occurred and be continuing.

SECTION 11.3. Continuing Security Interest; Assignment. This Agreement shall create a continuing security interest in the Pledged Collateral and shall (i) be binding upon the Pledgors, their respective successors and assigns and (ii) inure, together with the rights and remedies of the Administrative Agent hereunder, to the benefit of the Administrative Agent and the other Secured Parties and each of their respective successors, transferees and assigns. No other persons (including any other creditor of any Pledgor) shall have any interest herein or any right or benefit with respect hereto. Without limiting the generality of the foregoing clause (ii), any Secured Party may assign or otherwise transfer any indebtedness held by it secured by this Agreement to any other person, and such other person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party, herein or otherwise, subject however, to the provisions of the Credit Agreement and, in the case of a Secured Party that is a party to a Secured Hedge Agreement or a Secured Cash Management Agreement, such Secured Hedge Agreement or Secured Cash Management Agreement, as applicable. Each of the Pledgors agrees that its obligations hereunder and the security interest created hereunder shall continue to be effective or be reinstated, as applicable, if at any time payment, or any part thereof, of all or any part of the Obligations is rescinded or must otherwise be restored by the Secured Party upon the bankruptcy or reorganization of any Pledgor or otherwise.

SECTION 11.4. Termination; Release. When all the Obligations have been paid in full (other than contingent indemnification obligations not then due), the Commitments of the Lenders to make any Loan or to issue any Letter of Credit under the Credit Agreement shall have expired or been sooner terminated and all Letters of Credit have been terminated or cash collateralized in accordance with the provisions of the Credit Agreement, this Agreement shall terminate. Upon termination of this Agreement the Pledged Collateral shall immediately be released from the Lien of this Agreement. Upon such release or any release of Pledged Collateral or any part thereof in accordance with the provisions of the Credit Agreement, the Administrative Agent shall, upon the request and at the sole cost and expense of the Pledgors, assign, transfer and deliver to Pledgor, against receipt and without recourse to or warranty by the Administrative Agent except as to the fact that the Administrative Agent has not encumbered the released assets, such of the Pledged Collateral or any part thereof to be released (in the case of a release) as may be in possession of the Administrative Agent and as shall not have been sold or otherwise applied pursuant to the terms hereof, and, with respect to any other Pledged Collateral, proper documents and instruments (including UCC-3 termination financing statements or releases) acknowledging the termination hereof or the release of such Pledged Collateral, as the case may be.

SECTION 11.5. Modification in Writing. No amendment, modification, supplement, termination or waiver of or to any provision hereof, nor consent to any departure by any Pledgor therefrom, shall be effective unless the same shall be made in accordance with the terms of the Credit Agreement and unless in writing and signed by the Administrative Agent and the Pledgors. Any amendment, modification or supplement of or to any provision hereof, any waiver of any provision hereof and any consent to any departure by any Pledgor from the terms of any provision hereof in each case shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement or any other document evidencing the Obligations, no notice to or demand on any Pledgor in any case shall entitle any Pledgor to any other or further notice or demand in similar or other circumstances.

SECTION 11.6. Notices. Unless otherwise provided herein or in the Credit Agreement, any notice or other communication herein required or permitted to be given shall be given in the manner and become effective as set forth in the Credit Agreement, as to any Pledgor, addressed to it at the address of the Borrower set forth in the Credit Agreement and as to the Administrative Agent, addressed to it at the address set forth in the Credit Agreement, or in each case at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 11.6.

SECTION 11.7. Governing Law, Consent to Jurisdiction and Service of Process; Waiver of Jury Trial. Sections 10.14 and 10.15 of the Credit Agreement are incorporated herein, mutatis mutandis, as if a part hereof.

SECTION 11.8. Severability of Provisions. Any provision hereof which is invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without invalidating the remaining provisions hereof or affecting the validity, legality or enforceability of such provision in any other jurisdiction.

SECTION 11.9. Execution in Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement.

SECTION 11.10. Business Days. In the event any time period or any date provided in this Agreement ends or falls on a day other than a Business Day, then such time period shall be deemed to end and such date shall be deemed to fall on the next succeeding Business Day, and performance herein may be made on such Business Day, with the same force and effect as if made on such other day.

SECTION 11.11. No Credit for Payment of Taxes or Imposition. A Pledgor shall not be entitled to any credit against the principal, premium, if any, or interest payable under the Credit Agreement, and such Pledgor shall not be entitled to any credit against any other sums which may become payable under the terms thereof or hereof, by reason of the payment of any Tax on the Pledged Collateral or any part thereof.

SECTION 11.12 No Claims Against Administrative Agent. Nothing contained in this Agreement shall constitute any consent or request by the Administrative Agent, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Pledged Collateral or any part thereof, nor as giving any Pledgor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against the Administrative Agent in respect thereof or any claim that any Lien based on the performance of such labor or services or the furnishing of any such materials or other property is prior to the Lien hereof.

SECTION 11.13. No Release. Nothing set forth in this Agreement or any other Loan Document, nor the exercise by the Administrative Agent of any of the rights or remedies hereunder, shall relieve any Pledgor from the performance of any term, covenant, condition or agreement on such Pledgor’s part to be performed or observed under or in respect of any of the Pledged Collateral or from any liability to any person under or in respect of any of the Pledged Collateral or shall impose any obligation on the Administrative Agent or any other Secured Party to perform or observe any such term, covenant, condition or agreement on such Pledgor’s part to be so performed or observed or shall impose any liability on the Administrative Agent or any other Secured Party for any act or omission on the part of such Pledgor relating thereto or for any breach of any representation or warranty on the part of such Pledgor contained in this Agreement, the Credit Agreement or the other Loan Documents, or under or in respect of the Pledged Collateral or made in connection herewith or therewith. Anything herein to the contrary notwithstanding, neither the Administrative Agent nor any other Secured Party shall have any obligation or liability under any contracts, agreements and other documents included in the

Pledged Collateral by reason of this Agreement, nor shall the Administrative Agent or any other Secured Party be obligated to perform any of the obligations or duties of any Pledgor thereunder or to take any action to collect or enforce any such contract, agreement or other document included in the Pledged Collateral hereunder. The obligations of each Pledgor contained in this Section 11.13 shall survive the termination hereof and the discharge of such Pledgor’s other obligations under this Agreement, the Credit Agreement and the other Loan Documents.

SECTION 11.14. Obligations Absolute. All obligations of each Pledgor hereunder shall be absolute and unconditional irrespective of:

(i) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any other Pledgor;

(ii) any lack of validity or enforceability of the Credit Agreement, any Secured Hedge Agreement, any Secured Cash Management Agreement or any other Loan Document, or any other agreement or instrument relating thereto;

(iii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any Secured Hedge Agreement, any Secured Cash Management Agreement or any other Loan Document or any other agreement or instrument relating thereto;

(iv) any pledge, exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

(v) any exercise, non-exercise or waiver of any right, remedy, power or privilege under or in respect hereof, the Credit Agreement, any Secured Hedge Agreement, any Secured Cash Management Agreement or any other Loan Document except as specifically set forth in a waiver granted pursuant to the provisions of Section 11.5 hereof; or

(vi) any other circumstances which might otherwise constitute a defense available to, or a discharge of, any Pledgor.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, each Pledgor and the Administrative Agent have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.

GENTIVA HEALTH SERVICES, INC.,
as Pledgor

By:
Name:
Title:

[ ],
as Pledgor

By:
Name:
Title:

S-1

BANK OF AMERICA, N.A,
as Administrative Agent

By:
Name:
Title:

S-2

EXHIBIT 1

[Form of]

ISSUER’S ACKNOWLEDGMENT

The undersigned hereby (i) acknowledges receipt of the Security Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), dated as of August 17, 2010, made by GENTIVA HEALTH SERVICES, INC., a Delaware corporation (the “Borrower”), the Guarantors party thereto and BANK OF AMERICA, N.A., as administrative agent (in such capacity and together with any successors in such capacity, the “Administrative Agent”), (ii) agrees promptly to note on its books the security interests granted to the Administrative Agent and confirmed under the Security Agreement, (iii) agrees that, upon the occurrence and during the continuation of an Event of Default, it will comply with instructions of the Administrative Agent with respect to the applicable Securities Collateral (including all Equity Interests of the undersigned) without further consent by the applicable Pledgor and (iv) agrees to notify the Administrative Agent upon obtaining knowledge of any interest in favor of any person in the applicable Securities Collateral that is adverse to the interest of the Administrative Agent therein.

[ ]

By:
Name:
Title:

EXHIBIT 2

[Form of]

SECURITIES PLEDGE AMENDMENT

This Securities Pledge Amendment, dated as of [            ], is delivered pursuant to Section 5.1 of the Security Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), dated as of August 17, 2010, made by GENTIVA HEALTH SERVICES, INC., a Delaware corporation (the “Borrower”), the Guarantors party thereto and BANK OF AMERICA, N.A., as administrative agent (in such capacity and together with any successors in such capacity, the “Administrative Agent”). The undersigned hereby agrees that this Securities Pledge Amendment may be attached to the Security Agreement and that the Pledged Securities and/or Intercompany Notes listed on this Securities Pledge Amendment shall be deemed to be and shall become part of the Pledged Collateral and shall secure all Obligations.

PLEDGED SECURITIES

ISSUER	CLASS OF STOCK OR INTERESTS	PAR VALUE	CERTIFICATE NO(S).	NUMBER OF SHARES OR INTERESTS	PERCENTAGE OF ALL ISSUED CAPITAL OR OTHER EQUITY INTERESTS OF ISSUER

INTERCOMPANY NOTES

ISSUER	PRINCIPAL AMOUNT	DATE OF ISSUANCE	INTEREST RATE	MATURITY DATE

[ ],
as Pledgor

By:
Name:
Title:

AGREED TO AND ACCEPTED:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title:

EXHIBIT 3

[Form of]

COPYRIGHT SECURITY AGREEMENT

Copyright Security Agreement, dated as of [            ], by [                ] and [                ] (individually, a “Pledgor”, and, collectively, the “Pledgors”), in favor of BANK OF AMERICA, N.A., in its capacity as administrative agent pursuant to the Credit Agreement (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Pledgors are party to a Security Agreement of even date herewith (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) in favor of the Administrative Agent pursuant to which the Pledgors are required to execute and deliver this Copyright Security Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, for the benefit of the Secured Parties, to enter into the Credit Agreement, the Pledgors hereby agree with the Administrative Agent as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

SECTION 2. Grant of Security Interest in Copyright Collateral. Each Pledgor hereby pledges and grants to the Administrative Agent for the benefit of the Secured Parties a lien on and security interest in and to all of its right, title and interest in, to and under all the following Pledged Collateral of such Pledgor:

(a) Copyrights of such Pledgor listed on Schedule I12 attached hereto; and

(b) all Proceeds of any and all of the foregoing (other than Excluded Property).

SECTION 3. Security Agreement. The security interest granted pursuant to this Copyright Security Agreement is granted in conjunction with the security interest granted to the Administrative Agent pursuant to the Security Agreement and Pledgors hereby acknowledge and

[1][2]	Should include same Copyrights listed on Schedule 11(b) of the Perfection Certificate.

affirm that the rights and remedies of the Administrative Agent with respect to the security interest in the Copyrights made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Copyright Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control unless the Administrative Agent shall otherwise determine.

SECTION 4. Termination. Upon the payment in full of the Obligations and termination of the Security Agreement, the Administrative Agent shall promptly execute, acknowledge, and deliver to the Pledgors an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the Copyrights under this Copyright Security Agreement.

SECTION 5. Counterparts. This Copyright Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Copyright Security Agreement by signing and delivering one or more counterparts.

SECTION 6. Governing Law. This Copyright Security Agreement and the transactions contemplated hereby, and all disputes between the parties under or relating to this Copyright Security Agreement or the facts or circumstances leading to its execution, whether in contract, tort or otherwise, shall be construed in accordance with and governed by the laws (including statutes of limitation) of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

[signature page follows]

IN WITNESS WHEREOF, each Pledgor has caused this Copyright Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

Very truly yours,

[PLEDGORS]

By:
Name:
Title:

Accepted and Agreed:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

SCHEDULE I

to

COPYRIGHT SECURITY AGREEMENT

COPYRIGHT REGISTRATIONS AND COPYRIGHT APPLICATIONS

Copyright Registrations:

OWNER	REGISTRATION NUMBER	TITLE

Copyright Applications:

OWNER	TITLE

EXHIBIT 4

[Form of]

PATENT SECURITY AGREEMENT

Patent Security Agreement, dated as of [            ], by [                ] and [                ] (individually, a “Pledgor”, and, collectively, the “Pledgors”), in favor of BANK OF AMERICA, N.A., in its capacity as administrative agent pursuant to the Credit Agreement (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Pledgors are party to a Security Agreement of even date herewith (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) in favor of the Administrative Agent pursuant to which the Pledgors are required to execute and deliver this Patent Security Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, for the benefit of the Secured Parties, to enter into the Credit Agreement, the Pledgors hereby agree with the Administrative Agent as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

SECTION 2. Grant of Security Interest in Patent Collateral. Each Pledgor hereby pledges and grants to the Administrative Agent for the benefit of the Secured Parties a lien on and security interest in and to all of its right, title and interest in, to and under all the following Pledged Collateral of such Pledgor:

(a) Patents of such Pledgor listed on Schedule I13 attached hereto; and

(b) all Proceeds of any and all of the foregoing (other than Excluded Property).

SECTION 3. Security Agreement. The security interest granted pursuant to this Patent Security Agreement is granted in conjunction with the security interest granted to the

[1][3]	Should include same Patents listed on Schedule 11(a) of the Perfection Certificate.

Administrative Agent pursuant to the Security Agreement and Pledgors hereby acknowledge and affirm that the rights and remedies of the Administrative Agent with respect to the security interest in the Patents made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Patent Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control unless the Administrative Agent shall otherwise determine.

SECTION 4. Termination. Upon the payment in full of the Obligations and termination of the Security Agreement, the Administrative Agent shall promptly execute, acknowledge, and deliver to the Pledgors an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the Patents under this Patent Security Agreement.

SECTION 5. Counterparts. This Patent Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Patent Security Agreement by signing and delivering one or more counterparts.

SECTION 6. Governing Law. This Patent Security Agreement and the transactions contemplated hereby, and all disputes between the parties under or relating to this Patent Security Agreement or the facts or circumstances leading to its execution, whether in contract, tort or otherwise, shall be construed in accordance with and governed by the laws (including statutes of limitation) of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

[signature page follows]

IN WITNESS WHEREOF, each Pledgor has caused this Patent Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

Very truly yours,

[PLEDGORS]

By:
Name:
Title:

Accepted and Agreed:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

SCHEDULE I

to

PATENT SECURITY AGREEMENT

PATENT REGISTRATIONS AND PATENT APPLICATIONS

Patent Registrations:

OWNER	REGISTRATION NUMBER	NAME

Patent Applications:

OWNER	APPLICATION NUMBER	NAME

EXHIBIT 5

[Form of]

TRADEMARK SECURITY AGREEMENT

Trademark Security Agreement, dated as of [            ], by [                ] and [                ] (individually, a “Pledgor”, and, collectively, the “Pledgors”), in favor of BANK OF AMERICA, N.A., in its capacity as administrative agent pursuant to the Credit Agreement (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Pledgors are party to a Security Agreement of even date herewith (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) in favor of the Administrative Agent pursuant to which the Pledgors are required to execute and deliver this Trademark Security Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, for the benefit of the Secured Parties, to enter into the Credit Agreement, the Pledgors hereby agree with the Administrative Agent as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

SECTION 2. Grant of Security Interest in Trademark Collateral. Each Pledgor hereby pledges and grants to the Administrative Agent for the benefit of the Secured Parties a lien on and security interest in and to all of its right, title and interest in, to and under all the following Pledged Collateral of such Pledgor:

(a) Trademarks of such Pledgor listed on Schedule I14 attached hereto;

(b) all Goodwill associated with such Trademarks; and

(c) all Proceeds of any and all of the foregoing (other than Excluded Property).

[1][4]	Should include same Trademarks listed on Schedule 11(a) of the Perfection Certificate.

SECTION 3. Security Agreement. The security interest granted pursuant to this Trademark Security Agreement is granted in conjunction with the security interest granted to the Administrative Agent pursuant to the Security Agreement and Pledgors hereby acknowledge and affirm that the rights and remedies of the Administrative Agent with respect to the security interest in the Trademarks made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Trademark Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control unless the Administrative Agent shall otherwise determine.

SECTION 4. Termination. Upon the payment in full of the Obligations and termination of the Security Agreement, the Administrative Agent shall promptly execute, acknowledge, and deliver to the Pledgors an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the Trademarks under this Trademark Security Agreement.

SECTION 5. Counterparts. This Trademark Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Trademark Security Agreement by signing and delivering one or more counterparts.

SECTION 6. Governing Law. This Trademark Security Agreement and the transactions contemplated hereby, and all disputes between the parties under or relating to this Trademark Security Agreement or the facts or circumstances leading to its execution, whether in contract, tort or otherwise, shall be construed in accordance with and governed by the laws (including statutes of limitation) of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

[signature page follows]

IN WITNESS WHEREOF, each Pledgor has caused this Trademark Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

Very truly yours,

[PLEDGORS]

By:
Name:
Title:

Accepted and Agreed:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

SCHEDULE I

to

TRADEMARK SECURITY AGREEMENT

TRADEMARK REGISTRATIONS AND TRADEMARK APPLICATIONS

Trademark Registrations:

OWNER	REGISTRATION NUMBER	TRADEMARK

Trademark Applications:

OWNER	APPLICATION NUMBER	TRADEMARK

SCHEDULE 1

SunTrust Deposit Accounts

Total Care Home Health of North Carolina, Inc.	Depository Account	SunTrust	1000003316683

Total Care Services, Inc.	Depository Account	SunTrust	1000003317046

Healthfield of Tennessee, Inc.	Depository Account	SunTrust	10000023408197

Chattahoochee Valley Home Care Services, Inc.	Depository Account	SunTrust	0008800875653

Chattahoochee Valley Home Health, Inc.	Depository Account	SunTrust	0008800875604

Access Home Health of Florida, Inc.	Depository Account	SunTrust	1000025887083

Capital Care Resources of South Carolina, Inc.	Depository Account	SunTrust	1000025887026

EXHIBIT H-1

FORM OF PERFECTION CERTIFICATE

[To be attached]

Exhibit H-1

Form of Perfection Certificate

PERFECTION CERTIFICATE

Reference is hereby made to (i) that certain Security Agreement dated as of [        ], 2010 (the “Security Agreement”), between Gentiva Health Services, Inc., a Delaware corporation (“Borrower”), the Guarantors party thereto (collectively, the “Guarantors”) and the Collateral Agent (as hereinafter defined) and (ii) that certain Credit Agreement dated as of [        ], 2010 (the “Credit Agreement”) among the Borrower, the Guarantors, certain other parties thereto and Bank of America, N.A., as Collateral Agent (in such capacity, the “Collateral Agent”). Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement.

As used herein, the term “Companies” means Gentiva Health Services, Inc. and each of its Subsidiaries.

The undersigned hereby certify to the Collateral Agent as follows:

1 Names.

(a) The exact legal name of each Company, as such name appears in its respective certificate of incorporation or any other organizational document, is set forth in Schedule 1(a). Each Company is (i) the type of entity disclosed next to its name in Schedule 1(a) and (ii) a registered organization except to the extent disclosed in Schedule 1(a). Also set forth in Schedule 1(a) is the organizational identification number, if any, of each Company that is a registered organization, the Federal Taxpayer Identification Number of each Company and the jurisdiction of formation of each Company.

(b) Set forth in Schedule 1(b) hereto is a list of any other corporate or organizational names each Company has had in the past five years, together with the date of the relevant change.

(c) Set forth in Schedule 1(c) is a list of all other names used by each Company, or any other business or organization to which each Company became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, on any filings with the Internal Revenue Service at any time within the five years preceding the date hereof. Except as set forth in Schedule 1(c), no Company has changed its jurisdiction of organization at any time during the past four months.

2. Current Locations. The chief executive office of each Company is located at the address set forth in Schedule 2 hereto.

3. Extraordinary Transactions. Except for those purchases, acquisitions and other transactions described in Schedule 3 attached hereto, all of the Collateral has been originated by each Company in the ordinary course of business or consists of goods which have been acquired by such Company in the ordinary course of business from a person in the business of selling goods of that kind.

4. File Search Reports. Attached hereto as Schedule 4 is a true and accurate summary of (A) file search reports from the Uniform Commercial Code filing offices, tax and judgment lien searches and bankruptcy searches or equivalent reports or searches (i) in each jurisdiction identified in Section 1(a) or Section 2 with respect to each legal name set forth in Section 1 and (ii) in each jurisdiction described in Schedule 1(c) or Schedule 3 relating to any of the transactions described in Schedule (1)(c) or Schedule 3 with respect to each legal name of the person or entity from which each Company purchased or otherwise acquired any of the Collateral, (B) file search reports from the United States Patent and Trademark Office (the “USPTO”) and United States Copyright Office (the “USCO”) and (C) file search reports from each filing officer in each real estate recording office identified in Schedule 7 with respect to real estate on which Collateral consisting of fixtures is or is to be located.1 A true copy of each financing statement, including judgment and tax liens, bankruptcy and pending lawsuits or other filing identified in such file search reports has been delivered to the Collateral Agent.

5. UCC Filings. The financing statements (duly authorized by each Company constituting the debtor therein), including the indications of the collateral, attached as Schedule 5 relating to the Security Agreement or the applicable Mortgage, are in the appropriate forms for filing in the filing offices in the jurisdictions identified in Schedule 6 hereof.

6. Schedule of Filings. Attached hereto as Schedule 6 is a schedule of (i) the appropriate filing offices for the financing statements attached hereto as Schedule 5, (ii) the appropriate filing offices for the filings described in Schedule 11(c), (iii) the appropriate filing offices for the Mortgages and fixture filings relating to the Mortgaged Property set forth in Schedule 7(a) and (iv) any other actions required to create, preserve, protect and perfect the security interests in the Collateral granted to the Collateral Agent pursuant to the Collateral Documents. No other filings or actions are required to create, preserve, protect and perfect the security interests in the Collateral granted to the Collateral Agent pursuant to the Collateral Documents.

7. Real Property. Attached hereto as Schedule 7(a) is a list of all (i) real property owned, leased or otherwise held by each Company located in the United States as of the Closing Date, (ii) real property to be encumbered by a Mortgage and fixture filing, which real property includes all real property owned, leased or otherwise held by each Company as of the Closing Date (such real property, the “Mortgaged Property”), (iii) common names, addresses and uses of each mortgaged property (stating improvements located thereon) and (iv) other information relating thereto required by such Schedule. Except as described in Schedule 7(b) attached hereto: (i) no Company has entered into any leases, subleases, tenancies, franchise agreements, licenses or other occupancy arrangements as owner, lessor, sublessor, licensor, franchisor or grantor with respect to any of the real property described in Schedule 7(a) and (ii) no Company has any Leases which require the consent of the landlord, tenant or other party thereto to the

[1]

Please note that the list of real estate locations that need to be searched shall be determined after Schedule 7 is provided. Only manufacturing and other material locations not covered by a title insurance policy in connection with a mortgage will need to be searched.

Transactions. The Mortgages delivered as of the date hereof are in the appropriate form for filing in the filing offices in the jurisdictions Identified In Schedule 6.

8. Termination Statements. Attached hereto as Schedule 8(a) are the duly authorized termination statements in the appropriate form for filing in each applicable jurisdiction identified in Schedule 8(b) hereto with respect to each Lien described therein.

9. Stock Ownership and Other Equity Interests. Attached hereto as Schedule 9(a) is a true and correct list of each of all of the authorized, and the issued and outstanding, stock, partnership interests, limited liability company membership interests or other equity interest of each Company and its Subsidiaries and the record and beneficial owners of such stock, partnership interests, membership interests or other equity interests setting forth the percentage of such equity interests pledged under the Security Agreement. Also set forth in Schedule 9(b) is each equity investment of each Company that represents 50% or less of the equity of the entity in which such investment was made setting forth the percentage of such equity interests pledged under the Security Agreement.

10. Instruments and Tangible Chattel Paper. Attached hereto as Schedule 10 is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness held by each Company as of the date hereof, including all intercompany notes between or among any two or more Companies or any of their Subsidiaries, stating if such instruments, chattel paper or other evidence of indebtedness is pledged under the Security Agreement.

11. Intellectual Property. (a) Attached hereto as Schedule 11(a) is a schedule setting forth all of each Company’s Patents and Trademarks (each as defined in the Security Agreement) applied for or registered with the USPTO, and all other Patents and Trademarks (each as defined in the Security Agreement), including the name of the registered owner or applicant and the registration, application, or publication number, as applicable, of each Patent or Trademark owned by each Company.

(b) Attached hereto as Schedule 11(b) is a schedule setting forth all of each Company’s United States Copyrights (each as defined in the Security Agreement), and all other Copyrights, including the name of the registered owner and the registration number of each Copyright owned by each Company.

(c) Attached hereto as Schedule 11(c) is a schedule setting forth all Patent Licenses, Trademark Licenses and Copyright Licenses, whether or not recorded with the USPTO or USCO, as applicable, including, but not limited to, the relevant signatory parties to each license along with the date of execution thereof and, if applicable, a recordation number or other such evidence of recordation.

(d) Attached hereto as Schedule 11(d) in proper form for filing with the USPTO and USCO are the filings necessary to preserve, protect and perfect the security interests in the United States Trademarks, Trademark Licenses, Patents, Patent Licenses, Copyrights and

Copyright Licenses set forth in Schedule 11(a), Schedule 11(b), and Schedule 11(c), including duly signed copies of each of the Patent Security Agreement, Trademark Security Agreement and the Copyright Security Agreement, as applicable.

12. Commercial Tort Claims. Attached hereto as Schedule 12 is a true and correct list of all Commercial Tort Claims (as defined in the Security Agreement) held by each Company, including a brief description thereof and stating if such commercial tort claims are required to be pledged under the Security Agreement.

13. Deposit Accounts, Securities Accounts and Commodity Accounts. Attached hereto as Schedule 13 is a true and complete list of all Deposit Accounts (including those that contain proceeds of Medicaid, Medicare and similar government programs), Securities Accounts and Commodity Accounts (each as defined in the Security Agreement) maintained by each Company, including the name of each institution where each such account is held, the name of each such account, the name of each entity that holds each account, specifying if any such Deposit Account contains proceeds of Medicaid, Medicare or similar government programs and stating if such account is required to be subject to a control agreement pursuant to the Security Agreement and the reason for such account to be excluded from the control agreement requirement.

14. Letter-of-Credit Rights. Attached hereto as Schedule 14 is a true and correct list of all Letters of Credit issued in favor of each Company, as beneficiary thereunder, stating if letter-of-credit rights with respect to such Letters of Credit are required to be subject to a control arrangement pursuant to the Security Agreement.

15. Insurance. Attached hereto as Schedule 15 is a true and correct list of all insurance policies of the Companies.2

16. Other Collateral. Attached hereto as Schedule 16 is a true and correct list of all of the following types of collateral, if any, owned or held by each Company: (a) all agreements and contracts with any Governmental Authority, and (b) all aircraft and airplanes, stating in each case, if such types of collateral are required to be pledged pursuant to the Security Agreement.

[The Remainder of this Page has been intentionally left blank]

[2]

Evidence of flood insurance must be included with respect to each improved Mortgaged Property located in a Special Flood Hazard Area if flood insurance has been made available through the National Flood Insurance Program.

IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of this          day of                     , 2010.

GENTIVA HEALTH SERVICES, INC.

By:
Name:
Title:

[Each of the Guarantors]

By:
Name:
Title:

Schedule 1(a)

Legal Names, Etc.

Legal Name	Type of Entity	Registered Organization (Yes/No)	Organizational Number[1][6]	Federal Taxpayer Identification Number	State of Formation

[1][6]	If none, so state.

Schedule 1(b)

Prior Organizational Names

Company/Subsidiary	Prior Name	Date of Change

Schedule 1(c)

Changes in Corporate Identity; Other Names

Company/Subsidiary	Corporate Name of Entity	Action	Date of Action	State of Formation	List of All Other Names Used on Any Filings with the Internal Revenue Service During Past Five Years

[Add Information required by Section 1 to the extent required by Section 1(c) of the Perfection Certificate]

Schedule 2

Chief Executive Offices

Company/Subsidiary	Address	County	State

Schedule 3

Transactions Other Than in the Ordinary Course of Business

Company/Subsidiary	Description of Transaction Including Parties Thereto	Date of Transaction

Schedule 4

File Search Reports

Company/Subsidiary	Search Report dated	Prepared by	Jurisdiction

See attached.

Schedule 5

Copy of Financing Statements To Be Filed

See attached.

Schedule 6

Filings/Filing Offices

Type of Filing[17]	Entity	Applicable Collateral Document [Mortgage, Security Agreement or Other]	Jurisdictions

[17]	UCC-1 financing statement, fixture filing, mortgage, intellectual property filing or other necessary filing.

Schedule 7(a)

Real Property

I. Owned Real Property

Entity of Record	Common Name and Address	Purpose/ Use	Improvements Located on Real Property	Approximate Square Footage	Legal Description (if Encumbered by Mortgage and/ or Fixture Filing)	To be Encumbered by Mortgage and Fixture Filing	Option to Purchase/ Right of First Refusal
[ ]	[ ] [COUNTY, STATE]	[ ]	[ ]	[ ]	[See Schedule A to Mortgage and/or fixture filing encumbering this property.]	[YES/NO]	[YES/ NO]

II. Leased or Other Interests in Real Property

Entity of Record	Common Name and Address	Landlord / Owner	Description of Lease or Other Documents Evidencing Interest	Purpose/ Use	Improvements Located on Real Property	Approximate Square Footage	Legal Description (if Encumbered by Mortgage and/or Fixture Filing)	To be Encumbered by Mortgage	To be Encumbered by Fixture Filing	Option to Purchase/ Right of First Refusal

[ ]	[ ] [COUNTY, STATE]	[ ]	[ ]	[ ]	[ ]	[ ]	[See Schedule A to Mortgage and/ or fixture filing encumbering this property.]	[YES/NO]	[YES/NO]	[YES/ NO]

Schedule 7(b)

Required Consents; Company Held Landlord’s/ Grantor’s Interests

I. Landlord’s / Grantor’s Consent Required

1. [LIST EACH LEASE OR OTHER INSTRUMENT WHERE LANDLORD’S / GRANTOR’S CONSENT IS REQUIRED].

II. Leases, Subleases, Tenancies, Franchise Agreements, Licenses or Other Occupancy Agreements Pursuant to which any Company holds Landlord’s / Grantor’s Interest

1. [LIST EACH LEASE OR OTHER INSTRUMENT WHERE COMPANY HOLDS LANDLORD’S / GRANTOR’S INTEREST]

Schedule 7(c)

Water Rights

Attached hereto is a true copy of the current Water Rights owned or used by any Company in Connection with the operation of any Mortgaged Property.

[    ]

Schedule 8(a)

Attached hereto is a true copy of each termination statement filing duly acknowledged or otherwise identified by the filing officer.

Schedule 8(b)

Termination Statement Filings

Debtor	Jurisdiction	Secured Party	Type of Collateral	UCC-1 File Date	UCC-1 File Number

Schedule 9

(a) Equity Interests of Companies and Subsidiaries

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest	Percent Pledged

(b) Other Equity Interests

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest	Percent Pledged

Schedule 10

Instruments and Tangible Chattel Paper

1.	Promissory Notes:

Entity	Principal Amount	Date of Issuance	Interest Rate	Maturity Date	Pledged [Yes/No]

2.	Chattel Paper:

Description	Pledged [Yes/No]

Schedule 11(a)

Patents and Trademarks

UNITED STATES PATENTS:

Registrations:

OWNER	REGISTRATION NUMBER	DESCRIPTION

Applications:

OWNER	APPLICATION NUMBER	DESCRIPTION

OTHER PATENTS:

Registrations:

OWNER	REGISTRATION NUMBER	COUNTRY/STATE	DESCRIPTION

Applications:

OWNER	APPLICATION NUMBER	COUNTRY/STATE	DESCRIPTION

UNITED STATES TRADEMARKS:

Registrations:

OWNER	REGISTRATION NUMBER	TRADEMARK

Applications:

OWNER	APPLICATION NUMBER	TRADEMARK

OTHER TRADEMARKS:

Registrations:

OWNER	REGISTRATION NUMBER	COUNTRY/STATE	TRADEMARK

Applications:

OWNER	APPLICATION NUMBER	COUNTRY/STATE	TRADEMARK

Schedule 11(b)

Copyrights

UNITED STATES COPYRIGHTS

Registrations:

OWNER	TITLE	REGISTRATION NUMBER

Applications:

OWNER	APPLICATION NUMBER

OTHER COPYRIGHTS

Registrations:

OWNER	COUNTRY/STATE	TITLE	REGISTRATION NUMBER

Applications:

OWNER	COUNTRY/STATE	APPLICATION NUMBER

Schedule 11(c)

Intellectual Property Licenses

Patent Licenses:

LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/ APPLICATION NUMBER	DESCRIPTION

Trademark Licenses

LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/ APPLICATION NUMBER	TRADEMARK

Copyright Licenses:

LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/ APPLICATION NUMBER	DESCRIPTION

Schedule 11(d)

Intellectual Property Filings

Schedule 12

Commercial Tort Claims

Description	Pledged [Yes/No]

Schedule 13

Deposit Accounts

Owner	Type Of Account	Bank	Account Numbers	Subject to control agreement? [Yes/No]	Reason for Exclusion from Control Requirement

Securities Accounts

Owner	Type Of Account	Intermediary	Account Numbers	Subject to control agreement? [Yes/No]	Reason for Exclusion from Control Requirement

Commodity Accounts

Owner	Type Of Account	Intermediary	Account Numbers	Subject to control agreement? [Yes/No]	Reason for Exclusion from Control Requirement

Schedule 14

Letter of Credit Rights

Issuer	Beneficiary	Principal Amount	Date of Issuance	Maturity Date	Subject to Control Requirement [Yes/No]

Schedule 15

Insurance

Schedule 16

Other Collateral

(a) Agreements and Contracts with Governmental Authorities

Description	Pledged [Yes/No]

(b) Aircraft and Airplanes

Description	Pledged [Yes/No]

EXHIBIT H-2

FORM OF PERFECTION CERTIFICATE SUPPLEMENT

[To be attached]

NOTE: No Perfection Certificate Supplement was created.

Exhibit H-2

Form of Perfection Certificate Supplement

EXHIBIT H-3

FORM OF MORTGAGE

[To be attached]

Exhibit H-3

Form of Mortgage

MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES

AND FIXTURE FILING

by and from

“Mortgagor”

to

BANK OF AMERICA, N.A.,

in its capacity as Administrative Agent on behalf of and for the benefit of the Secured

Parties

“Mortgagee”

Dated as of [            ], 2010

Municipality:
County:
State:

RECORDING REQUESTED BY,

AND WHEN RECORDED MAIL TO:

Athy A. Mobilia, Esq.

Cahill Gordon & Reindel LLP

80 Pine Street

New York, NY 10005

MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES

AND FIXTURE FILING

THIS MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES AND FIXTURE FILING (this “Mortgage”) is executed effective as of [            ], 2010 by and from             , a             , as mortgagor, assignor and debtor (in such capacities and together with any successors in such capacities, “Mortgagor”), whose address is             , to Bank of America, N.A., as Administrative Agent (in such capacity, “Administrative Agent”) for the Secured Parties, as mortgagee, assignee and secured party (in such capacities and, together with its successors and assigns in such capacities, “Mortgagee”) having an address at 101 N. Tryon Street, Charlotte, North Carolina 28225.

WHEREAS, Reference is made to the Credit Agreement dated as of August 17, 2010 (as amended, amended and restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among Gentiva Health Services, Inc., a Delaware corporation (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, General Electric Capital Corporation, as Syndication Agent, and Barclays Bank PLC, Suntrust Bank and Fifth Third Bank, as Co-Documentation Agents.

WHEREAS, Mortgagor has, pursuant to the Guaranty, unconditionally guaranteed the Obligations.

WHEREAS, Mortgagor will derive substantial benefits from the execution, delivery and performance of the Obligations under the Credit Agreement and the other Loan Documents and is therefore willing to enter into this Mortgage.

WHEREAS, The Borrower owns directly or through its Subsidiaries all of the issued and outstanding shares of the Mortgagor;19

WHEREAS, This Mortgage is given by the Mortgagor in favor of the Administrative Agent for the benefit of the Secured Parties to secure the payment and performance of all of the Obligations.

WHEREAS, It is a condition to (i) the obligations of the Lenders to make the Loans under the Credit Agreement, (ii) the obligations of the L/C Issuer to issue Letters of Credit and (iii) the performance of the obligations of the Secured Parties under Secured Hedge Agreements and Secured Cash Management Agreements that Mortgagor execute and deliver the applicable Loan Documents, including this Mortgage.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I DEFINITIONS

[19]	Borrower to confirm

Section 1.1 Definitions. All capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Credit Agreement. The rules of construction specified in Section 1.02 of the Credit Agreement also apply to this Mortgage. As used herein, the following terms shall have the following meanings:

(a) “Charges”: shall mean any and all present and future real estate, property and other taxes, assessments and special assessments, levies, fees, all water and sewer rents and charges and all other governmental charges imposed upon or assessed against, and all claims (including, without limitation, claims for landlords’, carriers’, mechanics’, workmen’s, repairmen’s, laborer’s, materialmen’s, suppliers’ and warehousemen’s liens and other claims arising by operation of law), judgments or demands against, all or any portion of the Mortgaged Property or other amounts of any nature which, if unpaid, might result in or permit the creation of, a Lien on the Mortgaged Property or which might result in foreclosure of all or any portion of the Mortgaged Property except for Permitted Liens.

(b) “Event of Default”: An Event of Default under and as defined in the Credit Agreement.

(c) “Mortgaged Property”: The fee interest in the real property described in Exhibit A attached hereto and incorporated herein by this reference, together with any greater estate therein as hereafter may be acquired by Mortgagor and all of Mortgagor’s right, title and interest in, to and under all rights, privileges, tenements, hereditaments, rights-of-way, easements, appendages and appurtenances appertaining to the foregoing in each case whether now owned or hereinafter acquired, including without limitation all water rights, mineral, oil and gas rights, easements and rights of way (collectively, the “Land”), and all of Mortgagor’s right, title and interest now or hereafter acquired in, to and under (1) all buildings, structures and other improvements now owned or hereafter acquired by Mortgagor, now or at any time situated, placed or constructed upon the Land (the “Improvements”; the Land and Improvements are collectively referred to as the “Premises”), (2) all materials, supplies, equipment, apparatus and other items of personal property now owned or hereafter acquired by Mortgagor and now or hereafter attached to, installed in or used in connection with any of the Improvements or the Land, and water, gas, electrical, telephone, storm and sanitary sewer facilities and all other utilities whether or not situated in easements, and all equipment, inventory and other goods in which Mortgagor now has or hereafter acquires any rights or any power to transfer rights and that are or are to become fixtures (as defined in the UCC, defined below) related to the Land (the “Fixtures”), (3) all goods, accounts, inventory, general intangibles, instruments, documents, contract rights and chattel paper, including all such items as defined in the UCC, now owned or hereafter acquired by Mortgagor and now or hereafter affixed to, placed upon, used in connection with, arising from or otherwise related to the Premises (the “Personalty”), (4) all reserves, escrows or impounds required under the Credit Agreement or any of the other Loan Documents and all of Mortgagor’s right, title and interest in all reserves, deferred payments, deposits, refunds and claims of any nature relating to the Mortgaged Property (the “Deposit Accounts”), (5) all leases, licenses, concessions, occupancy agreements or other agreements (written or oral, now or at any time in effect) which grant to any Person a possessory interest in, or the right to use, all or any part of the Mortgaged Property, together with all related security and other deposits (the “Leases”), (6) all of the rents, revenues, royalties, income, proceeds, profits, accounts receivable, security and other types of

2

deposits, and other benefits paid or payable by parties to the Leases for using, leasing, licensing, possessing, operating from, residing in, selling or otherwise enjoying the Mortgaged Property (the “Rents”), (7) all other agreements, such as construction contracts, architects’ agreements, engineers’ contracts, utility contracts, maintenance agreements, management agreements, service contracts, listing agreements, guaranties, indemnities, warranties, permits, licenses, certificates and entitlements in any way relating to the construction, use, occupancy, operation, maintenance, enjoyment or ownership of the Mortgaged Property (the “Property Agreements”), (8) all property tax refunds payable with respect to the Mortgaged Property (the “Tax Refunds”), (9) all accessions, replacements and substitutions for any of the foregoing and all proceeds thereof (the “Proceeds”), (10) all insurance policies, unearned premiums therefor and proceeds from such policies covering any of the above property now or hereafter acquired by Mortgagor (including, without, limitation, any rights of Mortgagor arising from the operation of any hospital or related facilities located on the Premises, the “Insurance”), (11) all awards, damages, remunerations, reimbursements, settlements or compensation heretofore made or hereafter to be made by any governmental authority pertaining to any condemnation or other taking (or any purchase in lieu thereof) of all or any portion of the Land, Improvements, Fixtures or Personalty (the “Condemnation Awards”) and (12) any and all right, title and interest of Mortgagor in and to any and all drawings, plans, specifications, file materials, operating and maintenance records, catalogues, tenant lists, correspondence, advertising materials, operating manuals, warranties, guarantees, appraisals, studies and data relating to the Mortgaged Property or the construction of any alteration relating to the Premises or the maintenance of any Property Agreement (the “Records”). As used in this Mortgage, the term “Mortgaged Property” shall mean all or, where the context permits or requires, any portion of the above or any interest therein.

(d) “Permitted Liens”: Liens permitted by Section 7.01 of the Credit Agreement.

(e) “Security Agreement”: That certain Security Agreement dated as of August 17, 2010, made by the Borrower, the Guarantors from time to time party thereto and Bank of America, N.A., as Administrative Agent, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

(f) “UCC”: The Uniform Commercial Code of [            ], or, if the creation, perfection and enforcement of any security interest herein granted is governed by the laws of a state other than [            ], then, as to the matter in question, the Uniform Commercial Code in effect in that state.

ARTICLE II GRANT

Section 2.1 Grant. As collateral security for the payment and performance of all the Obligations, Mortgagor hereby MORTGAGES, GRANTS, BARGAINS, ASSIGNS, SELLS, CONVEYS and CONFIRMS, to Mortgagee for the benefit of the Secured Parties, the Mortgaged Property whether now owned or hereafter arising or acquired, from time to time.

Section 2.2 Obligations. This Mortgage secures, and the Mortgaged Property is collateral security for, the payment and performance in full when due of the Obligations.

3

Section 2.3 Future Advances. This Mortgage shall secure all Obligations including, without limitation, future advances whenever hereafter made with respect to or under the Credit Agreement or the other Loan Documents and shall secure not only Obligations with respect to presently existing indebtedness under the Credit Agreement or the other Loan Documents, but also any and all other indebtedness which may hereafter be owing to the Secured Parties under the Credit Agreement or the other Loan Documents, however incurred, whether interest, discount or otherwise, and whether the same shall be deferred, accrued or capitalized, including future advances and re-advances, pursuant to the Credit Agreement or the other Loan Documents, whether such advances are obligatory or to be made at the option of the Secured Parties, or otherwise, and any extensions, refinancings, modifications or renewals of all such Obligations whether or not Mortgagor executes any extension agreement or renewal instrument and, in each case, to the same extent as if such future advances were made on the date of the execution of this Mortgage.

Section 2.4 Maximum Amount of Indebtedness. The maximum aggregate amount of all indebtedness that is, or under any contingency may be secured at the date hereof or at any time hereafter by this Mortgage is $[            ], plus, to the extent permitted by applicable law, collection costs, sums advanced for the payment of taxes, assessments, maintenance and repair charges, insurance premiums and any other costs incurred to protect the security encumbered hereby or the lien hereof, expenses incurred by Mortgagee by reason of any default by Mortgagor under the terms hereof, together with interest thereon, all of which amount shall be secured hereby.2

Section 2.5 Last Dollar Secured. This Mortgage secures only a portion of the Obligations owing or which may become owing by Mortgagor. The parties agree that any payments or repayments of such Obligations by Mortgagor shall be and be deemed to be applied first to the portion of the Obligations that is not secured hereby, it being the parties’ intent that the portion of the Obligations last remaining unpaid shall be secured hereby.

Section 2.6 No Release. Nothing set forth in this Mortgage shall relieve Mortgagor from the performance of any term, covenant, condition or agreement on Mortgagor’s part to be performed or observed under or in respect of any of the Mortgaged Property or from any liability to any Person under or in respect of any of the Mortgaged Property or shall impose any obligation on Mortgagee or any other Secured Party to perform or observe any such term, covenant, condition or agreement on Mortgagor’s part to be so performed or observed or shall impose any liability on Mortgagee or any other Secured Party for any act or omission on the part of Mortgagor relating thereto or for any breach of any representation or warranty on the part of Mortgagor contained in this Mortgage or any other Loan Document, or under or in respect of the Mortgaged Property or made in connection herewith or therewith. The obligations of Mortgagor contained in this Section 2.6 shall survive the termination hereof and the discharge of Mortgagor’s other obligations under this Mortgage and the other Loan Documents.

[2]	Local counsel to confirm if required

4

ARTICLE III WARRANTIES, REPRESENTATIONS AND COVENANTS

Mortgagor warrants, represents and covenants to Mortgagee as follows:

Section 3.1 Title to Mortgaged Property and Lien of this Instrument. Mortgagor has good and indefeasible fee simple title to the Mortgaged Property free and clear of any liens, claims or interests, except the Permitted Liens. This Mortgage creates a valid, enforceable first priority lien and security interest in favor of Mortgagee against the Mortgaged Property for the benefit of the Secured Parties securing the payment and performance of the Obligations subject only to Permitted Liens. Upon recordation in the official real estate records in the county (or other applicable jurisdiction) in which the Premises are located, this Mortgage will constitute a valid and enforceable first priority mortgage lien on the Mortgaged Property in favor of Mortgagee for the benefit of the Secured Parties subject only to Permitted Liens.

Section 3.2 First Lien Status. Mortgagor shall preserve and protect the first lien and security interest status of this Mortgage. If any lien or security interest other than a Permitted Lien is asserted against the Mortgaged Property, Mortgagor shall promptly, and at its expense, (a) give Mortgagee a detailed written notice of such lien or security interest (including origin, amount and other terms), and (b) pay the underlying claim in full or take such other action as may be required pursuant to the Credit Agreement so as to cause it to be released or contested (including, if applicable, the requirement of providing a bond or other security reasonably satisfactory to Mortgagee).

Section 3.3 Replacement of Fixtures and Personalty. Mortgagor shall not, without the prior written consent of Mortgagee, permit any of the Fixtures or Personalty owned or leased by Mortgagor to be removed at any time from the Land or Improvements, unless the removed item is removed temporarily for its protection, maintenance or repair or is not prohibited from being removed by the Credit Agreement or the Security Agreement.

Section 3.4 Inspection. Pursuant to Section 6.10 of the Credit Agreement, Mortgagor shall permit Mortgagee and its agents, representatives and employees, upon reasonable prior notice to Mortgagor, to inspect the Mortgaged Property and all books and records of Mortgagor located thereon.

Section 3.5 Insurance; Condemnation Awards and Insurance Proceeds.

(a) Insurance. Mortgagor shall maintain or cause to be maintained the insurance required by Section 6.07 of the Credit Agreement. If the Mortgaged Property is located in a special flood hazard area, then the Mortgagor shall maintain, or cause to be maintained, flood insurance in accordance with the terms of Section 6.07 of the Credit Agreement. Notwithstanding any provision of the Credit Agreement or any of the other Loan Documents to the contrary, Mortgagor shall not be required to provide evidence of replacement or renewal of insurance more than 15 days prior to the expiration of any then-current policy.

(b) Condemnation Awards. Mortgagor shall cause all Condemnation Awards to be applied in accordance with Section 2.05(b)(ii) of the Credit Agreement.

5

(c) Insurance Proceeds. Mortgagor shall cause all proceeds of any insurance policies insuring against loss or damage to the Mortgaged Property to be applied in accordance with the Credit Agreement.

(d) Payment of Charges. Except as otherwise permitted by the terms of the Credit Agreement, Mortgagor shall pay and discharge, or cause to be paid and discharged, from time to time prior to same becoming delinquent, all Charges. Mortgagor shall, upon Mortgagee’s reasonable written request, deliver to Mortgagee receipts evidencing the payment of all such Charges.

Section 3.6 Mortgagor’s Covenants. In order to induce the Mortgagee to enter into this Mortgage, the Credit Agreement and the other Loan Documents, the Mortgagor agrees that the covenants of Mortgagor set forth in Sections 6.04, 6.05, 6.06, 6.07, 6.08, 6.09, 6.10, 6.12, and 6.13 of the Credit Agreement, solely to the extent applicable to the Mortgaged Property, this Mortgage and/or Mortgagor in its capacity as Mortgagor hereunder, are incorporated into this Mortgage by reference as if fully set forth herein and are of full force and effect as if made by Mortgagor herein.

ARTICLE IV DEFAULT AND FORECLOSURE

Section 4.1 Remedies. Upon the occurrence and during the continuance of an Event of Default, Mortgagee may, at Mortgagee’s election, exercise any or all of the following rights, remedies and recourses:

(a) Acceleration. Subject to any provisions of the Loan Documents providing for the automatic acceleration of the Obligations upon the occurrence of certain Events of Default, declare the Obligations to be immediately due and payable, without further notice, presentment, protest, notice of intent to accelerate, notice of acceleration, demand or action of any nature whatsoever (each of which hereby is expressly waived by Mortgagor), whereupon the same shall become immediately due and payable.

(b) Entry on Mortgaged Property. Enter the Mortgaged Property and take exclusive possession thereof and of all books, records and accounts relating thereto or located thereon. If Mortgagor remains in possession of the Mortgaged Property following the occurrence and during the continuance of an Event of Default and without Mortgagee’s prior written consent, Mortgagee may invoke any legal remedies to dispossess Mortgagor.

(c) Operation of Mortgaged Property. Hold, lease, develop, manage, operate, carry on the business thereof or otherwise use the Mortgaged Property upon such terms and conditions as Mortgagee may deem reasonable under the circumstances (making such repairs, alterations, additions and improvements and taking other actions, from time to time, as Mortgagee deems necessary or desirable), and apply all Rents and other amounts collected by Mortgagee in connection therewith in accordance with the provisions of Section 4.7.

6

(d) Foreclosure and Sale3. Institute proceedings for the complete foreclosure of this Mortgage by judicial action or by power of sale, in which case the Mortgaged Property may be sold for cash or credit in one or more parcels. Such sale shall be made in accordance with the applicable provisions of Section [            ] Property Code, as amended, or, if and to the extent such statute is not then in force, with the applicable requirements, at the time of the sale, of the successor statute or statutes, if any, governing sales of real property under powers of sale conferred by deeds of trust relating to the sale of real estate or by Chapter 9 of the UCC relating to the sale of collateral after default by a debtor (as such laws now exist or may be hereafter amended or succeeded), or by any other present or subsequent articles or enactments relating to same. With respect to any notices required or permitted under the UCC, Mortgagor agrees that ten (10) days’ prior written notice shall be deemed commercially reasonable. At any such sale by virtue of any judicial proceedings, power of sale, or any other legal right, remedy or recourse, the title to and right of possession of any such property shall pass to the purchaser thereof, and to the fullest extent permitted by law, Mortgagor shall be completely and irrevocably divested of all of its right, title, interest, claim, equity, equity of redemption, and demand whatsoever, either at law or in equity, in and to the property sold and such sale shall be a perpetual bar both at law and in equity against Mortgagor, and against all other Persons claiming or to claim the property sold or any part thereof, by, through or under Mortgagor. Mortgagee or any of the other Secured Parties may be a purchaser at such sale. If Mortgagee or such other Secured Party is the highest bidder, Mortgagee or such other Secured Party may credit the portion of the purchase price that would be distributed to Mortgagee or such other Secured Party against the Obligations in lieu of paying cash. In the event this Mortgage is foreclosed by judicial action, appraisement of the Mortgaged Property is waived. Mortgagee may adjourn from time to time any sale by it to be made under or by virtue hereof by announcement at the time and place appointed for such sale or for such adjourned sale or sales, and Mortgagee, without further notice or publication, may make such sale at the time and place to which the same shall be so adjourned.

(e) Receiver. Make application to a court of competent jurisdiction for, and obtain from such court as a matter of strict right and without notice to Mortgagor or regard to the adequacy of the Mortgaged Property for the repayment of the Obligations, the appointment of a receiver of the Mortgaged Property, and Mortgagor irrevocably consents to such appointment. Any such receiver shall have all the usual powers and duties of receivers in similar cases, including the full power to rent, maintain and otherwise operate the Mortgaged Property upon such terms as may be approved by the court, and shall apply such Rents in accordance with the provisions of Section 4.7; provided, however, notwithstanding the appointment of any receiver, Mortgagee shall be entitled as pledgee to the possession and control of any cash, deposits or instruments at the time held by or payable or deliverable under the terms of the Credit Agreement to Mortgagee.

(f) UCC. Exercise any and all rights and remedies granted to a secured party upon default under the UCC, including, without limiting the generality of the foregoing: (i) the right to take possession of the personal property or any part thereof, and to take such

[3]	Local counsel to advise on foreclosure specific language

7

other measures as Mortgagee may deem necessary for the care, protection and preservation of the personal property, and (ii) request Mortgagor at its expense to assemble the personal property and make it available to Mortgagee at a convenient place acceptable to Mortgagee. Any notice of sale, disposition or other intended action by Mortgagee with respect to the personal property sent to Mortgagor in accordance with the provisions hereof at least ten (10) days prior to such action, shall constitute commercially reasonable notice to Mortgagor.

(g) Other. Exercise all other rights, remedies and recourses granted under the Loan Documents or otherwise available at law or in equity.

Section 4.2 Separate Sales. The Mortgaged Property may be sold in one or more parcels and in such manner and order as Mortgagee in its sole discretion may elect. The right of sale arising out of any Event of Default shall not be exhausted by any one or more sales.

Section 4.3 Remedies Cumulative, Concurrent and Nonexclusive. Mortgagee and the other Secured Parties shall have all rights, remedies and recourses granted in the Loan Documents and available at law or equity (including the UCC), which rights (a) shall be cumulative and concurrent, (b) may be pursued separately, successively or concurrently against Mortgagor or others obligated under the Loan Documents, or against the Mortgaged Property, or against any one or more of them, at the sole discretion of Mortgagee or such other Secured Party, as the case may be, (c) may be exercised as often as occasion therefor shall arise, and the exercise or failure to exercise any of them shall not be construed as a waiver or release thereof or of any other right, remedy or recourse, and (d) are intended to be, and shall be, nonexclusive. No action by Mortgagee or any other Secured Party in the enforcement of any rights, remedies or recourses under the Loan Documents or otherwise at law or equity shall be deemed to cure any Event of Default.

Section 4.4 Release of and Resort to Collateral. Mortgagee may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the Mortgaged Property without, as to the remainder, in any way impairing, affecting, subordinating or releasing the lien or security interest created in or evidenced by the Loan Documents or their status as a first priority lien and security interest in and to the Mortgaged Property. For payment of the Obligations, Mortgagee may resort to any other security in such order and manner as Mortgagee may elect.

Section 4.5 Appearance, Waivers, Notice and Marshalling of Assets. After the occurrence and during the continuance of any Event of Default and immediately upon the commencement of any action, suit or legal proceedings to obtain judgment for the payment or performance of the Obligations or any part thereof, or of any proceedings to foreclose the lien and security interest created and evidenced hereby or otherwise enforce the provisions hereof or of any other proceedings in aid of the enforcement hereof, Mortgagor shall enter its voluntary appearance in such action, suit or proceeding. To the fullest extent permitted by law, Mortgagor hereby irrevocably and unconditionally waives and releases (a) all benefit that might accrue to Mortgagor by virtue of any present or future statute of limitations or law or judicial decision exempting the Mortgaged Property from attachment, levy or sale on execution or providing for any stay of execution, exemption from civil process, redemption or extension of

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time for payment, (b) all notices of any Event of Default or of Mortgagee’s election to exercise or the actual exercise of any right, remedy or recourse provided for under the Loan Documents, and (c) any right to a marshalling of assets or a sale in inverse order of alienation. Mortgagor shall not claim, take or insist on any benefit or advantage of any law now or hereafter in force providing for the valuation or appraisal of the Mortgaged Property, or any part thereof, prior to any sale or sales of the Mortgaged Property which may be made pursuant to this Mortgage, or pursuant to any decree, judgment or order of any court of competent jurisdiction. Mortgagor covenants not to hinder, delay or impede the execution of any power granted or delegated to Mortgagee by this Mortgage but to suffer and permit the execution of every such power as though no such law or laws had been made or enacted.

Section 4.6 Discontinuance of Proceedings. If Mortgagee or any other Secured Party shall have proceeded to invoke any right, remedy or recourse permitted under the Loan Documents and shall thereafter elect to discontinue or abandon it for any reason, Mortgagee or such other Secured Party, as the case may be, shall have the unqualified right to do so and, in such an event, Mortgagor, Mortgagee and the other Secured Parties shall be restored to their former positions with respect to the Obligations, the Loan Documents, the Mortgaged Property and otherwise, and the rights, remedies, recourses and powers of Mortgagee and the other Secured Parties shall continue as if the right, remedy or recourse had never been invoked, but no such discontinuance or abandonment shall waive any Event of Default which may then exist or the right of Mortgagee or any other Secured Party thereafter to exercise any right, remedy or recourse under the Loan Documents for such Event of Default.

Section 4.7 Application of Proceeds. The proceeds received by the Mortgagee in respect of any sale of, collection from or other realization upon all or any part of the Mortgaged Property, shall be applied, together with any other sums then held by the Administrative Agent pursuant to this Mortgage, in accordance with Section 8.03 of the Credit Agreement.

Section 4.8 Occupancy After Foreclosure. Any sale of the Mortgaged Property or any part thereof in accordance with Section 4.1(d) will divest all right, title and interest of Mortgagor in and to the property sold. Subject to applicable law, any purchaser at a foreclosure sale will receive immediate possession of the property purchased. If Mortgagor retains possession of such property or any part thereof subsequent to such sale, Mortgagor will be considered a tenant at sufferance of the purchaser, and will, if Mortgagor remains in possession after demand to remove, be subject to eviction and removal, forcible or otherwise, with or without process of law.

Section 4.9 Additional Advances and Disbursements; Costs of Enforcement.

(a) Upon the occurrence and during the continuance of any Event of Default, Mortgagee and each of the other Secured Parties shall have the right, but not the obligation, to cure such Event of Default in the name and on behalf of Mortgagor. All reasonable sums advanced and expenses incurred at any time by Mortgagee or any other Secured Party under this Section 4.9, or otherwise under this Mortgage or applicable law, shall bear interest from the date that such sum is advanced or expense incurred, to and including the date of reimbursement,

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computed at the highest rate at which interest is then computed on any portion of the Obligations and all such sums, together with interest thereon, shall be secured by this Mortgage.

(b) Mortgagor shall pay all out-of-pocket expenses (including reasonable attorneys’ fees and expenses) of or incidental to the perfection and enforcement of this Mortgage or the enforcement, compromise or settlement of the Obligations or any claim under this Mortgage, and for the curing thereof, or for defending or asserting the rights and claims of Mortgagee in respect thereof, by litigation or otherwise.

Section 4.10 No Mortgagee in Possession. Neither the enforcement of any of the remedies under this Article 4, the assignment of the Rents and Leases under Article 5, the security interests under Article 6, nor any other remedies afforded to Mortgagee under the Loan Documents, at law or in equity shall cause Mortgagee or any other Secured Party to be deemed or construed to be a mortgagee in possession of the Mortgaged Property, to obligate Mortgagee or any other Secured Party to lease the Mortgaged Property or attempt to do so, or to take any action, incur any expense, or perform or discharge any obligation, duty or liability whatsoever under any of the Leases or otherwise.

ARTICLE V ASSIGNMENT OF RENTS AND LEASES

Section 5.1 Assignment. In furtherance of and in addition to the assignment made by Mortgagor in Section 2.1 of this Mortgage, Mortgagor hereby absolutely and unconditionally assigns, sells, transfers and conveys to Mortgagee all of its right, title and interest in and to all Leases, whether now existing or hereafter entered into, and all of its right, title and interest in and to all Rents. This assignment is an absolute assignment and not an assignment for additional security only. So long as no Event of Default shall have occurred and be continuing, Mortgagor shall have a revocable license from Mortgagee to exercise all rights extended to the landlord under the Leases, including the right to receive and collect all Rents and to hold the Rents in trust for use in the payment and performance of the Obligations and to otherwise use the same. The foregoing license is granted subject to the conditional limitation that no Event of Default shall have occurred and be continuing. Upon the occurrence and during the continuance of an Event of Default, whether or not legal proceedings have commenced, and without regard to waste, adequacy of security for the Obligations or solvency of Mortgagor, the license herein granted shall, at the election of Mortgagee, expire and terminate, upon written notice to Mortgagor by Mortgagee.

Section 5.2 Perfection Upon Recordation. Mortgagor acknowledges that Mortgagee has taken all actions necessary to obtain, and that upon recordation of this Mortgage Mortgagee shall have, to the extent permitted under applicable law, a valid and fully perfected, first priority, present assignment of the Rents arising out of the Leases and all security for such Leases. Mortgagor acknowledges and agrees that upon recordation of this Mortgage Mortgagee’s interest in the Rents shall be deemed to be fully perfected, “choate” and enforced as to Mortgagor and to the extent permitted under applicable law, all third parties, including, without limitation, any subsequently appointed trustee in any case under Title 11 of the United States Code (the “Bankruptcy Code”), without the necessity of commencing a foreclosure action with respect to this Mortgage, making formal demand for the Rents, obtaining the appointment of a receiver or taking any other affirmative action.

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Section 5.3 Bankruptcy Provisions. Without limitation of the absolute nature of the assignment of the Rents hereunder, Mortgagor and Mortgagee agree that (a) this Mortgage shall constitute a “security agreement” for purposes of Section 552(b) of the Bankruptcy Code, (b) the security interest created by this Mortgage extends to property of Mortgagor acquired before the commencement of a case in bankruptcy and to all amounts paid as Rents and (c) such security interest shall extend to all Rents acquired by the estate after the commencement of any case in bankruptcy.

ARTICLE VI SECURITY AGREEMENT

Section 6.1 Security Interest. This Mortgage constitutes a “security agreement” on personal property within the meaning of the UCC and other applicable law and with respect to the Personalty, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance, Condemnation Awards and Records. To this end, Mortgagor grants to Mortgagee a first priority security interest in the Personalty, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance, Condemnation Awards, Records and all other Mortgaged Property which is personal property to secure the payment and performance of the Obligations, and agrees that Mortgagee shall have all the rights and remedies of a secured party under the UCC with respect to such property. Any notice of sale, disposition or other intended action by Mortgagee with respect to the Personalty, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance, Condemnation Awards and Records sent to Mortgagor at least ten (10) days prior to any action under the UCC shall constitute reasonable notice to Mortgagor. In the event of any conflict or inconsistency whatsoever between the terms of this Mortgage and the terms of the Security Agreement with respect to the collateral covered both therein and herein, including, but not limited to, with respect to whether any such Mortgaged Property is to be subject to a security interest or the use, maintenance or transfer of any such Mortgaged Property, the Security Agreement shall control, govern, and prevail, to the extent of any such conflict or inconsistency. For the avoidance of doubt, no personal property of Mortgagor that does not constitute “Excluded Property” under and as defined in the Security Agreement shall be subject to any security interest of Mortgagee or any Secured Party or constitute collateral hereunder.

Section 6.2 Financing Statements. Mortgagor shall execute and deliver to Mortgagee such other documents, instruments and further assurances, in each case in form and substance reasonably satisfactory to Mortgagee, as Mortgagee may, from time to time, reasonably consider necessary to create, perfect and preserve Mortgagee’s security interest hereunder. Mortgagor hereby irrevocably authorizes Mortgagee to cause financing statements (and amendments thereto and continuations thereof) and any such documents, instruments and assurances to be recorded and filed, at such times and places as may be required or permitted by law to so create, perfect and preserve such security interest. Mortgagor represents and warrants to Mortgagee that Mortgagor’s jurisdiction of organization is the state of [        ].

Section 6.3 Fixture Filing. This Mortgage shall also constitute a “fixture filing” for the purposes of the UCC against all of the Mortgaged Property which is or is to

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become fixtures. The information provided in this Section 6.3 is provided so that this Mortgage shall comply with the requirements of the UCC for a mortgage instrument to be filed as a financing statement. Mortgagor is the “Debtor” and its name and mailing address are set forth in the preamble of this Mortgage immediately preceding Article 1. Mortgagee is the “Secured Party” and its name and mailing address from which information concerning the security interest granted herein may be obtained are also set forth in the preamble of this Mortgage immediately preceding Article 1. A statement describing the portion of the Mortgaged Property comprising the fixtures hereby secured is set forth in the definition of “Mortgaged Property” in Section 1.1 of this Mortgage. Mortgagor represents and warrants to Mortgagee that Mortgagor is the record owner of the Mortgaged Property and the employer identification number of Mortgagor is                     .

ARTICLE VII MISCELLANEOUS

Section 7.1 Notices. Unless otherwise provided herein or in the Credit Agreement, any notice or other communication herein required or permitted to be given shall be given in the manner and become effective as set forth in the Credit Agreement, as to Mortgagor, addressed to it at the address of the Borrower set forth in the Credit Agreement and as to the Administrative Agent, addressed to it at the address set forth in the Credit Agreement, or in each case at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 7.1.

Section 7.2 Covenants Running with the Land. All grants, covenants, terms, provisions and conditions contained in this Mortgage are intended by Mortgagor and Mortgagee to be, and shall be construed as, covenants running with the Land. As used herein, “Mortgagor” shall refer to the party named in the first paragraph of this Mortgage and to any subsequent owner of all or any portion of the Mortgaged Property. All Persons who may have or acquire an interest in the Mortgaged Property shall be deemed to have notice of, and be bound by, the terms of the Credit Agreement and the other Loan Documents; provided, however, that no such party shall be entitled to any rights thereunder without the prior written consent of Mortgagee.

Section 7.3 Attorney-in-Fact. Mortgagor hereby appoints the Mortgagee it’s attorney-in-fact, with full authority in the place and stead of Mortgagor and in the name of Mortgagor or otherwise, from time to time in the Mortgagee’s discretion to take any action and to execute any instrument consistent with the terms of the Credit Agreement, this Mortgage and the other Loan Documents which the Mortgagee may deem necessary or advisable to accomplish the purposes of this Mortgage, (but the Mortgagee shall not be obligated to and shall have no liability to Mortgagor or any third party for failure to so do or take action). The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term hereof. Mortgagor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof.

Section 7.4 Successors and Assigns. Whenever in this Mortgage Mortgagor or Mortgagee are referred to, such reference shall be deemed to include the permitted

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successors and assigns of each of them; and all covenants, promises and agreements by or on behalf of Mortgagor that are contained in this Mortgage shall bind its respective permitted successors and assigns and inure to the benefit of Mortgagee and its successors and assigns. Mortgagee and Administrative Agent hereunder shall at all times be the same Person that is the Administrative Agent under the Credit Agreement. Written notice of resignation by the Administrative Agent pursuant to the Credit Agreement shall also constitute notice of resignation as Mortgagee and Administrative Agent under this Mortgage. Upon the acceptance of any appointment as the Administrative Agent under the Credit Agreement by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Mortgagee and Administrative Agent pursuant hereto. Mortgagor shall not make or permit to be made a sale, conveyance, lease, assignment, transfer or other disposition of the Mortgaged Property, except as expressly permitted by the Credit Agreement. Notwithstanding the foregoing, if Mortgagee shall have notified Mortgagor that an Event of Default under the Credit Agreement shall have occurred and be continuing, and during the continuance thereof, Mortgagor shall not sell, convey, lease, assign, transfer or otherwise dispose of any Mortgaged Property to the extent requested by Mortgagee (which notice may be given by telephone if promptly confirmed in writing).

Section 7.5 Waivers; Amendments. No amendment, modification, supplement, termination or waiver of or to any provision hereof, nor consent to any departure by Mortgagor therefrom, shall be effective unless the same shall be made in accordance with the terms of the Credit Agreement and unless in writing and signed by the Mortgagee. Any amendment, modification or supplement of or to any provision hereof, any waiver of any provision hereof and any consent to any departure by Mortgagor from the terms of any provision hereof in each case shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Mortgage or any other document evidencing the Obligations, no notice to or demand on Mortgagor in any case shall entitle Mortgagor to any other or further notice or demand in similar or other circumstances.

Section 7.6 Termination or Release. When all the Obligations have been paid in full (other than contingent indemnification obligations not then due), the Commitments of the Lenders to make any Loan or to issue any Letter of Credit under the Credit Agreement shall have expired or been sooner terminated and all Letters of Credit have been terminated or cash collateralized in accordance with the provisions of the Credit Agreement, this Mortgage shall terminate. Upon termination of this Mortgage the Mortgaged Property shall immediately be released from the Lien of this Mortgage. Upon such release or any release of the Mortgaged Property or any part thereof in accordance with the provisions of the Credit Agreement, the Mortgagee shall, upon the request and at the sole cost and expense of the Mortgagor, assign, transfer and deliver to Mortgagor, against receipt and without recourse to or warranty by the Mortgagee except as to the fact that the Mortgagee has not encumbered the released assets, the Mortgaged Property or any part thereof to be released (in the case of a release) as may be in possession of the Mortgagee and as shall not have been sold or otherwise applied pursuant to the terms hereof.

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Section 7.7 Waiver of Stay, Moratorium and Similar Rights. Mortgagor agrees, to the full extent that it may lawfully do so, that it will not at any time insist upon or plead or in any way take advantage of any stay, marshalling of assets, extension, redemption or moratorium law now or hereafter in force and effect so as to prevent or hinder the enforcement of the provisions of this Mortgage or the Obligations secured hereby, or any agreement between Mortgagor and Mortgagee or any rights or remedies of Mortgagee or any other Secured Party.

Section 7.8 Headings. The Article, Section and Subsection titles hereof are inserted for convenience of reference only and shall in no way alter, modify or define, or be used in construing, the text of such Articles, Sections or Subsections.

Section 7.9 Severability. In the event any one or more of the provisions contained in this Mortgage should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. Mortgagor and Mortgagee shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 7.10 Entire Agreement. This Mortgage and the other Loan Documents embody the entire agreement and understanding between Mortgagor and Mortgagee relating to the subject matter hereof and thereof and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Loan Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

Section 7.11 Mortgagee as Administrative Agent. (a) The Administrative Agent has been appointed as “collateral agent” pursuant to the Credit Agreement. The actions of the Administrative Agent hereunder are subject to the provisions of the Credit Agreement. The Administrative Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including the release or substitution of the Mortgaged Property), in accordance with this Mortgage and the Credit Agreement. The Administrative Agent may employ agents and attorneys-in-fact in connection herewith and shall not be liable for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. The Administrative Agent may resign and a successor Administrative Agent may be appointed in the manner provided in the Credit Agreement. Upon the acceptance of any appointment as the Administrative Agent by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent under this Mortgage, and the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under this Mortgage. After any retiring Administrative Agent’s resignation, the provisions hereof shall inure to its benefit as to any actions taken or omitted to be taken by it under this Mortgage while it was the Administrative Agent.

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(b) The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Mortgaged Property in its possession if such Mortgaged Property is accorded treatment substantially equivalent to that which the Administrative Agent, in its individual capacity, accords its own property consisting of similar instruments or interests, it being understood that neither the Administrative Agent nor any of the Secured Parties shall have responsibility for taking any necessary steps to preserve rights against any person with respect to any Mortgaged Property.

(c) The Administrative Agent shall be entitled to rely upon any written notice, statement, certificate, order or other document or any telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person, and, with respect to all matters pertaining to this Mortgage and its duties hereunder, upon advice of counsel selected by it.

Section 7.12 Recording Documentation To Assure Security. Mortgagor shall, forthwith after the execution and delivery hereof and thereafter, from time to time, cause this Mortgage and any financing statement, continuation statement or similar instrument relating to any of the Mortgaged Property or to any property intended to be subject to the lien hereof or the security interests created hereby to be filed, registered and recorded in such manner and in such places as may be required by any present or future law and shall take such actions as Mortgagee shall reasonably deem necessary in order to publish notice of and fully to protect the validity and priority of the liens, assignment, and security interests purported to be created upon the Mortgaged Property and the interest and rights of Mortgagee therein. Mortgagor shall pay or cause to be paid all taxes and fees incident to such filing, registration and recording, and all expenses incident to the preparation, execution and acknowledgment thereof, and of any instrument of further assurance, and all Federal or state stamp taxes or other taxes, duties and charges arising out of or in connection with the execution and delivery of such instruments. In the event Mortgagee advances any sums to pay the amounts set forth in the preceding sentence, such advances shall be secured by this Mortgage.

Section 7.13 Further Acts. The Mortgagor shall, at the sole cost and expense of the Mortgagor, do, execute, acknowledge and deliver all and every such further acts, deeds, conveyances, mortgages, assignments, notices of assignment, transfers, financing statements, continuation statements, instruments and assurances as the Mortgagee shall from time to time reasonably request, which may be necessary in the judgment of the Mortgagee from time to time to assure, perfect, convey, assign, mortgage, transfer and confirm unto the Mortgagee, the property and rights hereby conveyed or assigned or which the Mortgagor may be or may hereafter become bound to convey or assign to the Mortgagee or for carrying out the intention or facilitating the performance of the terms hereof or the filing, registering or recording hereof. Without limiting the generality of the foregoing, in the event that the Mortgagee desires to exercise any remedies, consensual rights or attorney-in-fact powers set forth in this Mortgage and determines it necessary to obtain any approvals or consents of any Governmental Authority or any other person therefor, then, upon the reasonable request of the Mortgagee, the Mortgagor agrees to use its commercially reasonable efforts to assist and aid the Mortgagee to obtain as soon as practicable any necessary approvals or consents for the exercise of any such remedies, rights and powers. In the event the Mortgagor shall fail after demand to execute any instrument or take any action required to be executed or taken by the Mortgagor under this Section 7.13, the

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Mortgagee may execute or take the same as the attorney-in-fact for the Mortgagor, such power of attorney being coupled with an interest and is irrevocable.

Section 7.14 Continuing Security Interest; Assignment

This Mortgage shall create a continuing security interest in the Mortgaged Property and shall (i) be binding upon the Mortgagor, its successors and assigns and (ii) inure, together with the rights and remedies of the Administrative Agent hereunder, to the benefit of the Administrative Agent and the other Secured Parties and each of their respective successors, transferees and assigns. No other persons (including any other creditor of any Loan Party) shall have any interest herein or any right or benefit with respect hereto. Without limiting the generality of the foregoing clause (ii), any Secured Party may assign or otherwise transfer any indebtedness held by it secured by this Mortgage to any other person, and such other person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party, herein or otherwise, subject however, to the provisions of the Credit Agreement and, in the case of a Secured Party that is a party to a Secured Hedge Agreement or a Secured Cash Management Agreement, such Secured Hedge Agreement or Secured Cash Management Agreement, as applicable. The Mortgagor agrees that its obligations hereunder and the security interest created hereunder shall continue to be effective or be reinstated, as applicable, if at any time payment, or any part thereof, of all or any part of the Obligations is rescinded or must otherwise be restored by the Secured Party upon the bankruptcy or reorganization of any Loan Party or otherwise.

Section 7.15 Additions to Mortgaged Property. All right, title and interest of Mortgagor in and to all extensions, amendments, relocations, restakings, improvements, betterments, renewals, substitutes and replacements of, and all additions and appurtenances to, the Mortgaged Property hereafter acquired by or released to Mortgagor or constructed, assembled or placed by Mortgagor upon the Land, and all conversions of the security constituted thereby, immediately upon such acquisition, release, construction, assembling, placement or conversion, as the case may be, and in each such case without any further mortgage, conveyance, assignment or other act by Mortgagor, shall become subject to the Lien and security interest of this Mortgage as fully and completely and with the same effect as though now owned by Mortgagor and specifically described in the grant of the Mortgaged Property above, but at any and all times Mortgagor will execute and deliver to Mortgagee any and all such further assurances, mortgages, conveyances or assignments thereof as Mortgagee may reasonably require for the purpose of expressly and specifically subjecting the same to the Lien and security interest of this Mortgage.

Section 7.16 Relationship. The relationship of Mortgagee to Mortgagor hereunder is strictly and solely that of lender and borrower and mortgagor and mortgagee and nothing contained in the Credit Agreement, this Mortgage or any other document or instrument now existing and delivered in connection therewith or otherwise in connection with the Obligations is intended to create, or shall in any event or under any circumstance be construed as creating a partnership, joint venture, tenancy-in-common, joint tenancy or other relationship

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of any nature whatsoever between Mortgagee and Mortgagor other than as lender and borrower and mortgagor and mortgagee.

Section 7.17 No Claims Against Mortgagee. Nothing contained in this Mortgage shall constitute any consent or request by Mortgagee, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Mortgaged Property or any part thereof, nor as giving Mortgagor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Mortgagee in respect thereof or any claim that any lien based on the performance of such labor or services or the furnishing of any such materials or other property is prior to the lien hereof.

Section 7.18 Mortgagee’s Fees and Expenses.

Mortgagor agrees that Mortgagee shall be entitled to reimbursement of its expenses incurred hereunder as provided in Section 10.04 of the Credit Agreement.

Section 7.19 Governing Law; Service of Process; Waiver Of Jury Trial

THIS MORTGAGE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE IN WHICH THE PREMISES ARE LOCATED, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS, EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR ITEM OR TYPE OF MORTGAGED PROPERTY ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE. MORTGAGOR HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02 OF THE CREDIT AGREEMENT. NOTHING IN THIS MORTGAGE WILL AFFECT THE RIGHT OF MORTGAGEE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. MORTGAGOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS MORTGAGE OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE VIII LOCAL LAW PROVISIONS

[TO BE PROVIDED BY LOCAL COUNSEL]

[The remainder of this page has been intentionally left blank]

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IN WITNESS WHEREOF, Mortgagor has on the date set forth in the acknowledgement hereto, effective as of the date first above written, caused this instrument to be duly EXECUTED AND DELIVERED by authority duly given.

MORTGAGOR:

By:
Name:
Title:

[Signature page to Mortgage]

[TO BE PROVIDED BY LOCAL COUNSEL]

EXHIBIT A

LEGAL DESCRIPTION

EXHIBIT I-1

OPINION MATTERS - COUNSEL TO LOAN PARTIES19

New York Contract/Federal/Delaware

Opinions

1. Each Company20 organized in the State21 (a) is duly organized and validly existing under the laws of the State and in good standing in the State, (b) has all requisite power and authority to carry on its business as now conducted and to own and lease its property and (c) is qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify or be in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

2. The execution, delivery and performance of each of the Loan Documents and the Related Documents to be entered into by each Loan Party organized in the State and the transactions contemplated thereby (including, in the case of Borrower, the borrowing of Loans and issuance of Letters of Credit) are within such Loan Party’s powers and have been duly authorized by all necessary action on the part of such Loan Party. Each Loan Document and each Related Document has been duly executed and delivered by each Loan Party organized in the State which is a party to it.

3. Each Loan Document22 constitutes the legal, valid and binding obligation of such Loan Party, enforceable against each such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

4. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority of the State of New York or of the United States or under the DGCL23, except (i) such as have been obtained or made and are in full force and effect and (ii) filings necessary to perfect Liens created by the Loan Documents, (b) will not violate any law, statute, rule or regulation of the State of New

[19]	Capitalized terms used and not defined herein are used with the meanings assigned to such terms in the Credit Agreement.
[20]	To be defined as the Company and its Subsidiaries.
[21]	To be defined as the State of Delaware.
[22]	Exclude mortgages that are not governed by New York law.
[23]	Add other Delaware statutes (e.g., LLC Act) to the extent applicable.

Exhibit I-1

Opinion Matters - Counsel to Company

York or the United States or the DGCL or any judgment, decree or order of any Governmental Authority of the State of New York or the United States known to us to be applicable to any Company, (c) will not violate or result in a default or require any consent or approval under any agreement or other instrument binding upon any Company or its property, or give rise to a right thereunder to require any payment to be made by any Company, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any property of any Company, except Liens permitted by Section 7.01 of the Credit Agreement.

5. To the knowledge of such counsel, there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or threatened against or affecting any Company or any business, property or rights of any Company (i) that involve any Loan Document or the Transactions or (ii) as to which there is a reasonably possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

6. No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying margin stock (within the meaning of Regulation U issued by the FRB). Neither the making of the Loans or the issuance of Letters of Credit under the Credit Agreement, the use of proceeds therefrom or the pledge of the Securities Collateral (as defined in the Security Agreement) pursuant to the Security Agreement will violate or be inconsistent with the provisions of Regulation T, U or X.

7. No Company is an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

8. The Security Agreement is effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on and security interests in the Collateral (excluding Mortgaged Property).

9. Upon delivery to the Administrative Agent in the State of New York of the certificates representing the Securities Collateral that are required to be delivered to the Administrative Agent pursuant to the Security Agreement (the “Pledged Securities”) in registered form, indorsed in blank by an effective indorsement or accompanied by undated stock powers with respect thereto duly indorsed in blank by an effective indorsement, the Administrative Agent will have control (within the meaning of the UCC) of the Pledged Securities for the benefit of the Secured Parties under the UCC. Assuming neither the Administrative Agent nor any of the Secured Parties has notice of any adverse claim (within the meaning of the UCC) to the Pledged Securities, the Administrative Agent will acquire the security interest in the Pledged Securities for the benefit of the Secured Parties free of any adverse claim.

10. Upon the execution of the Control Agreement(s) the Administrative Agent shall have control (within the meaning of the UCC) of that portion of the Collateral that is required to be subject to a Control Agreement pursuant to the terms of the Security Agreement.

Exhibit I-1

Opinion Matters - Counsel to Company

11. Upon due filing of the Financing Statements in the [Office of Secretary of State of [Jurisdiction]] and when the Security Agreement or a short form thereof is filed in the United States Patent and Trademark Office and the United States Copyright Office, the Liens created by the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Intellectual Property Collateral (as defined in the Security Agreement).

12. The Liens and the security interests created by the Security Agreement on the Collateral (excluding Mortgaged Property) will validly secure the payment of all future advances pursuant to the Credit Agreement, whether or not at the time such advances are made an Event of Default or other event not within the control of the Lenders has relieved or may relieve the Lenders from their obligations to make such advances, and are perfected to the extent set forth in paragraphs 9 through 11 above with respect to such future advances.

13. A federal or state court sitting in New York will honor the parties’ choice of internal laws of the State of New York as the law applicable to the Loan Documents (to the extent set forth in such Loan Documents).

14. The Merger has become effective in accordance with the Merger Agreement and applicable law.

Exhibit I-1

Opinion Matters - Counsel to Company

EXHIBIT I-2

OPINION MATTERS - LOCAL COUNSEL TO LOAN PARTIES

State Corporate Law/UCC Opinions

1. Each Company24 organized in the State (a) is duly organized and validly existing under the laws of the State and in good standing in the State,25 (b) has all requisite power and authority to carry on its business as now conducted and to own and lease its property and (c) is qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify or be in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

2. The execution, delivery and performance of each of the Loan Documents and the Related Documents to be entered into by each Loan Party organized in the State and the transactions contemplated thereby (including, in the case of Borrower, the borrowing of Loans and issuance of Letters of Credit) are within such Loan Party’s powers and have been duly authorized by all necessary action on the part of such Loan Party. Each Loan Document and each Related Document has been duly executed and delivered by each Loan Party organized in the State which is a party to it.

3. The execution, delivery and performance of each of the Loan Documents and each of the Related Documents and consummation of the transactions contemplated thereby (including the borrowing of Loans and issuance of Letters of Credit on the Closing Date) (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority of the State, except (i) such as have been obtained or made and are in full force and effect and (ii) filings necessary to perfect Liens created by the Loan Documents, (b) will not violate the Organization Documents of any Company organized in the State and (c) will not violate any law, statute, rule or regulation of the State or any judgment, decree or order of any Governmental Authority of the State known to us to be applicable to any Company.

4. The Financing Statements26 are in proper form for filing in the [Office of Secretary of State of the State], and upon the filing in such office, the security interest created by the Security Agreement on the Pledged Collateral (as such term is defined in the Security Agreement) in favor of the Administrative Agent for the benefit of the Secured Parties will be duly perfected to the extent that the filing of a financing statement under the provisions of the UCC is effective to perfect a security interest in such Pledged Collateral.

[24]	To be defined as the Company and its Subsidiaries.
[25]	State in which counsel is admitted.
[26]	To be defined by Company Counsel.

Exhibit I-2

Opinion Matters - Local Counsel to Loan Parties

5. No taxes or other charges, including, without limitation, intangible or documentary stamp taxes, recording taxes, transfer taxes or similar charges, are payable to the State or to any jurisdiction therein on account of the execution and delivery of the Loan Documents or the creation of the indebtedness evidenced or secured by any of the Loan Documents or the recording or filing of the Financing Statements, except for nominal filing or recording fees.

Exhibit I-2

Opinion Matters - Local Counsel to Loan Parties

EXHIBIT J

FORM OF SOLVENCY CERTIFICATE

This Solvency Certificate (this “Certificate”) is delivered pursuant to Section 4.01(a)(xiii) of the Credit Agreement, dated as of [     ], 2010 (as amended, supplemented, restated, replaced or otherwise modified from time to time, the “Credit Agreement”), among Gentiva Health Services, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender. Capitalized terms used herein without definition have the same meanings as in the Credit Agreement.

I hereby certify on behalf of the Loan Parties as follows:

1. I am the duly qualified and acting chief financial officer of the Borrower and in such capacity am a senior financial officer with responsibility for the management of the financial affairs of the Borrower and the preparation of consolidated financial statements of the Borrower and its Subsidiaries. I acted on behalf of the Borrower in connection with the negotiation and execution of the Credit Agreement, the other Loan Documents and each other document relating to the Transactions. In connection with the following certifications, I have reviewed the financial statements of the Borrower and its Subsidiaries.

2. I have carefully reviewed the contents of this Certificate, and I have conferred with counsel for the Borrower for the purpose of discussing the meaning of its contents and the purpose for which it is to be used. I have made such investigations and inquiries as I have deemed to be reasonably necessary and prudent, and have reviewed the Credit Agreement, the other Loan Documents and each other document relating to the Transaction. I am providing this certificate solely in my capacity as an officer of the Borrower and not individually.

3. The fair value of the assets of the Company (as used herein “Company” means the Borrower and its Subsidiaries on a consolidated basis) is not as of the date hereof, nor will it be after giving effect to the Transaction, less than the total amount of liabilities, including contingent liabilities, of the Company (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability).

4. On the date hereof, before and after giving effect to the Transactions, the present fair salable value of the assets of the Company is greater as of the date hereof than the total amount of liabilities, including contingent liabilities, of the Company (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability).

5. The Company is not incurring, and does not intend to incur, debts or liabilities beyond the Company’s ability to pay such debts and liabilities as they mature.

Exhibit J

Form of Solvency Certificate

6. The Company is not, and after giving effect to the Transactions will not be, left with property remaining in its hands constituting “unreasonably small capital.” I understand that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or to be conducted, and I have reached my conclusion based on the needs and anticipated needs for capital of the businesses conducted or anticipated to be conducted by the Company in light of the projected financial statements and available credit capacity.

[Signature Page Follows]

Exhibit J

Form of Solvency Certificate

IN WITNESS WHEREOF, I have hereunto set my hand on the date first above written.

GENTIVA HEALTH SERVICES, INC.

By:

Name:
Title:

Exhibit J

Form of Solvency Certificate

EXHIBIT K

FORM OF HIPAA BUSINESS ASSOCIATE AGREEMENT

This HIPAA Business Associate Agreement (“Business Associate Agreement”), dated as of the             day of             , 20            , is by and between each of the entities listed on Schedule A, (individually and collectively, “Covered Entity”), and Bank of America, N.A. and each of the lenders listed on Schedule B (individually and collectively, “Business Associate”), and is an addendum to the Credit Agreement (including all exhibits thereto), entered into as of [            ], 2010, among Gentiva Health Services, Inc., a Delaware corporation (“Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and, individually, a “Lender”), and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Underlying Agreement”).

INTRODUCTION

Business Associate provides certain financial services for Covered Entity in accordance with the Underlying Agreement (the “Services”) and the parties acknowledge that the origination, underwriting, and/or performance of the Underlying Agreement may involve the disclosure of Protected Health Information or “PHI” to Business Associate and Business Associate’s use and creation of PHI.

Pursuant to the Health Insurance Portability and Accountability Act of 1996 and its implementing administrative simplification regulations, 45 C.F.R. parts 160-164 (“HIPAA”), and the HITECH Act provisions of the American Recovery and Reinvestment Act of 2009 (“HITECH Act”), Covered Entity is required to enter into a Business Associate Contract with each person who will provide services to Covered Entity and to whom Covered Entity will disclose PHI, or who will receive PHI on behalf of the Covered Entity, or who will create PHI on behalf of Covered Entity, in the course of providing those services.

This Business Associate Agreement is intended by Covered Entity and Business Associate to serve as a Business Associate Contract as required by HIPAA privacy provisions codified at 45 C.F.R. parts 160 and 164 (the “Privacy Rule”) and security provisions in parts 160 and 164 (the “Security Rule”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, Covered Entity and Business Associate agree as follows.

I. DEFINITIONS

All capitalized and other terms used in this Business Associate Agreement and not otherwise defined herein shall have the meaning ascribed in 45 C.F.R. §§ 160 – 164 and the HITECH Act. All references to sections in the Code of Federal Regulations and to the HITECH ACT refer to such sections as they may be amended, supplemented, or replaced from time to

Exhibit K

Form of HIPAA Business Associate Agreement

time. References to PHI refer only to Protected Health Information received from or on behalf of Covered Entity or created by Business Associate for Covered Entity.

II. EFFECT OF BUSINESS ASSOCIATE AGREEMENT

This Business Associate Agreement is incorporated into and made part of the Underlying Agreement. To the extent that any provisions of this Business Associate Agreement conflict with provisions contained in the Underlying Agreement, the provisions of this Business Associate Agreement shall control, unless the Underlying Agreement is more protective of PHI, in which case the relevant provisions of the Underlying Agreement shall control. The parties agree that any ambiguity in this Business Associate Agreement shall be resolved in favor of a meaning that permits Covered Entity and Business Associate to comply with HIPAA and the HITECH Act.

III. BUSINESS ASSOCIATE OBLIGATIONS

A.	(a) Permitted Uses and Disclosures. Except as otherwise limited in this Business Associate Agreement or the Underlying Agreement, Business Associate may use or disclose PHI as follows:

1.	(i) Business Associate may use and disclose PHI to perform its obligations and enforce its rights under the Underlying Agreement; provided that such use or disclosure would not violate HIPAA if made by Covered Entity.

2.	(ii) Business Associate may use and disclose PHI for the proper management and administration of Business Associate and to carry out the legal responsibilities of Business Associate; provided that Business Associate shall obtain written agreement from any third party to which PHI is disclosed agreeing to comply with the provisions of this Business Associate Agreement as if the third party were Business Associate.

3.	(iii) Business Associate may disclose PHI as Required By law. Business Associate shall notify Covered Entity of any such disclosure.

4.	(iv) Business Associate may disclose PHI for Public Health Activities, for Health Oversight Activities, for Administrative or Judicial Proceedings, in response to a Subpoena, a Civil Investigative Demand, or other Judicial or Administrative Requirement, as long as such disclosure is in accordance with the requirements in HIPAA and the HITECH Act. To the extent permitted by law, Business Associate shall promptly notify Covered Entity of any request for such disclosure in order that Covered Entity may request a protective order with regard to such PHI.

5.	(v) Business Associate may use PHI to provide Data Aggregation services to Covered Entity as permitted by HIPAA.

Exhibit K

Form of HIPAA Business Associate Agreement

6.	(vi) Business Associate may use and disclose PHI to report violations of law, if permitted by the Privacy Rule.

7.	(vii) Business Associate may not make any other use or disclosure of PHI without the written consent of Covered Entity. Without limiting the generality of the foregoing, Business Associate shall not (A) except in accordance with Business Associate’s rights and obligations under the Underlying Agreement and as permitted by HIPAA and the HITECH Act, sell any PHI, whether in tangible form or in electronic form, of an Individual who receives services pursuant to the Underlying Agreement, or (B) communicate with any Individual who receives services pursuant to the Underlying Agreement to market a product or service, or (C) use or disclose PHI for fundraising activities.

B.	(b) Compliance with HIPAA and HITECH Act. Business Associate shall comply with all requirements of HIPAA and the HITECH ACT applicable to Business Associate, and any regulations promulgated thereto.

C.	(c) Appropriate Safeguards.

1.	(i) Business Associate shall implement appropriate and commercially reasonable safeguards to prevent use or disclosure of PHI other than as permitted by this Business Associate Agreement.

2.	(ii) All PHI discarded by Business Associate, whether in paper or electronic form, shall be destroyed in accordance with Department of Health and Human Services standards that render the PHI unusable, unreadable, and undecipherable to unauthorized persons.

D.	(d) Government Access to Records. Business Associate shall make its internal practices, books, and records relating to the use and disclosure of PHI received from, or created or received by Business Associate on behalf of, Covered Entity available to the Secretary of Health and Human Services (the “Secretary”) for purposes of determining Covered Entity’s and Business Associate’s compliance with HIPAA. Business Associate shall notify Covered Entity in writing of any such audit by the Secretary.

E.	(e) Minimum Necessary Standard. To the extent practicable, Business Associate shall only request, use or disclose a Limited Data Set. If Business Associate determines that use of a Limited Data Set is not practicable, then Business Associate shall request, use or disclose only that PHI that is the minimum necessary to achieve the purpose of the request, use or disclosure. To the extent practicable, Business Associate shall comply with the minimum necessary standard in accordance with HIPAA and the HITECH Act.

F.	(f) Reporting of Improper Use or Disclosure.

Exhibit K

Form of HIPAA Business Associate Agreement

1.	(i) Within 10 business days of becoming aware, Business Associate shall notify Covered Entity in writing of any use or disclosure of PHI of which it becomes aware that is not in compliance with the terms of this Business Associate Agreement.

2.	(ii) Business Associate shall promptly, but in any event no later than 10 business days of discovery, notify Covered Entity in writing of any Breach of PHI.

3.	(iii) The notice required by subsections (i) and (ii) above shall include: (A) the name and address of each Individual whose Unsecured PHI has been, or is reasonably believed by Business Associate to have been, accessed, acquired or disclosed, (B) a brief description of what happened, including the date of the improper use or disclosure if known and date of discovery, (C) a description of the types of Unsecured PHI that were involved, (D) the number of Individuals in each state whose Unsecured PHI has been, (E) any steps Individuals should take to protect themselves from potential harm, (F) a description of what the Business Associate is doing to investigate the Breach to mitigate potential harm to Individuals and to protect against further Breaches, and (G) contact information for who the Covered Entity could contact for more information.

G.	(g) Mitigation. Business Associate shall mitigate, to the extent practicable, any harmful effect that is known to Business Associate of a use or disclosure of PHI by Business Associate in violation of the requirements of this Business Associate Agreement.

H.	(h) Access. To the extent that Business Associate maintains PHI in a Designated Record Set and as required by 45 C.F.R. § 164.524, Business Associate shall, within 10 business days after a written request from Covered Entity and during normal business hours, provide Covered Entity access to such PHI in order to meet the requirements under 45 C.F.R. § 164.524 and the HITECH Act. If Business Associate receives a request for access directly from an Individual, Business Associate shall forward such request to Covered Entity within 5 business days.

I.

(i) Accounting. Business Associate shall document disclosures of PHI and information related to such disclosures as would be required for Covered Entity to respond to a request by an Individual for an accounting of uses and disclosures of PHI in accordance with 45 C.F.R. §164.528 and the HITECH Act. Business Associate need only document disclosures for which an accounting to an Individual is required under HIPAA and the HITECH Act. Within 10 business days after Covered Entity’s written request, Business Associate shall provide to Covered Entity a written accounting of such disclosures of PHI of the Individual to permit Covered Entity to respond to a request by an Individual for an accounting of disclosures of PHI in accordance with 45 C.F.R. § 164.528 and the HITECH Act. If Business Associate receives

Exhibit K

Form of HIPAA Business Associate Agreement

a request for an accounting directly from an Individual, Business Associate shall forward such request to Covered Entity within 5 business days.

J.	(j) Amendment. At the direction of Covered Entity, Business Associate shall make amendments to PHI maintained in a Designated Record Set in accordance with the requirements of 45 C.F.R. § 164.526. If Business Associate receives a request for an amendment directly from an Individual, Business Associate shall forward such request to Covered Entity within 5 business days.

K.	(k) Compliance Plan. Prior to receiving or obtaining access to any PHI, Business Associate shall implement policies and procedures and a HIPAA compliance plan, including without limitation, training of its Workforce to comply with its obligations under the Privacy Rule, Security Rule, and the HITECH Act.

IV. ADDITIONAL OBLIGATIONS OF BUSINESS ASSOCIATE REGARDING ELECTRONIC PROTECTED HEALTH INFORMATION AND ELECTRONIC HEALTH RECORDS

Business Associate shall take steps to safeguard the electronic protected health information that it receives from Covered Entity, including, without limitation:

A.	(a) implementing administrative, physical, and technical safeguards that reasonably and appropriately protect the confidentiality, integrity, and availability of the electronic protected health information in accordance with the Security Rule;

B.	(b) obtaining from its agents (including subcontractors) to whom it provides electronic protected health information (if such disclosure is permitted hereunder), written agreement to implement reasonable and appropriate safeguards to protect such information; and

C.	(c) reporting to Covered Entity in writing any Security Incident of which it becomes aware, making such report, to the extent practicable, within 10 business days of becoming aware of the Security Incident.

V. COVERED ENTITY’S OBLIGATIONS

A.	(a) Changes in Access by Individual. Covered Entity shall provide Business Associate with any changes in, or revocation of, and permission by, an Individual to use or disclose PHI, if they may affect Business Associate’s permitted or required uses and disclosures of PHI.

B.

(b) Restrictions on Use and Disclosure of PHI. Covered Entity shall notify Business Associate of any restriction to the use of disclosure of PHI that Covered Entity has agreed to in accordance with 45 C.F.R. §164.522 or

Exhibit K

Form of HIPAA Business Associate Agreement

otherwise, to the extent that such restriction may affect Business Associate’s use or disclosure of PHI.

VI. TERMINATION

A.	(a) Term. The Term of this Business Associate Agreement shall begin the date first written above and shall terminate on the later to occur of: (i) thirty days after termination of the Underlying Agreement, or (ii) when all PHI is returned to Covered Entity or destroyed.

B.	(b) Termination for Cause.

1.	(i) Covered Entity may terminate this Business Associate Agreement and the Underlying Agreement upon written notice to Business Associate in the event that Business Associate materially breaches any provision of this Business Associate Agreement. Covered Entity shall grant Business Associate a 30-day period in which to cure the breach or end the violation. If Business Associate fails to cure or take substantial steps to cure such material breach or end the violation within thirty (30) days after receipt of written notice from Covered Entity, Covered Entity may terminate this Business Associate Agreement and the Underlying Agreement upon written notice to Business Associate or report the breach to the Secretary.

2.	(ii) In the event that Covered Entity terminates this Business Associate Agreement for any reason, Business Associate shall have the right to terminate the Underlying Agreement in its entirety. In the event that the Underlying Agreement is terminated by either party for any reason, Covered Entity shall pay all obligations due under the Underlying Agreement and fulfill all other termination obligations thereunder.

3.	(iii) If Business Associate becomes aware of a material breach of this Business Associate Agreement by the Covered Entity, Business Associate shall notify Covered Entity and provide Covered Entity a 30-day period to take reasonable steps to cure the breach or end the violation in a manner reasonably determined by Covered Entity. If Business Associate determines that the steps were unsuccessful, Business Associate may report the problem to the Secretary. Covered Entity and Business Associate acknowledge and agree that termination of the Underlying Agreement is not a feasible response to a material breach or violation of this Business Associate Agreement.

C.	(c) Return or Destruction of PHI.

1.

(i) Upon termination of this Business Associate Agreement or the Underlying Agreement for any reason, Business Associate will return or destroy (as agreed to in writing by Covered Entity) all PHI within thirty (30) days of the date of termination. Business Associate will not retain

Exhibit K

Form of HIPAA Business Associate Agreement

any records or copies of any such records except as provided in Section 5(c)(ii) below.

2.	(ii) In the event that Business Associate determines that return or destruction of PHI is not feasible, Business Associate shall provide Covered Entity with written notice of the conditions that make return or destruction not feasible. If return or destruction of PHI is not feasible Business Associate shall retain the PHI and may only use the retained PHI for the purposes that made return or destruction not feasible. Covered Entity and Business Associate agree that Business Associate’s need to retain records until the expiration of the statute of limitations for liability and Business Associate’s need to retain its financial and business records, render Business Associate’s return or destruction of PHI not feasible until the termination of such obligations, statutes of limitations, and needs.

3.	(iii) To the extent the return or destruction of such PHI is not feasible, Business Associate shall remain bound by the provisions of this Business Associate Agreement even after termination of the Underlying Agreement, until such time as all Covered Entity’s PHI has been returned or is destroyed.

VII. INJUNCTIVE RELIEF

Notwithstanding any other provision in the Underlying Agreement or in this Business Associate Agreement, Covered Entity retains all rights to seek injunctive relief to prevent or stop a threatened or actual unauthorized use or disclosure of PHI by Business Associate or any third party to which Business Associate has disclosed PHI, without the necessity of proving actual damages or the occurrence of an unauthorized use or disclosure.

VIII. MISCELLANEOUS

A.	(a) Amendment to Comply with Law. The parties acknowledge that it may be necessary to amend this Business Associate Agreement to comply with modifications to HIPAA, including but not limited to statutory or regulatory modifications or interpretations by a regulatory agency or court of competent jurisdiction. No later than 60 days after the effective date of any such modifications, the parties shall use good faith efforts to develop and execute any amendments to this Business Associate Agreement as may be required for compliance with HIPAA and the HITECH Act. In the event that the parties cannot agree on an amendment to comply with law, Covered Entity shall have the right to terminate this Business Associate Agreement and either party shall have the right to terminate the Underlying Agreement.

B.	(b) Amendment. This Business Associate Agreement may be amended or modified only in a writing signed by the parties.

Exhibit K

Form of HIPAA Business Associate Agreement

C.	(c) No Third-Party Beneficiaries. Nothing expressed or implied in this Business Associate Agreement is intended to confer, nor shall anything herein confer, upon any person other than Covered Entity, Business Associate and their respective successors or assigns, any rights, remedies, obligations or liabilities whatsoever.

D.	(d) Governing Law. This Business Associate Agreement shall be governed by and construed in accordance with HIPAA and the laws of the State of New York without regard to conflicts of laws principles.

E.	(e) Headings. The headings in this Business Associate Agreement are for convenience only and shall not be used to interpret its meaning.

F.	(f) Notice. Any notice required or permitted by this Business Associate Agreement shall be made in accordance with the notice provisions in the Underlying Agreement.

G.	(g) Assignment. This Business Associate Agreement may not be assigned by either party.

H.	(h) Entire Binding Agreement; No Waiver; Counterparts; Facsimile Signature. This Business Associate Agreement and the Underlying Agreement constitute the entire agreement between the parties with respect to the subject matter hereof. This Business Associate Agreement shall inure to the benefit of and shall be binding upon the parties hereto, their successors, and permitted assigns. No waiver of any obligation under this Business Associate Agreement shall be effective unless set forth in writing and signed by the party against whom the wavier is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. This Business Associate Agreement may be executed in counterparts, each of which shall be deemed to be an original, and which together shall constitute one and the same instrument. Signature by facsimile shall be a valid signature.

I.	(i) Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES OF ANY KIND OR NATURE RELATING TO OR ARISING FROM THE PERFORMANCE OR BREACH OF OBLIGATIONS SET FORTH IN THIS BUSINESS ASSOCIATE AGREEMENT, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY), OR OTHERWISE, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGES.

J.	(j) References. All references to statutes and regulations shall mean the section in effect as of the date hereof or as amended at a later date.

Exhibit K

Form of HIPAA Business Associate Agreement

K.	(k) Interpretation. No provision of this Business Associate Agreement shall be interpreted or construed against any party because that party or its legal representative drafted that provision. The titles of the sections of this Business Associate Agreement are for convenience of reference only and are not to be considered in construing this Business Associate Agreement. Any pronoun used in this Business Associate Agreement shall be deemed to include singular and plural and masculine, feminine and neuter gender, as the case may be. The words “herein,” “hereof,” and “hereunder” shall be deemed to refer to this entire Business Associate Agreement, except as the context otherwise requires. The word “including” shall mean “including without limitation” and “including but not limited to” and similar meanings.

L.	(l) Survival. The provisions of Sections 1, 2, 3(a)(ii)-(iv), (vi)-(vii), 3(c)-(k), 4, 5, 6(b)(ii) & (c), and 7-8 shall survive termination of this Business Associate Agreement as long as Business Associate retains PHI.

[signatures appear on the following page]

Exhibit K

Form of HIPAA Business Associate Agreement

IN WITNESS WHEREOF, the parties have executed this Business Associate Agreement as of the day and year first written above.

COVERED ENTITIES:

GENTIVA HEALTH SERVICES, INC.

By:
Name:
Title:

[Add additional signature lines for all Gentiva entities that are covered entities]

Exhibit K

Form of HIPAA Business Associate Agreement

BUSINESS ASSOCIATES:

BANK OF AMERICA, N.A.,

By
Name:
Title:

Exhibit K

Form of HIPAA Business Associate Agreement

SCHEDULE A

Covered Entities

Exhibit K

Form of HIPAA Business Associate Agreement

SCHEDULE B

Business Associates

Exhibit K

Form of HIPAA Business Associate Agreement